      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             HYBRID NETWORKS, INC.

             (Exact name of Registrant as specified in its charter)

            DELAWARE                           3661                    77-0252931
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. employer
 incorporation or organization)    Classification Code Number)    identification no.)

                         ------------------------------

                                10161 BUBB ROAD
                          CUPERTINO, CALIFORNIA 95014
                                 (408) 725-3250

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                               CARL S. LEDBETTER
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             HYBRID NETWORKS, INC.
                                10161 BUBB ROAD
                          CUPERTINO, CALIFORNIA 95014
                                 (408) 725-3250

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

         EDWIN N. LOWE, ESQ.                    JAMES N. STRAWBRIDGE, ESQ.
        JOHN W. KASTELIC, ESQ.                       BETSEY SUE, ESQ.
       ROBERT A. FREEDMAN, ESQ.              WILSON SONSINI GOODRICH & ROSATI
          FENWICK & WEST LLP                     PROFESSIONAL CORPORATION
         TWO PALO ALTO SQUARE                       650 PAGE MILL ROAD
     PALO ALTO, CALIFORNIA 94306               PALO ALTO, CALIFORNIA 94304
            (415) 494-0600                            (415) 493-9300

                         ------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon
                  consummation of the Merger described herein.
                         ------------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
              TITLE OF EACH CLASS OF                    AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
           SECURITIES TO BE REGISTERED                BE REGISTERED        PER UNIT(3)      OFFERING PRICE(3)         FEE(4)
Common Stock, $0.001 par value....................     2,417,794(1)        $1.763177508         $4,263,000            $1,258
Warrants to purchase Common Stock, $0.001 par
  value...........................................  Included above(2)     Included above      Included above      Included above

(1) Represents the maximum number of shares of the Common Stock of the Registrant that may be issued pursuant to the merger described herein (the "Merger"), consisting of (i) 2,016,055 shares of the Registrant's Common Stock, (ii) 281,558 shares of the Registrant's Common Stock subject to options and (iii) 120,181 shares of the Registrant's Common Stock subject to warrants.

(2) The maximum number of shares of Common Stock of the Registrant that may be issued upon the exercise of warrants that will, pursuant to the Merger, be assumed by the Registrant and converted from warrants to purchase shares of Common Stock, no par value, of Pacific Monolithics, Inc. ("Pacific"), is included above (see subpart (iii) in note (1) above).

(3) Inasmuch as there is no market for the securities of Pacific to be received by the Registrant or cancelled in the Merger, the maximum offering price per unit and the maximum aggregate offering price are calculated, pursuant to Rule 457(f)(2), using the book value of such securities computed as of the latest practicable date: $4,263,000 which was the book value of Pacific as of March 31, 1998.

(4) The amount of the registration fee includes $1,151.00 previously paid pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, in connection with the filing by the Registrant of a Preliminary Joint Proxy Statement/Prospectus related to the proposed Merger.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                             HYBRID NETWORKS, INC.

                                10161 Bubb Road
                              Cupertino, CA 95014

May [  ], 1998

Dear Hybrid Stockholder:

    On behalf of the Board of Directors, I cordially invite you to attend the 1998 Annual Meeting of Stockholders (the "ANNUAL MEETING") of Hybrid Networks, Inc. ("HYBRID") to be held at Hybrid's headquarters located at 10161 Bubb Road, Cupertino, California 95014 on May 28, 1998 at 10:00 A.M.

    Each of the matters expected to be acted upon at the Annual Meeting is described in detail in the following Notice of Annual Meeting of Stockholders and Joint Proxy Statement/Prospectus.

    At the Annual Meeting, Hybrid stockholders will be asked to approve the acquisition by Hybrid of Pacific Monolithics, Inc. ("PACIFIC") pursuant to an Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT") dated as of March 19, 1998 whereby a wholly-owned subsidiary of Hybrid ("MERGER SUB") will merge (the "MERGER") with and into Pacific.

    Upon completion of the Merger:

    - Pacific, as the surviving corporation in the Merger, will thereby become a wholly-owned subsidiary of Hybrid;

    - Each outstanding share of Pacific Common Stock and each outstanding share of Pacific Preferred Stock will be converted into between 0.0688078 and
      0.1117959 of a share of Hybrid Common Stock (the exact number will be determined at the time of closing of the Merger and will be derived from the "Closing Price" of Hybrid Common Stock as defined in the Reorganization Agreement (the "EXCHANGE RATIO"));

    - Ten percent of the shares of Hybrid Common Stock issuable to each of the Pacific shareholders pursuant to the Merger will be deposited in escrow as collateral for the indemnification obligations of the Pacific shareholders under the Reorganization Agreement; and

    - Each outstanding option or warrant to purchase Pacific Common Stock will be assumed by Hybrid and adjusted according to the Exchange Ratio.

See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER--MERGER CONSIDERATION" in the accompanying Joint Proxy Statement/Prospectus.

    A detailed description of the Reorganization Agreement and the proposed Merger is set forth in the accompanying Joint Proxy Statement/Prospectus, which you should read carefully.

    AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF HYBRID HAS DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY THE REORGANIZATION AGREEMENT ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF HYBRID. ACCORDINGLY, THE HYBRID BOARD OF DIRECTORS HAS APPROVED THE REORGANIZATION AGREEMENT AND THE MERGER AND RECOMMENDS THAT ALL HYBRID STOCKHOLDERS VOTE FOR THE ADOPTION AND APPROVAL OF THE REORGANIZATION AGREEMENT AND THE APPROVAL OF THE MERGER.

    At the Annual Meeting, you also will be asked to (i) elect two Class I directors of Hybrid, to serve from the time of their election and qualification until the earlier of (A) their resignation, which will occur upon the consummation of the Merger (whereupon the Hybrid Board will appoint two directors of Pacific to replace such directors as Class I directors on the Hybrid Board of Directors), or (B) the third annual meeting of stockholders following election and until their respective successors have been elected and duly qualified or until their respective earlier resignations or removals, (ii) approve an amendment to Hybrid's 1997 Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares, (iii) approve an amendment to Hybrid's 1997 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 100,000 shares and (iv) ratify the selection of Coopers & Lybrand L.L.P. as independent accountants for Hybrid for the fiscal year ending December 31, 1998.

    The effectiveness of any of the proposals to be voted upon at the Annual Meeting is not conditioned upon the approval of any of the other proposals by the Hybrid stockholders.

    Your vote on the business to be considered at the Annual Meeting is important, regardless of the number of shares you own. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO THE ANNUAL MEETING SO THAT YOUR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

    We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/ Carl S. Ledbetter

                                          Carl S. Ledbetter

                                          CHAIRMAN, PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

                             HYBRID NETWORKS, INC.
                                10161 BUBB ROAD
                              CUPERTINO, CA 95014

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Hybrid Networks, Inc.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "ANNUAL MEETING") of Hybrid Networks, Inc., a Delaware corporation (the "COMPANY"), will be held at the Company's headquarters located at 10161 Bubb Road, Cupertino, California 95014 on May 28, 1998 at 10:00 A.M., local time, for the following purposes:

1. To consider and vote upon the approval and adoption of (i) an Agreement and Plan of Reorganization, dated as of March 19, 1998 (the "REORGANIZATION AGREEMENT"), by and among the Company, HN Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("MERGER SUB"), and Pacific Monolithics, Inc., a California corporation ("PACIFIC"), and (ii) an Agreement of Merger between Merger Sub and Pacific (the "AGREEMENT OF MERGER"). The Reorganization Agreement contemplates, among other things, that (a) Merger Sub will merge (the "MERGER") with and into Pacific with the result that Pacific will become a wholly-owned subsidiary of the Company,
    (b) each outstanding share of Pacific Common Stock, no par value ("PACIFIC COMMON STOCK"), and each outstanding share of Pacific Preferred Stock, no par value ("PACIFIC PREFERRED STOCK"), will be converted into between
    0.0688078 and 0.1117959 of a share of Hybrid Common Stock, par value $0.001 per share ("HYBRID COMMON STOCK") (the exact number will be determined at the time of closing of the Merger and will be derived from the "Closing Price" of Hybrid Common Stock as defined in the Reorganization Agreement (the "EXCHANGE RATIO")), (c) ten percent of the shares of Hybrid Common Stock issuable to each of the Pacific shareholders will be deposited in escrow as collateral for the indemnification obligations of the Pacific shareholders under the Reorganization Agreement and (d) each outstanding option or warrant to purchase shares of Pacific Common Stock will be assumed by Hybrid and adjusted according to the Exchange Ratio;

2. To elect two Class I directors of the Company, to serve from the time of their election and qualification until the earlier of (i) their resignation, which will occur upon the consummation of the Merger (whereupon the Board of Directors will appoint two directors of Pacific to replace such directors as Class I directors on the Board of Directors), or (ii) the third annual meeting of stockholders following election and until their respective successors have been elected and duly qualified or until their respective earlier resignations or removals;

3. To approve an amendment to the Company's 1997 Equity Incentive Plan to increase the number of shares of Hybrid Common Stock reserved for issuance thereunder by 500,000 shares;

4. To approve an amendment to the Company's 1997 Employee Stock Purchase Plan to increase the number of shares of Hybrid Common Stock reserved for issuance thereunder by 100,000 shares;

5. To ratify the selection of Coopers & Lybrand L.L.P. as independent accountants for the Company for the fiscal year ending December 31, 1998; and

6. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Joint Proxy Statement/Prospectus accompanying this Notice. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Annual Meeting. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it is voted at the Annual Meeting.

    In the event that there are not sufficient votes to approve and adopt the Reorganization Agreement and to approve the Merger, it is expected that the Annual Meeting will be postponed or adjourned in order to permit further solicitation of proxies by Hybrid.

    Only stockholders of record at the close of business on April 30, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors,
                                          /s/ Carl S. Ledbetter
                                          Carl S. Ledbetter
                                          CHAIRMAN, PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

Cupertino, California
May [  ], 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO THE ANNUAL MEETING SO THAT YOUR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING.

                           PACIFIC MONOLITHICS, INC.
                            1308 Moffett Park Drive
                              Sunnyvale, CA 94089

May [  ], 1998

Dear Pacific Shareholder:

    On behalf of the Board of Directors, I cordially invite you to attend a Special Meeting of Shareholders (the "SPECIAL MEETING") of Pacific Monolithics, Inc. ("PACIFIC") to be held at Pacific's headquarters located at 1308 Moffett Park Drive, Sunnyvale, California 94089 on May 28, 1998 at 10:00 A.M.

    At the Special Meeting, Pacific shareholders will be asked to approve the acquisition by Hybrid Networks, Inc. ("HYBRID") of Pacific pursuant to an Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT") dated as of March 19, 1998 whereby a wholly-owned subsidiary of Hybrid ("MERGER SUB") will merge (the "MERGER") with and into Pacific.

    Upon completion of the Merger:

    - Pacific will become a wholly-owned subsidiary of Hybrid;

    - Each outstanding share of Pacific Common Stock and each outstanding share of Pacific Preferred Stock will be converted into between 0.0688078 and
      0.1117959 of a share of Hybrid Common Stock (the exact number will be determined at the time of the closing of the Merger and will be derived from the "Closing Price" of Hybrid Common Stock as defined in the Reorganization Agreement (the "EXCHANGE RATIO"));

    - Ten percent of the shares of Hybrid Common Stock issuable to each of the Pacific shareholders pursuant to the Merger will be deposited in escrow as collateral for the indemnification obligations of the Pacific shareholders under the Reorganization Agreement; and

    - Each outstanding option or warrant to purchase Pacific Common Stock will be assumed by Hybrid and adjusted according to the Exchange Ratio.

See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER--MERGER CONSIDERATION" in the accompanying Joint Proxy Statement/Prospectus.

    It is a condition to Hybrid's obligation to complete the Merger that the holders of no more than 5% of the outstanding shares of Pacific capital stock be eligible to exercise dissenters' rights.

    A detailed description of the Reorganization Agreement and the proposed Merger is set forth in the accompanying Joint Proxy Statement/Prospectus, which you should read carefully. If the Merger is approved and consummated, you will receive detailed information on how to transmit your Pacific share certificates to obtain your shares of Hybrid Common Stock.

    AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF PACIFIC HAS DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY THE REORGANIZATION AGREEMENT ARE FAIR AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF PACIFIC. ACCORDINGLY, THE BOARD OF DIRECTORS OF PACIFIC HAS APPROVED THE REORGANIZATION AGREEMENT AND RECOMMENDS THAT ALL PACIFIC SHAREHOLDERS VOTE FOR THE ADOPTION AND APPROVAL OF THE REORGANIZATION AGREEMENT AND THE APPROVAL OF THE MERGER.

    Your vote on the business to be considered at the Special Meeting is important, regardless of the number of shares you own. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO THE SPECIAL MEETING, SO THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING. Returning the proxy does not deprive you of your right to attend the Special Meeting and to vote your shares in person.

    We look forward to seeing you at the Special Meeting.

                                          Sincerely,
                                          /s/ Matthew D. Miller
                                          Matthew D. Miller
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

                           PACIFIC MONOLITHICS, INC.
                            1308 Moffett Park Drive
                              Sunnyvale, CA 94089

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Pacific Monolithics, Inc.:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "SPECIAL MEETING") of Pacific Monolithics, Inc., a California corporation ("PACIFIC"), will be held at Pacific's headquarters located at 1308 Moffett Park Drive, Sunnyvale, California 94089 on May 28, 1998 at 10:00 A.M. for the following purposes:

1. To consider and vote upon a proposal to approve and adopt (i) an Agreement and Plan of Reorganization, dated as of March 19, 1998 (the "REORGANIZATION AGREEMENT"), by and among Pacific, Hybrid Networks, Inc., a Delaware corporation ("HYBRID") and HN Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Hybrid ("MERGER SUB"), and (ii) an Agreement of Merger between Merger Sub and Pacific. The Reorganization Agreement contemplates, among other things, that (a) Merger Sub will be merged with and into Pacific with the result that Pacific will become a wholly-owned subsidiary of Hybrid, (b) each outstanding share of Pacific Common Stock, no par value ("PACIFIC COMMON STOCK"), and each outstanding share of Pacific Preferred Stock, no par value per share ("PACIFIC PREFERRED STOCK"), will be converted into between 0.0688078 and 0.1117959 of a share of Hybrid Common Stock, par value $0.001 per share ("HYBRID COMMON STOCK") (the exact number will be determined at the time of the closing of the Merger and will be derived from the "Closing Price" of Hybrid Common Stock as defined in the Reorganization Agreement (the "EXCHANGE RATIO")), (c) ten percent of the shares of Hybrid Common Stock issuable to each of the Pacific shareholders will be deposited in escrow as collateral for the indemnification obligations of the Pacific shareholders under the Reorganization Agreement and (d) each outstanding option or warrant to purchase shares of Pacific Common Stock will be assumed by Hybrid and adjusted according to the Exchange Ratio; and

2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

    Only shareholders of record at the close of business on April 30, 1998 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. The affirmative vote of holders of a majority of the outstanding shares of Pacific Common Stock and at least 60% of the outstanding shares of Pacific Preferred Stock is required to approve and adopt the Reorganization Agreement and to approve the Merger.

    The foregoing items of business are more fully described in the Joint Proxy Statement/Prospectus accompanying this Notice. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it is voted at the Special Meeting.

    A summary of the provisions of Sections 1300-1312 of the California Corporations Code (the "CALIFORNIA CODE") pertaining to the rights of shareholders to demand appraisal of the fair value of their shares of Pacific Common Stock or Pacific Preferred Stock if the Merger is approved and consummated, including a summary of the requirements with which shareholders demanding such appraisal must comply, is contained in the Joint Proxy Statement/Prospectus under the heading "PROPOSAL NO. 1: THE MERGER-- APPROVAL OF THE MERGER--APPRAISAL AND DISSENTERS' RIGHTS." The entire text of Sections 1300-1312 of the California Code is included as Appendix C to the accompanying Joint Proxy Statement/Prospectus.

                                          By Order of the Board of Directors,
                                          /s/ Matthew D. Miller
                                          Matthew D. Miller
                                          CHAIRMAN OF THE BOARD OF DIRECTORS
Sunnyvale, California
May [  ], 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO THE SPECIAL MEETING SO THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING.

               DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY

HYBRID NETWORKS, INC.                                  PACIFIC MONOLITHICS, INC.

                        JOINT PROXY STATEMENT/PROSPECTUS

                         FOR THE ANNUAL MEETING OF THE
         STOCKHOLDERS OF HYBRID NETWORKS, INC., A DELAWARE CORPORATION
                          AND A SPECIAL MEETING OF THE
      SHAREHOLDERS OF PACIFIC MONOLITHICS, INC., A CALIFORNIA CORPORATION
                          TO BE HELD ON MAY 28, 1998.

                            ------------------------

                 HYBRID NETWORKS, INC., A DELAWARE CORPORATION

                                   PROSPECTUS

    This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Hybrid Networks, Inc., a Delaware corporation ("HYBRID"), in connection with the solicitation of proxies by the Hybrid Board of Directors (the "HYBRID BOARD") for use at the Annual Meeting of Hybrid Stockholders (the "HYBRID ANNUAL MEETING") to be held at 10:00 A.M., local time, on May 28, 1998, at Hybrid's corporate headquarters, 10161 Bubb Road, Cupertino, California 95014, and at any adjournments or postponements of the Hybrid Annual Meeting.

    This Joint Proxy Statement/Prospectus is also being furnished to the shareholders of Pacific Monolithics, Inc., a California corporation ("PACIFIC"), in connection with the solicitation of proxies by the Pacific Board of Directors for use at the Special Meeting of Pacific Shareholders (the "PACIFIC SPECIAL MEETING" and, together with the Hybrid Annual Meeting, the "MEETINGS") to be held at 10:00 A.M., local time, on May 28, 1998, at Pacific's corporate headquarters, 1308 Moffett Park Drive, Sunnyvale, California 94089, and at any adjournments or postponements of the Pacific Special Meeting.

    The Hybrid Annual Meeting has been called to (i) approve and adopt the Agreement and Plan of Reorganization, dated as of March 19, 1998 (the "REORGANIZATION AGREEMENT"), by and among Hybrid, HN Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Hybrid ("MERGER SUB"), and Pacific and the accompanying Agreement of Merger between Pacific and Merger Sub (the "AGREEMENT OF MERGER") whereby Merger Sub will merge with and into Pacific (the "MERGER") and to approve the Merger, (ii) to elect two Class I directors of the Company, to serve from the time of their election and qualification until the earlier of (A) their resignation, which will occur upon the consummation of the Merger (whereupon the Hybrid Board of Directors will appoint two directors of Pacific to replace such directors as Class I directors on the Hybrid Board of Directors), or (B) the third annual meeting of stockholders following election and until their respective successors have been elected and duly qualified or until their respective earlier resignations or removals, (iii) approve an amendment to the Hybrid's 1997 Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares, (iv) approve an amendment to Hybrid's 1997 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 100,000 shares and (v) ratify the selection of Coopers & Lybrand L.L.P. as independent accountants for Hybrid for the fiscal year ending December 31, 1998.

    THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS AND SHAREHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "PROPOSAL NO. 1: THE MERGER--RISK FACTORS" COMMENCING ON PAGE 32.

                            ------------------------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/ PROSPECTUS
     HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

      The date of this Joint Proxy Statement/Prospectus is May [  ], 1998.

    The Pacific Special Meeting has been called to consider and vote upon a proposal to approve and adopt the Reorganization Agreement and the Agreement of Merger and the transactions contemplated thereby and to approve the Merger.

    This Joint Proxy Statement/Prospectus constitutes the Prospectus of Hybrid for use in connection with the offer and issuance of shares of Common Stock of Hybrid, par value $0.001 per share ("HYBRID COMMON STOCK"), to be issued upon consummation of the Merger. Each outstanding share of Pacific Common Stock, no par value (the "PACIFIC COMMON STOCK"), Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, no par value (the Pacific Series A, B and C Preferred Stock are hereafter collectively referred to as the "PACIFIC PREFERRED STOCK" and, together with the Pacific Common Stock, the "PACIFIC CAPITAL STOCK"), outstanding will be converted into an amount of Hybrid Common Stock equal to a fraction, the numerator of which is obtained by dividing $12,500,000 by the Closing Price and the denominator of which is the total number of shares of Pacific Common Stock and Pacific Preferred Stock outstanding plus the total number of shares of Pacific Common Stock issuable upon exercise of outstanding Pacific options (the "PACIFIC OPTIONS") and Pacific warrants (the "PACIFIC WARRANTS") (the "EXCHANGE RATIO"). The "CLOSING PRICE" shall equal the average of the closing sale prices of one share of Hybrid Common Stock reported in THE WALL STREET JOURNAL, on the basis of information provided by the Nasdaq Stock Market for each of the ten trading days ending two trading days preceding the closing date of the Merger; provided, however, that in no event shall the Closing Price be greater than $8.40 (resulting in an Exchange Ratio of 0.0688078, assuming the number of Pacific shares as of April 30, 1998 as indicated below (the "LOW EXCHANGE RATIO")) or less than $5.17 (resulting in an Exchange Ratio of 0.1117959, assuming the number of Pacific shares as of April 30, 1998 as indicated below (the "HIGH EXCHANGE RATIO")). As of March 19, 1998, based on Hybrid's ten day average trading price of $6.46 and assuming the number of shares of Pacific Common Stock, shares of Pacific Preferred Stock and shares subject to Pacific Options and Pacific Warrants outstanding on April 30, 1998, the Exchange Ratio would be 0.0894714 of a share of Hybrid Common Stock for each outstanding share of Pacific Capital Stock (the "ASSUMED EXCHANGE RATIO"). Ten percent of the shares of Hybrid Common Stock issuable to each of the Pacific shareholders pursuant to the Merger will be deposited into escrow as collateral for the indemnification obligations of the Pacific shareholders under the Reorganization Agreement.

    Each outstanding Pacific Option and Pacific Warrant will be assumed and converted into an option or warrant, respectively, to purchase a number of shares of Hybrid Common Stock equal to the Exchange Ratio multiplied by the number of shares purchasable under each Pacific Option or Pacific Warrant, respectively, rounded down to the nearest whole share, at an exercise price equal to the exercise price of such Pacific Option or Pacific Warrant, as applicable, divided by the Exchange Ratio, rounded up to the nearest cent. See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER--MERGER CONSIDERATION."

    Affiliates of Pacific, including certain directors and executive officers of Pacific, beneficially owning 3,357,515 shares of Pacific Common Stock and 7,509,644 shares of Pacific Preferred Stock, or approximately 58.8% and 61.0% of the outstanding shares of Pacific Common Stock and Pacific Preferred Stock, respectively, have executed Voting Agreements pursuant to which they have agreed to vote such shares in favor of the adoption and approval of the Reorganization Agreement and the Agreement of Merger and approval of the Merger. The vote by these affiliates in accordance with their Voting Agreements will be sufficient to approve the Merger. However, it is a condition to Hybrid's obligation to complete the Merger that the holders of no more than 5% of the outstanding shares of Pacific Capital Stock be eligible to exercise dissenters' rights.

    Holders of Pacific Capital Stock may, by complying with Sections 1300 through 1312 of the California Corporations Code (the "CALIFORNIA CODE"), be entitled to dissenters' rights with respect to the Merger. Under the Delaware General Corporation Law, holders of Hybrid Common Stock are not entitled to dissenters' rights or appraisal rights with respect to the Merger. It is a condition to Hybrid's obligation to close the Merger that holders of no more than 5% of the outstanding shares of Pacific Capital Stock shall be eligible to exercise dissenters' rights. See "PROPOSAL NO. 1: THE MERGER--APPROVAL OF THE MERGER-- APPRAISAL AND DISSENTERS' RIGHTS."

    On May 1, 1998, the closing sale price on the Nasdaq Stock Market of Hybrid Common Stock was $6.13.

    This Joint Proxy Statement/Prospectus and the accompanying form(s) of proxy are first being mailed to stockholders of Hybrid and shareholders of Pacific on
or about May   , 1998. An annual report for Hybrid for the year ended December
31, 1997 is enclosed with this Joint Proxy Statement/Prospectus being delivered to the stockholders of Hybrid.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
AVAILABLE INFORMATION......................................................................................           2

TRADEMARKS.................................................................................................           3

FORWARD-LOOKING STATEMENTS.................................................................................           3

SUMMARY....................................................................................................           4
  STOCKHOLDER MEETINGS.....................................................................................           4
    Hybrid Annual Meeting..................................................................................           4
      Date, Time, Place and Purpose........................................................................           4
      Record Date and Vote Required........................................................................           4
      Recommendation of the Hybrid Board of Directors......................................................           5
    Pacific Special Meeting................................................................................           5
      Date, Time, Place and Purpose........................................................................           5
      Record Date and Vote Required........................................................................           6
      Recommendation of the Pacific Board of Directors.....................................................           6
  PROPOSAL NO. 1: THE MERGER...............................................................................           7
    The Companies..........................................................................................           7
    Risk Factors...........................................................................................           8
    The Merger.............................................................................................           9
    Financial Advisors.....................................................................................          11
    Reasons for the Merger.................................................................................          11
    Terms of the Merger....................................................................................          12
    Certain Federal Income Tax Considerations..............................................................          14
    Accounting Treatment...................................................................................          15
    Appraisal and Dissenters' Rights.......................................................................          15
    Regulatory Matters.....................................................................................          15
    Escrow Agreement.......................................................................................          15
    Certain Related Agreements.............................................................................          16
    Market Price and Dividend Data.........................................................................          16
    Unaudited Pro Forma Condensed Combined Financial Statements............................................          18
  ADDITIONAL MATTERS FOR CONSIDERATION OF HYBRID STOCKHOLDERS..............................................          27

INTRODUCTION...............................................................................................          28

THE HYBRID ANNUAL MEETING..................................................................................          28
  Date, Time, Place and Purpose of Hybrid Annual Meeting...................................................          28
  Record Date and Outstanding Shares.......................................................................          28
  Voting of Proxies........................................................................................          28
  Vote Required............................................................................................          29
  Quorum; Abstentions; Broker Non-Votes....................................................................          29
  Solicitation of Proxies and Expenses.....................................................................          29
  Appraisal Rights.........................................................................................          30

THE PACIFIC SPECIAL MEETING................................................................................          30
  Date, Time, Place and Purpose of Pacific Special Meeting.................................................          30
  Record Date and Outstanding Shares.......................................................................          30
  Voting of Proxies........................................................................................          30
  Vote Required............................................................................................          31
  Quorum; Abstentions......................................................................................          31
  Solicitation of Proxies and Expenses.....................................................................          31

                                                                                                                PAGE
                                                                                                                -----
  Dissenters' Rights.......................................................................................          31

PROPOSAL NO. 1: THE MERGER.................................................................................          32
  RISK FACTORS.............................................................................................          32
    Risks Relating to the Merger...........................................................................          32
    Risk Relating to Hybrid, Pacific and the Combined Company..............................................          35
  APPROVAL OF THE MERGER...................................................................................          52
    General................................................................................................          52
    Hybrid's Reasons for the Merger........................................................................          52
    Pacific's Reasons for the Merger.......................................................................          54
    Board Recommendations..................................................................................          56
    Background of the Merger...............................................................................          57
    Financial Advisors.....................................................................................          60
    Certain Federal Income Tax Considerations..............................................................          64
    Accounting Treatment...................................................................................          65
    Governmental and Regulatory Approvals..................................................................          65
    Appraisal and Dissenters' Rights.......................................................................          65
    Interests of Certain Persons in the Merger.............................................................          66
  TERMS OF THE MERGER......................................................................................          67
    General................................................................................................          67
    Effective Time; Closing Date...........................................................................          68
    Conduct of Combined Company Following the Merger.......................................................          68
    Merger Consideration...................................................................................          68
    Conversion of Shares; Procedures for Exchange of Certificates..........................................          69
    Representations and Warranties.........................................................................          69
    No Other Negotiations..................................................................................          70
    Additional Covenants...................................................................................          70
    Indemnification Agreements.............................................................................          72
    Conditions to the Merger...............................................................................          72
    Termination; Termination Fee...........................................................................          73
    Expenses...............................................................................................          74
    Amendment..............................................................................................          74
    Escrow Agreement.......................................................................................          74
    Voting Agreements......................................................................................          74
    Affiliates Agreements..................................................................................          75
    Employment/Non-Competition Arrangements................................................................          76
    Investor Rights Agreement..............................................................................          76

SELECTED HISTORICAL FINANCIAL DATA OF HYBRID...............................................................          77

HYBRID MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............          78

SELECTED HISTORICAL FINANCIAL DATA OF PACIFIC..............................................................          86

PACIFIC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............          88

BUSINESS OF HYBRID.........................................................................................          96

BUSINESS OF PACIFIC........................................................................................         107

MANAGEMENT OF THE COMBINED COMPANY.........................................................................         112

SELECTED INFORMATION WITH RESPECT TO HYBRID................................................................         114

                                                                                                                PAGE
                                                                                                                -----
  Executive Compensation...................................................................................         114
  Certain Relationships and Related Transactions...........................................................         117
  Compensation Committee Report............................................................................         117
  Hybrid Stock Price Performance...........................................................................         120

SELECTED INFORMATION WITH RESPECT TO PACIFIC...............................................................         121
  Executive Officers and Directors.........................................................................         121
  Executive Compensation...................................................................................         122
  Certain Relationships and Certain Transactions...........................................................         125

SECURITY OWNERSHIP OF THE COMBINED COMPANY.................................................................         126

SECURITY OWNERSHIP OF HYBRID...............................................................................         128

SECURITY OWNERSHIP OF PACIFIC..............................................................................         130

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION................................................         132

DESCRIPTION OF HYBRID CAPITAL STOCK........................................................................         133

COMPARATIVE RIGHTS OF HYBRID STOCKHOLDERS AND PACIFIC SHAREHOLDERS.........................................         135

                              ADDITIONAL MATTERS FOR CONSIDERATION OF HYBRID STOCKHOLDERS:

PROPOSAL NO. 2 FOR HYBRID STOCKHOLDERS: ELECTION OF HYBRID DIRECTORS.......................................         140

PROPOSAL NO. 3 FOR HYBRID STOCKHOLDERS: AMENDMENT OF HYBRID'S 1997 EQUITY INCENTIVE PLAN...................         141

PROPOSAL NO. 4 FOR HYBRID STOCKHOLDERS: AMENDMENT OF HYBRID'S 1997 EMPLOYEE STOCK PURCHASE PLAN............         145

PROPOSAL NO. 5 FOR HYBRID STOCKHOLDERS: RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS...............         149

STOCKHOLDER PROPOSALS......................................................................................         150

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE....................................................         150

OTHER BUSINESS.............................................................................................         150

EXPERTS....................................................................................................         150

LEGAL MATTERS..............................................................................................         150

INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1

APPENDICES
  A-1  Agreement and Plan of Reorganization
  A-2  Form of Agreement of Merger between Pacific and Merger Sub
  B    Opinion of NationsBanc Montgomery Securities LLC
  C    Sections 1300-1312 of California Corporations Code

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

    NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                            ------------------------

                             AVAILABLE INFORMATION

    Hybrid is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "COMMISSION"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the World Wide Web site is http://www.sec.gov.

    Under the rules and regulations of the Commission, the solicitation of proxies from stockholders of Hybrid and shareholders of Pacific to approve and adopt the Reorganization Agreement, the Agreement of Merger and the Merger constitutes an offering of Hybrid Common Stock to be issued in connection with the Merger. Accordingly, Hybrid has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), with respect to such offering (together with any amendment thereto, the "REGISTRATION STATEMENT"). This Joint Proxy Statement/Prospectus constitutes the prospectus of Hybrid that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Joint Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the regional offices of the Commission referred to above, obtained at the Commission's World Wide Web site set forth above or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

    Statements made in this Joint Proxy Statement/Prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each contract or other document filed as an exhibit to the Registration Statement, reference is hereby made to that exhibit for a more complete description of the matter involved, and each such statement is hereby qualified in its entirety by such reference.

    All information contained in this Joint Proxy Statement/Prospectus relating to Hybrid has been supplied by Hybrid, and all information relating to Pacific has been supplied by Pacific.

                                   TRADEMARKS

    This Joint Proxy Statement/Prospectus contains trademarks of Hybrid and Pacific, and may contain trademarks of others, in the U.S. and other countries. CyberManager-Registered Trademark- and CyberMaster-Registered Trademark- are registered trademarks of Hybrid. Hybrid Networks-TM- and CyberCommuter-TM- are trademarks of Hybrid. Pacific Monolithics-Registered Trademark-, DigiSite-Registered Trademark-, Fil-Tenna-Registered Trademark-, CypherPoint-Registered Trademark- and Vagi-Registered Trademark- are registered trademarks of Pacific.

                           FORWARD-LOOKING STATEMENTS

    This Joint Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify those forward looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of certain factors, including those described in the risk factors set forth under "PROPOSAL NO. 1: THE MERGER--RISK FACTORS" and reference is made to the particular discussions set forth under "PROPOSAL NO. 1: THE MERGER--APPROVAL OF THE MERGER-- HYBRID'S REASONS FOR THE MERGER" and "--PACIFIC'S REASONS FOR THE MERGER,"; "HYBRID MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS"; "PACIFIC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS"; "BUSINESS OF HYBRID"; and "BUSINESS OF PACIFIC."

    Readers are cautioned not to place undue reliance on forward-looking statements contained herein, which reflect the analysis of the management of Hybrid and Pacific, as appropriate, only as of the date hereof. Neither Hybrid nor Pacific undertakes any obligation to release publicly the results of any revision to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. THE SUMMARY DOES NOT CONTAIN A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO. STOCKHOLDERS OF HYBRID AND SHAREHOLDERS OF PACIFIC ARE URGED TO READ THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO IN THEIR ENTIRETY.

                              STOCKHOLDER MEETINGS

HYBRID ANNUAL MEETING

    DATE, TIME, PLACE AND PURPOSE

    The Hybrid Annual Meeting will be held on May 28, 1998 at 10:00 A.M., local time, at Hybrid's headquarters located at 10161 Bubb Road, Cupertino, California 95014. See "THE HYBRID ANNUAL MEETING."

    At the Hybrid Annual Meeting, stockholders of record of Hybrid on the Hybrid Record Date (as defined below) will be asked to: (i) approve and adopt the Reorganization Agreement and the Agreement of Merger and the transactions contemplated thereby and to approve the Merger, (ii) elect two Class I directors of Hybrid, to serve from the time of their election and qualification until the earlier of (A) their resignation, which will occur upon the consummation of the Merger (whereupon the Hybrid Board will appoint two directors of Pacific to replace such directors as Class I directors on the Hybrid Board) or (B) the third annual meeting of stockholders following election and until their respective successors have been elected and duly qualified or until their respective earlier resignations or removals, (iii) approve an amendment to Hybrid's 1997 Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares, (iv) approve an amendment to Hybrid's 1997 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 100,000 shares and
(v) ratify the selection of Coopers & Lybrand L.L.P. as independent accountants for Hybrid for the fiscal year ending December 31, 1998.

    The Reorganization Agreement and the Agreement of Merger are attached hereto as Appendices A-1 and A-2, respectively. See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER."

    RECORD DATE AND VOTE REQUIRED

    Only Hybrid stockholders of record at the close of business on April 30, 1998 (the "HYBRID RECORD DATE") have the right to receive notice of and to vote at the Hybrid Annual Meeting. As of the Hybrid Record Date there were 10,410,050 shares of Hybrid Common Stock outstanding and entitled to vote.

    The affirmative vote of the holders of a majority of the outstanding shares of Hybrid Common Stock is required to approve and adopt the Reorganization Agreement and the Agreement of Merger and to approve the Merger as set forth in Proposal No. 1.

    Under Proposal No. 2, directors will be elected by a plurality of the votes of the shares of Hybrid Common Stock present in person or represented by proxy at the Hybrid Annual Meeting and entitled to vote on the election of the two Class I directors. The affirmative vote of a majority of the shares of Hybrid Common Stock represented in person or by proxy and entitled to vote at the Hybrid Annual Meeting is required to approve each of Proposal No. 3--the amendment of Hybrid's 1997 Equity Incentive Plan, Proposal No. 4--the amendment of Hybrid's 1997 Employee Stock Purchase Plan and Proposal No. 5-- ratification of the selection of Coopers & Lybrand L.L.P. as independent accountants for Hybrid for the fiscal year ended December 31, 1998.

    As of April 30, 1998, directors and executive officers of Hybrid, and their affiliated entities, as a group beneficially owned 1,395,709 shares of Hybrid Common Stock, or approximately 13.4% of the shares of Hybrid Common Stock outstanding as of such date. Affiliates of Hybrid, including certain of such directors and executive officers of Hybrid, beneficially owning 1,384,512 shares of Hybrid Common Stock, or approximately 13.3% of the outstanding shares of Hybrid Common Stock, have executed Voting Agreements pursuant to which they have agreed to vote such shares in favor of the adoption and approval of the Reorganization Agreement and the Agreement of Merger and approval of the Merger.

    The effectiveness of any of the proposals to be voted upon at the Hybrid Annual Meeting is not conditioned upon the approval of any of the other proposals by the Hybrid stockholders.

    RECOMMENDATIONS OF THE HYBRID BOARD OF DIRECTORS

    Proposal No. 1: The Merger. Hybrid's Board of Directors (the "HYBRID BOARD") has adopted and approved the Reorganization Agreement and the Agreement of Merger and the transactions contemplated thereby and approved the Merger and has determined that the Merger is fair, from a financial point of view to, and in the best interests of Hybrid.

    After careful consideration, the Hybrid Board recommends a vote FOR the adoption and approval of the Reorganization Agreement and the Agreement of Merger and the approval of the Merger. See "PROPOSAL NO. 1: THE MERGER--APPROVAL OF THE MERGER--HYBRID'S REASONS FOR THE MERGER" AND "-- BACKGROUND OF THE MERGER."

    Proposal No. 2: Election of Hybrid Directors. The Hybrid Board recommends a vote FOR the election of each of the nominated directors. See "PROPOSAL NO. 2 FOR HYBRID STOCKHOLDERS: ELECTION OF HYBRID DIRECTORS."

    Proposal No. 3: Amendment of Hybrid's 1997 Equity Incentive Plan. The Hybrid Board recommends a vote FOR approval of the amendment of Hybrid's 1997 Equity Incentive Plan to increase the number of shares of Hybrid Common Stock reserved for issuance thereunder by 500,000 shares. See "PROPOSAL NO. 3 FOR HYBRID STOCKHOLDERS: AMENDMENT OF THE 1997 EQUITY INCENTIVE PLAN."

    Proposal No. 4: Amendment of Hybrid's 1997 Employee Stock Purchase
Plan. The Hybrid Board recommends a vote FOR approval of the amendment of Hybrid's 1997 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 100,000 shares. See "PROPOSAL NO. 4 FOR HYBRID STOCKHOLDERS: AMENDMENT OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN."

    Proposal No. 5: Ratification of Selection of Independent Accountants. The Hybrid Board recommends a vote FOR ratification of the selection of Coopers & Lybrand L.L.P. as independent accountants for Hybrid for the fiscal year ending December 31, 1998. See "PROPOSAL NO. 5 FOR HYBRID STOCKHOLDERS: RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS."

PACIFIC SPECIAL MEETING

    DATE, TIME, PLACE AND PURPOSE

    The Pacific Special Meeting will be held on May 28, 1998 at 10:00 A.M., local time, at Pacific's headquarters located at 1308 Moffett Park Drive, Sunnyvale, California 94089. See "THE PACIFIC SPECIAL MEETING."

    At the Pacific Special Meeting, shareholders of Pacific on the Pacific Record Date (as defined below) will be asked to consider and vote upon a proposal to approve and adopt the Reorganization Agreement and the Agreement of Merger and the transactions contemplated thereby and to approve the Merger. The Reorganization Agreement and the Agreement of Merger are attached hereto as Appendices A-1 and A-2, respectively. See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER."

    RECORD DATE AND VOTE REQUIRED

    Pacific shareholders of record at the close of business on April 30, 1998 (the "PACIFIC RECORD DATE") have the right to receive notice of and to vote at the Pacific Special Meeting. At the close of business on the Pacific Record Date, there were 5,712,668 shares of Pacific Common Stock and 12,320,681 shares of Pacific Preferred Stock outstanding, each of which is entitled to one vote on each matter to be acted upon.

    The affirmative vote of the holders of a majority of the outstanding shares of Pacific Common Stock and 60% of the outstanding shares of Pacific Preferred Stock is required to approve and adopt the Reorganization Agreement and the Agreement of Merger and to approve the Merger set forth in Proposal No. 1.

    As of April 30, 1998, directors and executive officers of Pacific, and their affiliated entities, as a group beneficially owned 3,446,092 shares of Pacific Common Stock and 2,632,965 shares of Pacific Preferred Stock, or approximately 60.3% of the shares of Pacific Common Stock and 21.4% of the shares of Pacific Preferred Stock, respectively, outstanding as of such date. Affiliates of Pacific, including certain directors and executive officers of Pacific, beneficially owning 3,357,515 shares of Pacific Common Stock and 7,509,644 shares of Pacific Preferred Stock, or approximately 58.8% and 61.0% of the outstanding shares of Pacific Common Stock and Pacific Preferred Stock, respectively, have executed Voting Agreements pursuant to which they have agreed to vote such shares in favor of the adoption and approval of the Reorganization Agreement and the Agreement of Merger and approval of the Merger. The vote by these affiliates in accordance with their Voting Agreements will be sufficient to approve the Merger. However, it is a condition to Hybrid's obligation to complete the Merger that the holders of no more than 5% of the outstanding shares of Pacific Capital Stock be eligible to exercise dissenters' rights.

    RECOMMENDATION OF THE PACIFIC BOARD OF DIRECTORS

    Pacific's Board of Directors (the "PACIFIC BOARD") has adopted and approved the Reorganization Agreement and the Agreement of Merger and the transactions contemplated thereby and approved the Merger and has determined that the Merger is fair, from a financial point of view to, and in the best interests of Pacific and its shareholders.

    After careful consideration, the Pacific Board recommends a vote FOR the adoption and approval of the Reorganization Agreement and the Agreement of Merger and the approval of the Merger. See "PROPOSAL NO. 1: THE MERGER-- APPROVAL OF THE MERGER--PACIFIC'S REASONS FOR THE MERGER" and "--BACKGROUND OF THE MERGER."

                           PROPOSAL NO. 1: THE MERGER

THE COMPANIES

    HYBRID NETWORKS, INC.

    Hybrid is a broadband access equipment company that designs, develops, manufactures and markets wireless and cable systems that provide high speed access to the Internet and corporate intranets for both businesses and consumers. Hybrid's products remove the bottleneck over the "last mile" connection to the end-user which causes slow response time for those accessing bandwidth-intensive information over the Internet or corporate intranets. Hybrid is currently generating substantially all of its net sales from its Series 2000 product line and related support and networking services. Hybrid's Series 2000 product line consists of secure headend routers, wireless or cable modems and management software for use with either cable TV or wireless transmission facilities. The Series 2000 system also features a router to provide corporate telecommuters and others in remote locations secure access to their files on corporate intranets. The Series 2000 is capable of supporting a combination of speeds, media and protocols in a single wireless or cable system, providing system operators with flexible, scalable and upgradeable solutions that interoperate with a range of third-party networking products allowing system operators to offer cost-effective broadband access to their subscribers.

    Hybrid's objective is to be a leader in providing cost-effective, high speed Internet and intranet access solutions to broadband wireless system operators, cable systems operators, Intranet service providers ("ISPS") and other businesses. Hybrid markets and sells its products through its direct sales force and a network of original equipment manufacturers ("OEMS"), value added resellers ("VARS") and distributors. The Series 2000 product line allows wireless and cable operators to conserve scarce bandwidth and to utilize a variety of data return paths, including the public switched telephone network. The Series 2000 product line enables cable systems operators to offer Internet access via either one-way or two-way cable systems, thus minimizing the operators' capital investment and time-to-market pressures. The Series 2000 also facilitates the entrance of broadband wireless system operators into the high speed Internet access market. The Series 2000 has been designed to utilize an array of wireless frequencies, ranging from UHF to MMDS frequencies, and to minimize commonly experienced interference problems.

    Hybrid was incorporated in Delaware in June 1990. Hybrid's principal executive offices are located at 10161 Bubb Road, Cupertino, California 95014; its telephone number is (408) 725-3250. See "BUSINESS OF HYBRID."

    PACIFIC MONOLITHICS, INC.

    Pacific designs, develops, manufactures and markets radio frequency devices and systems for providers of wireless communication services. Since its inception in 1984, Pacific has been involved in the development of radio frequency integrated circuits ("RFIC") employing gallium arsenide for use in a variety of commercial and military applications. In 1991, Pacific began applying its RFIC design expertise and radio frequency system engineering skills to the development of system solutions for the broadband wireless video market. Since 1991, Pacific has produced and sold over one million broadband wireless antenna/downconverters. Additionally, since the introduction of Pacific's CypherPoint video encoding system in 1996, Pacific has produced and sold over 50 encoding systems and 100,000 decoders.

    Pacific's strategy is to leverage its position in broadband wireless video communications to address more extensive "wireless last mile" voice, data and video applications. It has recently begun field trials of a radio frequency Transverter which, when used in combination with a two-way cable modem, can provide high-speed wireless Internet access using the radio frequency spectrum.

    Pacific was incorporated in California in March 1984. Pacific's principal executive offices are located at 1308 Moffett Park Drive, Sunnyvale, California 94089; its telephone number is (408) 745-2700. See "BUSINESS OF PACIFIC."

    MERGER SUB

    Merger Sub, a Delaware corporation, which was incorporated in March 1998, is a corporation recently organized by Hybrid for the sole purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the proposed Merger. Merger Sub's principal executive offices are located at 10161 Bubb Road, Cupertino, California 95014; its telephone number is (408) 725-3250.

RISK FACTORS

    The following risk factors, among others set forth under "RISK FACTORS" below and elsewhere in this Joint Proxy Statement/Prospectus, should be considered by Hybrid stockholders and Pacific shareholders in evaluating the matters to be voted on at the Hybrid Annual Meeting and the Pacific Special Meeting and the acquisition of the securities offered hereby.

    Risks related to the Merger include the following: (i) the expected long-term strategic benefits of the Merger are dependent upon the successful integration of operations and retention of key personnel, and there can be no assurance that these objectives will be achieved; (ii) disruption of Hybrid's and Pacific's sales and marketing activities may result from the Merger and might not be smoothly or effectively resolved, and such disruption could materially and adversely affect the combined company's financial results; (iii) the integration of Hybrid's and Pacific's products, technologies and engineering teams after the Merger might not be timely accomplished or technically feasible, which could in turn reduce the expected technological benefits of the Merger and have an adverse impact upon the combined company's product development; (iv) Hybrid's stock price may be significantly and adversely affected if the beneficial synergies that the Merger is intended to generate are not achieved or do not occur as rapidly or to the extent anticipated by securities analysts and investors; (v) negative reaction to the Merger on the part of Hybrid's and/or Pacific's suppliers, resellers and customers could result in reduced revenues and earnings, which could in turn have a negative effect on the price of Hybrid's stock; (vi) the Merger is expected to result in substantial direct transaction costs and operating charges relating to the integration of Pacific's operations into Hybrid's operations, and the integration of the two companies may involve substantial additional unexpected costs; (vii) in the past, each of Hybrid and Pacific has required substantial amounts of capital to design, develop, market and manufacture its products and has not been able to generate sufficient cash from operations to meet its cash flow needs; Pacific will need additional near-term financing; and the combined company may need to raise additional funds through public or private equity or debt financing or from other sources; (viii) the Merger will dilute Hybrid stockholders' and Pacific shareholders' ownership interests, compared to their ownership interests in their respective companies prior to the Merger; and (ix) if certain restrictions on the transfer of shares of Hybrid Common Stock and, prior to the Merger, Pacific Common Stock and Pacific Preferred Stock, are not observed by each company's respective affiliates, the Merger may fail to qualify as a pooling of interests for financial reporting purposes. See "PROPOSAL NO. 1: THE MERGER--RISK FACTORS--RISKS RELATING TO THE MERGER."

    Risks relating to Hybrid, Pacific and the combined company include the following: (i) Pacific is currently in need of immediate additional capital in an approximate amount of $1.0 million to finance its operations and meet its short term liquidity needs, which proceeds, if not obtained, will require Pacific to scale back sales and marketing and research and development efforts
(ii) Hybrid has a limited operating history, having shipped its first product line in 1994, and Hybrid and Pacific each has a history of losses; (iii) each of Hybrid and Pacific has experienced, and the combined company expects to continue to experience, significant fluctuations in its results of operations on a quarterly and on an annual basis attributable to absence of any significant backlog and a decline in average selling prices for each of Hybrid's and Pacific's products; (iv) the sales cycle associated with each of Hybrid's and Pacific's products is typically lengthy and orders are therefore subject to a number of significant risks; (v) substantially all of Hybrid's current sales are dependent upon recently introduced products, and the businesses of each of Hybrid and Pacific are subject to rapid technological change; (vi) the market for high speed Internet access products is characterized by competing technologies, evolving industry standards and frequent new product introductions; (vii) the inexperience of each of Hybrid and Pacific in an emerging market may adversely affect the combined company's competitiveness vis-a-vis more established and larger competitors; (viii) the market for the combined company's products will be dependent upon cable operator installations; (ix) the combined company will be dependent on broadband wireless system operators to purchase the combined company's wireless video and modem products and sell its wireless modems to end-users; (x) the combined company will also be dependent on cable system operators to purchase and sell its cable modems to end users; (xi) a small number of customers account for a substantial portion of each of Hybrid's and Pacific's net sales; (xii) the market for high speed network connectivity products and services is intensely competitive and many of Hybrid's and Pacific's competitors are substantially larger and have greater financial, technical, marketing, distribution, customer support and other resources; (xiii) the cost of Hybrid's and Pacific's products are relatively expensive for the consumer electronics market; (xiv) the combined company will be dependent on out-sourcing its manufacturing; (xv) each of Hybrid and Pacific are dependent on key outside suppliers for component availability;
(xvi) the commercial market for products designed for the Internet and the TCP/IP networking protocol has only recently begun to develop, and the combined company's success will depend in large part on the increased use of the Internet; (xvii) the "asymmetric" architecture of Hybrid's products is not widely used and is relatively unproven in computer networking; (xviii) products as complex as those offered by Hybrid and Pacific frequently contain undetected errors, defects or failures that could result in product returns and other losses to the combined company or its customers; (xix) the combined company's success will depend in significant part upon the continued services of its key technical, sales and senior management personnel, competition for such personnel is intense and there can be no assurance that the combined company will be able to attract and/ or retain key personnel; (xx) Hybrid, Pacific and their customers are subject to varying degrees of federal, state and local regulation that affect their businesses; (xxi) each of Hybrid and Pacific rely on a combination of patent, trade secret, copyright and trademark laws to establish and protect proprietary rights in their products and such claims may not be of sufficient scope or strength to provide meaningful protection or any commercial advantage to the combined company; (xxii) Hybrid's push to increase its international sales will expose the combined company to the greater risks inherent in international sales such as longer payment cycles, unexpected changes in regulatory requirements, etc.; (xxiii) concentration of ownership by the combined company's executive officers and directors; (xxiv) Hybrid is subject to certain restrictive debt covenants which could adversely affect the combined company's operations; (xxv) sales of substantial amounts of Hybrid Common Stock in the public market following the acquisition of Pacific by Hybrid could adversely affect the market price of the combined company's Common Stock prevailing from time to time and could impair Hybrid's ability to raise capital through the sale of equity or debt securities; and (xxvi) the market price for shares of Hybrid's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to a wide variety of factors. See "PROPOSAL NO. 1: THE MERGER--RISK FACTORS--RISKS RELATING TO HYBRID, PACIFIC AND THE COMBINED COMPANY."

THE MERGER

    EFFECTS OF THE MERGER

    The Reorganization Agreement provides, among other things, for the Merger of Merger Sub with and into Pacific pursuant to the Reorganization Agreement and the Agreement of Merger, which will result in Pacific, as the surviving corporation of the Merger, becoming a wholly-owned subsidiary of Hybrid.

    CONVERSION OF PACIFIC SECURITIES

    Upon consummation of the Merger, each outstanding share of Pacific Capital Stock will be converted into an amount of Hybrid Common Stock equal to a fraction, the numerator of which is obtained by dividing $12,500,000 by the Closing Price and the denominator of which is the total number of shares of Pacific Capital Stock outstanding plus the total number of shares of Pacific Common Stock issuable upon exercise of outstanding Pacific Options and Pacific Warrants. The Closing Price will be equal to the average of the closing sale prices of one share of Hybrid Common Stock reported in THE WALL STREET JOURNAL, on the basis of information provided by the Nasdaq Stock Market for each of the ten trading days ending two
(2) trading days preceding the Closing Date; provided, however, that in no event shall the Closing Price be greater than $8.40 or less than $5.17 (resulting in the Low Exchange Ratio of 0.0688078 and the High Exchange Ratio of 0.1117959, respectively, assuming the number of Pacific shares as of April 30, 1998 as indicated below). As of March 19, 1998, based on Hybrid's ten day average trading price of $6.46 and the number of shares of Pacific Common Stock, shares of Pacific Preferred Stock and shares subject to Pacific Options and Pacific Warrants outstanding on April 30, 1998, the Exchange Ratio would be approximately 0.0895193 of a share of Hybrid Common Stock for each outstanding share of Pacific Capital Stock (the Assumed Exchange Ratio).

    Each outstanding Pacific Option and Pacific Warrant will be assumed and converted into an option or warrant, respectively, to purchase a number of shares of Hybrid Common Stock equal to the Exchange Ratio multiplied by the number of shares of Pacific Common Stock purchasable under each Pacific Option or Pacific Warrant, as applicable, rounded down to the nearest whole share, at an exercise price equal to the exercise price of such Pacific Option or Pacific Warrant, respectively, divided by the Exchange Ratio, rounded up to the nearest cent. See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER--MERGER CONSIDERATION."

    For a summary of the principal differences between the rights of holders of Hybrid Common Stock and Pacific Capital Stock, see "COMPARATIVE RIGHTS OF HYBRID STOCKHOLDERS AND PACIFIC SHAREHOLDERS."

    Pursuant to the Reorganization Agreement, Pacific and Hybrid will enter into an Escrow Agreement (the "ESCROW AGREEMENT") whereby 10% of the shares of Common Stock issuable to each of the Pacific shareholders will be deposited in escrow as collateral for the indemnification obligations of the Pacific shareholders under the Reorganization Agreement. See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER--ESCROW AGREEMENT."

    HOLDERS OF PACIFIC COMMON STOCK OR PACIFIC PREFERRED STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING PACIFIC COMMON STOCK OR PACIFIC PREFERRED STOCK WITH THE ENCLOSED PROXY. IF THE MERGER IS APPROVED, A LETTER OF TRANSMITTAL WILL BE MAILED AFTER THE EFFECTIVE TIME TO EACH PERSON WHO WAS A HOLDER OF OUTSTANDING PACIFIC COMMON STOCK OR PACIFIC PREFERRED STOCK IMMEDIATELY PRIOR TO THE EFFECTIVE TIME. CERTIFICATES REPRESENTING PACIFIC COMMON STOCK OR PACIFIC PREFERRED STOCK SHOULD BE SENT TO THE EXCHANGE AGENT (AS DEFINED BELOW) ONLY AFTER RECEIPT OF, AND IN ACCORDANCE WITH, THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL.

    OWNERSHIP OF HYBRID

    Based on the Assumed Exchange Ratio and the number of shares of Pacific Common Stock outstanding or subject to Pacific Options or Warrants as of April 30, 1998, immediately following the Merger, the former shareholders of Pacific will collectively hold approximately 13.4% of the outstanding shares of Hybrid Common Stock (15.7% including former optionholders and warrantholders of Pacific). Based on the High Exchange Ratio, the former shareholders of Pacific would hold approximately 16.2% of the outstanding shares of Hybrid Common Stock (18.8% including former optionholders and warrant holders of Pacific); and, based on the Low Exchange Ratio, the former shareholders of Pacific would hold approximately 10.7% of the outstanding shares of Hybrid Common Stock (12.5% including former optionholders and warrant holders of Pacific). In addition, affiliates of Pacific who currently own approximately 60% of Pacific's outstanding capital stock, after the consummation of the Merger will own only 8.5% of the outstanding Hybrid Common Stock based on the Assumed Exchange Ratio, 10.4% based on the High Exchange Ratio and 6.7% based on the Low Exchange Ratio. See "SECURITY OWNERSHIP OF THE COMBINED COMPANY."

    RESALE OF SECURITIES RECEIVED BY PACIFIC SHAREHOLDERS

    Shares of Hybrid Common Stock received by holders of Pacific Capital Stock who are not also affiliates of Pacific will be freely salable following the Merger. With respect to shares of Hybrid Common Stock issuable upon the exercise of assumed Pacific Options, Hybrid has agreed that as soon as practicable following the closing of the Merger that it will file a registration statement on Form S-8 registering such shares. Upon such registration, shares of Hybrid Common Stock issued upon the exercise of the assumed Pacific Options will be freely salable as well.

    Shares of Hybrid Common Stock issuable upon the exercise of assumed Pacific Warrants are not being registered in connection with the Merger. Shares of Hybrid Common Stock received upon the exercise of the assumed Pacific Warrants must either be registered for resale or otherwise qualify for an exemption from registration under applicable federal and state securities laws as, for example, by the holder of such shares complying with the provisions of Rule 144 under the Securities Act.

    See "--MARKET AND DIVIDEND DATA" BELOW AND "COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION."

FINANCIAL ADVISORS

    NationsBanc Montgomery Securities LLC ("NATIONSBANC MONTGOMERY") has delivered its written opinion dated March 19, 1998 stating that the consideration to be paid by Hybrid in the Merger was fair to Hybrid from a financial point of view, as of the date of such opinion. The full text of the opinion of NationsBanc Montgomery, which sets forth the assumptions made, matters considered and limitations on the review undertaken by NationsBanc Montgomery is attached as Appendix B to this Joint Proxy Statement/Prospectus. Hybrid stockholders are urged to read the opinion in its entirety.

    In connection with the Merger, UBS Securities LLC ("UBS") acted as financial advisor to Pacific. UBS orally informed the Pacific Board of Directors on March 19, 1998, that, based upon it's review of the businesses of Hybrid and Pacific and its experience in the investment banking industry, it concurred with the Board's views as to the advantages of a business combination with Hybrid. UBS did not render a formal "fairness opinion" on the Merger. No financial or other advice was rendered by UBS to Hybrid in connection with the Merger. UBS acted as one of the two managing underwriters in Hybrid's initial public offering and currently acts as a market maker for Hybrid's stock.

REASONS FOR THE MERGER

    The Hybrid Board authorized the execution and delivery of the Reorganization Agreement with the expectation that the Merger will produce substantial benefits, including (i) combining Hybrid's wireless network products and expertise with Pacific's wireless transmission products and expertise to provide an opportunity for the combined company (a) to offer a broader and more complete suite of products and (b) to accelerate development of integrated, end-to-end system solutions for high speed wireless Internet access; (ii) combining each company's market presence, customer base and relationships in the broadband marketplace to provide additional marketing opportunities; (iii) adding Pacific's international sales and distribution capability to give Hybrid the opportunity to expand the international distribution of its products; (iv) increasing the management breadth, engineering, sales and marketing and other personnel capacity of the combined company; (v) providing the opportunity to achieve operational efficiencies; and helping the combined company to achieve critical mass in revenues and resources to meet the increasing challenges in the markets in which it will participate. See "PROPOSAL NO. 1: THE MERGER-- APPROVAL OF THE MERGER--HYBRID'S REASONS FOR THE MERGER."

    The Pacific Board authorized the execution and delivery of the Reorganization Agreement with the expectation that the Merger will produce substantially the same benefits as those envisioned by the Hybrid Board. In addition, the Pacific Board believes that Hybrid's current reserves of cash and cash equivalents may enable Pacific to have greater flexibility in managing its business. Moreover, the Merger will provide a means by which Pacific's shareholders and optionholders will be able to gain liquidity for their equity interests. See "PROPOSAL NO. 1: THE MERGER--APPROVAL OF THE MERGER--PACIFIC'S REASONS FOR THE MERGER."

TERMS OF THE MERGER

    EFFECTIVE TIME

    It is anticipated that the Merger will become effective (the "EFFECTIVE TIME") as promptly as practicable after the requisite shareholder and stockholder approvals have been obtained and all other conditions to the Merger, as specified in the Reorganization Agreement, have been satisfied or waived. See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER--CONDITIONS TO THE MERGER."

    CONDITIONS TO THE MERGER

    In addition to the requirement that the Merger be approved by the Hybrid stockholders and by the Pacific shareholders, the obligations of Hybrid and Pacific to consummate the Merger are subject to the satisfaction of a number of other conditions, including, without limitation, effectiveness of and the absence of any proceedings or stop order commenced or threatened by the Commission with respect to this Joint Proxy Statement/Prospectus; the absence of any order, decree or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, that would prohibit or render illegal the transactions contemplated by the Reorganization Agreement; and the receipt of all permits or authorizations that may be required by regulatory authorities. Each party's obligations under the Reorganization Agreement are also conditioned upon the accuracy of the representations and warranties made therein by the other party; the obtaining of certain third-party consents; the performance in all material respects by the other party of its covenants contained therein; the absence of any material adverse effect with respect to Hybrid or Pacific; and the receipt of certain legal opinions.

    Hybrid's obligations to consummate the Merger will be further conditioned upon the absence of certain legal proceedings concerning the transactions provided for in the Reorganization Agreement by Pacific; the execution by the Pacific parties and delivery to Hybrid of the Escrow Agreement, certain employment arrangements and noncompetition agreements with Richard B. Gold, Michael D. Morganstern and Allen F. Podell, who are currently officers of Pacific (the "EMPLOYMENT AND NONCOMPETITION ARRANGEMENTS"), and certain Pacific affiliates agreements; that the holders of no more than 5% of the aggregate outstanding shares of Pacific Capital Stock be eligible to exercise dissenters' rights under the California Code; and the receipt of opinions from Coopers & Lybrand L.L.P. and Deloitte & Touche LLP to the effect that the Merger will be treated as a pooling of interests for accounting purposes (the "POOLING OPINIONS").

    Pacific's obligations to consummate the Merger will be further conditioned upon the execution by Hybrid and delivery to Pacific of an investor rights agreement (providing for registration rights) with certain Pacific shareholders and the Employment and Noncompetition Arrangements; the appointment of Richard
B. Gold and Matthew D. Miller to the Hybrid Board of Directors, effective upon the effectiveness of the Merger, and the execution and delivery of indemnity agreements with such new directors; and Hybrid's authorization for listing on the Nasdaq Stock Market of the Hybrid Common Stock to be issued in the Merger, upon notice of issuance.

    At any time on or prior to the Merger, to the extent legally allowed, Hybrid or Pacific, without approval of the stockholders or shareholders of such company, as the case may be, may waive compliance with any of the agreements or conditions contained in the Reorganization Agreement for the benefit of that company. See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER--CONDITIONS TO THE MERGER."

    SURRENDER OF CERTIFICATES

    If the Merger becomes effective, Boston Equiserve (the "EXCHANGE AGENT") will give specific written instructions to all holders of record of Pacific Common Stock and Pacific Preferred Stock as of the Effective Time as to the procedure for surrendering their Pacific stock certificates. Upon the Exchange Agent's receipt of such certificates, each Pacific shareholder will receive a certificate representing Hybrid Common Stock and a cash payment in lieu of fractional shares.

    CERTIFICATES REPRESENTING SHARES OF PACIFIC COMMON STOCK OR PREFERRED STOCK SHOULD NOT BE SURRENDERED UNTIL THE EXCHANGE AGENT'S WRITTEN INSTRUCTIONS ARE RECEIVED.

    TERMINATION

    The Reorganization Agreement may be terminated by mutual agreement of both parties or by either party: (i) as a result of a breach by the other party of a representation, warranty or covenant set forth in the Reorganization Agreement which breach has or can reasonably be expected to result in a material adverse effect on such party and which the other party fails to cure within thirty days after written notice thereof (except that no cure period will be provided for a breach which by its nature cannot be cured), (ii) if all the conditions for closing the Merger are not satisfied or waived on or before the Final Date (as defined below) other than as a result of the breach of the Reorganization Agreement by the terminating party or the breach of certain affiliates agreements by such party's affiliates, (iii) if the required approval of the stockholders or shareholders of Hybrid or Pacific, as applicable, are not obtained by reason of the failure to obtain the required vote, or (iv) if a permanent injunction or other order by a federal or state court which would make illegal or otherwise restrain or prohibit consummation of the Merger is issued and has become final and nonappealable.

    The term "FINAL DATE" is defined in the Reorganization Agreement as July 31, 1998 except that if a temporary, preliminary or permanent injunction or other order by any federal or state court which would prohibit or otherwise restrain consummation of the Merger is issued and in effect on July 31, 1998, and such injunction has not become final and nonappealable, either Hybrid or Pacific may, upon written notice to the other party on or before July 31, 1998, extend the time for consummation of the Merger up to and including the earlier of the date such injunction becomes final and nonappealable or 45 days after July 31, 1998.

    If the Reorganization Agreement is terminated by Hybrid because more than 5% of Pacific Capital Stock are eligible for the exercise of dissenters' rights under the California Code, or if Coopers & Lybrand L.L.P. does not issue its Pooling Opinion because of actions taken by Pacific after the date of the Reorganization Agreement, Pacific would be required to pay Hybrid a termination payment in the amount of $375,000.

    If the Reorganization Agreement is terminated by Pacific because Coopers & Lybrand L.L.P. does not issue a Pooling Opinion as a result of actions taken by Hybrid after the date of the Reorganization Agreement, Hybrid would be required to pay Pacific a termination payment in the amount of $375,000.

    MERGER EXPENSES AND FEES AND OTHER COSTS

    If the Merger is consummated, Hybrid will bear all costs and expenses in connection with the Reorganization Agreement and the transactions provided for therein. Expenses incurred by Pacific for accounting, attorneys and other professionals' fees and expenses (other than those of its financial advisors, UBS) in excess of $175,000, if paid by Hybrid, will enable Hybrid to make a claim under the Escrow. If the Merger is not consummated, each of Pacific and Hybrid will bear its own costs and expenses with respect to the Reorganization Agreement and the transactions contemplated thereby.

    Hybrid expects to incur a charge of approximately $3.0 million to $3.5 million in the quarter in which the Merger occurs in connection with the write-off of certain assets, personnel severance costs, the cancellation and continuation of contractual obligations and transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS" below in this section.

    NASDAQ STOCK MARKET LISTING

    The shares of Hybrid Common Stock to be issued in the Merger will be traded on the Nasdaq Stock Market under the symbol "HYBR".

    AMENDMENT

    The Reorganization Agreement may be amended by Hybrid and Pacific at any time before or after approval by the Hybrid stockholders or the Pacific shareholders, except that, after such approval, no amendment may be made which by law requires the further approval of the Hybrid stockholders or the Pacific shareholders unless such approval is obtained.

    INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain management personnel of Pacific have entered into or are expected to enter into employment agreements or arrangements and noncompetition agreements with Hybrid that will become effective upon consummation of the Merger, as described below. See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER-- EMPLOYMENT/NONCOMPETITION ARRANGEMENTS." Under the employment arrangements, upon the consummation of the Merger, Richard B. Gold (the Chief Executive Officer, President and a director of Pacific) will become the President and Chief Operating Officer of Hybrid, and Michael D. Morganstern (the Vice President, Engineering of Pacific) and Allen F. Podell (the Chief Technical Officer of Pacific) will become employees of Hybrid. Pursuant to the terms of the Reorganization Agreement, it is anticipated that, following the Merger, Mr. Gold and Matthew D. Miller (the Chairman of the Board of Pacific), will be appointed directors of Hybrid. Pursuant to the Reorganization Agreement, Hybrid has agreed to indemnify Messrs. Gold and Miller in their capacity as Hybrid directors. See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER--INDEMNIFICATION AGREEMENTS." In addition, Mr. Miller has been a consultant to Hybrid since October 1994 and has received options to purchase 18,519 shares of Hybrid Common Stock. A consulting firm of which Mr. Miller is the President acts as a consultant to Pacific as well. See "SELECTED INFORMATION WITH RESPECT TO PACIFIC--CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." As a result of the foregoing, the officers and directors of Pacific referred to above may have personal interests in the Merger which are not identical to the interests of other Pacific shareholders. In addition, certain 5% or greater shareholders of Pacific, in May 1996 and September 1997, loaned Pacific an aggregate of $1.0 million and $750,000, respectively, in connection with bridge loan financings, and such shareholders received promissory notes and warrants to purchase Pacific Common Stock. In connection with the Merger, the promissory notes are expected to be repaid in full, together with accrued interest. James R. Flach, a director of Hybrid, is an executive partner of Accel Partners. Accel Partners and entities associated with Accel Partners constitute principal stockholders of Hybrid, principal shareholders of Pacific and holders of certain of the Pacific promissory notes that are expected to be repaid following the Merger. See "PROPOSAL NO. 1: THE MERGER-- APPROVAL OF THE MERGER--INTERESTS OF CERTAIN PERSONS IN THE MERGER" and "SELECTED INFORMATION WITH RESPECT TO PACIFIC--CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS."

    William H. Fry, Hybrid's Vice President and Chief Technical Officer, holds options to purchase 113,010 shares of Hybrid Common Stock, 55,262 of which were vested as of April 30, 1998. In January 1998, Hybrid's Board of Directors approved the 12-month accelerated vesting for options held by Mr. Fry if the Company hires certain senior management and his employment is terminated, voluntarily or involuntarily, within 12 months after such hiring. Mr. Gold is expected to be appointed the Chief Operating Officer of Hybrid following the consummation of the Merger, in which event Mr. Fry would have the right to receive accelerated vesting of options for up to 26,991 shares of Hybrid Common Stock, should he leave the Company within 12 months thereafter. This may give Mr. Fry a personal interest in the Merger which is not identical to the interest of other Hybrid stockholders. See "PROPOSAL NO. 1: THE MERGER--APPROVAL OF THE MERGER--INTERESTS OF CERTAIN PERSONS IN THE MERGER."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The Merger is expected to be a tax-free reorganization for federal income tax purposes, so that no gain or loss will be recognized by Hybrid, Pacific, Hybrid stockholders or Pacific shareholders on the exchange of Pacific Common Stock or Pacific Preferred Stock, as the case may be, for Hybrid Common Stock, except to the extent that Pacific shareholders receive cash in lieu of fractional shares or upon exercise of dissenters' or appraisal rights. The Reorganization Agreement does not require the parties to obtain a ruling from the Internal Revenue Service as to the tax consequences of the Merger. As a condition to Hybrid's and Pacific's obligations to consummate the Merger, Hybrid and Pacific are to receive opinions at the Effective Time from their respective legal counsel to the effect that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Hybrid Stockholders and Pacific Shareholders are urged to consult their own tax advisors regarding such tax consequences. See "PROPOSAL NO. 1: THE MERGER--APPROVAL OF THE MERGER--CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

ACCOUNTING TREATMENT

    The Merger is intended to be treated as a pooling of interests for accounting purposes. As a condition to Hybrid's obligations to consummate the Merger, Hybrid is to receive the Pooling Opinions from Coopers & Lybrand L.L.P., independent accountants for Hybrid, and Deloitte & Touche LLP, independent auditors for Pacific, to the effect that the Merger will be treated as a pooling of interests for accounting purposes. See "PROPOSAL NO. 1: THE MERGER-- APPROVAL OF THE MERGER--ACCOUNTING TREATMENT."

APPRAISAL AND DISSENTERS' RIGHTS

    If the Merger is approved by the required vote of Pacific's shareholders, each holder of shares of Pacific Capital Stock who does not vote in favor of the Merger and who follows the procedures set forth in Sections 1300 through 1312 of the California Code will be entitled to have shares of Pacific Capital Stock purchased by Pacific for cash at their fair market value. The fair market value of shares of Pacific Capital Stock will be determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the proposed Merger and therefore valuing the shares of Pacific Capital Stock as if the Merger had not occurred. The failure of a dissenting Pacific shareholder to timely and properly comply with the procedures set forth in Sections 1300 through 1312 of the California Code will result in the termination or waiver of such rights.

    Under the Delaware General Corporation Law, Hybrid stockholders are not entitled to dissenters' rights or appraisal rights with respect to the proposed Merger.

    See "PROPOSAL NO. 1: THE MERGER--APPROVAL OF THE MERGER--APPRAISAL AND DISSENTERS' RIGHTS."

REGULATORY MATTERS

    The Merger is not subject to notification and review under the Hart Scott Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") or the rules promulgated thereunder by the Federal Trade Commission ("FTC").

ESCROW AGREEMENT

    In connection with the Merger, Hybrid, State Street Bank and Trust Co., as Escrow Agent, and Alan F. Dishlip, as representative of the Pacific shareholders, will enter into the Escrow Agreement. Pursuant to the Escrow Agreement, upon consummation of the Merger, Hybrid will deposit into escrow stock certificates representing 10% of the shares of Hybrid Common Stock issuable to each of the Pacific shareholders pursuant to the Merger. The Escrow Shares will be held in escrow as collateral for the indemnification obligations of the Pacific shareholders under the Reorganization Agreement. Pursuant to such indemnification obligations, the Pacific shareholders will indemnify and hold harmless Hybrid and its officers, directors, agents, employees and affiliates from and against all damages arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by Pacific in the Reorganization Agreement or any certificate, document or instrument delivered by or on behalf of Pacific pursuant thereto. Indemnification obligations will not apply unless and until the "Damages" (as defined) exceed $100,000, in which event such indemnification obligations will include all Damages. The indemnification obligations of the Pacific Shareholders with respect to the Pacific financial statements expire when Hybrid issues its press release regarding its audited financial results for its fiscal year ending December 31, 1998. The indemnification obligations of the Pacific Shareholders with respect to all other Pacific representations and warranties expire on the first anniversary of the Closing Date.

CERTAIN RELATED AGREEMENTS

    AFFILIATES AGREEMENTS

    To help ensure that the Merger will be accounted for as a "pooling of interests," affiliates of Hybrid ("HYBRID AFFILIATES") and Pacific ("PACIFIC AFFILIATES") have executed agreements which prohibit such persons from disposing of their shares (i) during the 30-day period prior to the closing date of the Merger and (ii) until Hybrid publicly releases its first report including the combined financial results of Hybrid and Pacific for a period of at least 30 days of "combined operations," as defined by the Commission. Pursuant to such agreements, the Pacific Affiliates have also acknowledged the resale restrictions imposed by Rule 145 promulgated under the Securities Act on shares received by them in the Merger and have made certain representations pertaining to the "continuity of interest" requirements for a tax-free reorganization. See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER--AFFILIATES AGREEMENTS."

    VOTING AGREEMENTS

    Certain affiliates of Hybrid who beneficially own approximately 13.4% of the outstanding shares of Hybrid Common Stock, and certain affiliates of Pacific who beneficially own approximately 58.8% and 61.0% of the outstanding shares of Pacific Common Stock and Pacific Preferred Stock, respectively, have entered into Voting Agreements pursuant to which such affiliates have agreed to vote their shares of Hybrid Common Stock or Pacific Capital Stock, as applicable, in favor of the Merger and against any action or agreement that would be in breach of any representation, warranty, covenant or obligation of Hybrid or Pacific, as applicable, in the Reorganization Agreement. See "PROPOSAL NO. 1: THE MERGER-- TERMS OF THE MERGER--VOTING AGREEMENTS."

    INVESTOR RIGHTS AGREEMENT

    Hybrid and certain Pacific shareholders will enter into an Investor Rights Agreement (the "INVESTOR RIGHTS AGREEMENT") which grants such shareholders the right to have "piggyback" registration rights with respect to the shares of Hybrid Common Stock to be received by it in exchange for their Pacific Capital Stock pursuant to the Merger. See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER--INVESTOR RIGHTS AGREEMENT."

MARKET PRICE AND DIVIDEND DATA

    Hybrid Common Stock is traded on the Nasdaq National Market under the symbol "HYBR." The following table sets forth the range of high and low sale prices reported on the Nasdaq National Market for Hybrid Common Stock for the periods indicated:

                                                                                                    HIGH        LOW
                                                                                                  ---------  ---------
FISCAL YEAR ENDING DECEMBER 31, 1998
  Second Quarter (through May 1, 1998)..........................................................  $    7.38  $    6.00
  First Quarter.................................................................................  $   13.00  $    3.88
FISCAL YEAR ENDED DECEMBER 31, 1997
  Fourth Quarter (beginning November 12, 1997)..................................................  $   24.25  $    9.25

    The Pacific Common Stock and Pacific Preferred Stock are not listed on any exchange and do not trade publicly.

    The following table sets forth the closing sales prices per share of Hybrid Common Stock on the Nasdaq National Market on March 19, 1998, the last trading day before the announcement of the proposed Merger, and on May 1, and the equivalent per share price for Pacific Capital Stock. The "equivalent per share price" for Pacific Common Stock and Pacific Preferred Stock as of such dates equal the closing sale price per share of Hybrid Common Stock on such dates multiplied by the Assumed Exchange Ratio of 0.0894714. See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER--MERGER CONSIDERATION."

                                                                     HYBRID COMMON     PACIFIC
                                                                         STOCK       EQUIVALENT
                                                                    ---------------  -----------
March 19, 1998....................................................     $    7.81      $    0.70
May 1, 1998.......................................................     $    6.13      $    0.55

    At March 31, 1998, the closing price per share of Hybrid Common Stock, book value per share of Pacific Capital Stock, pro forma combined book value per share and book value per share of Pacific Capital Stock based on the application of the Assumed Exchange Ratio to the closing price per share of Hybrid Common Stock were as follows:

                                         HYBRID COMMON   PACIFIC CAPITAL   PRO FORMA     PACIFIC
                                             STOCK            STOCK        COMBINED    EQUIVALENT
                                        ---------------  ---------------  -----------  -----------
March 31, 1998........................     $    7.13        $    0.24      $    2.68    $    0.24

    Pacific shareholders are advised to obtain current market quotations for Hybrid Common Stock. No assurance can be given as to the market prices of Hybrid Common Stock at any time before the Effective Time or as to the market price of Hybrid Common Stock at any time thereafter. In the event the market price of Hybrid Common Stock decreases or increases prior to the Effective Time, the value at the Effective Time of the Hybrid Common Stock to be received in the Merger in exchange for the Pacific Capital Stock would correspondingly increase or decrease, subject to the range described on the cover page of this Joint Proxy Statement/Prospectus. See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER-- MERGER CONSIDERATION."

    Hybrid and Pacific have never paid cash dividends on their respective shares of Common Stock or Preferred Stock. Pursuant to the Reorganization Agreement, each of Hybrid and Pacific have agreed not to pay cash dividends pending the consummation of the Merger without the written consent of the other. Subject to the completion of the Merger, the Hybrid Board intends to continue a policy of retaining all earnings to finance the expansion of its business. The terms of an outstanding $5.5 million debenture (the "$5.5 MILLION DEBENTURE") prevent Hybrid from paying any cash dividends for so long as the $5.5 Million Debenture remains outstanding. In addition, in October 1997, Hybrid entered into a $4.0 million bank credit facility (the "$4.0 MILLION CREDIT FACILITY"), the terms of which prohibit the declaration of dividends. The Pacific Board currently intends to retain all earnings for use in the business of the combined company and has no present intention to pay cash dividends.

                               HYBRID AND PACIFIC
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL STATEMENTS:

    The following unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of Hybrid and Pacific, including the notes thereto, which are included herein. See "SELECTED HISTORICAL FINANCIAL DATA OF HYBRID" and "SELECTED HISTORICAL FINANCIAL DATA OF PACIFIC."

    The unaudited pro forma condensed combined financial statements assume a business combination between Hybrid and Pacific accounted for on a pooling-of-interests basis and are based on each company's respective historical financial statements and notes thereto, which are included herein. The unaudited pro forma condensed combined balance sheets combine Hybrid's balance sheet as of March 31, 1998 with Pacific's balance sheet as of March 31, 1998, giving effect to the Merger as if it had occurred on March 31, 1998. The unaudited pro forma condensed combined statements of operations combine Hybrid's historical results for the three years ended December 31, 1997 and the three months ended March 31, 1998 with Pacific's historical results for the three years ended September 30, 1997 and the three months ended March 31, 1998, giving effect to the Merger as if it had occurred at January 1, 1995, the earliest period presented.

    The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position.

                               HYBRID AND PACIFIC
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

                                                 HYBRID AT     PACIFIC AT
                                                 MARCH 31,      MARCH 31,     PRO FORMA      FOOTNOTE       PRO FORMA
                                                    1998          1998       ADJUSTMENTS    REFERENCE #     COMBINED
                                                ------------  -------------  -----------  ---------------  -----------
                                                                        (AMOUNTS IN THOUSANDS)
                    ASSETS
Current Assets:
  Cash and cash equivalents...................   $    7,248    $       162                                  $   7,410
  Short-term investments......................       12,753        --                                          12,753
  Accounts receivable, net....................        9,846          7,119                                     16,965
  Inventories.................................        5,582          6,498                                     12,080
  Prepaid expenses and other current assets...          369            347                                        716
                                                                                                    --
                                                ------------  -------------  -----------                   -----------
    Total current assets......................       35,798         14,126                                     49,924
Property and equipment, net...................        1,768          2,583                                      4,351
Intangibles and other assets..................        1,628            110                                      1,738
                                                                                                    --
                                                ------------  -------------  -----------                   -----------
  Total assets................................   $   39,194    $    16,819                                  $  56,013
                                                                                                    --
                                                                                                    --
                                                ------------  -------------  -----------                   -----------
                                                ------------  -------------  -----------                   -----------

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable to bank.......................   $   --        $     4,298                                  $   4,298
  Notes payable to shareholders...............       --              1,750                                      1,750
  Accounts payable............................        2,080          4,407                                      6,487
  Accrued liabilities.........................        1,278          1,063        1,500             C2          3,841
  Current portion of capital lease
    obligations...............................          455            465                                        920
  Deferred revenue............................       --                 24                                         24
                                                                                                    --
                                                ------------  -------------  -----------                   -----------
    Total current liabilities.................        3,813         12,007        1,500                        17,320
Convertible debenture.........................        5,500        --                                           5,500
Capital lease obligations, less current
  portion.....................................          587            458                                      1,045
Other liabilities.............................       --                 90                                         90
                                                                                                    --
                                                ------------  -------------  -----------                   -----------
    Total liabilities.........................        9,900         12,555        1,500                        23,955
                                                                                                    --
                                                ------------  -------------  -----------                   -----------
Stockholders' equity:
  Convertible preferred stock.................       --             14,068    $ (14,068)            C1         --
  Common stock................................           10         15,591      (15,589)            C1             12
  Notes receivable............................       --               (150)                                      (150)
  Additional paid-in capital..................       63,916        --            29,657             C1         93,573
  Accumulated deficit.........................      (34,632)       (25,245)      (1,500)            C2        (61,377)
                                                                                                    --
                                                ------------  -------------  -----------                   -----------
    Total stockholders' equity................       29,294          4,264       (1,500)                       32,058
                                                                                                    --
                                                ------------  -------------  -----------                   -----------
  Total liabilities and stockholders'
    equity....................................   $   39,194    $    16,819       --                         $  56,013
                                                                                                    --
                                                                                                    --
                                                ------------  -------------  -----------                   -----------
                                                ------------  -------------  -----------                   -----------

   See notes to unaudited pro forma condensed combined financial statements.

                               HYBRID AND PACIFIC
                         UNAUDITED PRO FORMA CONDENSED
                       COMBINED STATEMENTS OF OPERATIONS

                                                             HYBRID         PACIFIC
                                                         FOR THE THREE   FOR THE THREE
                                                          MONTHS ENDED    MONTHS ENDED    PRO FORMA    PRO FORMA
                                                         MARCH 31, 1998  MARCH 31, 1998  ADJUSTMENT    COMBINED
                                                         --------------  --------------  -----------  -----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net Sales..............................................    $    3,528      $    5,018                  $   8,546
Cost of goods sold.....................................         2,897           4,140                      7,037
                                                              -------         -------    -----------  -----------
  Gross profit.........................................           631             878                      1,509
Costs and expenses:
  Research and development.............................         2,042           1,059                      3,101
  Sales and marketing..................................           977             633                      1,610
  General and administrative...........................         1,390             453                      1,843
                                                              -------         -------    -----------  -----------
    Total operating expenses...........................         4,409           2,145                      6,554
                                                              -------         -------    -----------  -----------
Loss from operations...................................        (3,778)         (1,267)                    (5,045)
Interest income and other expenses, net................            78            (229)                      (151)
                                                              -------         -------    -----------  -----------
Net loss...............................................    $   (3,700)     $   (1,496)                 $  (5,196)
                                                              -------         -------    -----------  -----------
                                                              -------         -------    -----------  -----------
Basic and diluted loss per share.......................    $    (0.36)     $    (0.28)                 $   (0.48)
                                                              -------         -------                 -----------
                                                              -------         -------                 -----------
Shares used in basic and diluted per share
  calculation..........................................        10,353           5,285        (4,812)      10,826
                                                              -------         -------    -----------  -----------
                                                              -------         -------    -----------  -----------

   See notes to unaudited pro forma condensed combined financial statements.

                               HYBRID AND PACIFIC
                         UNAUDITED PRO FORMA CONDENSED
                       COMBINED STATEMENTS OF OPERATIONS

                                                               HYBRID        PACIFIC
                                                            FOR THE YEAR  FOR THE YEAR
                                                             ENDED DEC.    ENDED SEPT.    PRO FORMA    PRO FORMA
                                                              31, 1997      30, 1997     ADJUSTMENT    COMBINED
                                                            ------------  -------------  -----------  -----------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.................................................   $   14,270     $  35,369                  $  49,639
Cost of goods sold........................................       12,258        26,014                     38,272
                                                            ------------  -------------  -----------  -----------
  Gross profit............................................        2,012         9,355                     11,367
Costs and expenses:
  Research and development................................        7,108         4,824                     11,932
  Sales and marketing.....................................        4,319         3,690                      8,009
  General and administrative..............................        3,606         1,649                      5,255
                                                            ------------  -------------  -----------  -----------
    Total operating expenses..............................       15,033        10,163                     25,196
                                                            ------------  -------------  -----------  -----------
    Loss from operations..................................      (13,021)         (808)                   (13,829)
Interest income and other expenses, net...................         (569)         (599)                    (1,168)
                                                            ------------  -------------  -----------  -----------
    Net loss..............................................   $  (13,590)    $  (1,407)                 $ (14,997)
                                                            ------------  -------------  -----------  -----------
                                                            ------------  -------------  -----------  -----------
Basic and diluted loss per share..........................   $    (3.84)    $   (0.29)                 $   (3.77)
                                                            ------------  -------------               -----------
                                                            ------------  -------------               -----------
Shares used in basic and diluted per share calculation....        3,541         4,866        (4,431)       3,976
                                                            ------------  -------------  -----------  -----------
                                                            ------------  -------------  -----------  -----------

   See notes to unaudited pro forma condensed combined financial statements.

                               HYBRID AND PACIFIC
                         UNAUDITED PRO FORMA CONDENSED
                       COMBINED STATEMENTS OF OPERATIONS

                                                               HYBRID        PACIFIC
                                                            FOR THE YEAR  FOR THE YEAR
                                                             ENDED DEC.    ENDED SEPT.    PRO FORMA    PRO FORMA
                                                              31, 1996      30, 1996     ADJUSTMENT    COMBINED
                                                            ------------  -------------  -----------  -----------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.................................................   $    2,962     $  29,141                  $  32,103
Cost of goods sold........................................        3,130        23,246                     26,376
                                                            ------------  -------------  -----------  -----------
Gross profit (loss).......................................         (168)        5,895                      5,727
Costs and expenses:
  Research and development................................        5,076         5,421                     10,497
  Sales and marketing.....................................        1,786         3,104                      4,890
  General and administrative..............................        1,714         2,839                      4,553
                                                            ------------  -------------  -----------  -----------
    Total operating expenses..............................        8,576        11,364                     19,940
                                                            ------------  -------------  -----------  -----------
    Loss from operations..................................       (8,744)       (5,469)                   (14,213)
Interest income and other expenses, net...................          229          (474)                      (245)
                                                            ------------  -------------  -----------  -----------
    Net loss..............................................   $   (8,515)    $  (5,943)                 $ (14,458)
                                                            ------------  -------------  -----------  -----------
                                                            ------------  -------------  -----------  -----------
Basic and diluted loss per share..........................   $    (3.36)    $   (1.42)                 $   (4.97)
                                                            ------------  -------------               -----------
                                                            ------------  -------------               -----------
Shares used in basic and diluted per share calculation....        2,535         4,184        (3,810)       2,909
                                                            ------------  -------------  -----------  -----------
                                                            ------------  -------------  -----------  -----------

   See notes to unaudited pro forma condensed combined financial statements.

                               HYBRID AND PACIFIC
                         UNAUDITED PRO FORMA CONDENSED
                       COMBINED STATEMENTS OF OPERATIONS

                                                               HYBRID        PACIFIC
                                                            FOR THE YEAR  FOR THE YEAR
                                                             ENDED DEC.    ENDED SEPT.    PRO FORMA    PRO FORMA
                                                              31, 1995      30, 1995     ADJUSTMENT    COMBINED
                                                            ------------  -------------  -----------  -----------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.................................................   $      630     $  24,925                  $  25,555
Cost of goods sold........................................          761        15,964                     16,725
                                                            ------------  -------------  -----------  -----------
Gross profit (loss).......................................         (131)        8,961                      8,830
Costs and expenses:
  Research and development................................        3,862         3,169                      7,031
  Sales and marketing.....................................          390         2,514                      2,904
  General and administrative..............................          748         2,434                      3,182
                                                            ------------  -------------  -----------  -----------
    Total operating expenses..............................        5,000         8,117                     13,117
                                                            ------------  -------------  -----------  -----------
    Income (loss) from operations.........................       (5,131)          844                     (4,287)
Interest income and other expenses, net...................         (138)         (300)                      (438)
                                                            ------------  -------------  -----------  -----------
Income (loss) before income taxes.........................       (5,269)          544                     (4,725)
Provision for income taxes................................                          3                          3
                                                            ------------  -------------  -----------  -----------
    Net income (loss).....................................   $   (5,269)    $     541                  $  (4,728)
                                                            ------------  -------------  -----------  -----------
                                                            ------------  -------------  -----------  -----------
Basic income (loss) per share.............................   $    (2.37)    $    0.15                  $   (1.85)
                                                            ------------  -------------  -----------  -----------
                                                            ------------  -------------  -----------  -----------
Shares used in basic per share calculation................        2,223         3,701        (3,370)       2,554
                                                            ------------  -------------  -----------  -----------
                                                            ------------  -------------  -----------  -----------
Diluted income (loss) per share...........................   $    (2.37)    $    0.03                  $   (1.85)
                                                            ------------  -------------               -----------
                                                            ------------  -------------               -----------
Shares used in diluted per share calculation..............        2,223        15,553       (15,222)       2,554
                                                            ------------  -------------  -----------  -----------
                                                            ------------  -------------  -----------  -----------

   See notes to unaudited pro forma condensed combined financial statements.

                               HYBRID AND PACIFIC
                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

                              FINANCIAL STATEMENTS

NOTE A: The Hybrid condensed combined statements of operations for the three years ended December 31, 1997 have been combined with Pacific condensed combined statements of operations for the three years ended September 30, 1997. Additionally, the Hybrid statement of operations for the three months ended March 31, 1998 has been combined with Pacific's statement of operations for the three months ended March 31, 1998. This method of combining the two companies is for the presentation of unaudited pro forma condensed combined financial statements only. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical financial statements of Hybrid and Pacific which are included elsewhere in this document. The selected historical unaudited financial data for Pacific as of and for the three months and six months ended March 31, 1998 reflect, in the opinion of the management of Pacific, all adjustments consisting only of normal recurring accruals, necessary for the fair presentation of the results of operations for such period. These interim operating results of Pacific are not necessarily indicative of the results that may be expected for their fiscal year ending September 30, 1998.

NOTE B: The unaudited pro forma combined statements of operations for Hybrid and Pacific have been prepared as if the Merger was completed at the beginning of the earliest period presented. Intercompany transactions between Hybrid and Pacific have not been significant. The initiation date for the transaction was February 12, 1998 and the expected consummation date is May 29, 1998. The unaudited pro forma combined basic and diluted net loss per share is based on the combined weighted average number of common shares of Hybrid Common Stock and Pacific Common Stock for each period, based upon the Assumed Exchange Ratio of
0.0894714 shares of Hybrid Common Stock for each share of Pacific Common Stock. The unaudited pro forma condensed combined financial statements assume that all Pacific Preferred Stock and Pacific Common Stock will convert into shares of Hybrid Common Stock based on the Exchange Ratio. Potentially dilutive shares from Pacific Options, Pacific Warrants and Pacific Preferred Stock are excluded from the computation of combined diluted loss per share because their effect is antidilutive.

NOTE C:

        1.  PRO FORMA BASIS OF PRESENTATION

    These unaudited pro forma combined financial statements reflect the issuance of 1,611,680 shares of Hybrid Common Stock in exchange for an aggregate of 12,320,681 shares of Pacific Preferred Stock and 5,692,668 shares of Pacific Common Stock (outstanding as of March 31, 1998) in connection with the Merger based on the Assumed Exchange Ratio of 0.0894714 share of Hybrid Common Stock for every 1.0 share of Pacific Common Stock and Pacific Preferred Stock.

    The following table details the pro forma share issuances in connection with the Merger:

                                                                                                     NUMBER OF
                                                          PREFERRED       COMMON                     SHARES OF
                                                            SHARES        SHARES       EXCHANGE    HYBRID COMMON
                                                         OUTSTANDING   OUTSTANDING      RATIO          STOCK
                                                         ------------  ------------  ------------  --------------
Number of Shares of Pacific Common and
  Preferred Stock Outstanding at March 31, 1998........    12,320,681     5,692,668     0.0894714      1,611,680
Number of Shares of Hybrid Common Stock Outstanding at
  March 31, 1998.......................................                                               10,364,000
                                                                                                   --------------
Total Number of Shares of Hybrid Common
  Stock Outstanding After Completion of Merger.........                                               11,975,680
                                                                                                   --------------
                                                                                                   --------------

                               HYBRID AND PACIFIC
                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

                        FINANCIAL STATEMENTS (CONTINUED)

    The actual number of shares of Hybrid Common Stock to be issued will be determined at the Effective Time of the Merger based on the number of shares of Pacific Common Stock and Pacific Preferred Stock outstanding at such time.

        2.  TRANSACTION COSTS

    Hybrid and Pacific estimated they will incur direct transaction costs of approximately $1.5 million associated with the Merger consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. At March 31, 1998, none of the transaction related costs had been incurred. These nonrecurring transaction costs will be charged to operations through the quarter ending June 30, 1998.

    The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to estimated direct transaction costs and merger related expenses to be incurred for the Merger. Estimated costs and expenses are not reflected in the Unaudited Pro Forma Condensed Combined Statements of Operations.

NOTE D: As the companies have historically adopted similar accounting policies, no adjustments have been made to conform the accounting policies of the combined companies.

NOTE E: If more than 5% of Pacific capital stock is eligible for the exercise of dissenters' rights the planned transaction does not have to be consummated by Hybrid. Hybrid and Pacific anticipate dissenters' rights to be less than 5%.

NOTE F: Pacific's net revenue, and net income were $13,150,000 and $332,000 respectively for the three months ended December 31, 1996 as compared to net sales of $6,963,000 and net loss of $819,000 for the three months ended December 31, 1997. The decreases in net sales and net income are due primarily to reductions in shipments to a major customer due to declined demand.

    The Pro Forma Condensed Combined Statements of Operations of Hybrid and Pacific for the year ended December 31, 1997, exclude Pacific's operations for the three months ended December 31, 1997. Had they been included, the Pro Forma Combined Net loss for the year ended December 31, 1997 would have been increased by $1,151,000 to a combined total net loss of $16,149,000 or $4.06 diluted net loss per share.

COMPARATIVE PER SHARE DATA

    The following tables set forth certain historical per share data of Hybrid and Pacific and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling-of-interests basis assuming that
0.0894714 of a share of Hybrid Common Stock is issued in exchange for each share of Pacific Common Stock and Pacific Preferred Stock in the Merger. This data should be read in conjunction with the Selected Historical Financial Data, the Unaudited Pro Forma Combined Financial Statements and the separate historical financial statements of Hybrid and Pacific and the notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.

                               HYBRID AND PACIFIC
                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

                        FINANCIAL STATEMENTS (CONTINUED)

                                                              AS OF AND FOR THE YEARS ENDED
                                                                      DECEMBER 31,
                                                             -------------------------------
                                                               1997       1996       1995
                                                             ---------  ---------  ---------  AS OF AND FOR THE THREE
                                                                                               MONTHS ENDED MARCH 31,
                                                                                              ------------------------
                                                                                                 1998         1997
                                                                                              -----------  -----------
                                                                                              (UNAUDITED)  (UNAUDITED)
Historical--Hybrid
Basic and diluted loss per share...........................  $   (3.84) $   (3.36) $   (2.37)  $   (0.36)   $   (1.67)
Book value per share(1)....................................       3.21                              2.83

                                                               AS OF AND FOR THE YEARS ENDED
                                                                       SEPTEMBER 30,
                                                              -------------------------------
                                                                1997       1996       1995
                                                              ---------  ---------  ---------  AS OF AND FOR THE THREE
                                                                                                MONTHS ENDED MARCH 31,
                                                                                               ------------------------
                                                                                                  1998         1997
                                                                                               -----------  -----------
                                                                                               (UNAUDITED)  (UNAUDITED)
Historical--Pacific
  Basic net income (loss) per share.........................  $   (0.29) $   (1.42) $    0.15   $   (0.28)   $   (0.04)
  Diluted net income (loss) per share.......................      (0.29)     (1.42)      0.03       (0.28)       (0.04)
  Book value per share (1)..................................       0.37                              0.24

                                                              AS OF AND FOR THE YEARS ENDED
                                                                      DECEMBER 31,
                                                             -------------------------------
                                                               1997       1996       1995
                                                             ---------  ---------  ---------  AS OF AND FOR THE THREE
                                                                                               MONTHS ENDED MARCH 31,
                                                                                              ------------------------
                                                                                                 1998         1997
                                                                                              -----------  -----------
                                                                                              (UNAUDITED)  (UNAUDITED)
Unaudited Pro forma combined per share data (2):
  Pro forma basic and diluted loss per Hybrid share........  $   (3.77) $   (4.97) $   (1.85)  $   (0.48)   $   (1.50)
  Pro forma book value per Hybrid share....................       3.20                              2.68
Unaudited Equivalent pro forma combined per share data (3):
  Equivalent pro forma basic and diluted loss per Pacific
    share:
    -  at Low Ratio of .0688078............................  $   (0.26) $   (0.35) $   (0.13)  $   (0.03)   $   (0.11)
    -  at High Ratio of .1117959...........................      (0.41)     (0.54)     (0.20)      (0.05)       (0.16)
    -  at Assumed Ratio of .0894714........................      (0.34)     (0.44)     (0.17)      (0.04)       (0.13)
  Equivalent pro forma book value per Pacific share:
    -  at Low Ratio of .0688078............................       0.23                              0.19
    -  at High Ratio of .1117959...........................       0.35                              0.31
    -  at Assumed Ratio of .0894714........................       0.29                              0.24

(1) The historical book value per share for Hybrid is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of the period. The historical book value per share for Pacific is computed by dividing shareholders' equity by the number of shares of common stock and preferred stock outstanding at the end of each period.

(2) For purposes of this presentation, pro forma combined net loss per share data reflects Hybrid's per share data for the three years ended December 31, 1997 and three months ended March 31, 1998 and Pacific's per share data for the three years ended September 30, 1997 and three months ended March 31, 1998. The pro forma combined basic and diluted net loss per share data is based on the combined weighted average number of shares outstanding of Hybrid and Pacific for each period based on the Assumed Exchange Ratio of
    0.0894714 shares of Hybrid Common Stock for each share of Pacific Common Stock.

                               HYBRID AND PACIFIC
                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

                        FINANCIAL STATEMENTS (CONTINUED)

(3) The Pacific equivalent pro forma basic and diluted per share amounts are calculated by multiplying the combined pro forma per share data amounts by the Assumed Exchange Ratio of 0.0894714 shares of Hybrid Common Stock for each share of Pacific Capital Stock as well as the low and high range of
    0.0688078 and 0.1117959, respectively.

          ADDITIONAL MATTERS FOR CONSIDERATION OF HYBRID STOCKHOLDERS

    At the Hybrid Annual Meeting, the stockholders of Hybrid will also be asked to (i) elect two Class I directors of Hybrid, each to serve from the time of their election and qualification until the earlier of (A) their resignation, which will occur upon the consummation of the Merger (whereupon the Hybrid Board will appoint two directors of Pacific to replace such directors as Class I directors on the Hybrid Board) or (B) the third annual meeting of stockholders following election and until their successors have been elected and duly qualified or until their respective earlier resignations or removal, (iii) approve an amendment to Hybrid's 1997 Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares, (iv) approve an amendment to Hybrid's 1997 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 100,000 shares and (v) ratify the selection of Coopers & Lybrand L.L.P. as independent accountants for Hybrid for the fiscal year ending December 31, 1998.

                                  INTRODUCTION

    This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies to be used at the Hybrid Annual Meeting and the Pacific Special Meeting. This Joint Proxy Statement/ Prospectus is also furnished by Hybrid to Pacific shareholders in connection with the issuance of shares of Hybrid Common Stock in connection with the Merger described herein.

    The information set forth herein concerning Hybrid and Merger Sub has been furnished by Hybrid and the information set forth herein concerning Pacific has been furnished by Pacific.

                           THE HYBRID ANNUAL MEETING

DATE, TIME, PLACE AND PURPOSE OF HYBRID ANNUAL MEETING

    The Hybrid Annual Meeting will be held at Hybrid's headquarters located at 10161 Bubb Road, Cupertino, California 95014 on May 28, 1998 at 10:00 A.M., local time.

    At the Hybrid Annual Meeting, stockholders of Hybrid will be asked to: (i) approve and adopt the Reorganization Agreement and the Agreement of Merger, attached hereto as Appendices A-1 and A-2, respectively, and the transactions contemplated thereby and to approve the Merger, (ii) elect two Class I directors of Hybrid, to serve from the time of their election and qualification until the earlier of (A) their resignation, which will occur upon the consummation of the Merger (whereupon the Hybrid Board will appoint two directors of Pacific to replace such directors as Class I directors on the Hybrid Board of Directors), or (B) the third annual meeting of stockholders following election and until their respective successors have been elected and duly qualified or until their respective earlier resignations or removals, (iii) approve an amendment to Hybrid's 1997 Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares, (iv) approve an amendment to Hybrid's 1997 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 100,000 shares and
(v) ratify the selection of Coopers & Lybrand L.L.P. as independent accountants for Hybrid for the fiscal year ending December 31, 1998.

RECORD DATE AND OUTSTANDING SHARES

    Only holders of record of Hybrid Common Stock at the close of business on the Hybrid Record Date are entitled to notice of and to vote at the Hybrid Annual Meeting. As of the close of business on the Hybrid Record Date, there were 10,410,050 shares of Hybrid Common Stock outstanding and entitled to vote, held of record by 192 stockholders (although Hybrid has been informed that there are in excess of 2,000 beneficial holders). Each Hybrid stockholder is entitled to one vote for each share of Hybrid Common Stock held as of the Hybrid Record Date.

VOTING OF PROXIES

    The Hybrid proxy accompanying this Joint Proxy Statement/Prospectus is solicited on behalf of the Board of Directors of Hybrid for use at the Hybrid Annual Meeting. Hybrid stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Hybrid. All properly executed proxies received by Hybrid prior to the vote at the Hybrid Annual Meeting that are not revoked will be voted at the Hybrid Annual Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the proposals discussed above. A Hybrid stockholder who has given a proxy may revoke it at any time before it is exercised at the Hybrid Annual Meeting, by (i) delivering to the Secretary of Hybrid (by any means, including facsimile) a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a date later than the proxy previously delivered, or (iii) attending the Hybrid Annual Meeting and voting in person (although attendance at the Hybrid Annual Meeting will not, by itself, revoke a proxy). Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Hybrid Annual Meeting, the stockholder must bring to the Hybrid Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

    It is not anticipated that any matter not referred to herein will be presented for action at the Hybrid Annual Meeting. If any other matters are properly brought before the Hybrid Annual Meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the outstanding shares of Hybrid Common Stock is required to approve and adopt the Reorganization Agreement and the Agreement of Merger and to approve the Merger set forth in Proposal No. 1.

    For Proposal No. 2, directors will be elected by a plurality of the votes of the shares of Hybrid Common Stock present in person or represented by proxy at the Hybrid Annual Meeting and entitled to vote on the election of the two Class I directors. The affirmative vote of a majority of the shares of Hybrid Common Stock represented in person or by proxy and entitled to vote at the Hybrid Annual Meeting is required to approve each of Proposal No. 3--the amendment of Hybrid's 1997 Equity Incentive Plan, Proposal No. 4--the amendment of Hybrid's 1997 Employee Stock Purchase Plan, and Proposal No. 5-- ratification of the selection of Coopers & Lybrand L.L.P. as independent accountants for Hybrid for the fiscal year ended December 31, 1998. The effectiveness of any of the proposals to be voted upon at the Hybrid Annual Meeting is not conditioned upon the approval of any of the other proposals by the Hybrid stockholders.

    On the Hybrid Record Date, directors and executive officers of Hybrid, and their affiliated entities, as a group beneficially owned 1,395,709 shares of Hybrid Common Stock or approximately 13.4% of the outstanding shares of Hybrid Common Stock on such date. Affiliates of Hybrid, including certain of such directors and executive officers of Hybrid, beneficially owning 1,384,512 shares or 13.3% of the outstanding Hybrid Common Stock, have executed Voting Agreements, pursuant to which they have agreed to vote such shares in favor of the Merger and have executed irrevocable proxies with respect thereto. See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER--VOTING AGREEMENTS."

    In addition, under the Reorganization Agreement, it is a condition to Hybrid's obligation to complete the Merger that the holders of no more than 5% of the outstanding shares of Pacific Capital Stock be eligible to exercise dissenters' rights under the California Code.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The required quorum for the transaction of business at the Hybrid Annual Meeting is a majority of the shares of Hybrid Common Stock outstanding on the Hybrid Record Date. Abstentions will be included in determining the number of shares present and voting at the Hybrid Annual Meeting and will have the same effect as votes against the proposals. With respect to Proposal No. 1, broker non-votes will have the same effect as votes against the proposal. With respect to Proposal Nos. 2, 3, 4 and 5 broker non-votes will not be counted for any purpose in determining whether a proposal has been approved.

SOLICITATION OF PROXIES AND EXPENSES

    Hybrid will bear the cost of the solicitation of proxies in the enclosed form from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Hybrid may solicit proxies from stockholders by telephone, telegram, letter or in person. Following the original mailing of the proxies and other soliciting materials, Hybrid will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Hybrid Common Stock and to request authority for the exercise of proxies. In such cases, Hybrid, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

APPRAISAL RIGHTS

    Under the Delaware General Corporation Law, Hybrid stockholders are not entitled to dissenters' rights or appraisal rights with respect to the proposed Merger. See "PROPOSAL NO. 1: THE MERGER--APPROVAL OF THE MERGER--APPRAISAL AND DISSENTERS' RIGHTS."

                          THE PACIFIC SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE OF PACIFIC SPECIAL MEETING

    The Pacific Special Meeting will be held at 10:00 A.M., local time, on May 28, 1998 at Pacific's headquarters located at 1308 Moffett Park Drive, Sunnyvale, California 94089. At the Pacific Special Meeting, shareholders of Pacific on the Pacific Record Date will be asked to consider and vote upon a proposal to approve and adopt the Reorganization Agreement, the Agreement of Merger and the Merger. The Reorganization Agreement and the Agreement of Merger are attached hereto as Appendices A-1 and A-2, respectively. See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER."

RECORD DATE AND OUTSTANDING SHARES

    Only holders of record of Pacific Common Stock and Pacific Preferred Stock at the close of business on the Pacific Record Date are entitled to notice of and to vote at the Pacific Special Meeting. As of the close of business on the Pacific Record Date, there were 5,712,668 shares of Pacific Common Stock outstanding and entitled to vote, held of record by 255 shareholders and 12,320,681 shares of Pacific Preferred Stock outstanding and entitled to vote, held of record by 35 shareholders. Each Pacific shareholder is entitled to one vote for each share of Pacific Common Stock and one vote for each share of Pacific Preferred Stock held as of the Pacific Record Date.

VOTING OF PROXIES

    The Pacific proxy accompanying this Joint Proxy Statement/Prospectus is solicited on behalf of the Board of Directors of Pacific for use at the Pacific Special Meeting. Pacific shareholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Pacific. All properly executed proxies received by Pacific prior to the vote at the Pacific Special Meeting that are not revoked will be voted at the Pacific Special Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the Reorganization Agreement, the Agreement of Merger and the Merger. A Pacific shareholder who has given a proxy may revoke it at any time before it is exercised at the Pacific Special Meeting, by (i) delivering to the Secretary of Pacific (by any means, including facsimile) a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a date later than the proxy previously delivered, or (iii) attending the Pacific Special Meeting and voting in person (although attendance at the Pacific Special Meeting will not, by itself, revoke a proxy).

    It is not anticipated that any matter not referred to herein will be presented for action at the Pacific Special Meeting. If any other matters are properly brought before the Pacific Special Meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

VOTE REQUIRED

    Pursuant to the California Code and Pacific's Articles of Incorporation, approval of the Merger requires the affirmative vote of at least a majority of the outstanding shares of the Pacific Common Stock entitled to vote at the Pacific Special Meeting, voting as a class, and at least 60% of the shares of the Pacific Preferred Stock entitled to vote at the Special Meeting, voting as a separate class. Since the required vote of the Pacific shareholders is based upon the number of outstanding shares of Pacific Common Stock and Pacific Preferred Stock rather than upon the shares actually voted in person or by proxy at the Pacific Special Meeting, the failure by the holder of any such shares to submit a proxy or to vote in person at the Pacific Special Meeting (including abstentions) will have the same effect as a vote against approval and adoption of the Reorganization Agreement, the Agreement of Merger and the Merger.

    Shareholders of Pacific beneficially owning 3,357,515 shares or 58.8% of the outstanding Pacific Common Stock and 7,509,644 shares or 61.0% of the outstanding Pacific Preferred Stock have executed Voting Agreements, pursuant to which they have agreed to vote all such shares in favor of adoption and approval of the Reorganization Agreement, the Agreement of Merger and for the Merger. Accordingly, approval of the Reorganization Agreement, the Agreement of Merger and the Merger at the Pacific Special Meeting is assured. However, it is a condition to Hybrid's obligation to complete the Merger that the holders of no more than 5% of the outstanding shares of Pacific Capital Stock be eligible to exercise dissenters' rights.

QUORUM; ABSTENTIONS

    The required quorum for the transaction of business at the Pacific Special Meeting is a majority of the shares of Pacific Common Stock and Pacific Preferred Stock outstanding on the Pacific Record Date, either present in person or represented by proxy. Abstentions will be included in determining the number of shares present and voting at the Pacific Special Meeting and will have the same effect as votes against the proposal. If an executed Pacific proxy is returned and the shareholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Pacific Special Meeting for purposes of determining a quorum. Since the required vote of the Pacific shareholders is based upon the number of outstanding shares of Pacific Capital Stock, any abstentions will have the same effect as a vote against approval and adoption of the Reorganization Agreement and the Agreement of Merger and approval of the Merger.

SOLICITATION OF PROXIES AND EXPENSES

    Pacific will bear the cost of the solicitation of proxies in the enclosed form from its shareholders. In addition to solicitation by mail, the directors, officers and employees of Pacific may solicit proxies from shareholders by telephone, telegram, letter or in person. Following the original mailing of the proxies and other soliciting materials, Pacific will request custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Pacific Common Stock and/or Pacific Preferred Stock and to request authority for the exercise of proxies. In such cases, Pacific, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

DISSENTERS' RIGHTS

    If the Merger is approved by the required vote of Pacific shareholders and is not abandoned or terminated, each holder of Pacific Capital Stock who does not vote in favor of the Merger and also follows the procedures set forth in Sections 1300 through 1312 of the California Code, attached hereto as Appendix C, will be entitled to have shares of Pacific Capital Stock purchased by Pacific at their fair market value, determined as of the day before the first announcement of the terms of the Merger and excluding any appreciation or depreciation in consequence of the Merger and therefore valuing the shares as if the Merger had not occurred. The failure of a dissenting Pacific shareholder to timely and properly comply with such procedures will result in the termination or waiver of such rights. See "PROPOSAL NO. 1: THE MERGER--APPROVAL OF THE MERGER--APPRAISAL AND DISSENTERS' RIGHTS."

                           PROPOSAL NO. 1: THE MERGER
                                  RISK FACTORS

    THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE MATTERS TO BE VOTED ON AT THE HYBRID ANNUAL MEETING AND THE PACIFIC SPECIAL MEETING AND THE ACQUISITION OF THE SECURITIES OFFERED HEREBY. THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WORDS SUCH AS "EXPECTS", "ANTICIPATES", "INTENDS", "PLANS", "BELIEVES", "SEEKS", VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY THESE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS REFLECT THE BEST JUDGMENT OF THE MANAGEMENT OF HYBRID AND PACIFIC BASED ON FACTORS CURRENTLY KNOWN AND INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

RISKS RELATING TO THE MERGER

    GENERAL RISKS ASSOCIATED WITH INTEGRATION OF OPERATIONS. Hybrid and Pacific have entered into the Reorganization Agreement with the expectation that the proposed Merger will result in long-term strategic benefits. These anticipated benefits will depend in part on whether the companies' operations can be integrated in an efficient and effective manner. There can be no assurance that this will occur. The successful integration of Pacific with Hybrid will require, among other things, integration of the companies' respective product offerings and coordination of the companies' management, sales and marketing and research and development efforts. It is possible that this integration will not be accomplished smoothly or successfully, and that efforts to achieve integration may require more time, expense and management attention than anticipated. The diversion of the attention of management from day-to-day operations and any difficulties encountered in the transition process could have an adverse impact on the combined company's business, operating results or financial condition. Disruption of the combined company's business might result from employee uncertainty or lack of focus, as well as from customer or supplier confusion, following announcement of the Merger. The process of combining the operations of the two organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses, which could have an adverse effect on their combined operations. In addition, during the pre-Merger and integration phase, competitors may try to recruit key employees of Hybrid or Pacific and to gain a competitive advantage with Hybrid's or Pacific's prospective and existing customers. Despite the efforts of the combined company, it might not be able to retain key management, technical and sales personnel.

    EXECUTION BY COMBINED SALES AND MARKETING FORCES. The combined company may experience disruption in sales and marketing as a result of attempting to integrate Hybrid's and Pacific's sales force with its own, and may be unable to effectively correct such disruption, or to successfully execute on its sales and marketing objectives, even after the companies' respective sales and marketing forces have been combined. In addition, sales models for the various products that will make up the combined company's new product line may vary significantly from product to product. Sales personnel not accustomed to the different approaches required for products newly added to their portfolio may experience delays and difficulties in selling these newly added products. Furthermore, it may be difficult to retain key sales personnel during the period prior to and after the effectiveness of the Merger. As a result, the combined company may be unable to take full advantage of the combined sales forces' efforts, and the sales approach and distribution channels of one company may be ineffective in promoting the products of the other. Hybrid and Pacific also use a number of distribution channels in the various geographic locations in which their respective products are sold, and channel conflicts may develop following the Merger.

    INTEGRATION OF PRODUCTS AND ENGINEERING TEAMS; DELAY IN DEVELOPMENT OF INTEGRATED PRODUCTS. After the Merger, the combined company plans to combine its product offerings and to develop products to work together in integrated suites. It is possible that such integration and development efforts will not be accomplished in a timely manner or prove to be technologically infeasible. There can be no assurance that either company will retain its key technical personnel, that the engineering teams of the two companies will successfully cooperate and realize any technological benefits, or that the focus on product integration and extension efforts will not have an adverse effect on the development, introduction or delivery of new or enhanced Hybrid or Pacific products. Any delays that occur in the development and introduction of the integrated, end-to-end, system solutions for high speed Internet access that Hybrid plans to pursue following the Merger could have a materially adverse effect upon the combined company's business, operating results or financial condition.

    FINANCIAL IMPACT OF FAILURE TO ACHIEVE SYNERGIES. If the integration of Hybrid's and Pacific's operations is not successful, or the combined company does not achieve the operational efficiencies and other business synergies that are anticipated or if such synergies are not achieved as quickly as may be expected by financial analysts or at the level expected by financial analysts, or if the effect of the Merger on earnings per share is not in line with the expectation of financial analysts, the market price of Hybrid's Common Stock will be significantly and adversely affected. See "RISKS RELATED TO HYBRID, PACIFIC AND THE COMBINED COMPANY--POSSIBLE VOLATILITY OF STOCK PRICE."

    RISKS ASSOCIATED WITH EFFECT OF MERGER ON SUPPLIERS, RESELLERS AND CUSTOMERS; UNCERTAINTIES OF THE WIRELESS MARKET. The announcement and consummation of the Merger could cause suppliers, resellers and present and potential customers of either company to delay or cancel orders for products as a result of concerns and uncertainty over evolution, integration and support of Hybrid's and Pacific's products following the Merger. The combined company's combination of products and creation of integrated suites could cause present and potential customers of Hybrid and Pacific to delay or cancel orders for products. Such delays or cancellations of orders could have a material adverse effect on the business, operating results or financial condition of Hybrid, Pacific or the combined company. In particular, such delays or cancellations could be expected to disrupt revenue and earnings, which in turn would have a negative effect on the market price of Hybrid Common Stock. In addition, Hybrid's focus on the broadband wireless market may increase following the Merger, and there are uncertainties regarding the general economic condition of that market. There is a risk that the financial condition of increasing numbers of customers for the combined company's wireless products will adversely affect such customers' ability or willingness to purchase or pay for those products, thereby adversely affecting the combined company's business, results of operation and financial condition.

    COSTS OF INTEGRATION; TRANSACTION EXPENSES. Hybrid expects to incur a charge of approximately $3.0 million to $3.5 million in the quarter in which the Merger occurs in connection with the write-off of certain assets, personnel severance costs, the cancellation and continuation of contractual obligations and direct transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. Actual costs may substantially exceed such estimates, unanticipated expenses associated with the integration of the two companies may arise, or Hybrid may incur additional material charges in subsequent quarters to reflect additional costs associated with the integration of the two companies. In addition, upon consummation of the Merger, the Company will pay Pacific's indebtedness of approximately $2.0 million in bridge loans (inclusive of accrued interest) made by principal shareholders of Pacific. Total costs associated with the Merger are anticipated to result in an operating loss and a net loss for Hybrid's quarter ending June 30, 1998 and for its fiscal year ending December 31, 1998, and could negatively affect financial results in future periods for the reasons discussed above.

    POSSIBLE NEED FOR ADDITIONAL FINANCING. In the past, each of Hybrid and Pacific has required substantial amounts of capital to design, develop, market, sell and manufacture its products and to finance customer purchases by providing extended payment terms and other accommodations and to fund continuing operations. It is anticipated that these costs will continue. The combined company's future capital requirements will depend on many factors, including, but not limited to, the evolution of the market for broadband access systems, the market acceptance of the combined company's products, competitive pressure on the price of the combined company's products, the levels at which the combined company maintains inventory, the levels of promotion and marketing required to launch such products and attain a competitive position in the marketplace, the extent to which the combined company invests in new technology and improvements on its existing technology, and the response of competitors to the combined company's products. While Hybrid believes that available bank borrowings, existing cash balances and funds generated from operations, if any, will provide the combined company with sufficient funds to pay the costs referred to in "--COSTS OF INTEGRATION; TRANSACTION EXPENSES" above and to finance its operations for at least the next 12 months, to the extent that existing resources are insufficient to fund the combined company's activities over the long-term, the combined company may need to raise additional funds through public or private equity or debt financing or from other sources. The sale of additional equity or convertible debt may result in additional dilution to Hybrid's stockholders, and such securities may have rights, preferences or privileges senior to those of the Hybrid Common Stock. To the extent that the combined company relies upon debt financing, the combined company will incur the obligation to repay the funds borrowed with interest and may become subject to covenants and restrictions that restrict operating flexibility. No assurance can be given that additional equity or debt financing will be available or that, if available, it can be obtained on terms favorable to the combined company or its stockholders. See "HYBRID MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--LIQUIDITY AND CAPITAL RESOURCES" and "PACIFIC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--LIQUIDITY AND CAPITAL RESOURCES."

    SHORT TERM DILUTION OF INTEREST. A number of shares and shares subject to options and warrants equal to approximately 15.7% of Hybrid's outstanding Common Stock (based on the Assumed Exchange Ratio of 0.0894714) will be issued or subject to issuance to the securityholders of Pacific upon consummation of the Merger and will cause a dilution of earnings per share which may negatively impact Hybrid's stock price in the near term. If the Closing Price is less than $6.46 (the assumed Closing Price used in computing the Assumed Exchange Ratio), then more shares of Hybrid Common Stock will be issued or issuable in the Merger; and if the Closing Price is more than $6.46, fewer shares of Hybrid Common Stock will be issued or issuable in the Merger. At the Low Exchange Ratio, approximately 14.3% of Hybrid's outstanding Common Stock would be issued or issuable in the Merger, and at the High Exchange Ratio, approximately 23.2% would be issued or issuable. Further, as a result of the antidilution provisions of the $5.5 Million Debenture, the number of shares of Hybrid Common Stock issuable upon conversion of the debenture (currently 513,433 shares) will be increased by virtue of the Merger, and the amount of the increase depend upon the per share market price of Hybrid Common Stock at the time of the Merger (the lower the market price, the greater number of shares will be issuable upon conversion of the debenture). For example, if the market price were $6.46 at the time of the Merger, the number of shares issuable upon conversion of the debenture would increase by approximately 338,000 shares; and if the market price were $5.00, the number of shares issuable upon conversion would increase by approximately 587,000 over the current amount. While Hybrid believes that the dilution resulting from the Merger will be temporary and that the Merger will ultimately be accretive to the combined company's earnings per share, there can be no assurance that this will be the case or that Hybrid's stock price will not continue to be negatively affected, or that actual results will be as expected.

    POOLING OF INTERESTS. In order to qualify the Merger as a pooling of interests for accounting and financial reporting purposes, affiliates of Hybrid and Pacific have agreed not to sell, or otherwise reduce their risk with respect to, any shares of stock, except for a de minimus number as defined by certain SEC rules and regulations, of either Hybrid or Pacific during the period beginning 30 days preceding the Effective Time and continuing until the day that Hybrid publicly announces financial results covering at least 30 days of combined operations of Hybrid and Pacific. If the Merger is completed and the Effective Time occurs after May 1998, it is not expected that such combined financial results would be published until mid to late October. If affiliates of Hybrid or Pacific sell their Hybrid Common Stock despite their contractual obligation not to do so, the Merger may not qualify for accounting as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles, which would in turn materially and adversely affect Hybrid's reported earnings and, potentially, its stock price. See "PROPOSAL NO. 1: THE MERGER--APPROVAL OF THE MERGER--ACCOUNTING TREATMENT."

RISKS RELATING TO HYBRID, PACIFIC AND THE COMBINED COMPANY

    PACIFIC'S NEED FOR IMMEDIATE ADDITIONAL FINANCING. Pacific is currently in need of immediate additional capital to finance its operations and to meet its short term liquidity needs. While Pacific is seeking additional financing up to an approximate amount of $1.0 million, there can be no assurance that the additional required financing will be available through equity offerings, bank borrowings or otherwise, or that, if such financing is available, it will be available on terms favorable to Pacific or its shareholders. If Pacific is unable to secure financing prior to the consummation of the Merger, Pacific will have to scale back sales and marketing and research and development efforts and Pacific's business, financial condition and operating results will be materially adversely affected.

    LIMITED OPERATING HISTORY; HISTORY OF LOSSES. Hybrid was organized in 1990 and has experienced operating losses each year since that time. As of March 31, 1998, Hybrid had an accumulated deficit of approximately $34.6 million. Because Hybrid and the market for broadband access through wireless and cable modems are still in an emerging stage, there can be no assurance that the combined company will ever achieve profitability on a quarterly or an annual basis or will sustain profitability once achieved. Hybrid began shipment of its first products, the Series 1000 product line in 1994 and sold only minimal quantities before replacing them with its Series 2000 product line, which was first shipped in October 1996. The revenue and profit potential of Hybrid's business and the industry is unproven, and Hybrid's limited operating history makes the combined company's future operating results difficult to predict. Pacific also has a history of losses, and as of March 31, 1998, Pacific had an accumulated deficit of $25.2 million. The growth and future success of the combined company will be substantially dependent upon broadband wireless system operators, cable system operators and ISPs adopting its technologies, purchasing its products and selling its client modems to wireless, cable and ISP subscribers. Hybrid has had limited experience selling its products to broadband wireless system operators, cable system operators, ISPs and other businesses, and there are many impediments to its being able to do so. See "--INEXPERIENCE IN EMERGING MARKET." The market for Hybrid's products has only recently begun to develop, is rapidly changing and is characterized by an increasing number of competitors and competing technologies. Certain competitors of Hybrid and Pacific currently offer more price competitive products. In the event that Hybrid's or Pacific's current or future competitors release new products or technologies with more advanced features, better performance or lower prices than Hybrid's or Pacific's current or future products, demand for the combined company's products would decline. See "--COMPETITION." Failure of the combined company's products to achieve market acceptance could have a material adverse effect on the combined company's business, operating results or financial condition. Although Hybrid has experienced significant growth in net sales in the past year , Hybrid does not believe that its growth rate during the past year is sustainable or indicative of future operating results. For the three months ended March 31, 1998, Hybrid's net sales declined by 31% from its net sales for the three months ended December 31, 1997. In addition, Hybrid has had negative gross margins in past periods, and there can be no assurance that any growth in net sales will result in positive gross profits or operating profits. Pacific's revenue declined from the first quarter of fiscal 1997 to the first quarter of fiscal 1998 due to a decline in customer demand for its broadband wireless video downconverts and decoders. Future operating results of the combined company will depend on many factors, including the growth of the wireless and cable modem system markets, demands for the Series 2000 and future product lines, demand for Pacific's product lines, purchasing decisions by wireless and cable companies and their subscribers, the level of product and price competition, market acceptance of competing technologies to deliver high speed Internet access, evolving industry standards, the ability of the combined company to develop and market new products and control costs, general economic conditions and other factors. The combined company believes that it will continue to experience net losses for the foreseeable future. See "HYBRID MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

    FLUCTUATIONS IN OPERATING RESULTS; ABSENCE OF SIGNIFICANT BACKLOG; CONTINUING DECLINE OF AVERAGE SELLING PRICES. Each of Hybrid and Pacific has experienced, and the combined company expects to continue to experience, significant fluctuations in its results of operations on a quarterly and an annual basis. Historically, Hybrid's and Pacific's quarterly net sales have been unpredictable due to a number of factors. Factors that have influenced Hybrid and Pacific and that will continue to influence the combined company's results of operations in a particular period include: the size and timing of customers orders and subsequent shipments, particularly with respect to Hybrid's headend equipment and Pacific's downconverters and antennas; customer order deferrals in anticipation of new products or technologies; timing of product introductions or enhancements by the combined company or its competitors; market acceptance of new products; technological changes in the cable, wireless and telecommunications industries; competitive pricing pressures; the effects of extended payment terms, promotional pricing, service, marketing or other terms offered to customers; accuracy of customer forecasts of end-user demand; changes in the combined company's operating expenses; personnel changes; quality control of products sold; regulatory changes; customers' capital spending; delays of orders by customers; customers' delay in or failure to pay accounts receivable; and general economic conditions. For example, for the three months ended March 31, 1998, Hybrid's net sales declined 31% from its net sales for the three months ended December 31, 1997, and Hybrid recorded a $800,000 sales return reserve. Further, Hybrid increased its reserves for doubtful accounts in the fourth quarter of 1997 and the first quarter of 1998 by $500,000 and $450,000, respectively. See "HYBRID'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." In addition, the inability to obtain components from suppliers or manufacturers has adversely affected Hybrid's and Pacific's operating results in the past and may materially adversely affect the combined company's operating results in the future. For example, in the second quarter and a portion of the third quarter of 1997, Hybrid did not receive the full shipment of modems anticipated from Sharp Corporation ("SHARP"), its primary modem manufacturer, because of technical delays in product integration. As a result, Hybrid was unable to fill all customer orders for the second quarter. While such problems have since been resolved, there can be no assurance that the combined company will not experience similar supply problems in the future with respect to Sharp or any other supplier or manufacturer.

    The timing and volume of customer orders are difficult to forecast because wireless and cable companies typically require delivery of products within 30 days, thus a substantial majority of Hybrid's and Pacific's net sales are typically booked and shipped in the same quarter. Accordingly, net sales for Hybrid and Pacific for any future quarter are difficult to predict. Hybrid, at any given time, has a limited backlog of orders and currently has no backlog. Further, sales are generally made pursuant to purchase orders, which can be rescheduled, reduced or canceled with little or no penalty. Historically, a substantial majority of Hybrid's and Pacific's net sales in a given quarter have been recorded in the third month of the quarter, with a concentration of such net sales in the last two weeks of the quarter. Because of the relatively large dollar size of Hybrid's and Pacific's typical transaction, any delay in the closing of a transaction can have a significant impact on the combined company's operating results for a particular period. See "--LENGTHY SALES CYCLE."

    Historically, average selling prices ("ASPS") in the wireless and cable systems industry have decreased over the life of individual products and technologies. In the past, each of Hybrid and Pacific has experienced decreases in unit ASPs of each of its products. The combined company anticipates that unit ASPs of its products will continue to decrease, which would cause continuing downward pressure on the gross margins for these products. Hybrid's gross margins are also impacted by the sales mix of points of presence headend equipment ("POPS" or "HEADENDS") and modems. Hybrid's single-user modems generally have lower margins than its multi-user modems, both of which have lower margins than Hybrid's headends. Due to current customer demand, Hybrid anticipates that the sales mix of modems will continue to be weighted toward lower-margin single-user modems in the foreseeable future. See "--NEED TO REDUCE COST

OF CLIENT MODEMS, DOWN CONVERTERS, ANTENNAS AND VIDEO DECODERS" below and "HYBRID MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

    LENGTHY SALES CYCLE. The sale of Hybrid's and Pacific's products typically involves a significant technical evaluation and commitment of capital and other resources, with the delays frequently associated with customers' internal procedures to approve large capital expenditures, to engineer deployment of new technologies within their networks and to test and accept new technologies that affect key operations. For these and other reasons, the sales cycle associated with Hybrid's and Pacific's products is typically lengthy, generally lasting three to nine months and is subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews, that are beyond control of Hybrid or Pacific, as the case may be. Because of the lengthy sales cycle and the large size of customers' orders, if orders forecasted for a specific customer for a particular quarter are not realized in that quarter or any significant customer delays payment or fails to pay, the combined company's operating results for that quarter could be materially adversely affected. See "--FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; ABSENCE OF SIGNIFICANT BACKLOG; CONTINUING DECLINE OF AVERAGE SELLING PRICES" above, and "HYBRID MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and "PACIFIC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

    DEPENDENCE ON RECENTLY INTRODUCED PRODUCTS AND PRODUCTS UNDER DEVELOPMENT; RAPID TECHNOLOGICAL CHANGE. The market for high speed Internet access products is characterized by rapidly changing technologies and short product life cycles. Prior to October 1996, substantially all of Hybrid's product sales were attributable to its Series 1000 product line. In October 1996, Hybrid introduced its Series 2000 product line (which replaced the Series 1000 product line). Hybrid is currently generating, and expects to continue to generate in the near term, substantially all of its net sales from its Series 2000 product line and related support and networking services. To date, substantially all products sold have been for telephone return based systems and have involved single-user modems. Since the Series 2000 products have been subject to only limited single-user testing, the reliability, performance and market acceptance of Hybrid's products are uncertain, and there is increased risk that the products will be affected by problems beyond those that are generally associated with new products. The failure of the current generation of products to perform acceptably in certain beta test situations has caused Hybrid to make engineering changes to such products, and Hybrid continues to modify the designs of its products in an attempt to increase their reliability and performance. From time to time, Pacific has also been required to make engineering changes to its products and to modify the designs of its products in an attempt to increase their reliability and performance. There can be no assurance that engineering and product design efforts of the combined company will be successful. The combined company's future success will depend in part upon its ability to develop, introduce and market new products or enhancements to existing products in a timely manner and to respond to competitive pressures, changing industry standards or technological advances. For example, in the quarter ended March 31, 1998, Hybrid began offering products for two-way cable transmission using QPSK technology in response to customer requirements. In addition, Hybrid and Pacific are developing products for two-way broadband wireless transmission. There can be no assurance that the combined company will successfully develop or introduce new products, or that any new products will achieve market acceptance. Any failure to release new products or to fix, upgrade or redesign existing products on a timely basis could have a material adverse effect on the combined company's business, operating results and financial condition. In addition, as the combined company introduces new products that cause existing products to become obsolete, the combined company could experience inventory writeoffs, which could have a material adverse effect on the combined company's business, operating results and financial condition. For example, to the extent that customers demand two-way products, demand for the combined company's wireless and cable systems that utilize telephone return could be adversely affected. See "BUSINESS OF HYBRID--PRODUCTS, TECHNOLOGY AND SERVICES" and "--RESEARCH AND DEVELOPMENT".

    COMPETING TECHNOLOGIES AND EVOLVING INDUSTRY STANDARDS. The market for high speed Internet access products is characterized by competing technologies, evolving industry standards and frequent new product introductions. Market acceptance of alternative wired technologies, such as Integrated Services Digital Network ("ISDN") or Digital Subscriber Line ("XDSL"), or wireless technologies, such as DBS, could decrease the demand for the combined company's products or render such products obsolete if such alternatives are viewed as providing faster access, greater reliability or improved cost-effectiveness. In particular, it is possible that the perceived high speed access advantage provided by broadband wireless and cable systems may be undermined by the need to share bandwidth, which results in the reduction in individual throughput speeds. In addition, the emergence or evolution of industry standards, through either adoption by official standards committees or widespread use by broadband wireless system operators, cable system operators or telephone companies ("TELCOS"), could require the combined company to redesign its products to meet such standards, resulting in delays in the introduction of such products. For instance, Hybrid's products are not in full compliance with the DAVIC specifications that are supported in Europe or the versions of the MCNS specifications or IEEE standards. Cable customers and competitors are giving increased emphasis to the value of compliance with MCNS specifications. If such standards do become widespread and Hybrid's products are not in compliance, Hybrid's customers and potential customers may refuse to purchase Hybrid's products, materially adversely affecting the combined company's business, operating results and financial condition. Further, Hybrid's products are not compatible with headend equipment and modems of other suppliers of broadband Internet access products. As a result, potential customers who wish to purchase broadband Internet access products from multiple suppliers may be reluctant to purchase Hybrid's products. The rapid development of new competing technologies and standards increases the risk that current or new competitors could develop products that would reduce the competitiveness of the combined company's products. Market acceptance of new technologies or the failure of the combined company to develop and introduce new products or enhancements directed at new industry standards could have a material adverse effect on the combined company's business, operating results or financial condition. See "BUSINESS OF HYBRID--COMPETITION."

    INEXPERIENCE IN EMERGING MARKET. Broadband wireless system operators, cable system operators, distributors and other customers may prefer to purchase products from larger, more established manufacturing companies, including certain of Hybrid's or Pacific's competitors, that can demonstrate the capability to supply large volumes of products on short notice. In addition, many broadband wireless system operators, cable system operators and other customers may be reluctant to adopt technologies that have not gained wide acceptance among their industry peers. Certain competitors of Hybrid and Pacific have already established relationships in the market, further limiting Hybrid's and Pacific's ability to sell products to such potential customers. While each of Hybrid and Pacific has sold products to certain broadband wireless system operators, cable system operators and other customers, most of these sales are not based on long-term contracts and such customers may terminate their relationships with Hybrid or Pacific, as the case may be, at any time. Further, Hybrid's and Pacific's contracts generally do not contain significant minimum purchase requirements. In addition, in order to address the needs and competitive factors facing the broadband access market sales, each of Hybrid and Pacific has offered, and in the future the combined company may need to offer, extended payment, pricing, service, marketing or other promotional terms which could have a material adverse effect on the combined company's business, operating results or financial condition. For example, Hybrid increased its reserves for doubtful accounts in the fourth quarter of 1997 due to the assessment of the risk associated with the slow pay of several customers, which adversely affected operating results. If the combined company is unable to market and sell its products to a significant number of cable system operators, broadband wireless system operators and other customers, or if such entities should cease doing business with Hybrid or Pacific, as the case may be, the combined company's business, operating results or financial condition could be materially adversely affected. See "BUSINESS OF HYBRID--CUSTOMERS."

    LIMITED PENETRATION OF TWO-WAY CABLE; DEPENDENCE ON CABLE OPERATOR INSTALLATIONS. Although wired cable systems pass a significant percentage of U.S. households, very few of those households are currently served by cable plants that support two-way data access. Further, a limited number of businesses, a major target market for Hybrid, currently have cable access. To support upstream data on existing Hybrid fiber coax ("HFC") cable plants, a cable operator must install two-way amplifiers in the cable network to use the portion of the cable spectrum allocated for upstream use. There can be no assurance that cable system operators will choose to upgrade existing cable systems or provide new cable systems with two-way capability. In particular, certain large cable system operators have announced their intention to slow or halt plans to upgrade existing cable systems. Adding upstream capabilities to new or existing cable systems is expensive and generally requires portions of existing systems to be unavailable during the installation process. Cable system operators may decide to wait for the next generation of wire infrastructure, such as optical fiber, before deciding whether to provide two-way communication. The Federal Communications Commission ("FCC") has required cable system operators to dedicate the frequency spectrum from 5 MHz to 42 MHz for upstream transmissions, but this portion of spectrum is more susceptible to ingress noise and other impairments and, because it is small in comparison to the downstream portion, it can support only a more limited bandwidth. Due to a scarcity of channels, cable system operators have been and may continue to be reluctant to dedicate a portion of their frequency spectrum to new uses such as those for which Hybrid's products are designed. Consequently, Hybrid expects that upstream data traffic on cable systems will be limited to narrow or congested parts of the spectrum, thus limiting the number of potential simultaneous users. If cable system operators do not install two-way capability on their cable systems in a timely fashion or if such operators do not dedicate sufficient frequency spectrum for upstream traffic, the use of cable for upstream data traffic will be limited. Any such limitation could have a material adverse effect on the combined company's business, operating results and financial condition. See "BUSINESS OF HYBRID--CUSTOMERS."

    DEPENDENCE ON BROADBAND WIRELESS SYSTEM OPERATORS. Hybrid depends on broadband wireless system operators to purchase its wireless modem products and to sell its client wireless modems to end-users. Pacific also depends on broadband wireless system operators to purchase its downconverters, antennas and video encoding systems. Approximately 50.6% and 27.8% of Hybrid's net sales in 1997 and the first quarter of 1998, respectively, were attributable to customers in the broadband wireless industry. Many broadband wireless system companies are in the early stage of development or are in need of significant capital to upgrade and expand their services in order to compete effectively with cable system operators, satellite TV and telcos. Many of these broadband wireless system companies in need of such significant capital have had difficulties financing their businesses and are under-capitalized. Accordingly, to address the needs of and competitive factors facing these customers, each of Hybrid and Pacific on occasion has provided certain broadband wireless system operators and other customers extended payment, promotional pricing or other terms which could have, and in the case of Hybrid have had, a material adverse effect on the combined company's business, operating results and financial condition. See "HYBRID MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." The principal disadvantage of wireless cable is that it requires a direct line of sight between the wireless cable system operator's antenna and the customer's location. Therefore, despite a typical range of up to 35 miles, a number of factors, such as buildings, trees or uneven terrain, can interfere with reception, thus limiting broadband wireless system operators' customer bases. It is estimated that there are only approximately 1.0 million wireless cable customers in the United States today. In addition, current technical and legislative restrictions have limited the number of analog channels that wireless cable companies can offer to 33. In order to better compete with cable system operators, satellite TV and telcos, broadband wireless system operators have begun to examine the implementation of both digital TV and Internet access to create new revenue streams. To the extent that such operators choose to invest in digital TV, such decision will limit the amount of capital available for investment in deploying other services, such as Internet access. Broadband wireless system operators will require substantial capital to introduce and market Internet access products. There can be no assurance that broadband wireless system operators will have the capital or be able to obtain the financing necessary to supply Internet services in a competitive environment. In addition, there can be no assurance that the broadband wireless system operators' current customer bases have significant interest in high speed Internet connectivity at a price greater than that offered by telcos or that broadband wireless system operators can attract customers, particularly in the business community, which have not traditionally subscribed to wireless cable services. Moreover, to the extent that broadband wireless systems operators shift their focus and spending from video delivery to high speed Internet access, sales of Pacific's current products could be materially adversely impacted. While broadband wireless system operators are currently utilizing telephone return for upstream data transmission, Hybrid believes that wireless operators will demand two-way wireless transmission as more of these entities obtain licenses for additional frequencies. Currently, Hybrid and Pacific are developing products to satisfy the two-way transmission needs of the broadband wireless system operators. There can be no assurance that the combined company will be successful in such development efforts, or if successful, that the product will be developed on a timely basis. The failure of the combined company's products to gain market acceptance could have a material adverse effect on the combined company's business, operating results or financial condition. See "BUSINESS OF HYBRID" and "BUSINESS OF PACIFIC."

    DEPENDENCE ON CABLE SYSTEM OPERATORS. Hybrid depends on cable system operators to purchase its cable modem systems and to sell its client cable modems to end-users. Cable system operators have a limited number of programming channels over which they can offer services, and there can be no assurance that they will choose to provide Internet access. Even if cable system operators choose to provide Internet access, there can be no assurance that they would provide such access over anything other than that portion of their cable system that has two-way cable transmission capabilities. In addition, there can be no assurance that if such cable system operators provide Internet access, they would use Hybrid's products. Hybrid began selling in the first quarter of 1998 a two-way cable transmission solution utilizing the QPSK technology required by cable system operators, but there can be no assurance that Hybrid will be successful in such efforts or that once introduced such products will gain market acceptance. While many cable system operators are in the process of upgrading, or have announced their intention to upgrade, their HFC cable infrastructures to provide increased quality and speed of transmission and, in certain cases, two-way transmission capabilities, some cable operators have delayed their planned upgrades indefinitely. Cable system operators have limited experience with these upgrades, and investments in upgrades have placed a significant strain on the financial, managerial, operational and other resources of the cable system operators, most of which are already highly leveraged and facing intense competition from telcos, satellite TV and broadband wireless system operators. Because of the substantial capital cost of upgrading cable systems for high quality and two-way data transmission, it is uncertain whether such cable upgrades and additional services, such as Internet access, will be offered in the near term, or at all. For example, to increase television programming capacity to compete with other modes of multichannel entertainment delivery systems, cable system operators may choose to roll out digital set-top boxes, which do not support high speed Internet access. Cable system operators may not have the capital required to upgrade their infrastructure or to offer new services that require substantial start-up costs. In addition, Hybrid is highly dependent on cable system operators to continue to maintain their cable infrastructure in such a manner that Hybrid will be able to provide consistently high performance and reliable service. Therefore, the success and future growth of the combined company's business is subject to economic and other factors affecting the cable television industry generally, particularly the industry's ability to finance substantial capital expenditures. See "BUSINESS OF HYBRID--INDUSTRY BACKGROUND" and "--CUSTOMERS."

    CUSTOMER CONCENTRATION. To date, a small number of customers has accounted for a substantial portion of each of Hybrid's and Pacific's net sales. Hybrid expects that net sales from the sale of its Series 2000 products to a small number of customers will continue to account for a substantial portion of its net sales for the foreseeable future. Pacific also expects that sales to a small number of customers will continue to account for a substantial portion of its net sales. Each of Hybrid and Pacific expect that its largest customers in future periods could be different from its largest customers in prior periods due to a variety of factors, including customers' deployment schedules and budget and regulatory considerations. In addition, the mix of Hybrid's customers, whether cable, wireless, ISPs or distributors, has changed from quarter to quarter. As a result, each of Hybrid and Pacific has experienced, and expects to continue to experience, significant fluctuations in its results of operations on a quarterly and annual basis. Because limited numbers of cable system operators and broadband wireless system operators account for a majority of capital equipment purchases in their respective markets, the combined company's future success will depend upon its ability to establish and maintain relationships with these companies. Further, during the latter part of 1997 and the first quarter of 1998 Hybrid has increased its sales through distributors and value added resellers. During the first quarter of 1998, Hybrid recorded an $800,000 sales return reserve for potential adjustments to inventory held by distributors and value added resellers. While these customers do not have the contractual right to require product returns or stock rotation, Hybrid considered it prudent to reserve for requested returns which it would consider accepting in light of current market weakness. See "HYBRID MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." In addition, as the market for high speed Internet and corporate intranet access over broadband wireless and cable systems continues to evolve, the composition of companies participating in this market will continue to change. For instance, in 1994, 1995 and 1996, Intel Corporation ("INTEL") accounted for 59.6%, 51.6% and 20.7%, respectively, of Hybrid's net sales. From 1994 to 1996, Intel manufactured certain products based on Hybrid's design and jointly marketed Hybrid's products with its own. However, in 1996 Intel stopped purchasing products from Hybrid as it scaled back its direct participation in the wireless and cable market, though it continues to be a significant stockholder of Hybrid and maintains certain licensing and manufacturing rights to certain of Hybrid's products. Should Intel decide to purchase or support designs or products from competitors of Hybrid it could have a material adverse effect on the combined company's business, operating results and financial condition. In the year ended September 30, 1996, two customers accounted for 35.7% and 12.4% of Pacific's net sales, respectively, and in the year ended September 30, 1997, two customers accounted for 30.4% and 21.5%, respectively, of Pacific's net sales. In the six months ended March 31, 1998, four customers accounted for 31.3%, 13.6%, 11.5% and 10.1%, respectively, of Pacific's net sales. The loss of any one of Hybrid's or Pacific's major customers could have a material adverse effect on the combined company's business, financial condition and results of operations. Further, Hybrid's and Pacific's customers include companies in the early stage of development or in need of capital to upgrade or expand their services. Accordingly, in order to address the needs of and competitive factors facing the emerging broadband access markets, each of Hybrid and Pacific on occasion has provided customers extended payment, promotional pricing or other terms. The provision of extended payment terms, or the extension of promotional payment, pricing or other terms can have a material adverse effect on the combined company's business, operating results or financial condition. For example, Hybrid increased its reserves for doubtful accounts in the fourth quarter of 1997 and first quarter of 1998 by $500,000 and $450,000, respectively, due to the assessment of the risk associated with the slow pay of several customers which adversely affected operating results. Two of Hybrid's customers accounted for 16.7% and 13.2%, respectively, of Hybrid's accounts receivable for the three months ended March 31, 1998, and one of Pacific's customers accounted for 35.8% for the three months ended March 31, 1998. The combined company's future success will depend in significant part upon the decision of Hybrid's and Pacific's current and prospective customers to continue to purchase products from the combined company. There can be no assurance that Hybrid's or Pacific's current customers will continue to place orders with the combined company or that the combined company will be able to obtain orders from new customers. If orders from current customers of Hybrid or Pacific are canceled, decreased or delayed, or the combined company fails to obtain significant orders from new customers, or any significant customer delays payment or fails to pay, the combined company's business, operating results or financial condition could be materially adversely affected. Further, Hybrid's headend equipment does not operate with other companies' models and, accordingly, Hybrid is typically a sole source provider to its customers. As a result, the combined company's operating results could be materially and adversely affected if a major customer of Hybrid or Pacific were to implement other technologies that impact the future utilization of Hybrid's and Pacific's products. See "BUSINESS OF HYBRID--CUSTOMERS" and "BUSINESS OF PACIFIC--CUSTOMERS."

    COMPETITION. The market for high speed network connectivity products and services is intensely competitive. The principal competitive factors in this market include product performance and features (including speed of transmission and upstream transmission capabilities), reliability, price, size and stability of operations, breadth of product line, sales and distribution capability, technical support and service, relationships with broadband wireless system operators, cable system operators and ISPs, standards compliance and general industry and economic conditions. Certain of these factors are outside of Hybrid's and Pacific's control. The existing conditions in the high speed network connectivity market could change rapidly and significantly as a result of technological changes, and the development and market acceptance of alternative technologies could decrease the demand for Hybrid's or Pacific's products or render them obsolete. Similarly, the continued emergence or evolution of industry standards or specifications may put the combined company at a disadvantage in relation to its competitors.

    Hybrid's current and potential competitors include providers of asymmetric cable modems, other types of cable modems and other broadband access products. Most of Hybrid's competitors are substantially larger and have greater financial, technical, marketing, distribution, customer support and other resources, as well as greater name recognition and access to customers than Hybrid. In addition, many of Hybrid's competitors are in a better position to withstand any significant reduction in capital spending by cable or broadband wireless system operators. Certain of Hybrid's competitors have established relationships with cable system operators and telcos and, based on these relationships, may have more direct access to the personnel of such cable system operators and telcos that are responsible for making purchasing decisions. In addition, Hybrid could face potential competition from certain of its suppliers, such as Sharp if it were to develop or license modems for sale to others. In addition, suppliers such as Cisco Systems, which manufactures routers, could become competitors should they decide to enter Hybrid's market directly. Stanford Telecom, which manufacturers QPSK components and is the sole supplied for certain components used in Hybrid's products, has become a competitor for at least one of Hybrid's products in the broadband wireless market. There can be no assurance that Hybrid will be able to compete effectively in its target markets.

    The principal competitors in the wireless modem market are Bay Networks, Harmonic Lightwaves through its acquisition of New Media Communications, Motorola, NextLevel Systems and Stanford Telecom.

    The principal competitors in the cable modem market include Bay Networks, Motorola, NextLevel Systems and 3Com and its subsidiary U.S. Robotics. Other cable modem competitors include Cisco Systems, Com21, Hayes Microcomputer Products, Phasecom, Scientific-Atlanta, Terayon, Toshiba and Zenith Electronics, as well as a number of smaller, more specialized companies. Certain competitors have entered into partnerships with computer networking companies that may give such competitors greater visibility in this market. For example, Cisco Systems has announced intentions to develop solutions based on the Multimedia Cable Network System ("MCNS") standard with several cable modem vendors and in December 1997 announced an MCNS-compliant integrated router and cable modem to offer high-speed Internet access. Certain of Hybrid's competitors have already introduced or announced high speed connectivity products that are priced lower than Hybrid's, and certain other competitors are more focused on and experienced in selling and marketing two-way cable transmission products. There can be no assurance that additional competitors will not introduce new products that will be priced lower, provide superior performance or achieve greater market acceptance than Hybrid's products.

    Pacific's current competitors include other providers of downconverters, antennas and video encoding systems such as California Amplifier, Inc., Conifer Corporation, Trans-Systems, Inc. and TeleLynx, Inc. Pacific's potential competitors include providers of cable modems, such as Motorola, Inc., General Instrument, Scientific-Atlanta, Bay Networks and 3Com. Most of Pacific's future and potential competitors are substantially larger and have significantly greater financial, technical, marketing, distribution, customer support and other resources than Pacific, as well as greater name recognition and access to customers than Pacific. In addition, many of Pacific's competitors are in a better position to withstand any significant reduction in capital spending by cable or broadband wireless system operators. Certain of Pacific's competitors have established relationships with current and potential customers of Pacific's products, and based on those relationships, may have more direct access to the personnel of such current and potential customers that are responsible for making purchasing decisions. There can be no assurance that current or potential competitors will not introduce new products that will be priced lower, provide superior performance or achieve greater market acceptance than Pacific's products. Accordingly, there can be no assurance that Pacific will be able to compete effectively in its target markets, even after the Merger.

    To be successful, Hybrid's Series 2000 products must achieve market acceptance, and the combined company must respond promptly and effectively to the challenges of new competitive products and tactics, alternate technologies, technological changes and evolving industry standards. The combined company must continue to develop products with improved performance over two-way cable transmission facilities and with the ability to perform over two-way wireless transmission facilities. There can be no assurance that the combined company will meet these challenges, that it will be able to compete successfully against current or future competitors, or that the competitive pressures faced by the combined company will not materially and adversely affect the combined company's business, operating results or financial condition. Further, as a strategic response to changes in the competitive environment, the combined company may make certain promotional pricing, service, marketing or other decisions or enter into acquisitions or new ventures that could have a material adverse effect on the combined company's business, operating results or financial condition.

    Broadband wireless and cable system operators face competition from providers of alternative high speed connectivity systems. In the wireless high speed access market, broadband wireless system operators compete with satellite TV providers. In telephony networks, xDSL technology enables high speed data to be transmitted through existing telephone lines to the home. Recently, several companies, including Compaq, Intel, Microsoft, 3Com, Alcatel, Lucent, several RBOCs, MCI and others announced the formation of a group focused on accelerating the pace of ADSL service. In the event that any competing architecture or technology were to limit or halt the deployment of coaxial or HFC systems, the combined company's business, operating results and financial condition would be materially adversely affected. See "BUSINESS OF HYBRID--COMPETITION" and "BUSINESS OF PACIFIC--COMPETITION."

    NEED TO REDUCE COST OF CLIENT MODEMS, DOWNCONVERTERS, ANTENNAS AND VIDEO DECODERS. The list prices for the Series 2000 client modems currently range from approximately $440 to $795, depending upon features and volume purchased. Customers wishing to purchase client modems generally must also purchase an Ethernet adapter for their computer. These prices make Hybrid's products relatively expensive for the consumer electronics and the small office or home office markets. Market acceptance of Hybrid's products, and the combined company's future success, will depend in significant part on reductions in the unit cost of Hybrid's client modems. Certain of Hybrid's competitors currently offer products at prices lower than those for Hybrid's modems. While Hybrid has initiated cost reduction programs to offset pricing pressures on its products, there can be no assurance that these cost reduction efforts will keep pace with competitive pricing pressures or lead to improved gross margins. If the combined company is unable to obtain cost reductions, its gross margins and profitability will be adversely affected. To address continuing competitive and pricing pressures, Hybrid expects that it will have to reduce the cost of manufacturing client modems significantly through design and engineering changes. Such changes may involve redesigning Hybrid's products to utilize more highly integrated components and more automated manufacturing techniques. Hybrid has entered into high-volume purchase and supply agreements with Sharp and Itochu Corporation ("ITOCHU") and may evaluate the use of low-cost third party suppliers and manufacturers to further reduce costs. There can be no assurance that the combined company will be successful in redesigning its products or using more automated manufacturing techniques, that a redesign can be made on a timely basis and without introducing significant errors and product defects, or that a redesign will result in sufficient cost reductions to allow the combined company to reduce the list price of Hybrid's client modems. Moreover, there can be no assurance that additional volume purchase or manufacturing agreements will be available to the combined company on terms that the combined company considers acceptable. To the extent that the combined company enters into a high-volume or long-term purchase or supply agreement and then decides that it cannot use the products or services provided for in the agreement, the combined company's business, operating results or financial condition could be materially adversely affected. See "HYBRID MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "BUSINESS OF HYBRID--MANUFACTURING."

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
    The list price for Pacific's downconverter, antenna and video decoder products also make those products relatively expensive for the consumer electronics markets. Market acceptance of Pacific's products, and the combined company's future success, will depend in significant part on reductions in the unit costs of Pacific's downconverters, antennas and video decoders. Certain of Pacific's competitors currently offer products at prices lower than those for Pacific's downconverters, antennas and video decoders. If the combined company is unable to obtain cost reductions with respect to Pacific's downconverters, antennas and video decoders, the combined company's gross margins and profitability will be adversely affected. To address continuing competitive and pricing pressures, Pacific expects that it will have to continue to significantly reduce the cost of manufacturing its products through design and engineering changes. There can be no assurance that the combined company will be successful in redesigning Pacific's downconverters, antennas and video decoders or that a redesign can be made on a timely basis and without introducing significant errors or product defects, or that the redesign will result in significant cost reductions to allow the combined company to reduce the list price of Pacific's products. Failure to accomplish any of the foregoing could have a material adverse effect on the combined company's business, operating results or financial condition. See "PACIFIC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and "BUSINESS OF PACIFIC--MANUFACTURING."

    LIMITED MANUFACTURING EXPERIENCE; SOLE SOURCE MANUFACTURING. The combined company's future success will depend, in significant part, on its ability to manufacture, or have others manufacture, its products successfully, cost-effectively and in sufficient volumes. Hybrid maintains a limited in-house manufacturing capability at its headquarters in Cupertino for performing system integration and testing on all headend products and for manufacturing small quantities of modems. Hybrid entered into an agreement pursuant to which Sharp to date has been the exclusive OEM supplier through Itochu of certain of Hybrid's client modems, including the substantial majority of those utilized in the Series 2000. In the second quarter and a portion of the third quarter of 1997, Hybrid did not receive the full shipment of modems anticipated from Sharp because of technical delays in product integration. While these problems have since been resolved, there can be no assurance that the combined company will not experience similar supply problems in the future from Sharp or any other manufacturer. Hybrid is exploring the possibility of entering into supply arrangements with other manufacturers to provide additional or alternative sources of supply for certain of Hybrid's products, although there can be no assurance that such arrangements will be entered into or that they will provide for the prompt manufacture of products or subassemblies in quantities or on terms required to meet the needs of Hybrid's customers. Hybrid has had only limited experience manufacturing its products to date, and there can be no assurance that the combined company or Sharp or any other manufacturer of Hybrid's products will be successful in increasing the volume of its manufacturing efforts. The combined company may need to procure additional manufacturing facilities and equipment, adopt new inventory controls and procedures, substantially increase its personnel and revise its quality assurance and testing practices, and there can be no assurance that any of these efforts will be successful. Failure to do so could have a material adverse effect on the combined company's business, operating results or financial condition. See "BUSINESS OF HYBRID--MANUFACTURING" and "BUSINESS OF PACIFIC--MANUFACTURING."

    The list price for Pacific's downconverter, antenna and video decoder products also make those products relatively expensive for the consumer electronics markets. Market acceptance of Pacific's products, and the combined company's future success, will depend in significant part on reductions in the unit costs of Pacific's downconverters, antennas and video decoders. Certain of Pacific's competitors currently offer products at prices lower than those for Pacific's downconverters, antennas and video decoders. If the combined company is unable to obtain cost reductions with respect to Pacific's downconverters, antennas and video decoders, the combined company's gross margins and profitability will be adversely affected. To address continuing competitive and pricing pressures, Pacific expects that it will have to continue to significantly reduce the cost of manufacturing its products through design and engineering changes. There can be no assurance that the combined company will be successful in redesigning Pacific's downconverters, antennas and video decoders or that a redesign can be made on a timely basis and without introducing

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
significant errors or product defects, or that the redesign will result in significant cost reductions to allow the combined company to reduce the list price of Pacific's products. Failure to accomplish any of the foregoing could have a material adverse effect on the combined company's business, operating results or financial condition. See "PACIFIC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and "BUSINESS OF PACIFIC--MANUFACTURING."

    LIMITED MANUFACTURING EXPERIENCE; SOLE SOURCE MANUFACTURING. The combined company's future success will depend, in significant part, on its ability to manufacture, or have others manufacture, its products successfully, cost-effectively and in sufficient volumes. Hybrid maintains a limited in-house manufacturing capability at its headquarters in Cupertino for performing system integration and testing on all headend products and for manufacturing small quantities of modems. Hybrid entered into an agreement pursuant to which Sharp to date has been the exclusive OEM supplier through Itochu of certain of Hybrid's client modems, including the substantial majority of those utilized in the Series 2000. In the second quarter and a portion of the third quarter of 1997, Hybrid did not receive the full shipment of modems anticipated from Sharp because of technical delays in product integration. While these problems have since been resolved, there can be no assurance that the combined company will not experience similar supply problems in the future from Sharp or any other manufacturer. Hybrid is exploring the possibility of entering into supply arrangements with other manufacturers to provide additional or alternative sources of supply for certain of Hybrid's products, although there can be no assurance that such arrangements will be entered into or that they will provide for the prompt manufacture of products or subassemblies in quantities or on terms required to meet the needs of Hybrid's customers. Hybrid has had only limited experience manufacturing its products to date, and there can be no assurance that the combined company or Sharp or any other manufacturer of Hybrid's products will be successful in increasing the volume of its manufacturing efforts. The combined company may need to procure additional manufacturing facilities and equipment, adopt new inventory controls and procedures, substantially increase its personnel and revise its quality assurance and testing practices, and there can be no assurance that any of these efforts will be successful. Failure to do so could have a material adverse effect on the combined company's business, operating results or financial condition. See "BUSINESS OF HYBRID--MANUFACTURING" and "BUSINESS OF PACIFIC--MANUFACTURING."

    DEPENDENCE ON COMPONENT AVAILABILITY AND KEY SUPPLIERS. Hybrid is dependent upon certain key suppliers for a number of the components for its products. For example, Hybrid currently only has one vendor, Broadcom Corporation, for the 64 QAM demodulator semiconductors that are used in Hybrid's server and client modem products, and in past periods these semiconductors have been in short supply. Recently, Broadcom announced a program to develop with certain of Hybrid's competitors high-speed cable data modems and equipment based on Broadcom's MCNS compliant semiconductors. As a result of such program, certain of Broadcom's technological and product enhancements may be made available to certain of Hybrid's competitors before making them available to Hybrid. This could have the effect of putting Hybrid at a competitive disadvantage with regard to time to market or cause Hybrid to have to redesign its products if competitors influence changes in Broadcom's products. Hitachi is the sole supplier of components used in the processors used in certain of Hybrid's modems. In addition, certain other components for products that Hybrid has under development are currently only available from a single source. For example, Stanford Telecom, which is a competitor for at least one of Hybrid's broadband wireless products, is currently the sole supplier for certain components used in Hybrid's products, although Hybrid is in the process of developing one or more alternative sources. Pacific is also dependent on certain key suppliers for a number of components in its products and is dependent on Sun Denki (HK) Limited for most of its manufacturing needs. Specifically, Pacific is dependent upon Triquint Semiconductor for gallium arsenide semiconductors, Microchip Corp. for micro controller integrated circuit semiconductors, General Electric Corp. for printed circuit board material and Murata Inc. for RF filters. There can be no assurance that delays in key components or product deliveries will not occur in the future for Hybrid or Pacific due to shortages resulting from a limited number of suppliers, the financial or other difficulties of such suppliers or the possible limitation in component product capacities due to significant worldwide demand for such components. Any significant interruption or delay in the supply of components for Hybrid's or Pacific's products or significant increase in the price of components due to short supply or otherwise could have a material adverse effect on the combined company's ability to manufacture its products and, therefore, could have a material adverse effect on its business, operating results or financial condition. See "BUSINESS OF HYBRID--MANUFACTURING" and "BUSINESS OF PACIFIC--MANUFACTURING."

    DEPENDENCE ON THE INTERNET AND INTERNET INFRASTRUCTURE DEVELOPMENT. The commercial market for products designed for the Internet and the TCP/IP networking protocol has only recently begun to develop, and the combined company's success will depend in large part on increased use of the Internet. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of access and quality of service, remain unresolved and are likely to affect the development of the market for the combined company's products. The adoption of the Internet for commerce and communications, particularly by enterprises that have historically relied upon alternative means of commerce and communications, generally requires the acceptance of a new way of conducting business and exchanging information. In addition, Hybrid is and the combined company will be dependent on the growth of the use of the Internet by business, particularly for applications that utilize multimedia content and thus require high bandwidth. If the Internet as a commercial or business medium fails to develop or develops more slowly than expected, the combined company's business, operating results and financial condition could be materially adversely affected. The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers, telecommunications links and other components forming the infrastructure of the Internet by ISPs and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of the combined company's products. Potentially increased performance provided by the products of the combined company and others is ultimately limited by and reliant upon the speed and reliability of the Internet backbone itself. Consequently, the emergence and growth of the market for the combined company's products are dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

    DEPENDENCE ON ACCEPTANCE OF ASYMMETRIC NETWORKING. Hybrid's products are designed to transmit data from the Internet in the downstream direction (i.e., to the end-user) much more quickly than data is transmitted in the upstream direction (i.e., from the end-user). This "asymmetric" architecture has not been widely used and is relatively unproven in computer networking. Certain networking protocols and standards, including the TCP/IP protocol, were designed with the expectation that the network would be symmetric, and Hybrid has spent considerable engineering resources to enable its products to work with such protocols. There can be no assurance that Hybrid's current products or the combined company's future products will be compatible with symmetric standards or that errors will not occur in connecting the symmetric protocols with Hybrid's asymmetric design. Because of this asymmetric design, certain applications do not benefit from the connection to a high bandwidth cable system. Computer applications that need to transmit data as quickly to the Internet as from the Internet will not exhibit the performance improvements that are only available to downstream data traffic, particularly if the upstream traffic is sent via Plain Old Telephone Service ("POTS"). Certain applications will not run fast enough in the upstream direction to be acceptable for some users. As a result, some end-users may not perceive a significant benefit from the greater downstream performance of Hybrid's products. There can be no assurance that potential customers will consider the downstream performance benefits sufficient to justify the purchase and installation costs of Hybrid's asymmetric products. Failure of asymmetric networking to gain market acceptance, or any delay in such acceptance, could have a material adverse effect on the combined company's business, operating results or financial condition.

    RISK OF PRODUCT DEFECTS, PRODUCT RETURNS AND PRODUCT LIABILITY. Products as complex as those offered by Hybrid and Pacific frequently contain undetected errors, defects or failures, especially when first introduced or when new versions are released. In the past, such errors have occurred in Hybrid's and Pacific's products, and there can be no assurance that errors will not be found in Hybrid's or Pacific's current products or the combined company's future products. The occurrence of such errors, defects or failures could result in product returns and other losses to the combined company or its customers. Such occurrence could also result in the loss of or delay in market acceptance of the combined company's products, which could have a material adverse effect on the combined company's business, operating results or financial condition. Hybrid's products generally carry a one year warranty which includes factory and on-site repair services as needed for replacement of parts. In addition, Hybrid's third party manufacturer provides a 15 month warranty period on all cable modems manufactured by it. The warranty period begins on the date the modems are completely assembled. Pacific typically provides a two-year warranty on its broadband wireless downconverters and decoders. Due to the relatively recent introduction of the Series 2000 products, Hybrid has limited experience with the problems that could arise with this generation of products. In addition, each of Hybrid's and Pacific's purchase agreements with its customers typically contain provisions designed to limit exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in such purchase agreements may not be effective as a result of federal, state or local laws or ordinances or unfavorable judicial decisions. Although neither Hybrid nor Pacific has experienced any product liability claims to date, the sale and support of Hybrid's and Pacific's products entails the risk of such claims. A successful product liability claim brought against the combined company could have a material adverse effect on the combined company's business, operating results or financial condition. See "BUSINESS OF HYBRID--MANUFACTURING" and "BUSINESS OF PACIFIC--MANUFACTURING."

    DEPENDENCE ON KEY PERSONNEL. The combined company's success will depend in significant part upon the continued services of its key technical sales and senior management personnel, including the combined company's Chairman and Chief Executive Officer, Carl S. Ledbetter, and the combined company's President and Chief Operating Officer, Richard B. Gold. Hybrid carries a $1.5 million "key man" life insurance policy on Mr. Ledbetter as required under the terms of the $5.5 Million Debenture but does not have an employement agreement with Mr. Ledbetter. Mr. Gold will be party to an employment agreement with the combined company. See "SELECTED INFORMATION WITH RESPECT TO HYBRID--EXECUTIVE COMPENSATION-- EMPLOYMENT AGREEMENTS." Any officer or employee of the combined company will be able to terminate his or her relationship with the combined company at any time. The combined company's future success will also depend on its ability to attract, train, retain and motivate highly qualified technical, marketing, sales and management personnel. Competition for such personnel is intense, and there can be no assurance that the combined company will be able to attract and retain key personnel. The loss of the services of one or more of the combined company's executive officers or key employees or the combined company's failure to attract additional qualified personnel could have a material adverse effect on the combined company's business, operating results or financial condition. See "BUSINESS OF HYBRID--EMPLOYEES" and "--MANAGEMENT."

    REGULATION OF THE COMMUNICATIONS INDUSTRY. Hybrid, Pacific and their customers are subject to varying degrees of federal, state and local regulation. For instance, the jurisdiction of the FCC extends to high speed Internet access products such as those of Hybrid. The FCC has promulgated regulations that, among other things, set installation and equipment standards for communications systems. Further regulation of the combined company's customers may adversely impact its business, operating results and financial condition. For example, FCC regulatory policies affecting the availability of cable, wireless and telco services, and other terms on which cable, wireless and telco companies conduct their business, may impede the combined company's penetration of certain markets. Changes in current or future laws or regulations which negatively impact the combined company's products and technologies, in the United States or elsewhere, could materially and adversely affect the combined company's business, operating results and financial condition.

    In March 1997, the FCC was petitioned to grant broadband wireless operators the right to use their spectrum for two-way access. Two-way access would enable voice, video and data over that spectrum. Failure to obtain FCC clearance of two-way authorization for such spectrum would materially adversely affect sales of Hybrid's and Pacific's products and would materially adversely affect the combined company's business, operating results and financial condition. In addition, international regulatory authorities for broadband wireless communications are currently conducting spectrum auctions. Failure to complete these auctions in a timely manner would have a material adverse effect on sales of Pacific's downconverter, antenna and video encoding products and would materially adversely affect the combined company's business, operating results and financial condition.

    PROTECTION AND ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS. Each of Hybrid and Pacific relies on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in its products. Hybrid currently has two patents issued in the United States, as well as pending patent applications in the United States, Europe and Japan that relate to its network and modem technology and the communication processes implemented in those devices. Pacific currently has 23 patents issued in the United States, as well as pending patent applications in the United States, Mexico, Europe and Japan that relate to the design features for its broadband wireless products. In the future, the combined company will likely to seek additional United States and foreign patents on its technology. There can be no assurance any of these patents will issue from any of Hybrid's or Pacific's pending applications or applications in preparation or that any claims allowed will be of sufficient scope or strength, or issue in sufficient countries where the combined company's products can be sold, to provide meaningful protection or any commercial advantage to the combined company. Moreover, any patents that have been or may be issued might be challenged, as is the case with the patent litigation recently initiated by Hybrid discussed below. Any such challenge could result in time consuming and costly litigation and result in the combined company's patents being held invalid or unenforceable. Furthermore, even if the patents are not challenged or are upheld, third parties might be able to develop other technologies or products without infringing any such patents.

    Each of Hybrid and Pacific has entered into confidentiality and invention assignment agreements with its employees, and non-disclosure agreements with certain of its suppliers, distributors and customers in order to limit access to and disclosure of its proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by Hybrid and Pacific to protect its intellectual property will prove sufficient to prevent misappropriation of its technology or to deter independent third-party development of similar technologies. The laws of certain foreign countries may not protect Hybrid's, Pacific's or the combined company's products or intellectual property rights to the same extent as do the laws of the United States.

    In the past, each of Hybrid and Pacific has received, and in the future may receive, notices from third parties claiming that its products or proprietary rights infringe the proprietary rights of third parties. Hybrid expects that developers of wireless and cable modems will be increasingly subject to infringement claims as the number of products and competitors in the combined company's industry segment grows. Any such claim, whether meritorious or not, could be time consuming, result in costly litigation, cause product shipment delays or require the combined company to enter into royalty or licensing agreements. Such royalty or licensing agreements may not be available on terms acceptable to the combined company or at all, which could have a material adverse effect upon the combined company's business, operating results and financial condition.

    Each of Hybrid and Pacific has and in the future may license its patents or proprietary rights for commercial or other reasons, to parties who are competitors of Hybrid or Pacific, or who may become competitors of the combined company. Further the combined company may also elect to initiate claims or litigation against third parties for infringement of Hybrid's, Pacific's or the combined company's patents or proprietary rights or to establish the validity of Hybrid's, Pacific's or the combined company's patents or proprietary rights. Hybrid recently initiated patent infringement litigation against two companies, and in response one company is seeking a declaration of invalidity, unenforceability and non-infringement of Hybrid's patents and attorneys fees, and the other company is seeking to be dismissed from the litigation. Hybrid has not yet determined if it will initiate litigation against other parties as well. In addition, Hybrid has sent notices to certain third parties offering to license its patents for products that may be infringing its patent rights. There can be no assurance that such notifications will not lead to potential litigation initiated by the combined company or related countersuits by third parties seeking to challenge Hybrid's, Pacific's or the combined company patents or asserting infringement by the combined company. Such litigation could be time consuming and costly and have a material adverse effect on the combined company's business, operating results and financial condition. See "BUSINESS OF HYBRID--INTELLECTUAL PROPERTY" and "BUSINESS OF PACIFIC--INTELLECTUAL PROPERTY."

    RISKS OF INTERNATIONAL SALES. To date, sales of Hybrid's products outside of the United States have represented an insignificant portion of net sales. While Hybrid intends to expand its operations in North America and Europe, this will require significant management attention and financial resources. In order to gain market acceptance internationally, Hybrid's products will have to be designed to meet industry standards of foreign countries, such as the DAVIC specifications that are supported in Europe. Hybrid has committed and continues to commit resources to developing international sales and support channels. Sales to customers of Pacific outside the United States have accounted for a significant portion of net sales. Pacific's international sales accounted for 30.4%, 28.5% and 36.7% of net sales in the years ended September 30, 1997, 1996 and 1995, respectively, and 53.8% of net sales for the six months ended March 31, 1998. International sales are subject to a number of risks, including longer payment cycles, export and import restrictions and tariffs, including existing United States restrictions on the export of certain high technology products that could limit the combined company's sales abroad, unexpected changes in regulatory requirements, the burden of complying with a variety of foreign laws, greater difficulty in accounts receivable collection, potentially adverse tax consequences, currency fluctuations and political and economic instability. Sales to international customers are typically made in U.S. dollars to minimize the risks associated with fluctuating foreign currency exchange rates. To date, substantially all of Pacific's international sales have been denominated in U.S. currency, however, Pacific expects that, in the future, more international sales may be denominated in local currencies. Pacific has not engaged in foreign currency hedging activities. Fluctuations in currency exchange rates could cause Pacific's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. To the extent that international revenues increase as a percentage of total revenues in the future, foreign currency fluctuation exposure may also increase. In addition, Pacific has in the past experienced a decline in sales to Mexico due to the devaluation of the Mexico peso. There can be no assurance that future economic or political instability in countries where Pacific sells its products will not have a material adverse effect on Pacific's sales in such countries, and consequently, on the business financial condition or results of operations of Pacific. Additionally, the protection of intellectual property may be more difficult to enforce outside of the United States. In the event the combined company is successful in expanding its international operations, particularly sales of Hybrid's products, the imposition of exchange or price controls or other restrictions on foreign currencies could materially adversely affect the combined company's business, operating results and financial condition. If the combined company increases its international sales, its net sales may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.

    CONCENTRATION OF OWNERSHIP BY PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS. Upon completion of the Merger at the Assumed Exchange Ratio, the combined company's executive officers, directors and greater than 5% stockholders (and their affiliates) will, in the aggregate, beneficially own approximately 37.1% of Hybrid's outstanding Common Stock. As a result, such persons, acting together, will have the ability to significantly influence all matters submitted to stockholders of Hybrid for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of Hybrid's assets) and to significantly influence the management and affairs of Hybrid. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of Hybrid, impede a merger, consolidation, takeover or other business combination involving Hybrid or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of

Hybrid, which in turn could have an adverse effect on the market price of Hybrid's Common Stock. See "SECURITY OWNERSHIP OF THE COMBINED COMPANY."

    RESTRICTIVE DEBT COVENANTS. Under the terms of the outstanding $5.5 Million Debenture, Hybrid is subject to certain restrictive covenants which could adversely affect the combined company's operations, including limitations on the amount of capital expenditures it may incur in any 12-month period and prohibitions against declaring dividends, retiring any subordinated debt other than in accordance with its terms or distributing assets to any stockholder, as long as the $5.5 Million Debenture remains outstanding. In October 1997, Hybrid entered into the $4.0 Million Credit Facility, which contains a number of restrictive covenants, including covenants prohibiting the declaration of dividends. The $5.5 Million Debenture and the Credit Facility are collateralized by substantially all of Hybrid's assets. In addition, the $5.5 Million Debenture contains "full ratchet" antidilution provisions under which the number of shares of Hybrid's Common Stock into which the $5.5 Million Debenture is convertible, at the option of the holder, may be increased if Hybrid issues any shares (with certain exceptions for employee stock options and the like) prior to October 1998 for consideration less that $10.71 per share. Commencing with October 1998, any such issuance would be subject to certain "weighted average" antidilution provisions. See "HYBRID MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "DESCRIPTION OF HYBRID CAPITAL STOCK--CONVERTIBLE $5.5 MILLION DEBENTURE" and Notes 6 and 7 of Notes to Financial Statements. Pacific has an $8 million bank line of credit with Coast Business Credit ("COAST"). Coast may terminate the line of credit at any time upon the occurrence of certain events of default, including Pacific's failure to pay any amounts under the line of credit when due. In the event of any such termination, an amount equal to $240,000 will be payable by Pacific to Coast as an early termination fee. As of April 30, 1998, the amount outstanding under the line of credit was $3,733,000. See "PACIFIC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--LIQUIDITY AND CAPITAL RESOURCES."

    SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Hybrid's Common Stock (including shares issued upon the exercise of outstanding options and warrants and upon the conversion of the $5.5 Million Debenture) in the public market could adversely affect the market price of Hybrid Common Stock prevailing from time to time and could impair the combined company's ability to raise capital through the sale of equity or debt securities. There are approximately 7,180,307 shares of Common Stock outstanding that are restricted shares ("RESTRICTED SHARES") under the Securities Act. Currently, no Restricted Shares are eligible for sale in the public market. The 7,180,307 Restricted Shares became available for sale in the public market on May 12, 1998, although approximately 2,601,792 of such shares are held by affiliates of Hybrid and are subject to a pooling lock-up associated with the Merger that prevents them from selling such shares before July 1998. In addition, upon consummation of the Merger, the $5.5 Million Debenture could be converted at any time at the option of the holder into 851,393 shares of Common Stock, assuming that Hybrid Common Stock is valued at the closing of the Merger at $6.46 per share, the ten day average price before the execution of the Reorganization Agreement (the number of shares into which the debenture could be convertible would be greater if the closing price is lower than $6.46) (see "RESTRICTIVE DEBT COVENANTS" above). Furthermore, the holders of warrants for 1,340,656 shares of Hybrid Common Stock can exercise such warrants at any time, but only 158,137 of such shares could not be sold until the expiration of the 180-day lock-up period on May 12, 1998 and the remaining 1,179,865 cannot be sold until July 1998 due to the pooling lock-up and the holding period restrictions imposed by Rule 144 of the Securities Act. NationsBanc Montgomery, the underwriter for Hybrid's initial public offering, also may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Shares of Hybrid Common Stock issued in the Merger will be freely tradeable following the closing of the Merger, but shares held by affiliates may not be sold until the expiration of the pooling lock-up. See "DESCRIPTION OF HYBRID CAPITAL STOCK--WARRANTS" and "--CONVERTIBLE $5.5 MILLION DEBENTURES." If such holders sell in the public market, such sales could have a material adverse effect on the market price of Hybrid's Common Stock.

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
    POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the shares of Hybrid's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in the combined company's results of operations, announcements of technological innovations, new products introduced by the combined company or its competitors, developments with respect to patents, copyrights or proprietary rights, changes in financial estimates by securities analysts, conditions and trends in the Internet and modem systems industries, general market conditions and other factors. Further, the stock markets, and in particular the Nasdaq National Market, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. There can be no assurance that these trading prices and price earnings ratios will be sustained. These broad market factors may adversely affect the market price of Hybrid's Common Stock. These market fluctuations, as well as general economic, political and market conditions such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of Hybrid's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such company. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the combined company's business, operating results and financial condition.

                             APPROVAL OF THE MERGER

GENERAL

    THE FOLLOWING DISCUSSION SUMMARIZES THE PROPOSED MERGER AND RELATED TRANSACTIONS. THE FOLLOWING IS NOT, HOWEVER, A COMPLETE STATEMENT OF ALL PROVISIONS OF THE REORGANIZATION AGREEMENT AND RELATED AGREEMENTS. DETAILED TERMS OF AND CONDITIONS TO THE MERGER ARE CONTAINED IN THE REORGANIZATION AGREEMENT AND AGREEMENT OF MERGER OF WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDICES A-1 AND A-2, RESPECTIVELY. REFERENCE IS ALSO MADE TO THE OTHER APPENDICES HERETO. STATEMENTS MADE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS WITH RESPECT TO THE TERMS OF THE MERGER ARE QUALIFIED IN THEIR RESPECTIVE ENTIRETIES BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE AGREEMENT AND THE ANNEXES HERETO.

    THIS SECTION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WORDS SUCH AS "EXPECTS," "ANTICIPATES," "INTENDS," "PLANS," "BELIEVES," "SEEKS," VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY THESE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS REFLECT THE BEST JUDGMENT OF THE MANAGEMENT OF HYBRID AND PACIFIC BASED ON FACTORS CORRECTLY KNOWN AND RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THE JOINT PROXY STATEMENT/ PROSPECTUS.

    The Reorganization Agreement provides, among other things, for the Merger of Merger Sub (a wholly-owned subsidiary of Hybrid) with and into Pacific, whereby Pacific, as the surviving corporation of the Merger, will become a wholly-owned subsidiary of Hybrid.

    Pursuant to the Reorganization Agreement, Hybrid has agreed that, upon consummation of the Merger, Richard B. Gold, the President and Chief Executive Officer of Pacific, and Matthew D. Miller, the Chairman of the Board of Pacific, will be appointed to Hybrid's Board of Directors and that Stephen E. Halprin and Douglas M. Leone, two of Hybrid's current directors (who are nominated for re-election at the Hybrid Annual Meeting pursuant to Proposal No. 2 below) will resign as directors (assuming they are re-elected at the meeting). Accordingly, upon the Merger, Hybrid's Board of Directors will consist of Messrs. Gold and Miller and Hybrid's three continuing directors, James R. Flach, Gary M. Lauder and Carl S. Ledbetter. The executive officers of Hybrid will remain in their current positions, except that Mr. Gold will become Hybrid's President and Chief Operating Officer. See "MANAGEMENT OF THE COMBINED COMPANY." The shareholders of Pacific will become stockholders of Hybrid (as described in "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER--MERGER CONSIDERATION"), and their rights will be governed by Hybrid's Certificate of Incorporation and Bylaws, as well as the Delaware General Corporation Law.

HYBRID'S REASONS FOR THE MERGER

    Hybrid believes that the combination of Hybrid's wireless network products, technology and expertise with Pacific's wireless transmission products, technology and expertise will provide an opportunity for the combined company to offer a more complete suite of products and to accelerate development of integrated, end-to-end system solutions for high speed wireless Internet access. In addition, combining Hybrid's current products and network capabilities with Pacific's wireless transmission product capability will allow the combined company to offer broader high speed Internet access solutions, including products that provide two-way wireless access, two-way cable access, wireless downstream and phone-up access and cable downstream and phone-up access. The ability to provide a more complete and broader product offering may give the combined company increased leverage with customers who enter into volume purchase arrangements.

    Pacific's market presence, customer base and relationships in the broadband wireless marketplace should provide additional marketing opportunities for the products the of the combined company. In addition, Pacific's international sales and distribution capability will give Hybrid the opportunity to expand the international distribution of its products.

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
    The Merger will increase the management breadth and organization infrastructure of the combined company by adding Pacific's key executives. Hybrid's engineering capacity and expertise will be strengthened and expanded by the addition of Pacific's engineering team and its technical expertise in RF (radio frequency)/analog product design and engineering. Pacific's engineers are expected to help Hybrid satisfy a need it had previously identified for hiring a substantial number of technical personnel in this important area, a difficult goal to achieve in the current labor market. The Merger will enable Hybrid to combine its technology with Pacific's technology and should increase the research and development capacity of the combined company to improve product offerings. Integrating the sales and marketing staffs and manufacturing and support functions of the two companies should significantly expand the combined company's capabilities and provide for greater efficiencies in there areas.

    Hybrid anticipates that the combined company may be able to achieve significant operational efficiencies in the future. Hybrid will gain access to Pacific's low cost, off-shore volume manufacturing relationships. The combined company may achieve cost savings by consolidating existing facilities, and by consolidating or realigning internal and outside administration and operational functions.

    The Merger may help the combined company achieve critical mass in revenues and resources to meet increasing challenges from larger companies already in or expected to enter the markets in which the combined company will participate. The increased size of the combined company may enable it to pursue new technological and market opportunities by way of internal development and, possibly, through future acquisitions of new products and technologies.

    In the course of its deliberations, the Hybrid Board reviewed with Hybrid's management and financial advisors a number of factors relevant to the Merger in addition to the benefits outlined above. The Hybrid Board considered, among other things, (i) the terms of the Merger; (ii) the likelihood of realizing superior benefits through alternative business strategies; (iii) information concerning Hybrid's and Pacific's respective businesses, prospects, financial positions, results of operations, operations, products, product development and technologies, based in the case of Pacific on information provided by Pacific and on Hybrid management's due diligence investigation; (iv) information regarding comparable companies in the wireless Internet access industry, including market prices of the companies' stock, market capitalizations, earnings per share, price earnings ratios, revenues and other results of operations, based on reported historical information and analysts' reports and earnings estimates; (v) information regarding reported acquisitions of over the last three years of other companies in the wireless Internet access industry and other comparable acquisitions; (vi) an analysis of the relative value that Pacific might contribute to the future business and prospects of the combined company; (vii) current financial market conditions and historical market prices, volatility and trading information with respect to Hybrid Common Stock; (viii) the number of shares of Hybrid that might be issued by Hybrid under the terms of the Reorganization Agreement, based on varying assumptions as to the Closing Price of Hybrid Common Stock as determined in accordance with those terms; (ix) estimates made by Hybrid's management (based in part upon estimates provided by Pacific as to its prospective operating results) as to the potential effect of the Merger upon Hybrid's prospective operating results for 1998 and 1999 before giving effect to potential cost reduction synergies that might be achieved as a result of the Merger, indicating that the Merger might have a dilutive effect on earnings per share (increasing losses) for 1998 and 1999 (recognizing that the estimates were subject to substantial uncertainties and that actual operating results would likely be materially different than those estimated); (x) estimates as to the potential effect of cost reduction synergies that might possibly be achieved from the Merger, indicating that such synergies, if achieved to the maximum extent postulated (see "--OPINION OF FINANCIAL ADVISORS--PRO FORMA ANALYSIS" below), would improve slightly the combined company's estimated results of operations for 1998, so that the Merger might not have a significant effect on earnings per share for that year, and would improve to a greater extent the combined company's estimated results of operations for 1999, so that the Merger might be accretive for that year (recognizing that achievement of such synergies was subject to substantial uncertainty and that the actual cost reductions, if any, might be materially less than the maximum amount postulated);

(xi) advice and detailed financial analysis of NationsBanc Montgomery, including its oral opinion on March 19, 1998, subsequently confirmed in writing, that as of such date the consideration to be paid by Hybrid in the Merger was fair to Hybrid from a financial point of view, as of the date of such opinion; (xii) the compatibility of the businesses products, technologies, management and the administrative, sales and marketing and technical organizations of Hybrid and Pacific; (xiii) the expectation that the Merger will qualify for pooling of interests treatment for financial reporting purposes; (xiv) the expectation that the Merger will be a tax-free reorganization for federal income tax purposes; and (xv) reports from management and legal advisors on the results of Hybrid's due diligence analysis of Pacific. For a discussion of many of the foregoing factors, see "--OPINION OF FINANCIAL ADVISORS" below.

    The Hybrid Board also considered a variety of potentially negative factors concerning the Merger, including: (i) the risk that, despite the intentions and efforts of the parties, the benefits sought to be achieved in the Merger might not be achieved, or that integration of the technologies, products, organizations or other operations of the two companies might not be accomplished smoothly and might require more time, expense and management attention than anticipated; (ii) the potential disruption of the combined company's business that might result from employee uncertainty or lack of focus, as well as customer and supplier confusion, following announcement of the Merger; (iii) the uncertainty of the market's acceptance of Hybrid's combined product offerings following the Merger; (iv) the risk that delays may occur in the development and introduction of the integrated, end-to-end, system solutions for high speed wireless Internet access that Hybrid expects to develop following the Merger;
(v) uncertainties regarding the economic condition of the broadened wireless market and the risk that the financial condition of many actual and potential customers for the combined company's wireless products will be such that their ability to purchase or pay for those products is limited, thereby adversely affecting the combined company's results of operations; (vi) the risk that the combination of Hybrid and Pacific, each of which have a history of operating losses, may result in increased operating losses that Hybrid's current capital resources may diminish at an accelerated rate resulting in the need to raise additional capital on terms that might be unfavorable to Hybrid and its stockholders, (vii) the estimated charges of $3.0 million to $3.5 million to be incurred due to the Merger in the quarter in which it closes, (viii) the risk that, during the period prior to consummation of the Merger, Pacific will be unable to obtain additional funds for its continuing operations and its short term liquidity needs, during such interim (and the risk that, if the Merger is not consummated, Pacific will not be able to repay the loan); (ix) the possibility that the operational efficiencies and other benefits anticipated from the Merger might not achieved or might not occur as rapidly or to the extent currently anticipated, so that the initially dilutive effect of the Merger on Hybrid stock may be greater or continue longer than expected; (x) the risk that, despite the efforts of the combined company, key technical, management and sales personnel of Pacific and Hybrid might not be retained by the combined company; (xi) the risk that the combined company's ability to increase or maintain revenues might be diminished by intensified competition among suppliers of similar or related products; (xii) the risk that the public market price of Hybrid stock might be adversely affected by announcement of the Merger; and (xiii) the other risks described above in "PROPOSAL NO. 1: THE MERGER-- RISK FACTORS." The Hybrid Board believed that these risks were outweighed by the potential benefits of the Merger.

    In view of the wide variety of factors, both positive and negative, considered by the Hybrid Board, the Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all of the factors set forth above, the Hybrid Board determined that the Merger was in the best interests of Hybrid and its stockholders, and the Board continues to recommend approval and adoption of the Merger by the Hybrid stockholders.

PACIFIC'S REASONS FOR THE MERGER

    Pacific believes that the combined company has the opportunity to be a worldwide leader in broadband access equipment.

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
    As the wireless data business has become increasingly important, many of Pacific's customers have expressed interest in integrated, end-to-end system solutions, and the combination of Pacific's product line with Hybrid's product line allows the combined company to offer such an end-to-end solution. In particular, the combination of Hybrid's wireless network equipment with Pacific's wireless transmission equipment will enable the combined company to offer an integrated product offering for wireless high speed Internet access. The combined company's broader, more complete product offering should provide increased leverage with customers who enter into volume purchase orders.

    The combination of Hybrid and Pacific will create a combined company with significantly greater resources than those of Pacific alone, and may enable Pacific to compete more effectively in the market. In particular, Hybrid's significant cash and cash equivalents will enable Pacific to have greater flexibility in managing its business. Moreover, Hybrid's market presence, customer base and relationships with existing broadband access providers offer expanded sales and marketing opportunities for Pacific's products. Additionally, Hybrid has relationships with global telecommunications companies which are synergistic with Pacific's business.

    There is the potential for significant operating synergies during 1998 and 1999. Hybrid's technical strength in digital hardware and software design complements Pacific's technical strength in RF/analog product design. Hybrid's operational strength in system design and integration complements Pacific's operational strength in product engineering, manufacturing and customer support. Additionally, Pacific's management team will be bolstered by the addition of key executive personnel of Hybrid.

    Finally, the Merger will be a means by which Pacific's shareholders and optionholders will be able to obtain liquidity for their equity interests. In addition, the Merger is expected to be accomplished as a tax-free exchange under
Section 368 of the Code.

    In the course of its deliberations, the Pacific Board reviewed with Pacific's management and financial advisors a number of factors relevant to the Merger in addition to the benefits outlined above. The Pacific Board considered, among other things, (i) the terms of the Merger; (ii) Pacific management's view as to the prospects of Pacific as an independent company; (iii) historical information concerning Pacific's and Hybrid's respective businesses, financial performances and condition, results of operations, operations, products, product development and technologies, management and competitive position, based in the case of Hybrid on information provided by Hybrid and on Pacific management's due diligence investigation; (iv) Pacific management's view as to the historical financial condition, results of operations and businesses of Pacific and Hybrid before and after giving effect to the Merger based on management due diligence and publicly available financial information; (v) estimates made by Pacific's management as to Pacific's prospective operating results for calendar years 1998 and 1999 as a stand alone entity, indicating potential operating losses for both years (recognizing that the estimates were subject to substantial uncertainties and that actual operating results would likely be materially different than those estimated); (vi) estimates (based in part on publicly available analysts' estimates and on information provided by Hybrid), as to the combined company's prospective operating results for calendar years 1998 and 1999 before giving effect to potential cost reduction synergies that might be achieved as a result of the Merger, indicating that the Merger might have a dilutive effect on earnings per share (increasing losses) for 1998 and an accretive effect for 1999 (recognizing that the estimates were subject to substantial uncertainties and that actual operating results would likely be materially different than those estimated); (vii) estimates as to the potential effect of cost reduction synergies that might possibly be achieved from the Merger, indicating that such synergies, if achieved to the maximum extent postulated (see "--OPINION OF FINANCIAL ADVISORS-- PRO FORMA ANALYSIS" below), would improve the combined company's estimated results of operations slightly for 1998 and to a greater extent for 1999 (recognizing that achievement of such synergies was subject to substantial uncertainty and that the actual cost reductions, if any, might be materially less than the maximum amount postulated); (viii) Pacific management's view as to the potential for other third parties to enter into strategic relationships with or to acquire Hybrid or Pacific; (ix) current financial market conditions and historical market prices, volatility and trading information with respect to Hybrid

Common Stock; (x) the impact of the Merger on Pacific's customers and employees;
(xi) the number of shares of Hybrid that might be issued by Hybrid under the terms of the Reorganization Agreement, based on varying assumptions as to the Closing Price of Hybrid Common Stock as determined in accordance with those terms; (xii) the compatibility of the businesses products, technologies, management and the administrative, sales and marketing and technical organizations of Pacific and Hybrid; (xiii) reports from management on the results of Pacific's due diligence analysis of Hybrid; and (xiv) advice of UBS, Pacific's financial advisor with respect to the Merger (UBS was not asked to render a fairness opinion with respect to the Merger). The Pacific Board also considered the possible effects of the provisions regarding the termination fees. In addition, the Pacific Board also took into account that Pacific would be represented on the Board of Directors of the combined company following the Merger.

    The Pacific Board also considered a variety of potentially negative factors concerning the Merger, including: (i) the risk that, despite the intentions and efforts of the parties, the benefits sought to be achieved in the Merger might not be achieved, or that integration of the technologies, products, organizations or other operations of the two companies might not be accomplished smoothly and might require more time, expense and management attention than anticipated; (ii) the potential disruption of the combined company's business that might result from employee uncertainty or lack of focus, as well as customer and supplier confusion, following announcement of the Merger; (iii) the uncertainty of the market's acceptance of the combined product offerings following the Merger; (iv) the risk that the combination of Pacific and Hybrid, each of which have a history of operating losses, may result in increased operating losses; (v) that Pacific's and Hybrid's combined capital resources may diminish at an accelerated rate resulting in the need to raise additional capital on terms that might be unfavorable to the combined company and its shareholders; (vi) the substantial charges to be incurred, primarily in the quarter in which the Merger is consummated, in connection with the Merger; (vii) the possibility that the operational efficiencies and other benefits anticipated from the Merger might not be achieved and that, as a result, the Merger would have a dilutive effect on Hybrid stock; (viii) the risk that, despite the efforts of the combined company, key technical management and sales personnel of Pacific and Hybrid might not be retained by the combined company; (ix) the risk that the combined company's ability to increase or maintain revenues might be diminished by intensified competition among suppliers of similar or related products; (x) the risk that the public market price of Hybrid stock might be adversely affected by announcement of the Merger; and (xi) the other risks described in "PROPOSAL NO. 1: THE MERGER--RISK FACTORS" herein. The Pacific Board believed that these risks were outweighed by the potential benefits of the Merger.

    In view of the wide variety of factors, both positive and negative, considered by the Pacific Board, the Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all of the factors set forth above, the Pacific Board determined that the Merger was fair and in the best interests of Pacific and its shareholders, and the Board continues to recommend approval and adoption of the Merger by the Pacific shareholders.

BOARD RECOMMENDATIONS

    Hybrid's Board has adopted and approved the Reorganization Agreement and the Agreement of Merger and the transactions contemplated thereby and approved the Merger and has determined that the Merger is fair, from a financial point of view to, and in the best interests of Hybrid. James R. Flach, a member of the Hybrid Board and an executive partner of Accel Partners, a venture capital firm and an affiliate of Hybrid, abstained from the vote on the Reorganization Agreement and the transactions contemplated thereby. Gary M. Lauder, a member of the Hybrid Board and the General Partner of Lauder Partners, a venture capital partnership, did not attend the meeting of the Hybrid Board at which the adoption and approval of the Reorganization Agreement was voted upon but subsequently voted in favor of the Merger.

    AFTER CAREFUL CONSIDERATION, THE HYBRID BOARD RECOMMENDS A VOTE FOR THE ADOPTION AND APPROVAL OF THE REORGANIZATION AGREEMENT AND THE AGREEMENT OF MERGER AND THE APPROVAL OF THE MERGER.

    Pacific's Board has adopted and approved the Reorganization Agreement and the Agreement of Merger and the transactions contemplated thereby and approved the Merger by the vote of all but one of the members of the Pacific Board and has determined that the Merger is fair, from a financial point of view to, and in the best interests of Pacific and its shareholders. Alan F. Dishlip, a member of the Pacific Board and a general partner of Utah Venture Partners, could not be present at the meeting of the Pacific Board at which the adoption and approval of the Reorganization Agreement was voted upon, but subsequent thereto informed Pacific that he supports the approval and adoption of the Reorganization Agreement and approval of the Merger.

    AFTER CAREFUL CONSIDERATION, THE PACIFIC BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION AND APPROVAL OF THE REORGANIZATION AGREEMENT AND THE AGREEMENT OF MERGER AND THE APPROVAL OF THE MERGER.

BACKGROUND OF THE MERGER

    Pacific and Hybrid have been working together informally in the wireless broadband access equipment market since 1995 when the companies began occasionally referring customers to one another. On June 23, 1997, at the request of Matthew D. Miller, a director of Pacific, Mr. Miller and Carl S. Ledbetter, Hybrid's President and Chief Executive Officer, met preliminarily to explore a more structured business relationship between the two companies. A follow up meeting was held on July 17, 1997 between Richard B. Gold, Pacific's President and Chief Executive Officer, and Mr. Ledbetter. To facilitate this meeting, Hybrid entered into a non-disclosure agreement with respect to the confidential information of Pacific, and Pacific provided Hybrid with certain information regarding its business. Mr. Ledbetter indicated that he was not then prepared to propose or actively consider such a combination as such discussions would be premature, but Hybrid and Pacific agreed to keep the channels of communication open. Mr. Ledbetter had further meetings with Mr. Miller on August 13, 1997, with Mr. Gold on September 16, 1997 and November 14, 1997 and with Mr. Miller on November 20, 1997 to apprise each other of developments in their respective businesses, although no substantive discussions were held.

    On December 11, 1997, Mr. Ledbetter met with Mr. Gold and indicated that he was prepared to commence discussions on a more active basis. On December 12, 1997, Hybrid executed a new non-disclosure agreement, and Pacific delivered preliminary financial information to Hybrid. Subsequently, Pacific retained UBS to advise the Pacific Board of Directors, and Hybrid retained NationsBanc Montgomery to advise the Hybrid Board of Directors, in connection with a possible business combination between Hybrid and Pacific.

    On December 30, 1997, a meeting was held at the offices of Fenwick & West, legal counsel to Hybrid, among Mr. Gold and Andrew Hartland of Pacific, Mr. Ledbetter and Dan E. Steimle of Hybrid, Tor Braham and Steven J. Lalli of UBS, and Michael Richter and David Locala of NationsBanc Montgomery. During the meeting, the parties engaged in preliminary discussions with respect to a business combination of the two companies.

    On January 15, 1998, at a regular meeting of Hybrid's Board of Directors and in discussions with Hybrid's directors before and after the meeting, Mr. Ledbetter discussed his interest in pursuing a business combination with Pacific and the basic terms that Hybrid might propose. On January 22, 1998, Mr. Ledbetter called Mr. Miller and presented a preliminary proposal, in the form of a summary term sheet, for a business combination between the two companies. Mr. Ledbetter and Mr. Gold met on January 27, 1998 and discussed the proposed combination in general terms.

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
    On January 29, 1998, at a regular meeting of Pacific's Board of Directors, Mr. Gold and Mr. Braham of UBS presented to the Board the potential business combination with Hybrid. Mr. Braham reviewed with the Board a detailed package prepared by UBS relating to Hybrid and the potential business combination. Mr. Braham also discussed other alternatives and potential business combinations with companies other than Hybrid. Messrs. Gold and Braham then reviewed the proposed term sheet in detail with the Board, and the Board discussed the proposed valuation of Pacific and the preliminary areas of concern with the term sheet. Mr. Gold then reviewed Hybrid's business and the advantages and disadvantages of a proposed business combination with Hybrid. After an extended discussion, the Board authorized Pacific's management, in consultation with Pacific's legal and financial advisors, to continue discussions with Hybrid regarding the terms upon which a merger with Hybrid might be structured.

    In a conference telephone call on January 30, 1998, Mr. Ledbetter reported to three of Hybrid's other directors regarding the status of the discussions with Pacific and his understanding that Pacific was interested in pursuing the discussions further.

    At various times in January 1998, James R. Flach, a director of Hybrid, worked with Messrs. Gold and Ledbetter to prepare an outline of strategic reasons for the proposed business combination for presentation to the respective boards of directors of the two companies. Throughout February and March of 1998, there continued to be various meetings between representatives of senior managements of Pacific and Hybrid and their respective advisors to explore the advisability of a possible business combination, to conduct due diligence reviews and to discuss the principal terms of a merger. Senior management of the two companies communicated individually with members of their respective Board of Directors over this period as well.

    On February 2, 1998, a dinner meeting was held among Mr. Gold, representatives of UBS, Mr. Ledbetter, two directors of Hybrid (Messrs. Halprin and Leone) and representatives of NationsBanc Montgomery, during which the potential beneficial synergies of the possible business combination were discussed.

    The following day, the proposed business combination was the subject of a meeting of Hybrid's Board of Directors, which was attended by Mr. Steimle, by Hybrid's legal counsel and by representatives of NationsBanc Montgomery. After extensive discussion, the directors authorized Hybrid's management, in consultation with Hybrid's legal and financial advisors, to proceed with discussions regarding the business combination and to continue its due diligence investigation of Pacific.

    During the following week, discussions continued between representatives of UBS and NationsBanc Montgomery. On February 10, 1998, Mr. Gold met with Gary M. Lauder, a director of Hybrid, and Howard L. Strachman, who was then director of Hybrid and discussed Pacific, the possible business combination and questions about the combination that were required by the Hybrid representatives.

    On February 12, 1998, the business combination was the subject of further extensive discussion at a meeting of Hybrid's Board of Directors. During the meeting, issues regarding the proposed combination were considered by the directors and discussed at length with representatives of NationsBanc Montgomery and with Hybrid's legal counsel.

    On February 13, 1998, Mr. Ledbetter spoke with Mr. Gold over the telephone regarding a proposed meeting to discuss a number of questions regarding Pacific and the possible business combination. A meeting was held at the offices of Fenwick & West on February 18, 1998 and was attended by Mr. Gold and Mr. Hartland of Pacific, representatives of UBS, Messrs. Ledbetter and Quinones of Hybrid and representatives of NationsBanc Montgomery. Financial aspects of Pacific and the proposed combination were discussed at length. A further meeting was held by Hybrid's Board of Directors on February 25, 1998 at which the status of the negotiations with Pacific and Hybrid's due diligence investigation were discussed extensively as well as the possible terms that Hybrid might propose for the business combination.

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
    On March 6, 1998, Hybrid sent a revised term sheet to Pacific. On March 12, 1998, at a regular meeting of Pacific's Board of Directors, Mr. Gold and Mr. Braham of UBS updated the Board on the status of discussions with Hybrid and reviewed the revised term sheet in detail with the Board. Mr. Braham also updated the Board on the status of other alternatives. The Board engaged in an extended discussion of the revised term sheet, Pacific's current position in its market, the advantages and disadvantages of a potential business combination with Hybrid, the current state of Hybrid's business and stock price, the proposed valuation of Pacific, and other alternatives for Pacific. The Board then authorized management of Pacific to continue negotiation of the revised term sheet with Hybrid.

    On March 13, 1998, following a breakfast meeting among Messrs. Ledbetter, Miller and Gold, representatives of Pacific, Hybrid, UBS, NationsBanc Montgomery and Wilson Sonsini Goodrich & Rosati, legal counsel to Pacific, met and agreed upon an outline of fundamental terms by which a merger of the two companies could be accomplished, subject to completion of a comprehensive due diligence investigation by Hybrid of the technology and operations of Pacific, the negotiation and approval of a definitive agreement, and final approval by Hybrid's Board of Directors and Pacific's Board of Directors of such an agreement.

    Beginning on March 16, 1998 and continuing through March 19, 1998, representatives of senior management of the two companies and their respective legal counsel met to review and negotiate drafts of the Merger Agreement and related documents. During this period, representatives of Hybrid continued their investigation into Pacific's technology and operations.

    On March 18, 1998, a special telephonic meeting of the Board of Directors of Hybrid was held, which included Messrs. Steimle and Quinones all of the directors (except that Mr. Lauder was present during only a portion of the meeting) and Hybrid's financial and legal advisors. At the meeting, management presented its proposal regarding the exchange ratio and other principal terms of the Merger Agreement and related documents. Senior management and legal and financial advisors of Hybrid discussed, among other things, the status of discussions, the principal terms of the Merger, the results of the due diligence evaluation of Pacific, the benefits and potential risks of the Merger, the possible impact of the Merger on the financial condition and business of Hybrid, the potential dilutive effect of the Merger and the potential market reaction to the proposed Merger. Hybrid's financial advisors then reviewed, among other things, the strategic rationale for, and certain financial analysis relating to, the proposed Merger. After extensive discussion, the Hybrid Board of Directors approved the Merger Agreement and related documents, with Mr. Flach abstaining due to a potential conflict of interest, subject to receipt of a fairness opinion from NationsBanc Montgomery regarding the business combination. A special committee of the Board was appointed to review NationsBanc Montgomery's opinion and give final approval to the execution and delivery of the Merger Agreement by Hybrid.

    On March 19, 1998, the special committee of the Hybrid Board, consisting of Messrs. Ledbetter, Halprin and Leone, met by conference call with Mr. Steimle of Hybrid, representatives of Fenwick & West and representatives of NationsBanc Montgomery. The representatives of NationsBanc Montgomery made a presentation regarding the proposed business combination, its potential benefits and risks, certain principal terms of the Merger Agreement, analysis as to the relative valuation of Hybrid and Pacific, analysis of valuations of comparable companies and other valuation analyses and other matters. NationsBanc Montgomery presented its opinion as to the fairness of the proposed business combination from a financial point of view to Hybrid and its stockholders. (See "--OPINION OF FINANCIAL ADVISOR.") After further discussion, the committee, acting pursuant to authority conferred by the Hybrid Board, authorized the execution and delivery of the Merger Agreement by Hybrid.

    On the same day, a special telephonic meeting of Pacific's Board of Directors was held, which included various members of Pacific's management, Mr. Braham of UBS and Pacific's legal advisors. At the meeting, management presented the exchange ratio and other principal terms of the Merger Agreement and related documents. Senior management, Mr. Braham and the legal advisors of Pacific reviewed,

                                       59
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among other things, the status of the discussions with Hybrid, the principal terms of the Merger, the benefits and potential risks of the Merger, and the potential impact of the Merger on the business and financial condition of Pacific. Mr. Braham then reviewed, among other things, certain factors supporting the proposed exchange ratio and terms. Mr. Braham orally informed the Board that, based upon UBS's review of the businesses of Hybrid and Pacific and its experience in the investment banking industry, UBS concurred with the Board's views as to the advantages of a business combination with Hybrid. After further discussion, the Pacific Board of Directors approved the Merger Agreement and related documents.

    On March 19, 1998, following final approval by the Hybrid Board and the Pacific Board of Directors, the Merger Agreement and related documents were executed by both companies. On the afternoon of March 19, 1998, following the close of the stock market, Hybrid issued a press release announcing the Merger.

FINANCIAL ADVISORS

    Hybrid engaged NationsBanc Montgomery to act as its financial advisor in connection with the Merger. NationsBanc Montgomery is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hybrid selected NationsBanc Montgomery as its financial advisor on the basis of NationsBanc Montgomery's experience and expertise in transactions similar to the Merger, its reputation in the technology and investment communities and its existing investment banking relationship with Hybrid.

    At the March 19, 1998 meeting of the special committee of the Hybrid Board, NationsBanc Montgomery delivered its opinion that the consideration to be paid by Hybrid in the Merger was fair to Hybrid from a financial point of view, as of the date of such opinion. NationsBanc Montgomery did not determine the form or amount of consideration to be paid by Hybrid in the Merger. The amount of such consideration was agreed to as a result of negotiations between Hybrid and Pacific. No limitations were imposed by Hybrid on NationsBanc Montgomery with respect to the investigations made or procedures followed in rendering its opinion.

    The full text of NationsBanc Montgomery's written opinion to the Hybrid Board, which sets forth the assumptions made, matters considered and limitations of review by NationsBanc Montgomery, is attached hereto as Appendix B and is incorporated herein by reference and should be read carefully and in its entirety in connection with this Joint Proxy Statement/Prospectus. The following summary of NationsBanc Montgomery's opinion is qualified in its entirety by reference to the full text of the opinion. NationsBanc Montgomery's opinion is addressed to the Hybrid Board only and does not constitute a recommendation to any Hybrid stockholder as to how such stockholder should vote at the Annual Meeting. In furnishing its opinion, NationsBanc Montgomery did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act and the rules and regulations promulgated thereunder, or that its opinion is a report or valuation within the meaning of Section 11 of the Securities Act, and statements to such effect are included in NationsBanc Montgomery's opinion.

    In connection with its opinion, NationsBanc Montgomery, among other things:
(i) reviewed certain financial and other data with respect to Pacific and Hybrid, including the consolidated financial statements for recent years and interim periods to February 28 for Pacific and Hybrid and certain other relevant financial and operating data relating to Pacific and Hybrid made available to NationsBanc Montgomery from the internal records of Pacific and Hybrid; (ii) reviewed the financial terms and conditions of the undated draft Reorganization Agreement; (iii) compared Pacific and Hybrid from a financial point of view with certain other companies in the wireless telecommunication equipment industry which NationsBanc Montgomery deemed to be relevant; (iv) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the telecommunication equipment industry which

NationsBanc Montgomery deemed to be comparable, in whole or in part, to the Merger; (v) reviewed and discussed with representatives of the management of Hybrid and Pacific certain information of a business and financial nature regarding Hybrid and Pacific, furnished to NationsBanc Montgomery by them, including financial forecasts and related assumptions of Hybrid and Pacific;
(vi) made inquiries regarding, and discussed, the Merger and the draft Reorganization Agreement and other matters related thereto with Hybrid's counsel; and (vii) performed such other analyses and examinations as NationsBanc Montgomery deemed appropriate.

    In connection with its review, NationsBanc Montgomery did not assume any obligation independently to verify the foregoing information and relied on such information being accurate and complete in all material respects. With respect to the financial forecasts for Pacific provided to NationsBanc Montgomery by Hybrid, NationsBanc Montgomery assumed for purposes of its opinion that the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of its management at the time of preparation as to the future financial performance of Hybrid and that they provided a reasonable basis upon which NationsBanc Montgomery could form its opinion. NationsBanc Montgomery also assumed that there were no material changes in Hybrid's or Pacific's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to NationsBanc Montgomery. NationsBanc Montgomery has relied on advice of counsel and independent accountants to Pacific and Hybrid as to all legal and financial reporting matters with respect to Pacific and Hybrid, the Merger and the Reorganization Agreement. NationsBanc Montgomery assumed that the Merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. In addition, NationsBanc Montgomery did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Hybrid or Pacific, nor was NationsBanc Montgomery furnished with any such evaluations or appraisals. Hybrid informed NationsBanc Montgomery, and NationsBanc Montgomery assumed, that the Merger would be recorded as a pooling of interests under generally accepted accounting principles. Finally, NationsBanc Montgomery's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to it as of, March 19, 1998. Accordingly, although subsequent developments may affect NationsBanc Montgomery's opinion, NationsBanc Montgomery has not assumed any obligation to update, revise or reaffirm its opinion.

    The following is a summary of the material analyses and factors considered by NationsBanc Montgomery in connection with its opinion to the Hybrid Board dated March 19, 1998.

    SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS. NationsBanc Montgomery compared the value of the consideration to be paid by the stockholders of Hybrid in the Merger to certain financial and stock market information of selected publicly-traded companies engaged in the wireless telecommunication industry that NationsBanc Montgomery believed were comparable in certain respects to Pacific (the "COMPARABLE COMPANIES"). The Comparable Companies were chosen by NationsBanc Montgomery as companies that, based on publicly available data, possess general business, operating and financial characteristics representative of companies in the industry in which Pacific operates, although NationsBanc Montgomery recognizes that each of the Comparable Companies is distinguishable from Pacific in certain respects.

    For each of the Comparable Companies and Pacific, NationsBanc Montgomery obtained certain publicly available financial, operating and stock market data, including last 12 months ("LTM") revenue, projected calendar year 1998 revenue, projected calendar year 1999 revenue, recently reported total debt and cash and cash equivalents, and closing stock price as of March 18, 1998. Calendar year 1998 revenue and calendar year 1999 revenue estimates for the Comparable Companies were based on publicly available analysts' estimates, and calendar year 1998 revenue and calendar year 1999 revenue estimates for Pacific were based on Hybrid management estimates.

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
    NationsBanc Montgomery also compiled the "aggregate value" for each of the Comparable Companies and for Pacific implied in the Merger. Aggregate value is the total current equity value plus total debt less cash and cash equivalents.

    Based on this data, NationsBanc Montgomery calculated the following ratios for each of the Comparable Companies and for Pacific implied in the Merger: aggregate value to LTM revenue; aggregate value to projected calendar year 1998 revenue; and aggregate value to projected calendar year 1999 revenue.

    Based on these calculations, NationsBanc Montgomery identified a selected aggregate value to the LTM revenue range for the Comparable Companies of .66x to 1.82x, compared to .62x for Pacific implied in the Merger. The selected aggregate value to projected calendar year 1998 revenue range for the Comparable Companies was .49x to 1.30x, compared to .55x for Pacific implied in the Merger. The selected aggregate value to projected calendar year 1999 revenue range for the Comparable Companies was .81x to 1.09x, compared to .50x for Pacific implied in the Merger.

    SELECTED COMPARABLE MERGERS AND ACQUISITIONS ANALYSIS. NationsBanc Montgomery reviewed certain financial data for selected recently announced mergers and acquisitions in the telecommunication equipment industry that were deemed to be comparable to the Merger.

    For each such transaction NationsBanc Montgomery calculated the ratio of aggregate value to LTM revenue. All multiples were based on publicly available information at the time of announcement of the comparable acquisitions. Based on these calculations, NationsBanc Montgomery identified a selected aggregate value to LTM revenue range of 3.40x to 6.36x, compared to .62x for Pacific implied in the Merger

    PRO FORMA MERGER ANALYSIS. NationsBanc Montgomery analyzed the impact of the Merger on Hybrid stockholders on a pro forma fully diluted EPS basis for calendar years 1998 and 1999. NationsBanc Montgomery used internal estimates for calendar year 1998 for Hybrid and Hybrid management estimates for calendar year 1998 for Pacific and performed the analysis giving effect to approximately $2.5 million of cost reduction synergies anticipated to be achieved by the managements of Hybrid and Pacific to result from the Merger. The analysis indicated that, for Hybrid stockholders, the Merger would be accretive in calendar year 1998 with the realization of the synergies. NationsBanc Montgomery used NationsBanc Montgomery estimates for calendar year 1999 for Hybrid and Hybrid management estimates for calendar year 1999 for Pacific and performed the analysis giving effect to approximately $4.5 million of cost reduction synergies anticipated to be achieved by the managements of Hybrid and Pacific to result from the Merger. The analysis indicated that, for Hybrid stockholders, the Merger would be accretive in 1999 with the realization of the synergies.

    The actual results achieved by the combined company may vary from projected results and the variations may be material.

    DISCOUNTED CASH FLOW ANALYSIS. NationsBanc Montgomery performed a discounted cash flow analysis on certain projected financial statements that were provided to NationsBanc Montgomery by the management of Pacific.

    In performing this analysis, NationsBanc Montgomery calculated the projected stand-alone unlevered after-tax cash flows for Pacific for calendar years 1998 through 2002. NationsBanc Montgomery calculated Hybrid's terminal values in calendar year 2002 based on aggregate value to revenue multiples ranging from
 .75x to 1.75x. The unlevered after-tax cash flows and the terminal value were discounted to the present using discount rates ranging from 17.5% to 22.5%. This analysis yielded an equity value range for Pacific of $13.3 million to $41.1 million, compared to $12.5 million for Pacific implied by the Merger.

    CONTRIBUTION ANALYSIS. Using estimates and forecasts prepared by Hybrid for calendar year 1998 and NationsBanc Montgomery for calendar year 1999 with respect to Hybrid, and by Pacific with respect to

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Pacific, NationsBanc Montgomery reviewed the estimated contribution of each of
Hybrid and Pacific to estimated calendar 1998 and 1999 revenue, EBIT and net income for the combined company. NationsBanc Montgomery then compared such contributions to the pro forma share ownership of the combined company to be to be contributed by Hybrid and Pacific, assuming consummation of the Merger as described in the Reorganization Agreement. These comparisons do not consider the cost reduction synergies resulting from the Merger. Such analysis indicated that the Hybrid's stockholders would own approximately 85.6% of the combined company. Hybrid would contribute approximately 53.9%, 94.5% and 80.2% of the combined company's estimated 1998 revenue, operating income and net income, respectively, and 60.4%, 69.5% and 101.5% of the combined company's estimated 1999 revenue, operating income and net income, respectively.

    The summary set forth above does not purport to be a complete description of the presentation by NationsBanc Montgomery to the Hybrid Board or the analyses performed by NationsBanc Montgomery. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. NationsBanc Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Hybrid Board. In addition, NationsBanc Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions so that the ranges of valuations resulting from any particular analysis described above should not be taken to be NationsBanc Montgomery's view of the actual value of Pacific. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. In arriving at its opinion, NationsBanc Montgomery did not ascribe a specific range of values to Pacific, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be paid by Hybrid in the Merger on the basis of the financial and comparative analyses described above.

    In performing its analyses, NationsBanc Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Pacific. The analyses performed by NationsBanc Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of NationsBanc Montgomery's analysis of the fairness of the transaction contemplated by the Reorganization Agreement to Hybrid's stockholders and were provided to the Hybrid Board in connection with the delivery of NationsBanc Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. NationsBanc Montgomery used in its analyses various projections of future performance prepared by the management of Hybrid. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

    Pursuant to the terms of NationsBanc Montgomery's engagement, Hybrid has agreed to pay NationsBanc Montgomery a fee in cash equal to 2.5% of the consideration involved in the sale (subject to a minimum fee of $600,000), $300,000 of which became payable upon delivery of its opinion and the remainder of which is contingent upon the closing of the Merger. Accordingly, a significant portion of NationsBanc Montgomery's fee is contingent upon the consummation of the Merger. In addition to the foregoing fees, Hybrid has agreed to reimburse NationsBanc Montgomery for all reasonable out-of-pocket costs and expenses (including counsel fees). Pursuant to a separate letter agreement, Hybrid had agreed to indemnify NationsBanc Montgomery, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under federal securities laws.

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    Pacific engaged UBS to act as its financial advisor in connection with the
Merger. At the March 19, 1998 telephonic meeting of Pacific's Board of Directors, UBS orally informed the Board, that, based upon its review of the businesses of Hybrid and Pacific and its experience in the investment banking industry, it concurred with the Board's views as to the advantages of a business combination with Hybrid. UBS did not render a formal "fairness opinion" on the Merger. UBS acted as one of the two managing underwriters in Hybrid's initial public offering and currently acts as a market maker for Hybrid's stock.

    Pursuant to the terms of UBS's engagement, Pacific has agreed to pay UBS a fee equal to 1.5% of the consideration involved in the sale, payable in cash upon the consummation of the Merger. In addition to the foregoing fee, Pacific has agreed to reimburse UBS for all travel and other out-of-pocket expenses (including counsel fees), up to a maximum of $30,000.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of Pacific Common Stock and Pacific Preferred Stock. This discussion does not deal with all income tax considerations that may be relevant to particular Pacific shareholders in light of their particular circumstances, such as considerations that might be applicable to shareholders who are dealers in securities, foreign persons, shareholders who acquired their shares in connection with previous mergers involving Pacific or an affiliate of Pacific or shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including, without limitation, transactions in which shares of Pacific Common Stock or Pacific Preferred Stock were or are acquired or in which shares of Hybrid Common Stock were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed. ACCORDINGLY, PACIFIC SHAREHOLDERS AND HYBRID STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

    The Merger is intended to constitute a "reorganization" within the meaning of Section 368(a) of the Code, with each of Pacific, Merger Sub and Hybrid intended to qualify as a "party to a reorganization" under Section 368(b) of the Internal Revenue Code of 1986, as amended (the "CODE"), in which case the following federal income tax consequences will result (subject to the limitations and qualifications referred to herein):

        (a) No gain or loss will be recognized by holders of Pacific Common Stock or Pacific Preferred Stock solely upon their receipt of Hybrid Common Stock in the Merger (except to the extent of cash received in lieu of a fractional share thereof) in exchange therefor;

        (b) The aggregate tax basis of the Hybrid Common Stock received in the Merger by a holder of Pacific Capital Stock will be the same as the aggregate tax basis of the Pacific Capital Stock surrendered in exchange therefor;

        (c) The holding period for the Hybrid Common Stock received in the Merger by a holder of Pacific Capital Stock will include the period during which the shareholder held the Pacific Capital Stock surrendered in exchange therefor, provided that the Pacific Capital Stock is held as a capital asset at the time of the Merger;

        (d) Cash payments received by holders of Pacific Capital Stock in lieu of a fractional share will be treated as if such fractional share of Hybrid Common Stock has been issued in the Merger and then redeemed by Hybrid. A holder of Pacific Capital Stock receiving such cash generally will recognize gain or loss, upon such payment, measured by the difference, if any, between the amount of cash received and the basis in such fractional share; and

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        (e) None of Hybrid, Merger Sub or Pacific will recognize material amounts of gain or loss solely as a result of the Merger.

    The parties are not requesting a ruling from the Internal Revenue Service ("IRS") in connection with the Merger. Hybrid and Pacific have each received an opinion from their respective legal counsel, Fenwick & West LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, respectively, that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. These opinions, which are collectively referred to herein as the "Tax Opinions", neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinions are subject to certain assumptions and qualifications and are based on the truth and accuracy of certain representations made by Hybrid, Merger Sub and Pacific, including representations made in certificates delivered to counsel by the respective managements of Hybrid, Merger Sub and Pacific.

    A successful IRS challenge to the "reorganization" status of the Merger would result in a Pacific shareholder recognizing gain or loss with respect to each share of Pacific Capital Stock surrendered equal to the difference between the shareholder's basis in such share(s) and the fair market value, as of the Effective Time of the Merger, of the Hybrid Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Hybrid Common Stock so received would equal its fair market value and such shareholder's holding period would begin the day after the Merger.

ACCOUNTING TREATMENT

    The Merger is intended to be treated as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. As a condition to Hybrid's and Pacific's obligations to consummate the Merger, Pacific and Hybrid are to receive the Pooling Opinions from Coopers & Lybrand L.L.P., independent accountants for Hybrid, and Deloitte & Touche LLP, independent accountants for Pacific, concurring in Hybrid management's conclusion as to the appropriateness of pooling-of-interests accounting treatment for the Merger under APB No. 16, if consummated in accordance with the terms of the Reorganization Agreement.

GOVERNMENT AND REGULATORY APPROVALS

    The Merger is not subject to notification and review under the HSR Act or the rules promulgated thereunder by the FTC. Neither Hybrid nor Pacific is aware of any other material governmental or regulatory approvals required for consummation of the Merger, other than compliance with the federal securities laws and applicable securities and "blue sky" laws of the various states.

APPRAISAL AND DISSENTERS' RIGHTS

    RIGHTS OF PACIFIC SHAREHOLDERS. The following is a brief summary of the rights of shareholders of Pacific who dissent from the Merger. It is qualified in its entirety by reference to the applicable statutory provisions of the California Code attached hereto as Appendix C.

    If holders of Pacific Capital Stock exercise dissenters' rights in connection with the Merger under Sections 1300-1312 of the California Code ("SECTION 1300"), any shares of Pacific Capital Stock as to which such dissenters' rights are exercised (the "DISSENTING SHARES") will not be converted into the right to receive shares of Hybrid Common Stock by virtue of the Merger but instead will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of California. The following summary of the provisions of
Section 1300 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 1300, a copy of which is attached hereto as Annex C and is incorporated herein by reference. It is a condition to Hybrid's obligation to close the Merger that no more than 5% of the shares of Pacific Capital Stock are eligible to be Dissenting Shares.

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    If the Merger is approved by the required vote of Pacific's shareholders, each holder of shares of Pacific Capital Stock who does not vote in favor of the Merger and who follows the procedures set forth in Section 1300 will be entitled to have shares of Pacific Capital Stock purchased by Pacific for cash at their fair market value. The fair market value of shares of Pacific Capital Stock will be determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the proposed Merger and therefore valuing the shares of Pacific Capital Stock as if the Merger had not occurred.

    Within ten days after approval of the Merger by Pacific's shareholders, Pacific must mail a notice of such approval (the "APPROVAL NOTICE") to all shareholders who have not voted in favor of the Merger, together with a statement of the price determined by Pacific to represent the fair market value of the applicable Dissenting Shares, a brief description of the procedures to be followed in order for the shareholder to pursue dissenters' rights, and a copy of Sections 1300-1304 of the California Code. The statement of price by Pacific constitutes an offer by Pacific to purchase all Dissenting Shares at the stated amount.

    A shareholder of Pacific electing to exercise dissenters' rights must, within 30 days after the date in which the Approval Notice is mailed to such shareholder, mail or deliver the written demand to Pacific stating that the shareholder is demanding purchase of the shareholder's shares of Pacific Capital Stock, stating the number of shares which Pacific must purchase, what the shareholder claims to be the fair market value of such shares and enclosing the share certificates for endorsement by Pacific.

    If Pacific and the shareholder agree that the shares are Dissenting Shares and agree upon the price of the shares, Pacific must pay the shareholder the agreed upon price plus interest thereon at the legal rate from the date of the agreement on Dissenting Shares within thirty days from the later of (i) the date of the agreement on Dissenting Shares or (ii) the date all contractual conditions to the Merger are satisfied.

    If Pacific denies that the shares are Dissenting Shares, or if Pacific and the shareholder fail to agree upon the fair market value of shares of Pacific Capital Stock, then within six months after the date the Approval Notice was mailed to shareholders, any shareholder who has made a valid written purchase demand and who has not voted in favor of approval and adoption of the Merger may file a complaint in California superior court requesting a determination as to whether the shares are Dissenting Shares or as to the fair market value of such holder's shares of Pacific Capital Stock, or both.

    RIGHTS OF HYBRID STOCKHOLDERS. Under the Delaware General Corporation Law, Hybrid stockholders are not entitled to dissenters' rights or appraisal rights with respect to the proposed Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain management personnel of Pacific have entered into or are expected to enter into employment agreements or arrangements and noncompetition agreements with Hybrid that will become effective upon consummation of the Merger, as described below. See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER-- EMPLOYMENT/NONCOMPETITION ARRANGEMENTS." Under the employment arrangements, upon the consummation of the Merger, Richard B. Gold (the Chief Executive Officer, President and a director of Pacific) will become the President and Chief Operating Officer of Hybrid, and Michael D. Morganstern (the Vice President, Engineering of Pacific) and Allen F. Podell (the Chief Technical Officer of Pacific) will become employees of Hybrid. Pursuant to the terms of the Reorganization Agreement, it is anticipated that, following the Merger, Mr. Gold and Matthew D. Miller (the Chairman of the Board of Pacific), will be appointed directors of Hybrid. Pursuant to the Reorganization Agreement, Hybrid has agreed to indemnify Messrs. Gold and Miller in their capacity as Hybrid directors. See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER--INDEMNIFICATION AGREEMENTS." In addition, Mr. Miller has been a consultant to Hybrid since October 1994 and has received options to purchase 18,519 shares of Hybrid Common Stock. A consulting firm of which Mr. Miller is the President acts as a consultant to Pacific as well. See "SELECTED INFORMATION WITH RESPECT TO PACIFIC--CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." As a result of the foregoing, the

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officers and directors of Pacific referred to above may have personal interests in the Merger which are not identical to the interests of other Pacific shareholders.

    In addition, certain 5% or greater shareholders of Pacific, in May 1996 and September 1997, loaned Pacific an aggregate of $1.0 million and $750,000, respectively, in connection with bridge loan financings and such shareholders received promissory notes and warrants to purchase Pacific Common Stock. In connection with the Merger, the promissory notes are expected to be repaid in full, together with accrued interest. See "SELECTED INFORMATION WITH RESPECT TO PACIFIC--CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS."

    James R. Flach, a director of Hybrid, is an executive partner of Accel Partners which is an affiliate of both Hybrid and Pacific. As of April 30, 1998, entities associated with Accel Partners owned 879,562 shares of Hybrid Common Stock, or 8.3% of all outstanding shares of Hybrid Common Stock. As of April 30, 1998, entities associated with Accel Partners owned 1,818,182 shares of Pacific Series B Preferred Stock, or 63.5% of all outstanding shares of Pacific Series B Preferred Stock, as well as 425,532 shares of Pacific Series C Preferred Stock, or 19.3% of all outstanding shares of Pacific Series C Stock (the 2,243,714 shares of Series B Preferred Stock and Series C Preferred Stock held by these entities represent 18.2% of all outstanding shares of Pacific Preferred Stock). As of April 30, 1998, these entities beneficially owned 2,506,102 shares of Pacific Capital Stock (including shares issuable upon the exercise of warrants), representing 13.7% of Pacific Capital Stock. Mr. Flach holds no voting or dispositive power with respect to the Hybrid or Pacific shares owned by any of these entities. In addition, the entities associated with Accel Partners hold unsecured demand promissory notes of Pacific in the aggregate amount of $500,000 and warrants to purchase up to 300,000 shares of Pacific Common Stock. In connection with the Merger, these promissory notes are expected to be repaid in full, together with accrued interest, and these entities would receive or have the right to receive (based on the Assumed Exchange Ratio) approximately 226,345 shares of Hybrid Common Stock (including shares subject to issuance upon the exercise of the warrants assumed by Hybrid in the Merger), or approximately 11.7% of all shares of Hybrid Common Stock that would be issued or issuable by Hybrid in the Merger. See "SECURITY OWNERSHIP OF THE COMBINED COMPANY"; "SECURITY OWNERSHIP OF HYBRID"; AND "SECURITY OWNERSHIP OF PACIFIC." In view of the interest of these entities associated with Accel Partners, Mr. Flach abstained in the vote of Hybrid's Board of Directors to approve the Merger and recommend it to Hybrid's stockholders for approval.

    William H. Fry, Hybrid's Vice President and Chief Technical Officer, holds options to purchase 113,010 shares of Hybrid Common Stock, 55,262 of which were vested as of April 30, 1998. In January 1998, Hybrid's Board of Directors approved the 12-month accelerated vesting for options held by Mr. Fry if the Company hires certain senior management and his employment is terminated, voluntarily or involuntarily, within 12 months after such hiring. Mr. Gold is expected to be appointed the Chief Operating Officer of Hybrid following the consummation of the Merger, in which event Mr. Fry would have the right to receive accelerated vesting of options for up to 26,991 shares of Hybrid Common Stock, should he leave the Company within 12 months thereafter. This may give Mr. Fry a personal interest in the Merger which is not identical to the interest of other Hybrid stockholders.

                              TERMS OF THE MERGER

GENERAL

    The discussion in this Joint Proxy Statement/Prospectus of the Merger and the description of the principal terms of the Reorganization Agreement and the Agreement of Merger are subject to and qualified in their entirety by reference to the Reorganization Agreement and the Agreement of Merger, copies of which are attached to this Joint Proxy Statement/Prospectus as Appendices A-1 and A-2, respectively, and incorporated herein by reference.

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EFFECTIVE TIME; CLOSING DATE

    The Merger will become effective upon the filing of the Agreement of Merger with the Secretary of State of the State of California or at such later time as may be agreed in writing by Hybrid, Pacific and Merger Sub and specified in the Agreement of Merger (the "EFFECTIVE TIME"). The closing date ("CLOSING DATE") will occur at a time and date to be specified by Hybrid, Pacific and Merger Sub after the satisfaction or waiver of the conditions to the Merger, or at such other time as Hybrid, Pacific and Merger Sub agree in writing. Assuming all conditions to the Merger are satisfied or waived prior thereto, it is currently anticipated that the Closing Date and Effective Time will be on or about May 28, 1998.

CONDUCT OF COMBINED COMPANY FOLLOWING THE MERGER

    Once the Merger is consummated, Merger Sub will cease to exist as a corporation, and all of the business, assets, liabilities and obligations of Merger Sub will be merged with and into Pacific with Pacific remaining as the surviving corporation (the "SURVIVING CORPORATION"). Following the Merger, the headquarters of the combined company will be in Cupertino, California.

    Pursuant to the Reorganization Agreement, at the Effective Time, (i) the Articles of Incorporation of Pacific will be amended in substantially the form attached to the Agreement of Merger as Exhibit A thereto, (ii) the Bylaws of Pacific, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation, (iii) the initial directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, and (iv) the initial officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation. See "MANAGEMENT OF THE COMBINED COMPANY."

MERGER CONSIDERATION

    CONVERSION OF CAPITAL STOCK. At the Effective Time, each share of Pacific Common Stock and Pacific Preferred Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and automatically converted into a fraction of a share of Hybrid Common Stock equal to a fraction, the numerator of which is obtained by dividing $12,500,000 by the Closing Price and the denominator of which is the total number of shares of Pacific Common Stock and Pacific Preferred Stock outstanding plus the total number of shares of Pacific Common Stock issuable upon exercise of outstanding Pacific Options and Pacific Warrants. The Closing Price will be equal to the average of the closing sale prices of one share of Hybrid Common Stock reported in THE WALL STREET JOURNAL, on the basis of information provided by the Nasdaq Stock Market for each of the ten trading days ending two (2) trading days preceding the Closing Date; provided, however, that in no event shall the Closing Price be greater than $8.40 or less than $5.17. As of March 19, 1998, based on Hybrid's ten day average trading price of $6.46 and the number of shares of Pacific Common Stock, shares of Pacific Preferred Stock and Pacific Options and Pacific Warrants outstanding on such date, the Exchange Ratio would be approximately 0.0895193 of a share of Hybrid Common Stock for each outstanding share of Pacific Common Stock and Pacific Preferred Stock. Shares of Hybrid Common Stock received by holders of Pacific Capital Stock who are not also affiliates of Pacific will be freely salable following the Merger.

    ASSUMPTION OF OPTIONS AND WARRANTS. At the Effective Time, each outstanding Pacific Option and Pacific Warrant to purchase shares of Pacific Common Stock, whether or not exercisable, will be assumed by Hybrid and will continue to have, and be subject to, the same terms and conditions set forth in the applicable Pacific Option or Pacific Warrant, as applicable, immediately prior to the Effective Time and the Stock Option Agreement or Stock Warrant Agreement by which it is evidenced, except that (i) each Pacific Option or Pacific Warrant will be exercisable or become exercisable in accordance with its terms for that number of whole shares (and no fractional shares) of Hybrid Common Stock equal to the product of the number of shares of Pacific Common Stock that were issuable upon exercise of such Pacific Option or Pacific Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down

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
to the nearest whole number of shares of Hybrid Common Stock, and (ii) the per share exercise price for the shares of Hybrid Common Stock issuable upon exercise of such assumed Pacific Option or Pacific Warrant will be equal to the quotient determined by dividing the exercise price per share of Pacific Common Stock at which such Pacific Option or Pacific Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Hybrid has agreed that as soon as practicable following the closing of the Merger that it will file a registration statement of Form S-8 registering the shares of Hybrid Common Stock issuable upon the exercise of the assumed Pacific Options. Upon such registration, shares of Hybrid Common Stock issued upon the exercise of the assumed Pacific Options will be freely salable as well.

    The shares of Hybrid Common Stock that will be issuable upon the exercise of assumed Pacific Warrants are not being registered in connection with the Merger. Shares of Hybrid Common Stock received upon the exercise of the assumed Pacific Warrants must either be registered for resale or otherwise qualify for an exemption from registration under applicable federal and state securities laws as, for example, by the holder of such shares complying with the provisions of Rule 144 under the Securities Act.

    NO FRACTIONAL SHARES. No fractional shares will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Pacific Capital Stock who would otherwise be entitled to a fraction of a share of Hybrid Common Stock (after aggregating all fractional shares to be received by such holder) will receive from Hybrid an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Hybrid Common Stock for the ten most recent days that Hybrid Common Stock has traded ending two trading days immediately prior to the Closing Date, as reported on the Nasdaq National Market.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

    Promptly after the Effective Time, Hybrid will cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Pacific Capital Stock a letter of transmittal in customary form and instructions for use in effecting the surrender of such certificates for cancellation and in exchange for certificates representing shares of Hybrid Common Stock, and cash in lieu of any fractional shares. No dividends or other distributions declared with respect to Hybrid Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered certificates until the holders of record of such certificates surrender such certificates, and no cash payment in lieu of fractional shares will be paid to such holder until the holder of record of such certificates shall surrender such certificates. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF PACIFIC CAPITAL STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

    In the event a certificate representing Pacific Capital Stock has been lost, stolen or destroyed, the owner of such certificate will be required to provide an affidavit of such fact, and Hybrid may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Hybrid Common Stock, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as Hybrid may reasonably direct as indemnity against any claim that may be made against Hybrid, the surviving corporation in the Merger or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

REPRESENTATIONS AND WARRANTIES

    The Reorganization Agreement contains certain representations and warranties, including, without limitation, representations and warranties by Pacific as to: (i) due organization and good standing; (ii) corporate power, authorization and validity; (iii) capital structure and capitalization; (iv) subsidiaries; (v) no violation of existing charter documents and agreements;
(vi) litigation; (vii) financial statements;

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
(viii) taxes; (ix) title to properties; (x) absence of certain changes; (xi) agreements and commitments; (xii) intellectual property; (xiii) compliance with laws; (xiv) certain transactions and agreements; (xv) employees; (xvi) corporate documents; (xvii) brokers; (xviii) disclosure (xix) books and records; (xx) insurance; (xxi) environmental matters; (xxii) government contracts; (xxiii) information supplied; (xxiv) board approval; and (xxv) pooling of interests accounting. The Reorganization Agreement contains further representations and warranties of Hybrid and Merger Sub as to: (i) organization and good standing;
(ii) power, authorization and validity; (iii) no violation of existing agreements or laws; (iv) SEC documents; (v) authorized/outstanding capital stock; (vi) no material change; (vii) pooling of interests accounting; (viii) litigation; and (ix) board approval.

    The representations and warranties of Hybrid and Merger Sub contained in the Reorganization Agreement will terminate at the Effective Time. The representations and warranties of Pacific regarding its financial statements will terminate on the date of issuance of Hybrid's press release regarding its audited financial results for the fiscal year ending December 31, 1998. All other representations and warranties will terminate twelve months after the Closing.

NO OTHER NEGOTIATIONS

    Pursuant to the Reorganization Agreement, Pacific has agreed that, from the date of the Reorganization Agreement until the termination of the Reorganization Agreement (provided such termination is not due to a breach of the Reorganization Agreement by Pacific) or the consummation of the Merger, Pacific will not, and will not authorize any officer, director, employee or affiliate of Pacific, or any other person, on its behalf, directly or indirectly, to (i) solicit, facilitate, discuss or encourage any offer, inquiry or proposal received from any party other than Hybrid, concerning the possible disposition of all or any substantial portion of Pacific's business, assets or capital stock by merger, sale or any other means or to otherwise solicit, facilitate, discuss or encourage any such disposition (other than the Merger), or (ii) provide any confidential information to or negotiate with any third party other than Hybrid in connection with any offer, inquiry or proposal concerning any such disposition. Pacific will immediately notify Hybrid of any such offer, inquiry or proposal.

ADDITIONAL COVENANTS

    COVENANTS REGARDING THE CONDUCT OF BUSINESS OF PACIFIC. The Reorganization Agreement requires (subject to certain exceptions described therein) that from the date of execution of the Reorganization Agreement until the earlier of the termination of the Reorganization Agreement or the Effective Time:

        (i) Pacific will carry on and use reasonable efforts to preserve its business in substantially the same manner as it has prior to the date of the Reorganization Agreement, and use its reasonable efforts to preserve its relationships with its material customers, suppliers, employees and others with which it has business dealings; and

        (ii) Pacific will not do any of the following without the prior written consent of Hybrid, which is not to be unreasonably withheld: (a) borrow more than $50,000; (b) make commitments for more than $50,000 that is not in the ordinary course of business; (c) encumber its assets for more than $50,000 except in the ordinary course of its business; (d) dispose of more than $50,000 of its assets except in the ordinary course of business; (e) enter into any material lease or contract for the purchase or sale of property, except in the ordinary course of business; (f) fail to maintain its equipment and assets in good working condition; (g) pay any bonus, royalty, increased salary (except for annual increases in the ordinary course of business or as disclosed to Hybrid); (h) change accounting methods; (i) declare or pay any cash or stock dividend; (j) amend or terminate any material contract, except those amended or terminated in the ordinary course of business; (k) lend any material amount, other than advances for travel and expenses which are incurred in the ordinary course of business; (l) guarantee any material obligations except for the endorsement of checks and other negotiable instruments in the

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
ordinary course of business; (m) waive or release any material right or claim except in the ordinary course of business; (n) issue or sell any shares of its capital stock or issue or create any warrants, options, or accelerate the vesting of any outstanding option or other security, except for (i) the conversion of Pacific Preferred Stock or the exercise of Pacific Options or Pacific Warrants or (ii) the issuance of stock options under Pacific's stock option plans as provided in the Reorganization Agreement; (o) split its capital stock or enter into any recapitalization; (p) except for the Merger, merge, consolidate or reorganize with, or acquire any entity; (q) amend its Articles of Incorporation or Bylaws; (r) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Hybrid for its review prior to filing; (s) license any of Pacific's technology or intellectual property, except in the ordinary course of business; (t) change any insurance coverage; (u) terminate the employment of any key employee; or (v) agree to do any of the above.

    NOTIFICATION OF CERTAIN MATTERS. Each party to the Reorganization Agreement has agreed to give prompt notice to the other parties of the occurrence (or failure to occur) of any event, which occurrence (or failure to occur) would be reasonably likely to cause (i) any representation or warranty contained in the Reorganization Agreement to be untrue or inaccurate in any material respect at any time from the date of the Reorganization Agreement to the Effective Time such that the condition to closing of the Merger regarding the accuracy of representations and warranties would not be satisfied as a result thereof or
(ii) any Material Adverse Effect on Pacific or Hybrid.

    MATERIAL ADVERSE EFFECT. For purposes of the Reorganization Agreement, when used in connection with Pacific, the term "Material Adverse Effect" means any change, event or effect that is or reasonably likely to be materially adverse to the business (including, but not limited to the development, sales and marketing of Pacific's downconverter and CypherPoint line of products), assets (including intangible assets), liabilities, financial condition or results of operations of Pacific; provided, however, that a Material Adverse Effect will not include any adverse effect following the date of this Agreement on the business, financial condition or results of operations of Pacific that is directly attributable to adverse reaction to the Merger or the announcement of the Merger or that is consistent with an economic downturn in the industry in which Pacific operates or a national economic downturn. When used in connection with Hybrid, the term "Material Adverse Effect" means any change, event or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of Hybrid except that a decline in Hybrid's stock price and its failure to meet its own or analysts' financial expectations for the quarter ended March 31, 1998 as described in Hybrid's press release dated March 12, 1998 will not be deemed to be a Material Adverse Effect.

    REASONABLE EFFORTS TO EFFECTUATE THE MERGER. The parties to the Reorganization Agreement have agreed to use their respective reasonable efforts to effectuate the Merger and other transactions contemplated by the Reorganization Agreement, to fulfill and cause to be fulfilled the conditions to closing of the Merger and to effect the closing of the Merger as soon as practicable.

    CERTAIN OTHER COVENANTS OF THE PARTIES. The Reorganization Agreement also contains certain additional covenants of the parties including covenants relating to: (i) the preparation of this Joint Proxy Statement/Prospectus and the Registration Statement; (ii) Pacific's and Hybrid's obligations with respect to the Pacific Special Meeting and the submission of the Merger to the vote of Hybrid's stockholders; (iii) confidentiality of, and access to, the parties' business information, (iv) public statements with respect to the Merger; (v) compliance with legal requirements; (vi) obtaining required consents of third parties; (vii) Pacific stock options and employee benefit plans; (viii) listing of the Hybrid Common Stock on the Nasdaq National Market; (ix) affiliate and voting agreements; (x) regulatory filings; (xi) treatment of the Merger as a tax-free reorganization; and (xii) accounting for the Merger as a pooling of interests.

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INDEMNIFICATION AGREEMENTS

    Hybrid has agreed that, from and after the Effective Time, it will enter into indemnification agreements with Richard B. Gold in his capacity as an officer and director and Matthew D. Miller in his capacity as a director of Hybrid.

CONDITIONS TO THE MERGER

    CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to the Reorganization Agreement to effect the Merger are subject to the satisfaction at or prior to the closing of the following conditions: (i) there will be no order or decree of any governmental agency or threat thereof which would prohibit or render illegal the Merger; (ii) there will have been obtained any permits or authorizations required to consummate the Merger by any regulatory authority; (iii) each party will have received all written consents necessary to consummate the Merger; (iv) the Form S-4 will have become effective under the Securities Act and will not be the subject of any stop order or proceedings threatened by the Commission; (v) the principal terms of the Reorganization Agreement will have been approved and adopted, and the Merger will have been duly approved, by the requisite vote under applicable law, by the stockholders of Hybrid and the shareholders of Pacific; and (vi) the Employment and Noncompetition Arrangements will have been executed and delivered by Hybrid and the other parties thereto.

    ADDITIONAL CONDITIONS TO OBLIGATIONS OF PACIFIC TO EFFECT THE MERGER. The obligation of Pacific to consummate and effect the Merger will be subject to the satisfaction at or prior to the closing of each of the following conditions, any of which may be waived, in writing, exclusively by Pacific: (i) the representations and warranties of Hybrid contained in the Reorganization Agreement will be true and correct in all material respects (a) as of the date of the Reorganization Agreement, except where the failure to be so true and correct would not have a Material Adverse Effect on Hybrid, and (b) as of the closing except for changes contemplated by the Reorganization Agreement and except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of the closing) with the same force and effect as if made as of the closing except in such cases where the failure to be so true and correct would not have a Material Adverse Effect on Hybrid; (ii) Hybrid will have performed or complied in all material respects with all agreements and covenants required by the Reorganization Agreement to be performed or complied with by them on or prior to the closing; (iii) Pacific will have received a certificate with respect to the two foregoing conditions signed on behalf of Hybrid by the Chief Executive Officer or the Chief Financial Officer of Hybrid; (iv) no Material Adverse Effect with respect to Hybrid will have occurred since the date of the Reorganization Agreement; (v) Hybrid will have executed and delivered to Pacific the Investor Rights Agreement; (vi) Richard B. Gold and Matthew D. Miller will have been appointed to the Hybrid Board of Directors and Hybrid will have executed its standard form of indemnity agreement with Messrs. Gold and Miller as Hybrid directors; (vii) Pacific will have received a legal opinion from Fenwick & West LLP; and (viii) the shares of Hybrid Common Stock issuable to shareholders of Pacific in the Merger will have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

    ADDITIONAL CONDITIONS TO OBLIGATIONS OF HYBRID TO EFFECT THE MERGER. The obligations of Hybrid to consummate and effect the Merger will be subject to the satisfaction at or prior to the closing of each of the following conditions, any of which may be waived, in writing, exclusively by Hybrid: (i) the representations and warranties of Pacific contained in the Reorganization Agreement will be true and correct in all material respects (a) as of the date of the Reorganization Agreement, except where the failure to be so true and correct would not have a Material Adverse Effect on Pacific, and (b) as of the closing except for changes contemplated by the Reorganization Agreement and except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of the closing) with the same force and effect as if made as of the closing, except in such cases where the failure to be so true and correct would not have a Material Adverse Effect on Pacific;

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
(ii) Pacific will have performed or complied in all material respects with all agreements and covenants required by the Reorganization Agreement to be performed or complied with by it on or prior to the closing; (iii) Hybrid will have received a certificate with respect to the two foregoing conditions signed on behalf of Pacific by the President and the Chief Financial Officer of Pacific; (iv) no Material Adverse Effect with respect to Pacific will have occurred since the date of the Reorganization Agreement; (v) Hybrid will have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation; (vi) Hybrid will have received the Escrow Agreement executed by the representative of the Pacific shareholders; (vii) Hybrid will have received from Coopers & Lybrand L.L.P., independent accountants for Hybrid, and Deloitte & Touche LLP, independent accountants for Pacific, the Pooling Opinions dated as of the closing concurring with Hybrid's management's conclusions that as of that date, no conditions exist that would preclude Hybrid from accounting for the Merger as a pooling of interests; (viii) no litigation or proceeding will be pending which will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in the Reorganization Agreement or which could reasonably be expected to have a Material Adverse Effect not disclosed to Hybrid in such agreement; (ix) the Pacific Affiliates will have executed and delivered the Pacific Affiliate Agreements (see "--AFFILIATE AGREEMENTS--PACIFIC AFFILIATE AGREEMENTS" below); and (x) no more than 5% of the outstanding shares of Pacific Capital Stock will be eligible to be Dissenting Shares.

TERMINATION; TERMINATION FEE

    The Reorganization Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the shareholders of Pacific, by mutual written consent of Hybrid and Pacific by either Hybrid or Pacific (i) as a result of a breach by the other party of a representation, warranty or covenant set forth in the Reorganization Agreement which breach has or can reasonably be expected to result in a Material Adverse Effect on such party and which the other party fails to cure within thirty days after written notice thereof (except that no cure period will be provided for a breach which by its nature cannot be cured), (ii) if all the conditions for closing the Merger are not satisfied or waived on or before the Final Date (as defined below) other than as a result of the breach of the Reorganization Agreement by the terminating party or the breach of certain affiliates agreements by such party's affiliates, (iii) if the required approval of the stockholders or shareholders of Hybrid or Pacific, as applicable, are not obtained by reason of the failure to obtain the required vote, or (iv) if a permanent injunction or other order by a federal or state court which would make illegal or otherwise restrain or prohibit consummation of the Merger is issued and has become final and nonappealable.

    The term "FINAL DATE" is defined in the Reorganization Agreement as July 31, 1998 except that if a temporary, preliminary or permanent injunction or other order by any federal or state court which would prohibit or otherwise restrain consummation of the Merger is issued and in effect on July 31, 1998, and such injunction has not become final and nonappealable, either Hybrid or Pacific may, upon written notice to the other party on or before July 31, 1998, extend the time for consummation of the Merger up to and including the earlier of the date such injunction becomes final and nonappealable or 45 days after July 31, 1998.

    If the Reorganization Agreement is terminated by Hybrid because more than 5% of Pacific Capital Stock are eligible for the exercise of dissenters' rights under the California Code, or if Coopers & Lybrand L.L.P. does not issue a Pooling Opinion because of actions taken by Pacific after the date of the Reorganization Agreement, Pacific would be required to pay Hybrid a termination payment in the amount of $375,000.

    If the Reorganization Agreement is terminated by Pacific because Coopers & Lybrand L.L.P. does not issue a Pooling Opinion as a result of actions taken by Hybrid after the date of the Reorganization Agreement, Hybrid would be required to pay Pacific a termination payment in the amount of $375,000.

EXPENSES

    Pursuant to the Reorganization Agreement, all fees and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses if the Merger is not consummated. If the Merger is consummated, Hybrid will bear all costs and expenses in connection with the Reorganization Agreement and the transactions provided for therein. Expenses incurred by Pacific for accounting, attorneys and other professionals' fees and expenses (other than those of UBS) in excess of $175,000, if paid by Hybrid, will constitute a claim under the Escrow.

AMENDMENT

    The Reorganization Agreement may be amended by Hybrid and Pacific at any time before or after approval by the Hybrid stockholders or the Pacific shareholders, except that, after such approval, no amendment may be made which by law requires the further approval of the Hybrid stockholders or the Pacific shareholders unless such approval is obtained.

ESCROW AGREEMENT

    In connection with the Merger, Hybrid, State Street Bank, as escrow agent, and Alan F. Dishlip, as representative of the Pacific shareholders, will enter into the Escrow Agreement. Pursuant to the Escrow Agreement, upon consummation of the Merger, Hybrid will deposit into escrow stock certificates representing 10% of the shares of Hybrid Common Stock issuable to each of the Pacific shareholders pursuant to the Merger. The Escrow Shares will be held in escrow as collateral for the indemnification obligations of the Pacific shareholders under the Reorganization Agreement. Pursuant to such indemnification obligations, the Pacific shareholders will indemnify and hold harmless Hybrid and its officers, directors, agents, employees and affiliates from and against all damages arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by Pacific in the Reorganization Agreement or any certificate, document or instrument delivered by or on behalf of Pacific pursuant thereto. Indemnification obligations will not apply unless and until the "Damages" (as defined) exceed $100,000, in which event such indemnification obligations will include all Damages. The indemnification obligations of the Pacific shareholders with respect to the Pacific financial statements expire when Hybrid issues its press release regarding its audited financial results for its fiscal year ending December 31, 1998. The indemnification obligations of the Pacific shareholders with respect to all other Pacific representations and warranties expire on the first anniversary of the Closing Date.

VOTING AGREEMENTS

    PACIFIC VOTING AGREEMENT. As an inducement to Hybrid to enter into the Reorganization Agreement, affiliates of Pacific (who beneficially own approximately 3,357,515 shares or 58.8% of the outstanding Pacific Common Stock and 7,509,644 shares or 61.0% of the outstanding Pacific Preferred Stock) have entered into a Voting Agreement with Hybrid that they (a) will vote their shares in favor of the Merger, the execution and delivery by Pacific of the Reorganization Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Reorganization Agreement and any action required in furtherance hereof and thereof; and against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Pacific in the Reorganization Agreement; and
(b) will not and will not permit any entity under the undersigned's control to
(i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act), in opposition to or in competition with the consummation of the Merger or otherwise encourage or assist any person or entity in taking or planning any action which would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Plan; (ii) initiate a Pacific shareholder vote or action by written consent of any Pacific shareholder in opposition to or in competition with the consummation of the Merger; or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act), with respect to any voting securities of Pacific for the purpose of opposing or competing with the consummation of the Merger. This Voting Agreement terminates upon the earlier to occur of the Effective Date or the termination of the Reorganization Agreement in accordance with its terms.

    Pursuant to this Voting Agreement, the Pacific affiliates have also delivered to Hybrid an irrevocable proxy with respect to matters covered by the Voting Agreement, empowering Hybrid and certain officers of Hybrid to vote their shares on these matter. Neither Hybrid nor Pacific paid any additional consideration to the Pacific affiliates in connection with the execution and delivery of the Voting Agreement.

    HYBRID VOTING AGREEMENT. As an inducement to Pacific to enter into the Reorganization Agreement, affiliates of Hybrid (who beneficially own approximately 1,384,512 shares or 13.3% of the outstanding Hybrid Common Stock) have entered into a Voting Agreement with Pacific that they (a) will vote their shares in favor of the Merger, the execution and delivery by Hybrid of the Reorganization Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Reorganization Agreement and any action required in furtherance hereof and thereof; and against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Hybrid in the Reorganization Agreement; and
(b) will not and will not permit any entity under the undersigned's control to
(i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act), in opposition to or in competition with the consummation of the Merger or otherwise encourage or assist any person or entity in taking or planning any action which would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Plan; (ii) initiate a Hybrid stockholder vote or action by written consent of any Hybrid stockholder in opposition to or in competition with the consummation of the Merger; or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act), with respect to any voting securities of Hybrid for the purpose of opposing or competing with the consummation of the Merger. This Voting Agreement terminates upon the earlier to occur of the Effective Date or the termination of the Reorganization Agreement in accordance with its terms.

    Pursuant to this Voting Agreement, the Hybrid affiliates have also delivered to Pacific an irrevocable proxy with respect to matters covered by the Voting Agreement, empowering Pacific and certain officers of Pacific to vote their shares on these matter. Neither Hybrid nor Pacific paid any additional consideration to the Hybrid affiliates in connection with the execution and delivery of the Voting Agreement.

AFFILIATE AGREEMENTS

    PACIFIC AFFILIATE AGREEMENTS. Each person determined by Pacific to be an "affiliate" of Pacific within the meaning of Rule 145 promulgated under the Securities Act has executed an agreement that prohibits: (i) the sale, transfer or other disposition of Hybrid Common Stock received by such person in connection with the Merger unless (a) such transaction is permitted pursuant to Rule 145(d) under the Securities Act; or (b) legal counsel, representing stockholder and reasonably satisfactory to Hybrid, shall have advised Hybrid in a written opinion letter (satisfactory in form and content to Hybrid and Hybrid' legal counsel), and upon which Hybrid and its legal counsel may rely, that such sale, transfer or other disposition will be exempt from registration under the Securities Act; or (c) a registration statement under the Securities Act covering the Merger Securities proposed to be sold, transferred or otherwise disposed of, shall have been filed with, and declared effective by, the Commission; or (d) an authorized representative of the Commission shall have rendered written advice to Stockholder to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take action, with respect to the proposed disposition of such Hybrid Common Stock if consummated; and (ii) the sale, transfer or other disposition of, or any other similar transaction intended to reduce its risk relative to any securities of Hybrid or Pacific, during the period beginning 30 days preceding the Effective Time of the Merger through the date on which financial results covering at least 30 days' combined operations of Hybrid and Pacific are published by Hybrid unless the sale or disposition is in accordance with the "de minimis" test set forth in SEC Staff Accounting Bulletin No. 76. Such persons have also made certain representations pertaining to the "continuity of interest" requirements for the Merger to constitute a "reorganization" within the meaning of Section 368(a) of the Code. See "PROPOSAL NO. 1: THE MERGER-- APPROVAL OF THE MERGER--CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

    HYBRID'S AFFILIATE AGREEMENTS. Each person determined by Hybrid to be an "affiliate" of Hybrid within the meaning of Rule 145 promulgated under the Securities Act has executed an agreement that prohibits: the sale, transfer or other disposition of Hybrid Common Stock or any other similar transaction intended to reduce its risk relative to any securities of Hybrid, during the period beginning 30 days preceding the Effective Time of the Merger through the date on which financial results covering at least 30 days' combined operations of Hybrid and Pacific are published by Hybrid unless the sale or disposition is in accordance with the "de minimis" test set forth in SEC Staff Accounting Bulletin No. 76.

EMPLOYMENT/NONCOMPETITION ARRANGEMENTS

    Richard B. Gold (the Chief Executive Officer, President and a director of Pacific) has entered into an employment agreement with Hybrid, effective as of the closing of the Merger, which states that (i) as of the closing Mr. Gold will become President and Chief Operating Officer of Hybrid; (ii) his salary will be $240,000 per year and he will be eligible for target bonuses of up to $120,000 per year; and (iii) two years from the closing, this employment agreement will terminate, and thereafter he will be an "at-will" employee of Hybrid, subject to Hybrid's standard employment policies and practices.

    Mr. Gold has also entered into a Noncompetition Agreement with Hybrid, restricting him for a period of two years from the closing from (i) carrying on or engaging in the design, research, development, marketing, sale or licensing of any product that is substantially similar to or competitive with any wireless or wired cable modem product, including any product similar to the downconverter or Cypherpoint product lines, created, distributed, or known to be under development by Pacific prior to the termination of employee's employment with Hybrid anywhere in the world; or (ii) soliciting any employee of Pacific to discontinue his or her employment relationship with Hybrid or Pacific.

    It is anticipated that Michael D. Morganstern (the Vice President, Engineering of Pacific) and Allen F. Podell (the Chief Technical Officer of Pacific) will enter into employment arrangements and noncompetition agreements with Hybrid, effective upon the closing of the Merger, although the terms of those arrangements and agreements have not yet been determined. Under the Reorganization Agreement, it is a condition of Hybrid's and Pacific's obligations to consummate the Merger that such arrangements and agreements be entered into before the closing.

INVESTOR RIGHTS AGREEMENT

    Hybrid and Oak Investment Partners IV, IVP III, Accel IV L.P., Allen F. Podell and Christopher J. Weseloh will enter into an Investor Rights Agreement which grants such shareholders certain rights to have their shares of Hybrid Common Stock registered on certain registration statements that may be utilized by Hybrid in the future to register its securities.

                  SELECTED HISTORICAL FINANCIAL DATA OF HYBRID

    The following selected historical financial data should be read in conjunction with the Hybrid Financial Statements and related notes thereto and "HYBRID MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" appearing elsewhere in this Joint Proxy Statement/ Prospectus. The statement of operations data for each of the three years in the period ended December 31, 1997 and the balance sheet data at December 31, 1997 and 1996 are derived from the financial statements of Hybrid which have been audited by Coopers & Lybrand, L.L.P., independent accountants, and are included elsewhere in this Joint Proxy Statement/Prospectus. The balance sheet data at December 31, 1995, 1994 and 1993 and the statement of operations data for the years ended December 31, 1994 and 1993 are derived from financial statements that have been audited by Coopers & Lybrand L.L.P. that are not included in this Joint Proxy Statement/Prospectus. Hybrid's unaudited historical financial statement data as of and for the three months ended March 31, 1998 and 1997 has been prepared on the same basis as the historical financial information and, in the opinion of Hybrid's management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations for such periods. See "HYBRID MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                                                                                      THREE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                      MARCH 31,
                                              -----------------------------------------------------  --------------------
                                                1997       1996       1995       1994       1993       1998       1997
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales...................................  $  14,270  $   2,962  $     630  $     668  $   1,010  $   3,528  $   1,852
Cost of sales...............................     12,258      3,130        761      1,362        746      2,897      1,974
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Gross profit (loss).....................      2,012       (168)      (131)      (694)       264        631       (122)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Research and development..................      7,108      5,076      3,862      1,251        271      2,042      1,726
  Sales and marketing.......................      4,319      1,786        390        348        133        977      1,274
  General and administrative................      3,606      1,714        748        533        250      1,390      1,233
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses................     15,033      8,576      5,000      2,132        654      4,409      4,233
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Loss from operations..................    (13,021)    (8,744)    (5,131)    (2,826)      (390)    (3,778)    (4,355)
Interest income and other expense, net......        399        257        166         30          5        302         87
Interest expense............................       (968)       (28)      (304)      (101)        --       (224)       (12)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net loss................................  $ (13,590) $  (8,515) $  (5,269) $  (2,897) $    (385) $  (3,700) $  (4,280)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Basic and diluted loss per share............  $   (3.84) $   (3.36) $   (2.37) $   (1.30) $   (0.18) $   (0.36) $   (1.67)
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Shares used in basic and diluted per share
  calculations(1)...........................      3,541      2,535      2,223      2,226      2,094     10,353      2,561
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                         AS OF DECEMBER 31,                       AS OF
                                                        -----------------------------------------------------   MARCH 31,
                                                          1997       1996       1995       1994       1993        1998
                                                        ---------  ---------  ---------  ---------  ---------  -----------
BALANCE SHEET DATA:
Cash, cash equivalent and short term investments......  $  27,148  $   6,886  $   3,353  $   1,426  $   1,031   $  20,001
Working capital.......................................     35,911      6,944      3,149      1,129        484      31,985
Total assets..........................................     43,119     10,539      4,586      1,892      1,353      39,194
Long-term debt........................................      6,118        472        228      2,108        604       6,087
Total stockholders' equity (deficit)..................     33,164      7,709      3,661       (708)         1      29,294

--------------------------

(1) See Note 2 of Notes to Financial Statements for an explanation of the number of shares used to compute basic and diluted net loss per share.

                  HYBRID MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HYBRID SHOULD BE READ IN CONJUNCTION WITH THE HYBRID FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. HYBRID'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "PROPOSAL NO. 1: THE MERGER--RISK FACTORS."

OVERVIEW

    Hybrid is a broadband access equipment company that designs, develops, manufactures and markets wireless and cable systems that provide high speed access to the Internet and corporate intranets for both businesses and consumers. Hybrid's products remove the bottleneck over the "last mile" connection to the end-user which causes slow response time for those accessing bandwidth-intensive information over the Internet or corporate intranets. Hybrid's Series 2000 product line consists of secure headend routers, wireless and cable modems and management software for use with either wireless transmission or cable TV facilities.

    From its inception in June 1990 until September 1996, Hybrid focused on the design, development, manufacturing and market introduction of the first two generations of Hybrid's Series 1000 ("SERIES 1000") product line. These product generations offered 5 and 10 Mbps access speeds for downstream data. In October 1996, Hybrid introduced its third generation product line, the Series 2000, which provides 30 Mbps downstream access speeds. Hybrid expects to generate substantially all of its future sales from its Series 2000 products, enhancements to these products, new products and related support and networking services. Hybrid recognizes revenue upon shipment of products and accrues for warranty costs at the time of shipment. To date, net sales include principally product sales and, to a lesser extent, support and networking services.

    Hybrid sells its products primarily in the United States, and markets its products to a variety of customers, including broadband wireless system operators, cable system operators, ISPs, resellers and certain distributors and communications equipment resellers. Historically, a small number of customers has accounted for a substantial portion of Hybrid's net sales. From quarter-to-quarter, the Company has experienced a significant variation in the mix of type of customers, as well as the identity of its largest customers. Although Hybrid has expanded its customer base, Hybrid expects that a limited number of customers will continue to account for a substantial portion of Hybrid's net sales for the foreseeable future. Hybrid expects that its largest customers in future periods could be different from its largest customers in prior periods due to a variety of factors, including customers' deployment schedules and budget considerations. As a result, Hybrid has experienced, and expects to continue to experience, significant fluctuations in its results of operations on a quarterly and an annual basis. If orders from significant customers are delayed, canceled or otherwise fail to materialize in any particular period, or any significant customer delays payment or fails to pay, Hybrid can experience significant operating losses in such period. In addition, historically, a substantial majority of Hybrid's net sales in a given quarter have been recorded in the third month with a concentration in the last two weeks of the quarter. Accordingly, any delay in the closing of quarter end transactions can have a significant impact on Hybrid's operating results for a particular quarter.

    Further, Hybrid's customers include companies in the early stage of development or in need of capital to upgrade or expand their services. In order to address the needs and competitive factors facing the emerging broadband access market, Hybrid on occasion has provided customers extended payment, promotional pricing or other terms. Hybrid has experienced collectibility problems with a number of its customers, including major customers. For example, as of March 31, 1998, 16.7% of Hybrid's outstanding accounts receivable were owed by its principal customer in 1997 (accounting for 13.7% of net sales for that year), and 13.2% and 7.5% of outstanding accounts receivable were owed by its two principal customers, respectively, for the quarter ended March 31, 1998 (accounting for 20.6% and 11.5% of net sales for that quarter, respectively). The provision of extended credit terms and collection problems have contributed to increases in accounts receivable. The amounts of outstanding accounts receivable increased from $1,348,000 as of December 31, 1996 to $10,045,000 as of December 31, 1997 and to $12,153,000 as
of March 31, 1998, and days of sales outstanding increased from 71 as of December 31, 1996 to 165 as of December 31, 1997 and to 251 as of March 31, 1998. Accounts receivable past due increased to $3,912,000 as of December 31, 1997 and to $4,865,000 as of March 31, 1998. In 1997, Hybrid established a reserve of $1,175,000 for doubtful accounts and increased the reserve by $450,000 for the quarter ended March 31, 1998. In addition, Hybrid recorded a $800,000 sales return reserve for the three months ended March 31, 1998 for potential adjustments to inventory. These increases in accounts receivable and collectibility issues have adversely affected Hybrid's business, operating results and financial condition. See "PROPOSAL NO. 1: THE MERGER--RISK FACTORS--RISKS RELATING TO HYBRID, PACIFIC AND THE COMBINED
COMPANY--INEXPERIENCE IN EMERGING MARKET," "--DEPENDENCE ON BROADBAND WIRELESS SYSTEM OPERATORS," "--DEPENDENCE ON CABLE SYSTEM OPERATORS," "--CUSTOMER CONCENTRATION" and "--COMPETITION."

    The market for high speed network connectivity products and services is intensely competitive and is characterized by rapid technological change, new product development and product obsolescence and evolving industry standards. Hybrid's ability to develop and offer competitive products on a timely basis that satisfy industry demands and standards, such as MCNS, could have a material effect on Hybrid's business, operating results or financial condition: See "PROPOSAL NO. 1: THE MERGER--RISK FACTORS--RISKS RELATING TO HYBRID, PACIFIC AND THE COMBINED COMPANY--COMPETING TECHNOLOGIES AND EVOLVING INDUSTRY STANDARDS" and "--COMPETITION." In addition the market for Hybrid's products has historically experienced significant price erosion over the life of a product, and Hybrid has experienced and expects to continue to experience pressure on its unit average selling prices. While Hybrid has initiated cost reduction programs to offset pricing pressures on its products, there can be no assurance that these cost reduction efforts will keep pace with competitive price pressures or lead to improved gross margins. If Hybrid is unable to reduce costs, its gross margins and profitability will be adversely affected. Hybrid's gross margins are also adversely affected by the sales mix of PoPs and modems. Hybrid's single-user modems generally have lower margins than its multi-user modems, both of which have lower margins than Hybrid's headends. Due to current customer demand, Hybrid anticipates that the sales mix of modems will be weighted toward lower-margin single-user modems in the foreseeable future. As a result, gross margins could be adversely affected in the near term. "PROPOSAL NO. 1: THE MERGER--RISK FACTORS--RISKS RELATING TO HYBRID, PACIFIC AND THE COMBINED
COMPANY--COMPETITION," "--NEED TO REDUCE COST OF CLIENT MODEMS, DOWNCONVERTERS, ANTENNAS AND VIDEO DECODERS," and "--LIMITED MANUFACTURING EXPERIENCE; SOLE SOURCE MANUFACTURING."

    Hybrid has recently initiated patent infringement litigation against two parties, who in response are seeking declarations of invalidity, unenforceability and non-infringement of Hybrid's patent. Such litigation could be time consuming and costly and therefore have a material adverse effect on Hybrid's business, operating results or financial condition. See "Business of Hybrid--Legal Proceedings."

    Hybrid incurred net losses for the quarter ended March 31, 1998 and the years ended December 31, 1997, 1996 and 1995 of $3,700,000, $13,590,000,
$8,515,000 and $5,269,000, respectively. As a result, Hybrid had an accumulated deficit of $34,632,000 as of March 31, 1998. Hybrid expects to increase its capital expenditures, as well as its research and development and other operating expenses, in order to support and expand Hybrid's operations. As a result, Hybrid expects to incur losses for the foreseeable future. See "PROPOSAL NO. 1: THE MERGER--RISK FACTORS--RISKS RELATING TO HYBRID, PACIFIC AND THE COMBINED COMPANY--LIMITED OPERATING HISTORY; HISTORY OF LOSSES,"--FLUCTUATIONS IN OPERATING RESULTS; ABSENCE OF SIGNIFICANT BACKLOG; CONTINUING DECLINE OF AVERAGE SELLING PRICES" and "--LENGTHY SALES CYCLE."

    As of December 31, 1997, Hybrid had approximately $14,052,000 in gross deferred tax assets comprised primarily of net operating loss carryforward and research and development tax credits. Hybrid believes that, based on a number of factors, there is uncertainty regarding the realizability of the deferred tax assets. These factors include Hybrid's history of net losses since its inception and the fact that the market in which Hybrid competes is intensely competitive and characterized by rapidly changing technology. As a result, Hybrid believes that, based on the current available evidence, it is more likely than not that Hybrid will not generate sufficient taxable income to realize its net deferred tax assets. In addition, the utilization of net operating loss carry forwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Code and similar state provisions. Hybrid will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results. See
Note 12 of Notes to Financial Statements.

    In the past, Hybrid and Pacific have each required substantial amounts of capital to design, develop, market, sell and manufacture its products and to finance customer purchases by providing extended payment terms and other accommodations. Neither Hybrid nor Pacific has been able to generate sufficient cash from operations to meet its cash flow needs. See "--LIQUIDITY AND CAPITAL RESOURCES" below and "PACIFIC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." In connection with the proposed Merger, Hybrid anticipates incurring a charge of from $3.0 million to $3.5 million in the quarter in which the Merger occurs and paying Pacific's indebtedness of approximately $2.0 million (inclusive of accrued interest) for bridge loans made by principal shareholders of Pacific. See "--LIQUIDITY AND CAPITAL RESOURCES" below.

RESULTS OF OPERATIONS

    The following table sets forth the percentage of net sales represented by the items in Hybrid's statements of operations for the periods indicated:

                                                                                 FOR THE THREE MONTHS
                                               YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                                          ----------------------------------     ---------------------
                                            1997         1996         1995         1998         1997
                                          --------     --------     --------     --------     --------
Net sales...............................     100.0%       100.0%       100.0%       100.0%       100.0%
Cost of sales...........................      85.9        105.7        120.8         82.1        106.6
                                          --------     --------     --------     --------     --------
    Gross margin........................      14.1         (5.7)       (20.8)        17.9         (6.6)
                                          --------     --------     --------     --------     --------
Operating expenses:
  Research and development..............      49.8        171.4        613.0         57.9         93.2
  Sales and marketing...................      30.2         60.3         61.9         27.7         68.8
  General and administrative............      25.3         57.8        118.7         39.4         66.6
                                          --------     --------     --------     --------     --------
    Total operating expenses............     105.3        289.5        793.6        125.0        228.6
                                          --------     --------     --------     --------     --------
    Loss from operations................     (91.2)      (295.2)      (814.4)      (107.1)      (235.2)
Interest income and other expense,
  net...................................       2.8          8.7         26.3          8.6          4.7
Interest expense........................      (6.8)        (1.0)       (48.2)        (6.3)        (0.6)
                                          --------     --------     --------     --------     --------
    Net loss............................     (95.2)%     (287.5)%     (836.3)%     (104.8)%     (231.1)%
                                          --------     --------     --------     --------     --------
                                          --------     --------     --------     --------     --------

    QUARTER ENDED MARCH 31, 1998 COMPARED TO QUARTER ENDED MARCH 31, 1997.

    NET SALES. Net sales were $3,528,000 for the quarter ended March 31, 1998, compared to net sales of $1,852,000 for the comparable period in 1997. The significant growth in net sales was primarily due to increased unit shipments as a result of the introduction of the Series 2000 product line in October 1996 offset in part by price declines on certain products as a result of competitive pressures and volume purchase commitments. Net sales for the quarter ended March 31, 1998 decreased by $1,590,000, or 31%, from net sales of $5,118,000 for the quarter ended December 31, 1997 primarily as a result of delays in anticipated orders and weakness in demand for both cable and wireless systems that utilize telephone return. Net sales were also adversely affected by cancellation by a major customer of an order for approximately $400,000 of telco return products that were scheduled for delivery in the quarter. The cancellation resulted from litigation involving the customer and others which, though unrelated to Hybrid or its products, remains unresolved and may affect orders for similar amounts that were expected in future quarters. In addition, orders for the quarter ended March 31, 1998 were slowed, reducing net sales by approximately $300,000 from the amount anticipated, due to a delay in the introduction of Hybrid's new QPSK two-way transmission product for both cable and wireless environments. Net sales for the quarter ended March 31, 1998 were further reduced by a $800,000 sales return reserve which Hybrid reported for the quarter in anticipation of potential adjustments to inventory held by distributors and value added resellers. While these customers do not have the contractual right to require product returns, Hybrid believes that, given current market weakness, it was appropriate to reserve for potential returns that have been or may be requested. For the three months ended March 31, 1998, cable systems operators accounted for 47.5% of net sales, broadband wireless systems operators accounted for 27.8% of net sales and distributors accounted for 24.7% of net sales. During the same period in 1997, ISPs accounted for 56.0% of net sales, broadband wireless system operators accounted for 29.5% of net sales and cable system operators accounted for 14.5% of net sales. International sales accounted for 29.9% and 7.4% of net sales for the quarters ended March 31, 1998 and 1997, respectively. Hybrid had three customers that accounted for 20.6%, 18.5% and 11.1% of net sales, respectively, during the three months ended March 31, 1998. Hybrid had one customer that accounted for 50.9% of net sales for the comparable period in 1997.

    GROSS PROFIT. Gross margin was 17.9% and negative 6.6%, for the quarters ended March 31, 1998 and 1997, respectively. The improvement in gross margin was primarily due to increased sales of POPs, lower per unit manufacturing costs and greater absorption of overhead due to increased sales. However, gross margins for the first quarter of 1998 declined from 21.0% in the quarter ended December 31, 1998, reflecting the continuing competitive pressures in the broadband access market.

    RESEARCH AND DEVELOPMENT. Research and development expenses include ongoing headend, software and cable modem development expenses, as well as design expenditures associated with product cost reduction programs and improving manufacturability of its existing products. Research and development expenses were $2,042,000 and $1,726,000 during the quarters ended March 31, 1998 and 1997, respectively, representing 57.9% and 93.2% of net sales, respectively. Research and development expenses grew in absolute dollars as a result of increased staffing and associated engineering costs related to new and existing product development. Hybrid intends to continue to increase its investment in research and development programs in future periods.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries and related payroll costs of sales and marketing personnel, commissions, advertising, promotions and travel. Sales and marketing expenses were $977,000 and $1,274,000 during the three months ended March 31, 1998 and 1997, respectively, representing 27.7% and 68.8% of net sales, respectively. The decrease in sales and marketing expenses in absolute dollars was principally due to lower trade show, promotion and outside service costs. The decrease in sales and marketing expenses was offset by increased headcount and related payroll costs and, increased commissions as a result of higher net sales.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of executive personnel salaries, provision for doubtful accounts, travel expenses, legal fees and costs of outside services. General and administrative expenses were $1,390,000 and $1,233,000 during the quarters ended March 31, 1998 and 1997, respectively, representing 39.4% and 66.6% of net sales, respectively. The increase in absolute dollars was due to increased headcount and related payroll costs, increased legal costs to support the Hybrid's patent program and higher outside service costs. Included in general and administrative expense in the first quarter of 1998 and 1997 was a bad debt provision of $450,000 and $650,000, respectively, for potential customer account write-offs as a result of the financial condition of certain customers.

    INTEREST INCOME (EXPENSE) AND OTHER EXPENSE, NET. Hybrid earned net interest income of $78,000 and $75,000 during the quarters ended March 31, 1998 and 1997, respectively. Net interest income earned during the quarter ended March 31, 1998 was the result of higher cash balances as a result of the issuance of Common Stock in Hybrid's initial public offering in November 1997, offset in part by the interest expense incurred on outstanding capital lease obligations and the $5.5 Million Debenture. Net interest income earned during the first quarter of 1997 was primarily due to higher cash balances as a result of the issuance of Preferred Stock in February 1997, offset in part by the interest expense incurred on outstanding capital lease obligations.

    YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996.

    NET SALES. Net sales were $14,270,000 for the year ended December 31, 1997, compared to net sales of $2,962,000 for the same period in 1996. The significant growth in net sales was primarily due to increased unit shipments as a result of the introduction of the Series 2000 product line in October 1996 offset in part by price declines on certain products in connection with volume purchases. In 1997, broadband wireless system operators accounted for 50.6% of net sales, distributors accounted for 20.4% of net sales, cable systems operators accounted for 19.3% of net sales and ISPs accounted for 9.7% of net sales. During 1996, cable system operators accounted for 40.6% of net sales, ISPs accounted for 43.5% of net sales and broadband wireless system operators accounted for 15.7% of net sales. International sales accounted for 8.5% and 10.1% of net sales for the years ended 1997 and 1996, respectively. Hybrid had one customer that accounted for 13.7% of net sales during 1997. Hybrid had two customers that accounted for 41.0% and 20.7%, respectively, of net sales during 1996.

    GROSS PROFIT. Gross margin was 14.1% and negative 5.7%, in 1997 and 1996, respectively. The improvement in gross margin was primarily due to the shift in sales mix from the lower margin Series 1000 products to the higher margin Series 2000 products, lower per unit manufacturing costs and greater absorption of overhead.

    RESEARCH AND DEVELOPMENT. Research and development expenses include ongoing headend, software and cable modem development expenses, as well as design expenditures associated with product cost reduction programs and improving manufacturability of its existing products. Research and development expenses were $7,108,000 and $5,076,000 during the years ended December 31, 1997 and 1996, respectively, representing 49.8% and 171.4% of net sales, respectively. Research and development expenses grew in absolute dollars as a result of increased staffing and associated engineering costs related to new and existing product development. Hybrid intends to continue to increase its investment in research and development programs in future periods, focusing on wireless technologies, cost improvement and software enhancements.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries and related payroll costs of sales and marketing personnel, commissions, advertising, promotions and travel. Sales and marketing expenses were $4,319,000 and $1,786,000 during the years ended December 31, 1997 and 1996, respectively, representing 30.2% and 60.3% of net sales, respectively. The increase in sales and marketing expenses in absolute dollars was principally due to increased headcount and related payroll costs, increased commissions as a result of higher net sales and increased costs for marketing and promoting Hybrid's Series 2000 product line. Hybrid expects sales and marketing expenses to increase in the future.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of executive personnel salaries, provision for doubtful accounts, travel expenses, legal fees and costs of outside services. General and administrative expenses were $3,606,000 and $1,714,000 during the years ended December 31, 1997 and 1996, respectively, representing 25.3% and 57.8% of net sales, respectively. The increase in absolute dollars was due to increased charges to the provision for doubtful accounts, increased legal costs to support Hybrid's patent program and increased headcount and related payroll costs.

    INTEREST INCOME (EXPENSE) AND OTHER EXPENSE, NET. Hybrid incurred net interest expense during 1997 of $569,000 and earned net interest income of $229,000 during 1996. Net interest expense incurred during 1997 was the result of Hybrid's use of capital lease financing to fund a majority of its capital expenditures, and interest expense (including noncash expense incurred in the fourth quarter of 1998 related to issuance of warrants with respect to certain loans obtained in September 1997) incurred on loans obtained to support working capital requirements. Net interest income earned during 1996 was primarily due to higher cash balances as a result of the issuance of Preferred Stock in December 1995 and July 1996, offset in part by the interest expense incurred on outstanding capital lease obligations.

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    NET SALES. Net sales were $2,962,000 and $630,000 in 1996 and 1995, respectively. The increase in net sales was due primarily to the increase in unit sales due to the introduction of the Series 2000 product line in October 1996.

    GROSS PROFIT. Gross margin improved to negative 5.7% in 1996 compared to negative 20.8% in 1995. The improvement in gross margin was primarily attributable to the introduction of the Series 2000 product line, which generally has higher gross margins than the Series 1000 product line, and to the increase in net sales, which allowed for greater absorption of overhead.

    RESEARCH AND DEVELOPMENT. Research and development expenses were $5,076,000 and $3,862,000 for 1996 and 1995, respectively, representing 171.4% and 613.0% of net sales, respectively. The increase in research and development expenses in absolute dollars during 1996 was due to increased headcount and related labor costs, increased cost of development material to support product development and depreciation expenses associated with capital purchases for product testing.

    SALES AND MARKETING. Sales and marketing expenses were $1,786,000 and $390,000 for 1996 and 1995, respectively, representing 60.3% and 61.9% of net sales, respectively. The increase in sales and marketing expenses in absolute dollars during 1996 was principally due to increased headcount for staff level positions, the hiring of Hybrid's vice presidents of sales and marketing, increased commissions as a result of higher net sales and increased costs for marketing and promoting Hybrid's products.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $1,714,000 and $748,000 for 1996 and 1995, respectively, representing 57.8% and 118.7% of net sales, respectively. The increase in general and administrative expenses in absolute dollars during 1996 was due to increased allowances for doubtful accounts, higher legal costs to prosecute patents, and increased headcount and related personnel costs.

    INTEREST INCOME (EXPENSE) AND OTHER EXPENSE, NET. During 1996, Hybrid had net interest income of $229,000 compared to net interest expense of $138,000 in 1995. The increase in 1996 compared to 1995 was primarily due to higher cash balances as a result of the issuance of Preferred Stock in July 1996. The interest income earned during 1996 was offset in part by interest expense incurred on outstanding capital lease obligations.

LIQUIDITY AND CAPITAL RESOURCES

    Hybrid has historically financed its operations primarily through a combination of debt and equity and equipment lease financing. As of March 31, 1998, Hybrid had working capital of $31,985,000, including $20,001,000 in cash, cash equivalents and short-term investments, as compared to working capital of $35,911,000 and $27,148,000 in cash and cash equivalents as of December 31, 1997. This $7,147,000 decrease in cash, cash equivalents and short-term investments during the three months ended March 31, 1998 resulted from the use of cash in operating activities, investing activities and financing activities discussed below.

    Cash used in operating activities during the quarter ended March 31, 1998 was $6,662,000, resulting primarily from the net loss of $3,700,000; an increase in accounts receivable of $2,226,000 attributable principally to higher net sales made late in the quarter and the limited capital resources of and extended payment terms given to certain customers; the increase in inventories of $2,214,000 due to anticipated sales increases that did not occur and the delay of sales orders by several customers in the quarter; and a decrease in accrued liabilities of $116,000. Cash used in operating activities during the quarter ended March 31, 1998 was offset principally by the increase of $800,000 in reserves for potential sales returns by distributors and the increase of $450,000 in reserves for doubtful accounts as a result of Hybrid's assessment of the risks associated with several slow paying customers and with continuing collection problems reflected in an increase of $953,000 accounts receivable past due during the quarter, from $3,912,000 as of December 31, 1997 to $4,865,000 as of March 31, 1998. Cash used in operating activities during the quarter was further offset by depreciation and amortization of $304,000.

    Cash used in investing activities during the quarter ended March 31, 1998 was $11,977,000, resulting primarily from purchases of short term investments of $12,753,000, the change in other assets of $154,000 and purchases of property and equipment of $51,000, offset by the proceeds from the maturity of short term investments of $981,000. During the quarter ended March 31, 1998, capital expenditures for property and equipment were primarily for computers, furniture, fixtures and engineering test equipment. Hybrid has funded and expects to continue to fund a substantial portion of its property and equipment expenditures from a variety of sources including direct vendor leasing programs and third party commercial leasing arrangements. As of March 31, 1998, Hybrid is committed to $1.5 to $2.0 million in capital expenditures for tenant improvements in connection with its new subleased headquarters. Hybrid expects capital expenditures for the next twelve months (including such tenant improvements) to be between $4.0 million to $5.0 million.

    Cash used in financing activities during the quarter ended March 31, 1998 was $280,000, attributable primarily to payment of capital lease obligations and additional costs incurred in connection with Hybrid's initial public offering.

    Hybrid's principal source of liquidity at March 31, 1998 was cash, cash equivalents and short-term investments of $20,001,000 and Hybrid's $4.0 Million Credit Facility. The $4.0 Million Credit Facility, which expires in October 1998, bears interest at the bank's prime rate and is collateralized by certain of Hybrid's assets. As of March 31, 1998, Hybrid has no borrowings outstanding under the $4.0 Million Credit Facility.

    Under the $5.5 Million Debenture, Hybrid is subject to limitations on the amount of capital expenditures it may incur in any 12-month period and may not declare dividends, retire any subordinated debt other than in accordance with its terms or distribute its assets to any stockholder so long as the $5.5 Million Debenture remains outstanding. In addition, under the $4.0 Million Credit Facility, Hybrid may not declare dividends. The $5.5 Million Debenture is collateralized by substantially all of Hybrid's assets. Any borrowings under the $4.0 Million Credit Facility will be collateralized by a first priority security interest in certain of Hybrid's assets, and any borrowings under the $4.0 Million Credit Facility will be collateralized by a first priority security interest in certain of Hybrid's assets. See "PROPOSAL NO. 1: THE MERGER--RISK FACTORS--RISKS RELATING TO HYBRID, PACIFIC AND THE COMBINED COMPANY--RESTRICTIVE DEBT COVENANTS" and Notes 6 and 7 to Financial Statements.

    The Merger is intended to be treated as a pooling of interests for accounting purposes. If the Merger is consummated, Hybrid anticipates incurring a charge of approximately $3.0 to $3.5 million in the quarter in which the Merger occurs in connection with the write-off of certain assets, personnel severance costs, the cancellation and continuation of contractual obligations and direct transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. Actual costs may substantially exceed such estimates. In addition, upon consummation of the Merger, Hybrid anticipates paying Pacific's indebtedness of approximately $2.0 million in bridge loans (inclusive of accrued interest) made by principal shareholders of Pacific. Such repayment is not required under the terms of the Merger and Hybrid does not expect to make any other cash payments to former shareholders of Pacific. Total costs associated with the Merger are anticipated to result in an operating loss and a net loss for Hybrid's quarter ending June 30, 1998 and for its fiscal year ending December 31, 1998 and could negatively affect financial results in future periods. Holders of Pacific Capital Stock may, by complying with Sections 1300 through 1312 of the California Code, be entitled to dissenters' rights with respect to the Merger. It is a condition to Hybrid's obligation to close the Merger that holders of no more than 5% of the outstanding shares of Pacific Capital Stock shall be eligible to exercise dissenters' rights. See "PROPOSAL NO. 1: THE MERGER--RISK FACTORS--RISKS OF THE MERGERS;" "--COSTS OF INTEGRATION; TRANSACTION EXPENSES;" "--POSSIBLE NEED FOR ADDITIONAL FINANCING;" and "--RISKS RELATING TO HYBRID, PACIFIC AND THE COMBINED COMPANY--LIMITED OPERATING HISTORY; HISTORY OF LOSSES" and "--APPROVAL OF THE
MERGER--APPRAISAL AND DISSENTERS' RIGHTS."

    Hybrid is seeking to reduce its cash utilization in operations and believes that, notwithstanding the proposed merger with Pacific, cash generated from operations, if any, and existing cash resources and credit facilities will provide Hybrid with sufficient funds to finance its operations for at least the next 12 months. However, Hybrid may require additional funds to support its working capital requirements or for other purposes, and may seek to raise such additional funds through the sale of public or private equity or debt financing or from other sources. The sale of additional equity or convertible debt securities may result in additional dilution to Hybrid's stockholders. No assurance can be given that additional financing will be available or that, if available, such financing can be obtained on terms favorable to Hybrid or its stockholders.

IMPACT OF ADOPTION OF NEW ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Such items may include foreign currency translation adjustments, unrealized gains/losses from investing and hedging activities, and other transactions. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement was adopted in the Company's first quarter of 1998, and its effect on the financial statements was not material.

    In June 1997, the Financial Accounting Standards Board issued Statement No.131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stock holders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement is required to be adopted for fiscal years beginning after December 15, 1997. Hybrid has yet to determine the affect of adoption of this statement.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates. While uncertainty exists concerning the potential effects associated with such compliance, Hybrid does not believe that year 2000 compliance will result in a material adverse effect on its financial condition or results of operations.

                 SELECTED HISTORICAL FINANCIAL DATA OF PACIFIC

    The following selected historical financial data should be read in conjunction with the Pacific Financial Statements and related notes thereto and "PACIFIC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" appearing elsewhere in this Joint Proxy Statement/ Prospectus. The statement of operations data for each of the three years in the period ended September 30, 1997 and the balance sheet data at September 30, 1997 and 1996 are derived from financial statements of Pacific which have been audited by Deloitte & Touche LLP, independent auditors, and are included elsewhere in this Joint Proxy Statement/Prospectus. The selected historical financial data for the years ended September 30, 1994 and 1993 were derived from financial statements of Pacific which were audited and are not included in this Joint Proxy Statement/Prospectus. Pacific unaudited historical financial statement data as of and for the three and six months ended March 31, 1998 and 1997 has been prepared on the same basis as the historical financial information and, in the opinion of Pacific management, contains all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations for such periods. March 31, 1998 financial results are not necessarily indicative of the results that may be expected for the year ended September 30, 1998. See "PACIFIC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                                                                        THREE MONTHS ENDED     SIX MONTHS ENDED
                                              YEAR ENDED SEPTEMBER 30,                      MARCH 31,             MARCH 31,
                                -----------------------------------------------------  --------------------  --------------------
                                  1997       1996       1995       1994       1993       1998       1997       1998       1997
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)              (UNAUDITED)           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenues................  $  35,369  $  29,141  $  24,925  $  20,135  $  11,332  $   5,018  $   8,350  $  11,981  $  21,500
Total cost of revenues........     26,014     23,246     15,964     12,870      7,929      4,140      5,904      9,686     15,533
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit..................      9,355      5,895      8,961      7,265      3,403        878      2,446      2,295      5,967
Operating expenses:
  Research and development....      4,824      5,421      3,169      2,318      1,764      1,059      1,319      2,021      2,639
  Sales and marketing.........      3,690      3,104      2,514      1,819      1,579        633        917      1,306      1,907
  General and
    administrative............      1,649      2,839      2,434      1,553      1,210        453        228        874        966
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating
      expenses................     10,163     11,364      8,117      5,690      4,553      2,145      2,464      4,201      5,512
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Income (loss) from
        operations............       (808)    (5,469)       844      1,575     (1,150)    (1,267)       (18)    (1,906)       455
Interest income and other
  (expense), net..............        (45)       (12)       100        154         12        (28)       (20)       (61)       (33)
Interest expense..............       (554)      (462)      (400)      (146)      (320)      (201)      (131)      (348)      (259)
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income (loss) before
      income taxes............     (1,407)    (5,943)       544      1,583     (1,458)    (1,496)      (169)    (2,315)       163
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Provision for income taxes....                                3         91
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).............  $  (1,407) $  (5,943) $     541  $   1,492  $  (1,458) $  (1,496) $    (169) $  (2,315) $     163
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Basic income (loss) per
  share.......................  $   (0.29) $   (1.42) $    0.15  $    0.46  $   (0.66) $    (.28) $    (.04) $    (.45) $     .04
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Shares used in basic per share
  calculation(1)..............      4,866      4,184      3,701      3,216      2,200      5,285      4,619      5,186      4,600
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Diluted income (loss) per
  share.......................  $   (0.29) $   (1.42) $    0.03  $    0.10  $   (0.66) $    (.28) $    (.04) $    (.45) $     .01
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Shares used in diluted per
  share calculation(1)........      4,866      4,184     15,553     14,291      2,200      5,285      4,619      5,186     19,142
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                              SEPTEMBER 30,
                                                          -----------------------------------------------------   MARCH 31,
                                                            1997       1996       1995       1994       1993        1998
                                                          ---------  ---------  ---------  ---------  ---------  -----------
BALANCE SHEET DATA:
Cash, cash equivalents and short term investment........  $   1,931  $     900  $   1,555  $     698  $     102   $     162
Working capital.........................................      4,163      5,390      7,437      4,119      2,289       2,119
Total assets............................................     16,669     18,991     16,232     12,793      7,817      16,819
Long-term debt..........................................        442        383      1,382      2,057        232         458
Total shareholders' equity..............................      6,570      7,876      8,608      3,400      3,536       4,264

------------------------------

(1) See Notes to Financial Statements for an explanation of the number of shares ued to compute basic and diluted net loss per share.

                  PACIFIC MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PACIFIC SHOULD BE READ IN CONJUNCTION WITH THE PACIFIC FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THE DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. PACIFIC'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "PROPOSAL NO. 1: THE MERGER--RISK FACTORS."

OVERVIEW

    Pacific designs, develops, manufactures and markets radio frequency devices and systems for providers of wireless communication services. Since its inception in 1984, Pacific has been involved in the development of gallium arsenide RFIC products, including power amplifiers, switches, attenuators, converters and oscillators for telephony, remote data collection and wireless point-to-point communications applications. In 1991, Pacific began applying its RFIC design expertise and radio frequency system engineering skills to the development of system solutions for the broadband wireless video market. Since 1991, Pacific has produced and sold over one million broadband wireless antenna/downconverters. Additionally, since the introduction of Pacific's CypherPoint video encoding system in 1996, Pacific has produced and sold over 50 encoding systems and 100,000 decoders. Broadband wireless and RFIC products comprise Pacific's principal product lines with broadband wireless products (including both downconverters and CypherPoint) currently comprising more than 90% of its revenues.

    Pacific markets its products through a direct sales force supplemented by distributors. The majority of Pacific's sales are made by its sales force directly to broadband wireless operators, while distributors, which sell only Pacific's RFIC products, account for less than 10% of Pacific's sales. Pacific has no current plans to materially increase the size of its direct sales force. The sales cycle associated with Pacific's products is typically lengthy and is subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews, that are beyond Pacific's control. In addition, Pacific's customers include companies in the early stage of development or in need of capital to deploy or expand their services. Further, timing and volume of customer orders are difficult to forecast because a substantial majority of Pacific's sales are booked and shipped in the same quarter and Pacific has a limited backlog or orders. If orders from current customers are canceled, decreased or delayed, or Pacific fails to obtain significant orders from new customers, or any significant customer delays payment or fails to pay, Pacific's business, operating results and financial condition could be materially adversely affected. SEE "PROPOSAL NO. 1: THE MERGER--RISK FACTORS--RISKS RELATING TO HYBRID, PACIFIC AND THE COMBINED
COMPANY--INEXPERIENCE IN EMERGING MARKET" and "--CUSTOMER CONCENTRATION."

    To date, a small number of customers has accounted for a substantial portion of Pacific's net sales. Pacific expects that sales to a small number of customers will continue to account for a substantial portion of its net sales and also expects that its largest customers in future periods could be different from its largest customers in prior periods due to a variety of factors, including customers' deployment schedules and budget and regulatory considerations. In addition, Pacific's customers include companies in the early stage of development or in need of capital to upgrade or expand their services. While Pacific has not increased its reserves for doubtful accounts due to the assessment of risks associated with collectability or billing problems with respect to any of its current, major customers, there can be no assurance that problems relating to uncollectability or billing will not arise with respect to any of its current or future, major customers. See "PROPOSAL NO. 1: THE MERGER--RISK FACTORS--RISKS RELATING TO HYBRID, PACIFIC AND THE COMBINED
COMPANY--CUSTOMER CONCENTRATION."

    The markets in which Pacific participates are highly competitive. Broadband wireless competitors include California Amplifier, Inc., Conifer Corporation, TransSystems, Inc., and TeleLynx, Inc. RFIC competitors include Celeritek, Inc., ANADIGICS, Inc., Teledyne, Inc., Philips Semiconductors, RF Micro

Devices, Inc. and Motorola, Inc. In addition, Pacific anticipates increased competition from new companies entering such markets, some of whom may have financial and technical resources substantially greater than those of Pacific. Furthermore, because some of Pacific's products may not be proprietary, they may be duplicated by low-cost producers, resulting in price and margin pressures. See "PROPOSAL NO. 1: THE MERGER--RISK FACTORS--RISKS RELATING TO HYBRID, PACIFIC AND THE COMBINED COMPANY--COMPETITION."

    Sales to customers of Pacific outside the United States have accounted for a significant portion of net sales in the past. International sales are subject to a number of risks including longer payment cycles, export and import restrictions and tariffs, including existing United States restrictions on the export of certain high technology products that could limit Pacific's sales abroad, unexpected changes in regulatory requirements, the burden of complying with a variety of foreign laws, greater difficulty in accounts receivable collection, potentially adverse tax consequences, currency fluctuations and political and economic instability. Fluctuations in currency exchange rates could cause Pacific's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. To the extent that international revenues increase as a percentage of total revenues in the future, foreign currency fluctuation exposure may also increase. In addition, Pacific has in the past experienced a decline in sales to Mexico due to the devaluation of the Mexico peso. There can be no assurance that future economic or political instability in countries where Pacific sells its products will not have a material adverse effect on Pacific's sales in such countries, and consequently, on the business financial condition or results of operations of Pacific. See "PROPOSAL NO. 1: THE MERGER--RISK FACTORS-- RISKS RELATING TO HYBRID, PACIFIC AND THE COMBINED COMPANY."

    Pacific had no income tax provision or benefit in fiscal 1997 and 1996 due principally to net operating losses and a valuation allowance reserving 100% of its deferred tax assets. As a result of Pacific's history of recent operating losses, management believes that recognition of the deferred tax assets is considered less likely than not. Accordingly, Pacific has recorded a valuation allowance against its net deferred tax asset. At March 31, 1998, net operating loss carryforwards of approximately $19,717,000 and $4,877,000 were available to offset future federal and state taxable income, respectively. These carryforwards expire beginning in 2002 and 2000. At March 31, 1998, research and development credit carryforwards of $284,000 and $151,000 were available to offset future federal and state taxable income, respectively. These carryforwards expire beginning in 2009 for federal purposes. As a result of the Merger, the annual utilization of operating losses will be significantly limited.

RESULTS OF OPERATIONS

    The following table sets forth the percentage of net sales represented by the items in Pacific's statements of operations for the periods indicated:

                                                                              THREE MONTHS           SIX MONTHS
                                                   FISCAL YEARS                   ENDED                 ENDED
                                               ENDED SEPTEMBER 30,              MARCH 31,             MARCH 31,
                                          ------------------------------   -------------------   -------------------
                                            1997       1996       1995       1998       1997       1998       1997
                                          --------   --------   --------   --------   --------   --------   --------
Product Sales...........................      99.2%      96.3%      75.7%      99.7%      98.6%      99.7%      98.9%
Development Contracts and Licensing
  Revenue...............................       0.8        3.7       24.3        0.3        1.4        0.3        1.1
                                          --------   --------   --------   --------   --------   --------   --------
  Net Sales.............................     100.0      100.0      100.0      100.0      100.0      100.0      100.0
Cost of Sales...........................      73.6       79.8       64.1       82.5       70.7       80.8       72.2
                                          --------   --------   --------   --------   --------   --------   --------
  Gross Margin..........................      26.4       20.2       35.9       17.5       29.3       19.2       27.8
                                          --------   --------   --------   --------   --------   --------   --------
Operating Expenses
  Research and Development..............      13.6       18.6       12.7       21.1       15.8       16.9       12.3
  Sales and Marketing...................      10.4       10.6       10.1       12.6       11.0       10.9        8.9
  General and Administrative............       4.7        9.8        9.8        9.0        2.7        7.3        4.5
                                          --------   --------   --------   --------   --------   --------   --------
    Total Operating Expenses............      28.7       39.0       32.6       42.7       29.5       35.1       25.7
                                          --------   --------   --------   --------   --------   --------   --------
Net Income (Loss) from Operations.......      (2.3)     (18.8)       3.4      (25.2)      (0.2)     (15.9)       2.1
  Interest Income and Other Expense,
    Net.................................      (0.1)      (0.1)       0.1       (0.6)      (0.2)      (0.5)      (0.1)
  Interest Expense......................      (1.6)      (1.6)      (1.6)      (4.0)      (1.6)      (2.9)      (1.2)
                                          --------   --------   --------   --------   --------   --------   --------
Net Income (Loss).......................      (4.0%)    (20.4%)      2.2%     (29.8%)     (2.0%)    (19.3%)      0.8%
                                          --------   --------   --------   --------   --------   --------   --------
                                          --------   --------   --------   --------   --------   --------   --------

    THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

    NET SALES. Pacific's total sales consist of product sales of downconverters, CypherPoint and RFIC, and development contracts and licensing revenue. Net sales were $5,018,000 for the three months ended March 31, 1998, compared to net sales of $8,350,000 for the three months ended March 31, 1997. The significant decline in net sales was primarily due to a reduction in shipments to Pacific's largest customer of the downconverter and CypherPoint product lines. Such customer's product purchases are not expected to return to historic levels. To the extent that such customer is not replaced with other customers accounting for significant additional sales, this will likely adversely affect Pacific's future results of operations and financial position. There can be no assurance that Pacific will be able to acquire such additional customers. In the three months ended March 31, 1998, product sales accounted for 99.7% of net sales and contract/ licensing revenue accounted for .3% of net sales. For the three months ended March 31, 1997, product sales accounted for 98.6% and the contract/licensing revenues accounted for 1.4%. International sales accounted for 54.3% and 53.5% of net sales for the three months ended March 31, 1998 and 1997, respectively. Pacific had one customer that accounted for 35.8% of net, sales in the three months ended March 31, 1998. Pacific had three customers that accounted for 28.0%, 23.3% and 15.5%, respectively, of net sales in the three months ended March 31, 1997.

    GROSS MARGIN. Gross margins were 17.5% and 29.3% for the three months ended March 31, 1998 and 1997, respectively. The decrease in the gross margin was primarily due to the reduction in shipments of all product lines, price reductions of downconverters due to competitive pressures and non-absorption of manufacturing overhead due to excess capacity.

    RESEARCH AND DEVELOPMENT. Research and development expenses include ongoing decoder and headend CypherPoint product development expenses, two-way product development, as well as design expenditures associated with cost reduction programs. Research and development expenses were $1,059,000 and $1,319,000 for the three months ended March 31, 1998 and 1997, respectively. These expenditures represented 21.1% and 15.8% of net sales for the three months ended March 31, 1998 and 1997, respectively. The expenditures decreased between the quarters primarily as a result of high CypherPoint product development costs incurred in the former quarter.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries and related payroll costs of sales and marketing personnel, commissions, advertising, promotions and travel. Sales and marketing expenses were $633,000 and $917,000 for the three months ended March 31, 1998 and 1997, respectively, representing 12.6% and 11.0% of net sales, respectively. The decrease in sales and marketing expenses in absolute dollars was principally due to a reduction in headcount and related payroll costs and a reduction in spending in the area of marketing and promotions.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of executive personnel salaries, legal and audit fees, travel expenses and professional services. General and administrative expenses were $453,000 and $228,000 for the three months ended March 31, 1998 and 1997, respectively, representing 9.0% and 2.7% of net sales, respectively.

    INTEREST INCOME (EXPENSE) AND OTHER EXPENSE, NET. Pacific incurred interest expense during the three months ended March 31, 1998 of $201,000 and earned interest income of $6,000. Pacific incurred interest expense during the three months ended March 31, 1997 of $131,000 and earned interest income of $6,000. The increase in net interest expense was due to increased loans obtained to support working capital requirements.

SIX MONTHS ENDED MARCH 31, 1998 COMPARED TO SIX MONTHS ENDED MARCH 31, 1997

    NET SALES. Net sales were $11,981,000 for the six months ended March 31, 1998, compared to net sales of $21,500,000 for the six months ended March 31, 1997. The significant decrease in net sales was primarily due to a reduction in units shipped of the downconverter and CypherPoint product line and to a decline in the rate of product purchases by Pacific's largest customer. Such customer's product purchases are not expected to return to historic levels. To the extent that such customer is not replaced with other customers accounting for significant additional sales, this will likely adversely affect Pacific's future results of operations and financial position. There can be no assurance that Pacific will be able to acquire such additional customers. For the six months ending March 31, 1998, product sales accounted for 99.7% of net sales and the contract/licensing revenues accounted for .3% of net sales. For the six months ending March 31, 1997, product sales accounted for 98.9% of net sales and contract/licensing revenues accounted for 1.1% of net sales. International sales accounted for 19.5% and 53.8% of net sales for the 6 months ended March 31, 1998 and 1997, respectively. Pacific had four customers that accounted 31.3%, 13.6%, 11.5% and 10.1%, respectively, of net sales for the six-month period ending March 31, 1998. Pacific had two customers that accounted for 48.6% and 19.3%, respectively, of net sales for the six-month period ending March 31, 1997.

    GROSS PROFIT. Gross margin was 19.2% and 27.8%, for the six-month period ending March 31, 1998 and 1997, respectively. The decrease in the gross margin was primarily due to the reduction in shipments, price erosion within the downconverter product line and non-absorption of manufacturing overhead.

    RESEARCH & DEVELOPMENT. Research and development expenses include development of decoder and headend CypherPoint products, downconverter and RFIC products as well as design expenditures associated with cost reduction. Research and development expenses were $2,021,000 and $2,639,000 for the six-month period ending March 31, 1998 and 1997, respectively. These expenditures represented 16.9% and 12.3% of net sales for the six-month period ending March 31, 1998 and 1997, respectively. This reduction was primarily due to the completion of CypherPoint product development.

    SALES & MARKETING. Sales and marketing expenses consist primarily of salaries and related payroll costs for sales and marketing personnel, commissions, advertising, promotions and travel. Sales and marketing expenses were $1,306,000 and $1,907,000 for the six-month period ending March 31, 1998 and 1997, respectively, representing 10.9% and 8.9% of net sales, respectively. The decrease in sales and marketing expenses in absolute dollars was principally due to reductions in headcount and related payroll costs and a reduction in spending in the area of marketing and promotions.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of executive personnel salaries, legal and audit fees, travel expenses and costs of outside services. General and administrative expenses were $874,000 and $966,000 for the six-month period ending March 31, 1998 and 1997, respectively, representing 7.3% and 4.5% of net sales, respectively. The decrease in absolute dollars was due to lower legal and audit fees and payroll costs.

    INTEREST INCOME (EXPENSE) AND OTHER EXPENSE, NET. Pacific incurred net interest expense for the six-month period ending March 31, 1998 of $348,000 and earned interest income of $12,000. The company incurred net interest expense for the six-month period ending March 31, 1997 of $259,000 and earned interest income of $11,000. The increase in net interest expense was due to increased loans obtained to support working capital requirements.

FISCAL YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30,
  1996

    NET SALES. Net sales were $35,369,000 for the year ended September 30, 1997, compared to net sales of $29,141,000 for fiscal 1996. The significant growth in net sales was primarily due to increased unit sales of the CypherPoint product line, which product line had a 242.5% increase in sales from 1996. This growth was offset, in significant part, by a decline in shipments of downconverter products, which products had a 20% decrease in net sales from 1996. In fiscal 1997, product sales accounted for 99.2% of net sales and contracts/licensing revenue accounted for 0.8% of net sales. In fiscal 1996, product sales accounted for 96.3% of net sales and contracts/licensing revenues accounted for 3.7%. International sales accounted for 30.4% and 28.5% of net sales for the fiscal years 1997 and 1996, respectively. Pacific had two customers that accounted for 30.4% and 21.5%, respectively, of net sales in fiscal 1997. Pacific had two customers that accounted for 35.7% and 12.4%, respectively, of net sales in fiscal 1996.

    GROSS PROFIT. Gross margin was 26.4% and 20.2%, in fiscal years 1997 and 1996, respectively. The improvement in gross margin was due in part to a $1,126,000 inventory provision. The provision was accrued in 1996 in connection with inventory components and products unique to an international customer and reversed in 1997 when the products were shipped. The remainder of the improvement was due to a number of factors including the volume production of the CypherPoint product line, greater contributions from higher margin RFIC products, the completion of the high cost non-recurring engineering contract work, and greater absorption of manufacturing overhead due to increased sales volumes.

    RESEARCH AND DEVELOPMENT. Research and development expenses were $4,824,000 and $5,421,000 during the fiscal years 1997 and 1996, respectively. These expenditures represented 13.6% and 18.6% of net sales for fiscal years 1997 and 1996, respectively. This year to year reduction was primarily the result of decreased CypherPoint product development costs in fiscal 1997. Pacific intends to continue to increase its investment in research and development programs for future periods, focusing on two-way wireless technologies and cost improvement.

    SALES AND MARKETING. Sales and marketing expenses were $3,690,000 and $3,104,000 during the fiscal years 1997 and 1996, respectively, representing 10.4% and 10.7% of net sales, respectively. The increase in sales and marketing expenses in absolute dollars was principally due to increases in headcount and related payroll costs and an increase in sales support efforts and marketing activities associated with the increase in revenues. Pacific expects sales and marketing expenses to increase in the future.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $1,649,000 and $2,839,000 during the fiscal years 1997 and 1996, respectively, representing 4.7% and 9.8% of net sales, respectively. The decrease was due primarily to the reversal of a $817,000 bad debt provision associated with the collection of certain receivables from an international customer in 1997.

    INTEREST INCOME (EXPENSE) AND OTHER EXPENSE, NET. Pacific incurred net interest expense during fiscal 1997 of $554,000 and earned interest income of $25,000. Pacific incurred net interest expense during fiscal 1996 of $462,000 and earned interest income of $37,000. The increase in net interest expense was due to increased loans obtained to support working capital requirements.

FISCAL YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30,
  1995

    NET SALES. Net sales were $29,141,000 for the year ended September 30, 1996, compared to net sales of $24,925,000 for the year ended September 30, 1995. The significant growth in net sales was primarily due to an increase in units shipped with the expansion of the downconverter product line, which product line had a 22.6% increase in net sales from 1995, and the mid-year introduction of the CypherPoint product line, as opposed to an increase in sales prices of such products. This growth was offset by a reduction of revenue under contracts/licensing due to a transition from military contracts to commercial products. In fiscal 1996, product sales accounted for 96.3% of net sales and the contract/licensing revenues accounted for 3.7% of net sales. In fiscal 1995, product sales accounted for 75.7% of net sales and contract/ licensing revenues accounted for 24.3% of net sales. International sales accounted for 28.5% and 36.7% of net sales for the fiscal years 1996 and 1995, respectively. Pacific had two customers that accounted for 35.7% and 12.4%, respectively, of net sales in 1996. Pacific had two customers that accounted for 18.8% and 17.5%, respectively, of net sales in 1995.

    GROSS PROFIT. Gross margin was 20.2% and 35.9%, in fiscal years 1996 and 1995, respectively. The decrease in the gross margin was due to inventory provisions for products unique to an international customer, the transition away from the higher margin military contracts to a non-recurring engineering contract, price erosion within the downconverter product line and non-absorption of manufacturing overhead related to CypherPoint production start-up.

    RESEARCH AND DEVELOPMENT. Research and development expenses were $5,421,000 and $3,169,000 during the fiscal years 1996 and 1995, respectively. These expenditures represented 18.6% and 12.7% of net sales for fiscal years 1996 and 1995, respectively. This was primarily the result of a one time charge of $2,051,000 associated with a design change of CypherPoint products.

    SALES AND MARKETING. Sales and marketing expenses were $3,104,000 and $2,514,000 during the fiscal years 1996 and 1995, respectively, representing 10.7% and 10.1% of net sales, respectively. The increase in sales and marketing expenses in absolute dollars was principally due to increases in headcount and related payroll costs and in spending in the area of marketing and promotions.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $2,839,000 and $2,434,000 during the fiscal years 1996 and 1995, respectively, representing 9.8% and 9.8% of net sales, respectively. The increase in absolute dollars was due primarily to an $817,000 provision associated with uncertainty regarding account receivable collections from an international customer.

    INTEREST INCOME (EXPENSE) AND OTHER EXPENSE, NET. Pacific incurred interest expense during fiscal 1996 of $462,000 and earned interest income of $37,000. Pacific incurred interest expense during fiscal 1995 of $400,000 and earned interest income of $28,000. The increase in net interest expense was due to increased loans obtained to support working capital requirements.

LIQUIDITY AND CAPITAL RESOURCES

    Pacific has financed its operations primarily through financial support from its majority shareholders in the form of capital infusions and promissory notes, bank debt, and lease financing of capital equipment. As of March 31, 1998, Pacific had working capital of $2,119,000, including $162,000 in cash and cash equivalents. The $1,344,000 decrease in cash and cash equivalents in the first six months of fiscal 1998 was primarily the result of a net loss of $2,315,000. As of September 30, 1997, Pacific had working capital of $4,163,000, including $1,506,000 in cash and cash equivalents, as compared to working capital of $5,390,000 and $475,000 in cash and cash equivalents as of September 30, 1996. The $1,031,000 increase in cash and cash equivalents for the fiscal year ended September 30, 1997 was primarily a result of obtaining a shareholder note of $750,000 in September 1997.

    Cash used in operating activities in the six months ended March 31, 1998 was $3,907,000 and was primarily the result of an increase in accounts receivable of $2,211,000 and the net loss of $2,315,000. The increase in accounts receivable was primarily attributable to a shift in the customer base to international customers resulting in longer average collection periods. Cash used in operating activities during the six months ending March 31, 1998 was offset by depreciation and amortization of $597,000 and prepaid expense decreases of $109,000. Cash provided by operating activities during fiscal 1997 was $2,583,000, primarily the result of the decrease in accounts receivable of $3,931,000 as a result of collections and lower net sales in the final quarters of the fiscal year, and depreciation and amortization of $1,234,000. Cash provided by operating activities during fiscal year 1997 was offset by the net loss of $1,407,000, a decrease in the provision for doubtful accounts of $930,000 as a result of Pacific's assessment of collectability of accounts receivable and decreases in accounts payable of $330,000.

    Cash flows from investment activities during the six months ended March 31, 1998 was $322,000 and resulted primarily from decreases in short-term investments. Cash used in investing activities during fiscal 1997 was $348,000, and resulted primarily from the purchases of property and equipment. During the six months ended March 31, 1998 and fiscal year 1997, capital expenditures for property and equipment were primarily for computers, furniture, fixtures, and manufacturing and engineering test equipment. Pacific has financed a substantial portion of its property and equipment expenditures from several sources including direct vendor leasing programs and third party commercial leasing arrangements. As of March 31, 1998, Pacific had no material commitments for capital expenditures.

    Cash provided by financing activities during the six months ended March 31, 1998 was $2,241,000, and was primarily the result of cash advances of $2,568,000 on the recently established bank credit line. Cash provided by financing activities during the six months ended March 31, 1998 was offset by the repayment of capital lease obligation of $341,000. Cash used in financing activities during fiscal year 1997 was $1,204,000, and was primarily the result of repayments of $1,261,000 to the bank line of credit and the repayment of capital lease obligations of $763,000. Cash used in financing activities during fiscal year 1997 was offset by the result of proceeds from shareholder loans of $750,000.

    Pacific's principal sources of liquidity at March 31, 1998 were cash and cash equivalents of $162,000 and an $8,000,000 revolving bank line of credit. The line of credit was entered into with Coast in November 1997, bears interest at Coast's reference rate (8.5% at March 31, 1998) plus 2.25%, has a term which expires in the year 2000, and is collateralized by substantially all of the Pacifics's assets. Advances on the line of credit are limited to a percentage of certain current assets (i.e. accounts receivable and inventory). The line of credit requires Pacific to maintain a minimum Tangible Net Worth of $5,750,000. Tangible Net Worth is defined as consolidated owner's equity plus subordinated debt less any assets that would be treated as intangible assets in accordance with generally accepted accounting principles. As of March 31, 1998, Pacific had a Tangible Net Worth of $6,014,000. Coast has consented to the Merger of Pacific with Hybrid and is currently reviewing the terms of the line of credit to determine whether modifications will be made to the Tangible Net Worth covenant with respect to the combined company. As of April 30, 1998, Pacific had $3,733,000 in borrowings outstanding under the line of credit and no additional borrowings were available. The Comerica line of credit outstanding as of September 30, 1997 was repaid and canceled with borrowings under the Coast line of credit. Pacific is currently in need of immediate additional capital to finance its operations and to meet its short term liquidity needs. While Pacific is seeking additional financing up to an approximate amount of $1.0 million, there can be no assurance that the additional required financing will be available through equity offerings, bank borrowings, or otherwise, or that, if such financing is available, it will be available on terms favorable to Pacific or its shareholders. If Pacific is unable to secure financing prior to the consummation of the Merger, Pacific will have to scale back sales and marketing and research and development efforts and Pacific's business, financial condition and operating results will be materially adversely affected. If the Merger with Hybrid is consummated, Pacific will have access to the capital resources of this combined company. See "PROPOSAL NO. 1: THE MERGER--RISK FACTORS--RISKS RELATING TO HYBRID, PACIFIC AND THE COMBINED COMPANY--PACIFIC'S NEED FOR IMMEDIATE ADDITIONAL FINANCING," "--RESTRICTED DEBT COVENANTS" and "--POSSIBLE NEED FOR ADDITIONAL FINANCING."

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates. While uncertainty exists concerning the potential effects associated with such compliance, Pacific does not believe that year 2000 compliance will result in a material adverse effect on its financial condition or results of operations.

                               BUSINESS OF HYBRID

    This Business section and other parts of this Joint Proxy Statement/Prospectus contain forward-looking statements that involve risks and uncertainties. Hybrid's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed below and separately in "PROPOSAL NO. 1: THE MERGER--RISK FACTORS," and "HYBRID MANAGEMENTS'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION."

    Hybrid Networks, Inc. is a broadband access equipment company that designs, develops, manufactures and markets wireless and cable systems that provide high speed access to the Internet and corporate intranets for both businesses and consumers. Hybrid's products remove the bottleneck over the "last mile" connection to the end-user which causes slow response time for those accessing bandwidth-intensive information over the Internet or corporate intranets. Hybrid's customers include broadband wireless system operators, cable system operators, ISPs, resellers and other companies that provide broadband networking systems or services to business and residential users. Hybrid's Series 2000 product line consists of secure headend routers, wireless or cable modems and management software for use with either cable TV or wireless transmission facilities. Because the substantial majority of wireless and cable transmission facilities are not capable of two-way transmissions, the Series 2000 has been designed to utilize a variety of return paths, including the public switched telephone network. The Series 2000 system also features a router to provide corporate telecommuters and others in remote locations secure access to their files on the corporate intranet. The Series 2000 is capable of supporting a combination of speeds, media and protocols in a single wireless or cable system, providing system operators with flexible, scalable and upgradeable solutions that allow them to offer cost-effective broadband access to their subscribers.

PRODUCTS, TECHNOLOGY AND SERVICES

    Hybrid's Series 2000 product line provides broadband wireless system operators, cable system operators, ISPs and other businesses with a cost-effective, high speed Internet and intranet access solution. Hybrid's products include secure headend routers, wireless and cable modems and management software for use with either wireless transmission facilities or cable TV transmission facilities. Hybrid's headend products are used by broadband wireless system operators, cable system operators and other customers to transmit and receive data across networks and to manage networks and modems. Hybrid's client modems and routers are used by subscribers of Hybrid's customers and can be used as single-user devices or in multi-user local area networks ("LANS"). Hybrid's products incorporate proprietary technology that enables the same system to be deployed in either broadband wireless or cable systems and supports both one-way downstream transmission accompanied by upstream transmission via modem and router return or two-way wireless or cable transmission.

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PRODUCTS

    The following table outlines the primary components of Hybrid's Series 2000:

HEADEND EQUIPMENT (1)(2)                                      PRODUCT DESCRIPTION
CyberManager 2000 (CMG-2000)                                  Workstation with proprietary Hybrid software
                                                              that provides subscriber and network management.
CyberMaster Downstream Router (CMD-2000)                      High speed downstream RF router that supports up
                                                              to 60 Mbps aggregate throughput in 12 MHz of
                                                              spectrum.
Upstream Router, Telephone Return                             Performs the functions of an analog modem bank
 (Ascend Max 4048, 4060)                                      and terminal server in a telephone return
                                                              configuration. Supports up to 48/60 incoming
                                                              telephone lines.
CyberMaster Upstream Router QPSK Return                       Upstream receiver and demodulator for two-way
 (CMU 2000-14C and QDC-030-2)                                 QPSK configuration.

SINGLE-USER EQUIPMENT (1)(3)
Headend Router (HER-2010)                                     Highspeed downstream RF router that supports up
                                                              to 60 Mbps aggregate throughout in 12 MHz of
                                                              spectrum.
Multi-User Modem/Router (CCM-201)                             Client modem and router that can be used in
                                                              either wireless or cable systems. Supports up to
                                                              20 users. Client modem that can be used in
                                                              either wireless or cable systems. Supports a
                                                              single user.

(1) All products are available for use with wireless or cable systems.

(2) Headend equipment typically ranges in price from $40,000 to $90,000 for a single system.

(3) Modem list prices range from approximately $440 to $795 depending on features.

HEADEND EQUIPMENT

    CYBERMANAGER 2000. The CyberManager 2000 (CMG-2000) is a proprietary subscriber and network management workstation built on a Sun Microsystems Sparc
5. Running proprietary Hybrid software, the CMG-2000 operates as the system administrator interface to the upstream and downstream routers and other third party headend equipment. The CMG-2000 has a 10BaseT interface to connect to a fast Ethernet switch in the headend. Currently, the CMG-2000 supports up to 5,000 subscribers.

    CYBERMASTER DOWNSTREAM ROUTER. The CyberMaster Downstream Router (CMD-2000) is a rack-mounted, Pentium based, PCI/ISA bus industrial microcomputer. It supports SIF and QAM cards, which are used for downstream routing and for 64QAM downstream modulation. The CMD-2000 has a 100BaseT interface to connect to a fast Ethernet switch within the headend. The CMD-2000 supports up to six independent 10 Mbps downstream channels. Each 10 Mbps channel occupies 2 MHz of either wireless or cable spectrum.

    UPSTREAM ROUTER, TELEPHONE RETURN. The Upstream Router, Telephone Return is an Ascend modem bank sold by Hybrid for terminating headend telephone lines in the telephone return configuration. The Ascend 4048 provides a 71 digital interface for 48 lines in the United States and the

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
Ascend 4060 provides an E1 digital or a primary rate interface for international applications. The system also operates with modem banks and upstream router from US Robotics, Motorola and other suppliers provided by the customer.

    CYBERMASTER UPSTREAM ROUTER QPSK RETURN. The Cybermaster upstream router is a rack mounted, Pentium based, PCI/ISA bus industrial microcomputer. The product houses dual QPSK receiver cards which demodulate upstream QPSK signals. The CMU-2000-14C has a 100 BaseT interface to connect to a fast ethernet switch at the headend. The CMU supports up to 28 upstream signals each with 256 to 5 Mbits data rate.

END-USER EQUIPMENT

    HEADEND ROUTER. The Series 2000 Headend Router (HER-2010) is a rack-mounted, Pentium based, PCI/ISA bust industrial microcomputer. The product supports SIF and QAM cards, which are used for downstream routing and for 64QAM downstream modulation. The HER-2010 has a 1000BaseT interface to connect to a fast Ethernet switch within the headend. The HER-2010 supports up to six independent 10 Mbs downstream channels. Each 10 Mbps channel occupies 2MHz of either wireless or cable spectrum. The HER-2010 can be deployed in one-way RF configurations (cable/wireless downstream and telco/router return).

    MULTI-USER MODEM/ROUTER. The Multi-User Modem/Router (CCM-201) supports 10 Mbps, 64QAM downstream data transmission on both wireless and cable systems and upstream transmission via analog modem, router or wireless or cable return. Each CCM-201 includes routing capability to support up to 20 networked devices (PC, Macintosh or workstation). The CCM-201 has a number of security features including system authentication, user ID, public and private key management and optional DES encryption.

    SINGLE-USER MODEM. The Single-User Modem (N-201) supports 10 Mbps, 64QAM downstream data transmission on both wireless and cable systems and upstream transmission via analog modem, router, and wireless or cable return. Each N-201 supports one client device which can be a PC, Macintosh or workstation.

TECHNOLOGY

    The Series 2000 product line is an integrated broadband access system. The Series 2000 is media independent, allowing the same system components to be deployed in either wireless or cable systems. It utilizes proprietary asymmetric networking technology that allows for optimal use of available frequencies. The Series 2000 supports both asymmetric two-way transmission on a wireless or cable system and asymmetric telephone- or router-return on either a broadband wireless or cable system. Hybrid's proprietary sub-channelization technology splits a standard 6 MHz channel into three 2 MHz slices for downstream transmission, providing greater flexibility and minimizing the effects of multipath interference in wireless systems. By providing 2 MHz sub-channelization, Hybrid's products are also positioned to serve the newly auctioned WCS frequencies, which are only 5 MHz wide. The Series 2000 provides for downstream transmission over wired cable in the interference prone "rolloff" channels that are unsuitable for video broadcast, preserving scarce channels for the cable system operator. The Series 2000 is expandable from an entry-level system supporting up to 5,000 subscribers to serve more than 20,000 subscribers. The modular architecture also accommodates changes to the transport medium, such as upgrades from one-way coaxial cable plant to two-way HFC plant.

SERVICES

    Hybrid generally performs all consulting, systems engineering, systems integration, installation, training and technical support for its products. Network operations engineers, who combine radio frequency ("RF") and TCP/IP networking expertise, provide network consulting to support the sales force, assisting

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
sales representatives and customers in defining the specifications for the system to be installed. Hybrid's network operations group also works with the customer during site preparation to aid in systems engineering, system integration, installation and acceptance testing to ensure a successful system start-up. Services are provided on a time and materials basis. Each customer is required to enroll, for a fee, at least one person in Hybrid's one-week training course; enrollment for multiple employees from the customer organization is encouraged and supported with a discounted fee schedule. These training courses are tailored to specific implementations of Hybrid's products and cover the installation, operation and maintenance of Hybrid's headend and client modem products in a network operating environment. Hybrid typically provides a one-year warranty on its hardware products that includes factory and on-site repair service as needed. Customer support also includes telephone support, maintenance releases and technical bulletins covering all of Hybrid's software and firmware products that contain application code. Hybrid provides support after expiration of the warranty period as a purchase option, including on-site field support.

CUSTOMERS

    Hybrid's customers include broadband wireless system operators, cable system operators, ISPs, resellers and other businesses. To date, a small number of customers has accounted for a substantial portion of Hybrid's net sales. Hybrid expects that net sales from the sale of its products to a limited number of customers will continue to account for a high percentage of its net sales in the foreseeable future. Hybrid expects that its largest customers in future periods could be different from its largest customers in prior periods due to a variety of factors, including customers' deployment schedules and budget considerations. In addition the mix of Hybrid's customers, whether cable, wireless, ISPs or distributors, has changed from quarter-to-quarter. A limited number of broadband wireless system operators and cable system operators account for a majority of capital equipment purchases in their respective markets, and Hybrid's success will be dependent upon its ability to establish and maintain relationships with these companies. In addition, Hybrid has increased sales through distributors and value added reseller , with 3D Communications, a subsidiary of IKON Corporation, becoming the largest distributor customer in 1997, accounting for 13.7% of Hybrid's net sales. No other customer accounted for 10% or more of net sales in 1997. In 1996, AT&T Corporation ("AT&T") and Intel accounted for 41.0% and 20.7%, respectively, of Hybrid's net sales; and in 1995, Intel and AT&T accounted for 51.6% and 28.2%, respectively, of Hybrid's net sales. During 1994, 1995 and 1996, Intel manufactured certain products based on Hybrid's design, and jointly marketed Hybrid's products with its own. Intel no longer purchases products from Hybrid, but it remains a stockholder of Hybrid and maintains certain licensing and manufacturing rights to certain Hybrid products. AT&T continued to purchase products from Hybrid in 1997, although the volume of those purchases was less than 10% of Hybrid's net sales.

    During 1997, approximately one-half of Hybrid's net sales were attributable to broadband wireless system customers and the balance to cable system customers. Hybrid anticipates that the trend of increasing sales to broadband wireless customers will continue during 1998 although changes could occur in Hybrid's product offerings or other circumstances that might affect this trend. Hybrid's customers, particularly those in the broadband wireless industry, include companies in the early stage of development or in need of capital to upgrade or expand their services. In order to address the needs and competitive factors facing the emerging broadband access market, Hybrid on occasion has provided customers extended payment, promotional pricing or other terms. The provision of extended payment terms, or the extension of promotional payment, pricing or other terms can have a material adverse effect on Hybrid's business, operating results and financial condition. See "HYBRID MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

SALES, MARKETING AND DISTRIBUTION

    Hybrid markets and sells its products in the United States through its domestic field sales force and sales support organization. Hybrid also sells its products through distributors, VARs and OEMs. Hybrid's sales and marketing, senior management and technical staff work closely with existing and potential customers to help them develop the market potential of high speed Internet access services and to help them develop relationships with other companies that have the facilities and expertise necessary to deliver Internet access services. Field sales offices are located in San Francisco, Atlanta and Tinton Falls, New Jersey.

    The sale of Hybrid's products typically involves a significant technical evaluation and commitment of capital and other resources, with the delays frequently associated with customers' internal procedures to approve large capital expenditures and to test and accept new technologies that affect key operations. For these and other reasons, the sales cycle associated with Hybrid's products is typically lengthy, generally lasting three to nine months, and is subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews, that are beyond Hybrid's control. Because of the lengthy sales cycle and the large size of customers' orders, if orders forecasted for a specific customer for a particular quarter are not realized in that quarter, or any significant customer delays payment or fails to pay, Hybrid's operating results for that quarter could be materially adversely affected. In addition, Hybrid's customers include companies in the early stage of development or in need of capital to upgrade or expand their services. Accordingly, in order to address the needs and competitive factors facing the emerging broadband access markets serviced by the broadband wireless system operators, cable system operators and ISPs, Hybrid on occasion has provided customers extended payment, promotional pricing or other terms which can have a material adverse effect on Hybrid's business, operating results and financial condition. See "HYBRID MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

    The timing and volume of customer orders are difficult to forecast because wireless and cable companies typically require prompt delivery of products and a substantial majority of Hybrid's sales are booked and shipped in the same quarter. Accordingly, Hybrid has a limited backlog of orders. Further, sales are generally made pursuant to standard purchase orders that can be rescheduled, reduced or canceled with little or no penalty. Hybrid believes that its backlog at any given time is not a meaningful indicator of future sales.

    Hybrid's marketing efforts are targeted at broadband wireless system operators, cable system operators and existing ISPs. Hybrid devotes considerable time and effort to educating potential customers on the business opportunity of providing high speed Internet and intranet access. It accomplishes this through white papers, prototype customer business models, industry speaking engagements and direct customer presentations. Hybrid also attempts to facilitate introductions and strategic relationships between ISPs and wireless or cable system operators. These strategic relationships bring together the capabilities needed to offer high speed access service. Hybrid maintains its industry presence by exhibiting at wireless and cable tradeshows and speaking at conferences and seminars.

    In order to market and sell Hybrid's products internationally, Hybrid has entered into several distribution relationships and is seeking to enter into distribution relationships as well. Alcatel Standard Electrica S.A. has worldwide nonexclusive distribution rights for Hybrid's products and is Hybrid's main distributor in Europe.

MANUFACTURING

    Hybrid's manufacturing strategy is to perform system integration, testing and quality inspection internally and to outsource the manufacturing of the product modules to multiple third parties where it is more cost-effective. Hybrid's future success will depend, in significant part, on its ability to successfully manufacture its products cost-effectively and in sufficient volumes. Hybrid maintains a limited in-house manufacturing capability for performing system integration and testing on all headend products and for

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
manufacturing small quantities of modems at its headquarters in Cupertino. Hybrid's in-house manufacturing capability, however, is largely used for pilot production of new modem designs and sample testing of products received from volume modem manufacturers, as well as for developing the manufacturing process and documentation for new products in preparation for outsourcing.

    Hybrid's future success will depend, in significant part, on its ability to obtain high volume manufacturing at low costs. Hybrid entered into an agreement pursuant to which Sharp has been the exclusive OEM supplier through Itochu of certain of Hybrid's client modems, including the substantial majority of those utilized in the Series 2000. During the second quarter and a portion of the third quarter of 1997, Hybrid did not receive the full shipment of modems anticipated from Sharp because of technical delays in product integration. While these problems have since been resolved, there can be no assurance that Hybrid will not experience similar supply problems in the future at Sharp or any other manufacturer. Hybrid has had only limited experience manufacturing its products to date, and there can be no assurance that Hybrid, Sharp or any other manufacturer of Hybrid's products will be successful in increasing the volume of its manufacturing efforts. Hybrid may need to procure additional manufacturing facilities and equipment, adopt new inventory controls and procedures, substantially increase its personnel and revise its quality assurance and testing practices. There can be no assurance that any of these efforts will be successful. Hybrid anticipates the need to reduce the manufacturing costs of its cable modem and will continue to evaluate the use of low cost third party suppliers and manufacturers. Subcontractors supply both standard components and subassemblies manufactured to Hybrid's specifications. Standard components include the Sun Microsystems Sparc5 workstation and its Sun Operating System
(OS); Intel's Ethernet cards and Pentium-based PCI processor cards; and NextLevel Systems' Upconverter. The CyberManager 2000 and CyberCommuter 2000 Secure Router are built on the Sparc5/Sun OS platform by installing Hybrid's proprietary network subscriber and network management software, HybridWare. The CyberMaster Downstream Router (CMD) and CyberMaster Upstream Router, Telephone Return (CMU) are built on Intel's Pentium-based PCI/ISA-based computer cards installed in standard rack-mounted backplanes from Industrial Computer Source
(ICS) that are configured to Hybrid's specification. Hybrid's proprietary software, Hybrid OS, is overlaid on a standard Berkeley Systems operating system for the CMD and CMU. Hybrid is dependent upon certain key suppliers for a number of the components for its products. For example, Hybrid currently only has one vendor, BroadCom Corporation, for the 64 QAM demodulator semiconductors that are used in Hybrid's server and client modem products, and in past periods these semiconductors have been in short supply. In 1997, BroadCom announced a program whereby certain of its technological and product enhancements may be made available to certain of Hybrid's competitors before making them available to Hybrid. This could have the effect of putting Hybrid at a competitive disadvantage with regard to time to market or cause Hybrid to have to redesign its products if competitors influence changes in BroadCom's products. Hitachi is the sole supplier of the processors used in certain of Hybrid's modems. In addition, certain other components for products that Hybrid has under development are currently only available from a single source. For example, Stanford Telecom, which is a competitor for at least one of Hybrid's broadband wireless products, is currently the sole supplier for certain of Hybrid's products, although Hybrid is in the process of developing one or more alternative sources. There can be no assurance that delays in key components or product deliveries will not occur in the future due to shortages resulting from a limited number of suppliers, the financial or other difficulties of such suppliers or the possible limitation in component product capacities due to significant worldwide demand for such components. Any significant interruption or delay in the supply of components for Hybrid's products or significant increase in the price of components due to short supply or otherwise could have a material adverse effect on Hybrid's ability to manufacture its products and, therefore, could have a material adverse effect on its business, operating results and financial condition.

    Products as complex as those offered by Hybrid frequently contain undetected errors, defects or failures, especially when first introduced or when new versions are released. Such errors have occurred in the past in Hybrid's products, and there can be no assurance that, despite testing by Hybrid and use by current and potential customers, errors will not be found in Hybrid's current and future products. The

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
occurrence of such errors, defects or failures could result in product returns and other losses to Hybrid or its customers. Such occurrence could also result in the loss of or delay in market acceptance of Hybrid's products, which could have a material adverse effect on Hybrid's business, operating results and financial condition. Hybrid's products generally carry a one-year warranty for replacement of parts. Due to the relatively recent introduction of the Series 2000 products, Hybrid has limited experience with the problems that could arise with this generation of products. Hybrid's purchase agreements with its customers typically contain provisions designed to limit Hybrid's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in Hybrid's purchase agreements may not be effective as a result of federal, state or local laws or ordinances or unfavorable judicial decisions. Although Hybrid has not experienced any significant product liability claims to date, the sale and support of Hybrid's products may entail the risk of such claims. A successful product liability claim brought against Hybrid could have a material adverse effect on Hybrid's business, operating results and financial condition.

RESEARCH AND DEVELOPMENT

    As of March 31, 1998, Hybrid's research and development staff consisted of 36 full-time employees. Hybrid's total research and development expenses for 1997, 1996 and 1995 were $7,108,000, $5,076,000 and $3,862,000, respectively, and for the three months ended March 31, 1998 were $2,240,000. Hybrid will continue its efforts to increase the scalability and performance of its current broadband systems, to enhance the systems for broadband wireless system operators and to migrate toward standards compliance. Hybrid expects to increase scalability by developing an optional relational database that will handle subscriber bases of up to 20,000 per system and new SNMP-based network management capabilities that will allow operators to manage their network centrally. Hybrid is optimizing its product's radio frequency (RF) tuners for the currently targeted wireless-cable and WCS frequency bands, 2-3 GHz and LPTV (400-800 MHz), and expects to add LMDS products to its offerings.

    Hybrid has recently completed development of and released for sale a new two-way product utilizing QPSK modulation in place of the current FSK return product. This QPSK product utilizes standards-compliant chipsets and a cost-effective channel sharing algorithm. It will support both wireless and cable return. In addition, Hybrid is developing a prototype system targeted for ISP customers consisting of a broadband downstream router that can be installed in existing ISP networks and will interoperate with standard ISP equipment and operational procedures. See "PROPOSAL NO. 1: THE MERGER--RISK FACTORS-- RISKS RELATING TO HYBRID, PACIFIC AND THE COMBINED COMPANY--COMPETING TECHNOLOGIES AND EVOLVING INDUSTRY STANDARDS."

    To address competitive and pricing pressures, Hybrid expects that it will have to reduce the cost of manufacturing client modems significantly through design and engineering changes. Such changes may involve redesigning Hybrid's products to utilize more highly integrated components and more automated manufacturing techniques. There can be no assurance that Hybrid will be successful in these efforts, that a redesign can be made on a timely basis and without introducing significant errors and product defects or that a redesign will result in sufficient cost reductions to allow Hybrid to reduce the list price of its client cable modems significantly.

    In addition, from time to time, Hybrid considers collaborative relationships with other entities to gain access to certain technologies that could enhance Hybrid's product offerings, broaden the market for Hybrid's products or accelerate time to market. In connection with such collaborative relationships, Hybrid may seek to jointly develop products, share its technology with other entities and license technology from such entities. In November 1997, Hybrid entered into a Warrant Purchase Agreement with Alcatel pursuant to which Alcatel agreed to provide Hybrid with certain technical information and the parties agreed to use commercially reasonable efforts to define and carry out a development program regarding broadband data modulation technology and to cross-license the technology developed. As of March 31, 1998, the parties had not defined such a program. In connection with entering into the Warrant Purchase Agreement, Hybrid issued to Alcatel a five-year warrant to purchase 458,295 shares of Common Stock at an exercise price of $10.91 per share. The relationship between Hybrid and Alcatel is in the early stages, and, accordingly, there can be no assurance that the relationship will result in the development of commercially viable products or that Hybrid will otherwise significantly benefit from its relationship with Alcatel.

    The market for high speed Internet access products is characterized by rapidly changing and competing technologies, evolving industry standards and frequent new product introductions leading to short product life cycles. As standards evolve in the market, such as the MCNS specifications, Hybrid will need to work toward complying with such standards. There can be no assurance that Hybrid's engineering and product design efforts will be successful or that Hybrid will be successful at developing new products in the future. Any failure to release new products or to fix, upgrade or redesign old products on a timely basis could have a material adverse effect on Hybrid's business, operating results and financial condition.

BACKLOG

    Because Hybrid generally ships its products within a short period after receipt of an order, Hybrid does not have a backlog of firm unfilled orders, and sales in any quarter are substantially dependent on orders booked in that quarter.

COMPETITION

    The market for high speed network connectivity products and services is intensely competitive. The principal competitive factors in this market include product performance and features (including speed of transmission and upstream transmission capabilities), reliability, price, size and stability of operations, breadth of product line, sales and distribution capability, technical support and service, relationships with broadband wireless and cable system operators and ISPs, standards compliance and general industry and economic conditions. Certain of these factors are outside of Hybrid's control. The existing conditions in the high speed network connectivity market could change rapidly and significantly as a result of technological changes, and the development and market acceptance of alternative technologies could decrease the demand for Hybrid's products or render them obsolete. Similarly, the continued emergence or evolution of industry standards or specifications may put Hybrid at a disadvantage in relation to its competitors.

    Hybrid's current and potential competitors include providers of asymmetric cable modems, other types of cable modems and other broadband access products. Most of Hybrid's competitors are substantially larger and have greater financial, technical, marketing, distribution, customer support and other resources, as well as greater name recognition and access to customers than Hybrid. In addition, many of Hybrid's competitors are in a better position to withstand any significant reduction in capital spending by cable or broadband wireless system operators. Certain of Hybrid's competitors have established relationships with cable system operators and telcos and, based on these relationships, may have more direct access to the decision-makers of such cable system operators and telcos. In addition, Hybrid could face potential competition from certain of its suppliers, such as Sharp, if it were to develop or license modems for sale to others. In addition, suppliers such as Cisco Systems, which manufactures routers, could become competitors should they decide to enter Hybrid's markets directly. Stanford Telecom, which manufacturers QPSK components and is the sole supplier for certain of Hybrid's products, has become a competitor for at least one of Hybrid's products in the broadband wireless market. There can be no assurance that Hybrid will be able to compete effectively in its target markets.

    Hybrid's principal competitors in the wireless modem market, Bay Networks, Harmonic Lightwaves through its acquisition of New Media Communications, Motorola, NextLevel Systems and Stanford Telecommunications, are providing wireless Internet connectivity over wireless cable and LMDS frequencies.

    The principal competitors in the cable modem market include Bay Networks, Motorola, NextLevel Systems and 3Com and its subsidiary U.S. Robotics. Other cable modem competitors include Cisco

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
Systems, Com21, Hayes Microcomputer Products, Phasecom, Scientific-Atlanta, Terayon, Toshiba and Zenith Electronics, as well as a number of smaller, more specialized companies. Certain competitors have entered into partnerships with computer networking companies that may give such competitors greater visibility in this market. For example, Cisco Systems has announced intentions to develop solutions based on the MCNS standard with several cable modem vendors and in December 1997 announced an MCNS-compliant integrated router and cable modem to offer high-speed Internet access. Certain of Hybrid's competitors have already introduced or announced high speed connectivity products that are priced lower than Hybrid's, and certain other competitors are more focused on and experienced in selling and marketing two-way cable transmission products. There can be no assurance that additional competitors will not introduce new products that will be priced lower, provide superior performance or achieve greater market acceptance than Hybrid's products.

    To be successful, Hybrid's Series 2000 products must achieve market acceptance and Hybrid must respond promptly and effectively to the challenges of new competitive products and tactics, alternate technologies, technological changes and evolving industry standards. Hybrid must continue to develop products with improved performance over two-way cable transmission facilities and with the ability to perform over two-way wireless transmission facilities. There can be no assurance that Hybrid will meet these challenges, that it will be able to compete successfully against current or future competitors, or that the competitive pressures faced by Hybrid will not materially and adversely affect Hybrid's business, operating results and financial conditions. Further, as a strategic response to changes in the competitive environment, Hybrid may make certain extended payment, pricing, service, marketing or other promotional decisions or enter into acquisitions or new ventures that can have a material adverse effect on Hybrid's business, operating results or financial conditions.

    Broadband wireless and cable system operators face competition from providers of alternative high speed connectivity systems. In the wireless high speed access market, broadband wireless system operators are in competition with satellite TV providers. In telephony networks, xDSL technology enables digitally compressed video signals to be transmitted through existing telephone lines to the home. Recently several companies, including Compaq, Intel, Microsoft, 3Com, Alcatel, Lucent, several RBOCs, MCI and others announced the formation of a group focused on accelerating the pace of ADSL service. In the event that any competing architecture or technology were to limit or halt the deployment of coaxial or HFC systems, Hybrid's business, operating results and financial condition could be materially adversely affected.

INTELLECTUAL PROPERTY

    Hybrid relies on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in its products. Hybrid currently has two patents issued in the United States as well as pending patent applications in the United States, Europe and Japan that relate to its network and modem technology as well as communication processes implemented in those devices. Hybrid's two issued U.S. patents relate to Hybrid's basic client cable modem device and methodology and asymmetric system architecture and methodology. Hybrid initially obtained U.S. Patent No. 5,347,304 in September 1994, filed an application for the reissuance of the patent with the U.S. Patent and Trademark Office in November 1994 and anticipates that the patent was reissued on April 21, 1998 as U.S. Patent No. RE 35,774. In the future, Hybrid intends to seek further United States and foreign patents on its technology. There can be no assurance that any of these patents will be issued from any of Hybrid's pending applications or applications in preparation or that any claims allowed will be of sufficient scope or strength, or be issued in sufficient countries where Hybrid's products can be sold, to provide meaningful protection or any commercial advantage to Hybrid. Moreover, any patents that have been or may be issued might be challenged, as is the case with Hybrid's recently initiated patent litigation. Any such challenge could result in time consuming and costly litigation and result in Hybrid's patents being held invalid or unenforceable. Furthermore, even if the patents are upheld or are not challenged, third parties might be able to develop other technologies or products without infringing any such patents.

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    Hybrid has entered into confidentiality and invention assignment agreements with its employees and enters into non-disclosure agreements with certain of its suppliers, distributors and customers in order to limit access to and disclosure of its proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by Hybrid to protect its intellectual property will prove sufficient to prevent misappropriation of Hybrid's technology or deter independent third-party development of similar technologies. The laws of certain foreign countries may not protect Hybrid's products or intellectual property rights to the same extent as do the laws of the United States.

    In the past, Hybrid has received, and in the future may receive, notices from third parties claiming that Hybrid's products or proprietary rights infringe the proprietary rights of third parties. Hybrid expects that developers of wireless and cable modems will be increasingly subject to infringement claims as the number of products and competitors in Hybrid's industry segment grows. Any such claim, whether meritorious or not, could be time consuming, result in costly litigation, cause product shipment delays or require Hybrid to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to Hybrid or at all, which could have a material adverse effect upon Hybrid's business, operating results and financial condition.

    Hybrid has and in the future may license its patents or proprietary rights for commercial or other reasons to parties who are or may become competitors of Hybrid. Further Hybrid has recently, and may in the future, elect to initiate claims or litigation against third parties for infringement of Hybrid's patents or proprietary rights or to establish the validity of Hybrid's patents or proprietary right. Hybrid has sent notices to certain third parties offering to license Hybrid's patents for products which may be infringing Hybrid's patent rights. Hybrid has recently initiated patent infringement litigation against two parties, and in response, one party is seeking a declaration of invalidity, unenforceability and non-infringement of Hybrid's patents and attorneys fees, and the other party is seeking to be dismissed from the litigation. Hybrid has not yet determined if it will assert claims against additional parties or others. There can be no assurance that such notifications will not involve additional potential litigation initiated by Hybrid or additional related countersuits by third parties seeking to challenge Hybrid's patents or asserting infringement by Hybrid. Patent litigation can be time consuming and costly and, although no monetary claim is asserted against the Company, the action, if resolved adversely to the Company, could have a material adverse effect on Hybrid's business, operating results and financial condition.

EMPLOYEES

    As of March 31, 1998, Hybrid had 88 full-time employees. None of Hybrid's employees is represented by a collective bargaining unit with respect to his or her employment with Hybrid, nor has Hybrid ever experienced an organized work stoppage.

PROPERTIES

    Hybrid leases approximately 14,900 square feet of office, research and development and manufacturing space in Cupertino, California. Hybrid also subleases approximately 10,200 square feet and 9,200 square feet in Cupertino under sublease agreements. The current leases for the Cupertino facilities expire between May 1998 and September 1998. Hybrid plans to move out of these three facilities and consolidate into an single facility which Hybrid subleased in February 1998. The new subleased facility is for approximately 55,000 square feet of office, research and development and manufacturing space in San Jose, California. The sublease expires in April 2004 and Hybrid has an option to extend the term of the lease through October 2009. Hybrid also leases approximately 900 square feet of office space in Tinton Falls, New Jersey, approximately 1,000 square feet of office space in Atlanta, Georgia and approximately 2,400 square feet of office space in San Francisco, California under leases expiring in September 1998, March 1999 and March 2002, respectively. Hybrid believes that its facilities are adequate to meet its needs for the immediate future and that future growth can be accommodated by leasing additional or alternative space near its current facilities.

LEGAL PROCEEDINGS

    Hybrid initiated a civil action for patent infringement against Com21, Inc., and Celestica, Inc. on January 23, 1998 in the U.S. District Court for the Eastern District of Virginia. In response to Hybrid's action, Com21, Inc. initiated a declaratory judgment action on January 29, 1998 against Hybrid in the U.S. District Court for the Northern District of California to obtain a declaration of invalidity, unenforceability and non-infringement of Hybrid's patents and the collection of attorneys fees. Separately, Celestica is seeking to be dismissed from the action. The action in the Eastern District of Virginia was subsequently transferred to the Northern District of California on February 23, 1998. The litigation is expected to be time consuming and costly, and, although no monetary claim is asserted against Hybrid, other than attorneys fees, the litigation, if resolved adversely to Hybrid, could have a material adverse effect on Hybrid's business, operating results or financial condition.

                              BUSINESS OF PACIFIC

    This Business section and other parts of this Joint Proxy Statement/Prospectus contain forward-looking statements that involve risks and uncertainties. Pacific's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below and separately in "PROPOSAL NO. 1: THE MERGER--RISK FACTORS" and "PACIFIC PROPERTIES DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    Pacific designs, manufactures and markets radio frequency devices and systems for providers of wireless communication services. Since its inception in 1984, Pacific has been involved in the development of radio frequency integrated circuits (RFICS) employing gallium arsenide (GAAS) for use in a variety of commercial and military applications. In 1991, Pacific began applying its RFIC design expertise and radio frequency system engineering skills to the development of system solutions for the broadband wireless video market. Since 1991, Pacific has produced and sold over one million broadband wireless antenna/ downconverters. Additionally, since the introduction of Pacific's CypherPoint video encoding system in 1996, Pacific has produced and sold over 50 encoding systems and 100,000 decoders.

    Pacific's strategy is to leverage its position in broadband wireless video communications to address more extensive "wireless last mile" voice, data and video applications. It has recently begun field trials of an RF Transverter which, when used in combination with a two-way cable modem, can provide high-speed wireless Internet access using the RF spectrum.

PRODUCTS, TECHNOLOGY AND SERVICES

PRODUCTS

    Broadband wireless and RFIC products comprise Pacific's principal product lines, with broadband wireless products currently comprising more than 90% of its revenues.

    BROADBAND WIRELESS DOWNCONVERTERS AND ANTENNAS. Downconverters were Pacific's entry into the broadband wireless market and, when combined with Pacific's antennas, currently comprise the majority of Pacific's revenues. These products convert a block of microwave frequencies to a block of cable television frequencies that television sets can process. They perform this process while filtering out unwanted frequencies and adding as little noise as possible. Downconverters differ in the number of channels processed, the amount of filtering applied to the out-of band frequencies and the amount of signal amplification.

    Pacific has developed integrated antenna/downconverters that are designed to reduce the number of connections and improve performance and reliability in the field. Pacific's latest generation of DigiSite downconverters incorporates Pacific's proprietary Fil-Tenna, which is designed to filter unwanted signals with minimal in-band loss. In addition, Pacific has introduced a new line of smaller planar array antennas that are targeted at urban and suburban markets and designed to offer optimal gain and side lobe performance to reduce multipath interference.

    CYPHERPOINT VIDEO ENCODING SYSTEM. CypherPoint, Pacific's video encoding and decoding system, was commercially introduced in 1996. The development of CypherPoint relied heavily on Pacific's RFIC expertise, system level design experience and hardware and software integration skills, including DES encryption, digital ASIC design and remote network management. CypherPoint utilizes proprietary broadband encoding techniques to provide video signal security and customer addressability. CypherPoint eliminates the need for broadband wireless operators to rely on a set top converter for each television set or VCR in order to decode encoded programming. Operators can have signal security and addressability without the cost and inconvenience of set top converters.

    RFIC PRODUCTS. The communications industry is migrating toward the use of higher frequencies in response to the need to manipulate large amounts of data and to provide high data integrity. Their intrinsic electrical properties make GaAs RFICs a popular choice for applications at 1 GHz and above. Pacific manufactures a line of low-cost, plastic packaged GaAs RFIC products for common frequency bands between 800 and 2500 MHz, including power amplifiers, switches, attenuators, converters and oscillators. Applications include telephony, remote data collection and wireless point-to-point communications.

TECHNOLOGY

    In the 14 years since its inception, Pacific has developed a broad range of skills and competencies applicable to the wireless communication market.

    GAAS RFIC DESIGN. Gallium arsenide integrated circuits are central to Pacific's product capability. GaAs RFICs have been engineered for use in component products such as power amplifiers, final products such as downconverters and systems such as wireless data. Pacific has proprietary tools and technologies to design, package and perform complex wafer testing and qualification of GaAs RFICs at frequencies ranging from DC to beyond 20 GHz.

    OTHER PROPRIETARY TECHNOLOGIES. Pacific engineers have designed, developed and engineered for manufacturing a wide variety of wireless communication products. These products incorporate multiple proprietary technologies addressing a number of frequencies and applications. While products such as broadband wireless downconverters have utilized the 2.5 GHz frequency range, Pacific's video encoding/decoding system, CypherPoint, typically operates in the 200 to 400 MHz frequency range. CypherPoint also includes extensive, proprietary embedded and system control software developed by Pacific for this application, with capabilities including DES encryption and remote network management. Pacific's antennas, filters and electro-mechanical designs also include numerous proprietary technical elements.

SERVICES

    Pacific provides field installation, support and training services. In some cases, these services are purchased by customers as part of a system sale, while in other cases they are provided on a time and materials basis. Pacific employs six field application engineers who are located throughout North America, with an average of over seven years direct experience in wireless technical operations. In addition, Pacific provides training and remote software support from its facility in Sunnyvale, California. Pacific typically provides a two-year warranty on its broadband wireless downconverters and decoders.

CUSTOMERS

    Pacific's customers include broadband wireless system operators as well as distributors, installers, resellers and other manufacturers. As of March 31, 1998, Pacific's largest domestic customers included BellSouth Corporation, CS Wireless Systems, Inc., Heartland Wireless Communications, Wireless Broadcasting Systems of America, Inc. and Wireless One, Inc. Pacific's largest international customers included Caribbean Broadcast Corp. (Barbados), Megacable (Mexico), MVS Multivision (Mexico), TV Filme Inc. (Brazil) and VTR Cablexpress (Chile).

    To date, a small number of customers has accounted for a substantial portion of Pacific's net sales in any given period. Pacific expects that the sale of its products to a limited number of customers will continue to account for a high percentage of its net sales in the foreseeable future. Pacific expects that its largest customers in future periods could be different from its largest customers in prior periods due to a variety of factors, including customers' deployment schedules and budget and regulatory considerations. In addition, Pacific's customers include companies in the early stage of development or in need of capital to deploy or expand their services. A limited number of broadband wireless system operators account for a majority of capital equipment purchases in their respective markets, and Pacific's success will be dependent upon its ability to establish and maintain relationships with these companies. Pacific had two customers that accounted for 35.7% and 12.4%, respectively, of Pacific's net sales in fiscal 1996 and two customers that accounted for 30.4% and 21.5%, respectively, of net sales in fiscal 1997. In the six months ended

March 31, 1998 two customers accounted for 31.3% and 13.6%, respectively, of Pacific's net sales. Pacific's international sales accounted for 29.5%, 28.5% and 36.7% of net sales in 1997, 1996 and 1995, respectively, and 53.2% of net sales for the six months ended March 31, 1998. See "PROPOSAL NO. 1: THE MERGER--RISKS RELATING TO HYBRID, PACIFIC AND THE COMBINED COMPANY--CUSTOMER CONCENTRATION."

SALES, MARKETING AND DISTRIBUTION

    Pacific markets its products through a direct sales force supplemented by distributors. The majority of Pacific's sales are made by its sales force directly to broadband wireless operators. Pacific has sales offices and personnel in Sunnyvale and San Diego, California. Currently Pacific employs five field salespeople, three internal salespeople and one corporate officer whose primary responsibility is sales.

    Manufacturers' representatives supplement this in-house sales staff in selected international markets, as well as in the United States for RFIC products. Pacific also has a nonexclusive worldwide stocking distributorship with Richardson Electronics, Ltd., for its RFIC products. Hills Industries, Ltd. is Pacific's exclusive distributor in Australia for broadband wireless products as well as a manufacturing licensee for selected downconverters and antennas.

    The sale of Pacific's products typically involves a significant technical evaluation and commitment of capital and other resources, with the delays frequently associated with customers' internal procedures to approve large capital expenditures and to test and accept new technologies that affect key operations. For these and other reasons, the sales cycle associated with Pacific's products is typically lengthy, generally lasting three to nine months, and is subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews, that are beyond Pacific's control. Because of the lengthy sales cycle and the large size of customers' orders, if orders forecasted for a specific customer for a particular quarter are not realized in that quarter, or any significant customer delays payment or fails to pay, Pacific's operating results for that quarter could be materially adversely affected.

    In addition, Pacific's customers include companies in the early stage of development or in need of capital to deploy or expand their services. Accordingly, in order to address the needs and competitive factors facing the emerging markets serviced by wireless system operators, distributors, installers and other manufacturers, Pacific on occasion has provided customers extended payment, promotional pricing or other terms which can have a material adverse effect on Pacific's business, operating results and financial condition. Pacific's future success will depend in significant part upon the decision of Pacific's current and prospective customers to continue to purchase products from Pacific. There can be no assurance that Pacific's current customers will continue to place orders with Pacific or that Pacific will be able to obtain orders from new customers. If orders from current customers are canceled, decreased or delayed, or Pacific fails to obtain significant orders from new customers, or any significant customer delays payment or fails to pay, Pacific's business, operating results and financial condition could be materially adversely affected.

    The timing and volume of customer orders are difficult to forecast because broadband wireless companies typically require prompt delivery of products and a substantial majority of Pacific's sales are booked and shipped in the same quarter. Pacific's backlog was approximately $3.1 million at March 31, 1998. Because of the possibility of customer changes in delivery schedules or cancellation of orders, with little or no penalty, Pacific's backlog at any point in time may not be a good indicator of actual revenues for any future period and cannot be predicted with any degree of accuracy. Accordingly, Pacific's expectations for both short- and long-term future net revenues are based in large part on its own estimate of future demand and not on firm customer orders. See "PROPOSAL NO. 1: THE MERGER--RISK FACTORS--RISKS RELATING TO HYBRID, PACIFIC AND THE COMBINED COMPANY--FLUCTUATIONS IN OPERATING RESULTS; ABSENCE OF SIGNIFICANT BACKLOG; CONTINUING DECLINE OF AVERAGE SELLING PRICES."

MANUFACTURING

    Pacific's manufacturing strategy is to perform systems integration, testing and quality inspection internally while outsourcing the majority of component production to low-cost, offshore manufacturing partners. Pacific has established a manufacturing partnership for component assembly with Sun Denki (HK) Ltd. in the People's Republic of China, where the majority of Pacific's broadband wireless products are produced. Antennas are produced under a similar partnership arrangement in Mexico. For GaAs wafer fabrication, Pacific uses multiple foundries. Currently, TriQuint Semiconductor performs the majority of wafer fabrication. Pacific also has a manufacturing licensing arrangement with Hills Industries, Ltd. in Australia for antennas and downconverters. Manufacturing operations consist primarily of assembling, tuning and testing electronic assemblies built from semiconductors, fabricated parts, printed circuit boards and other electronic devices.

    Electronic devices, components and raw materials used in Pacific's products are obtained from a number of suppliers, although certain materials are obtained from a limited number of sources or, in some cases, a sole source. Some devices or components are standard items while others are manufactured to Pacific's specifications by its suppliers. Any significant interruption in the delivery of such items could have a material adverse effect on Pacific's operations.

RESEARCH AND DEVELOPMENT

    The wireless communications market is fiercely competitive and characterized by rapid technological change, which requires industry participants to make continuous expenditures of substantial resources for product enhancement and innovation. Pacific is committed to the creation of new products and the enhancement of existing products. Pacific is currently focusing its research and development resources on products designed to interface with high speed cable modems and allow for two-way, high speed wireless Internet communications. In addition, development resources are allocated to broaden existing product lines, reducing product costs and improving performance by product redesign efforts.

    During fiscal years 1997, 1996 and 1995, Pacific spent approximately $4.8 million, $5.4 million and $3.2 million, respectively, on product research and development. These amounts represent approximately 14%, 19% and 13%, respectively, of net sales in each of those periods.

COMPETITION

    The markets in which Pacific participates are highly competitive. Broadband wireless competitors include California Amplifier, Inc., Conifer Corporation, Trans-Systems, Inc., and TeleLynx, Inc. RFIC competitors include Celeritek, Inc., ANADIGICS, Inc., Teledyne, Inc., Philips Semiconductors, RF Micro Devices, Inc. and Motorola, Inc. In addition, Pacific anticipates increased competition from new companies entering such markets, some of whom may have financial and technical resources substantially greater than those of Pacific. Furthermore, because some of Pacific's products may not be proprietary, they may be duplicated by low-cost producers, resulting in price and margin pressures.

    Pacific believes that competition in its markets is based primarily on price, performance, reputation and product reliability. Pacific's continued success in these markets will depend upon its ability to continue to design and manufacture quality products at competitive prices. See "PROPOSAL NO. 1: THE MERGER--RISK FACTORS--RISKS RELATING TO HYBRID, PACIFIC AND THE COMBINED
COMPANY--COMPETITION."

INTELLECTUAL PROPERTY

    Pacific relies on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in its products. Pacific currently has 23 patents issued in the United States as well as pending applications in the United States, Mexico, Europe and Japan that relate to the design features for its RFIC and broadband wireless products. Any patents that have been or may be issued might be challenged and any such challenge could result in time consuming and costly litigation and result in Pacific's patents being held invalid or unenforceable. Furthermore, even if the patents are upheld or are not challenged, third parties might be able to develop other technologies or products without infringing any such patents. See "PROPOSAL NO. 1: THE MERGER--RISK FACTORS--RISKS RELATING TO HYBRID, PACIFIC AND THE COMBINED
COMPANY--PROTECTION AND ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS."

    Pacific has entered into confidentiality and invention assignment agreements with its employees and certain of its distributors and customers in order to limit access to and disclosure of its proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by Pacific to protect its intellectual property will prove sufficient to prevent misappropriation of Pacific's technology or deter independent third-party development of similar technologies. The laws of certain foreign countries may not protect Pacific's products or intellectual property rights to the same extent as do the laws of the United States.

    In the past, Pacific has received, and in the future may receive, notices from third parties claiming that Pacific's products or proprietary rights infringe the proprietary rights of third parties. Pacific expects that participants in the wireless communications market will be increasingly subject to infringement claims as the number of products and competitors in Pacific's industry segment grows. Any such claim, whether meritorious or not, could be time consuming, result in costly litigation, cause product shipment delays or require Pacific to enter into royalty or licensing agreements. Such agreements may not be available on terms acceptable to Pacific or at all, which could have a material adverse effect upon Pacific's business, operating results and financial condition.

EMPLOYEES

    As of March 31, 1998, Pacific had 100 full-time employees. Of the total, 38 were engaged in engineering, 13 in marketing and sales, 35 in operations and 14 in finance and administration. None of Pacific's employees is represented by a labor union. Pacific has experienced no work stoppages and believes its employee relations are good.

PROPERTIES

    Pacific's principal offices are located in approximately 75,000 square feet of space in Sunnyvale, California. This facility is leased to Pacific through October 2000.

                       MANAGEMENT OF THE COMBINED COMPANY

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information regarding persons who are expected to serve as the executive officers and directors of the combined company after the consummation of the Merger, which is expected to occur in May 1998:

NAME                                                       AGE      POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Executive Officers
  Carl S. Ledbetter..................................          48   Chief Executive Officer and Chairman of the Board of
                                                                      Directors
  Richard B. Gold....................................          43   President, Chief Operating Officer and Director
  Gustavo (Gus) Ezcurra..............................          42   Vice President, Sales
  William H. Fry.....................................          60   Vice President, Manufacturing
  Vishwas R. (Victor) Godbole........................          51   Vice President, Engineering
  Dan E. Steimle.....................................          50   Vice President, Finance and Administration, Chief
                                                                      Financial Officer and Secretary

Other Directors(1)
  James R. Flach.....................................          51   Director
  Gary M. Lauder.....................................          35   Director
  Matthew D. Miller..................................          50   Director

------------------------

(1) Stephen E. Halprin and Douglas M. Leone, current directors of Hybrid are expected to resign upon the Effective Time of the Merger and to be replaced by Richard B. Gold and Matthew D. Miller.

    CARL S. LEDBETTER. Mr. Ledbetter joined Hybrid in January 1996 as its President and Chief Executive Officer, and in August 1996, he became Chairman of the Board. It is expected that, effective upon consummation of the Merger, Mr. Ledbetter will resign from his position as President of Hybrid, but will remain as Chief Executive Officer and Chairman of the Board of Directors of Hybrid. Prior to joining Hybrid, he served in various positions at AT&T from April 1993 to January 1996, most recently as President of Consumer Products. From 1991 until April 1993, Mr. Ledbetter was Vice President of Sun Microsystems and General Manager of SunSelect, Sun's PC networking business. He is also a director of Software Spectrum, Inc., a software distributor. Mr. Ledbetter holds a B.S. in Mathematics from University of Redlands, an M.A. in Mathematics from Brandeis University and a Ph.D. in Mathematics from Clark University.

    RICHARD B. GOLD. It is expected that, effective upon consummation of the Merger, Mr. Gold will become the President and Chief Operating Officer and a director of Hybrid. Mr. Gold joined Pacific as Vice President, Engineering in November 1991 and was promoted to Chief Operating Officer in March of 1994 and to his current position as President and Chief Executive Officer in January 1997. Mr. Gold holds a B.S. in Engineering Physics from Cornell University, an M.B.A. from Northeastern University, and an M.S.E.E. and Ph.D.E.E. from Stanford University.

    GUSTAVO (GUS) EZCURRA. Mr Ezcurra joined Hybrid in September 1996 as its Vice President, Sales. From May 1994 to September 1996, Mr. Ezcurra was Vice President of Worldwide Sales of the Digital Telephone Systems Division of Harris Corporation, a broadcast equipment manufacturer. From November 1988 to May 1994, he was Vice President of Worldwide Sales of the Broadcast Division of Harris Corporation. Mr. Ezcurra holds a B.S. in Economics from the California Polytechnic State University, San Luis Obispo.

    WILLIAM H. FRY. Mr. Fry joined Hybrid in August 1995 as its interim Chief Operating Officer and Acting Vice President, Operations, and in May 1996 he became Vice President, Operations. He is expected to become Vice President, Manufacturing after the consummation of the Merger. From July 1994 to

July 1995, Mr. Fry was a consultant with Silicon Valley Associates. From 1991 to June 1994, he served as President and CEO of Ion Systems, a manufacturer of semiconductor processing equipment. Mr. Fry holds a B.S. in Industrial Management from LaSalle College.

    VISHWAS R. (VICTOR) GODBOLE. Mr. Godbole joined Hybrid in May 1997 as its Vice President, Engineering. From June 1992 to April 1997, he worked for Sierra Semiconductor Corporation, a provider of networking and telecommunications components, as Director, Systems Engineering and most recently as Vice President, Stretegic Planning and Systems Engineering. Mr. Godbole received a Bachelor of Technology degree in Electrical Engineering from the Indian Institute of Technology, Bombay, India and his M.S. in Electrical Engineering from Oklahoma State University.

    DAN E. STEIMLE. Mr. Steimle joined Hybrid in July 1997 as its Vice President, Finance and Administration, Chief Financial Officer and Secretary. From January 1994 to June 1997, he served as Vice President and Chief Financial Officer of Advanced Fibre Communications, Inc., a telecommunications equipment manufacturer and from July 1997 to September 1997 he served part time as its Vice President, Business Development. From September 1991 to December 1993, Mr. Steimle served as Senior Vice President, Operations and Chief Financial Officer of The Santa Cruz Operation, Inc., an operating system software company. Mr. Steimle serves as a director of Mitek Systems, Inc., a software development company. Mr. Steimle holds a B.S. in Accounting from Ohio State University and an M.B.A. from the University of Cincinnati.

    JAMES R. FLACH. Mr. Flach has been a director of Hybrid since May 1995, and he served as acting Chief Executive Officer of Hybrid from November 1995 to January 1996. Since September 1992, Mr. Flach has been an executive partner of Accel Partners, a venture capital firm. Since September 1992, he has also been the President of Flach & Associates, a Management Services firm, and since March 1997, he has been the Chief Executive Officer of Redback Networks, a network products company. From May 1990 to August 1992, Mr. Flach was Vice President of Intel, serving as the General Manager of Intel's Personal Computer Enhancement Division. He holds a B.S. in Physics from Rensselaer Polytechnic Institute and an M.S. in Applied Mathematics from The Rochester Institute of Technology.

    GARY M. LAUDER. Mr. Lauder has been a director of Hybrid since October 1994. Since 1986 he has been the General Partner of Lauder Partners, a venture capital partnership formed by Mr. Lauder that focuses on advanced technologies for the cable TV marketplace. Since May 1995, Mr. Lauder has been Vice-Chairman of ICTV, Inc., a developer of interactive cable television technology. Mr. Lauder holds a B.A. in International Relations from the University of Pennsylvania, a B.S. in Economics from the Wharton School and an M.B.A. from the Stanford University Graduate School of Business.

    MATTHEW D. MILLER. It is expected that Mr. Miller, effective upon consummation of the Merger, will become a director of Hybrid. Mr. Miller has been a Director of Pacific since 1994 and Chairman since January 1997. Since November 1997, Mr. Miller has served as President and Chief Executive Officer of Sarnoff Digital Communications, a digital video technology development company. Mr. Miller currently also serves as President of M-Squared Media and Technology, an investing and consulting firm he founded in August 1994 focusing on emerging digital multimedia hardware, software, communications and service markers. Prior to founding M-Squared, Mr. Miller was Vice President of Technology at General Instrument Corporation, the world's leading supplier of broadband communications equipment. Mr. Miller is a director of Lumisys, LogicVision and Faroudja Images. Mr. Miller holds a B.A. degree in Physics from Harvard University and an M.A. and Ph.D. in Physics from Princeton University.

    Each officer serves at the discretion of the Hybrid Board. Hybrid's certificate of incorporation and bylaws provide for a classified Hybrid Board. Accordingly, the terms of the office of the Hybrid Board of Directors have been divided into three classes. Class I will expire at the annual meeting of the stockholders to be held in 1998; Class II will expire at the annual meeting of the stockholders to be held in 1999; and Class III will expire at the annual meeting of the stockholders to be held in 2000. At each annual meeting of the stockholders, beginning with the 1998 annual meeting, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors were duly elected and qualified, or until their earlier resignation or removal, if any. To the extent that there is an increase in the number of directors, additional directorships resulting therefrom will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

HYBRID BOARD COMMITTEES

    The Hybrid Board has, and the Board of the Combined Company will have the following committees:

    AUDIT COMMITTEE.

    The Audit Committee of the Hybrid Board currently consists of Mr. Flach and Mr. Halprin. The Audit Committee reviews Hybrid's financial statements and accounting practices, makes recommendations to the Hybrid Board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by Hybrid's independent auditors.

    COMPENSATION COMMITTEE.

    The Compensation Committee of the Hybrid Board currently consists of Mr. Flach and Mr. Leone. The Compensation Committee makes recommendations to the Hybrid Board concerning salaries and incentive compensation for Hybrid's officers and employees and administers Hybrid's employee benefit plans.

                  SELECTED INFORMATION WITH RESPECT TO HYBRID

EXECUTIVE COMPENSATION

    The following table sets forth all compensation awarded to, earned by or paid for services rendered to Hybrid in all capacities during the years ended December 31, 1996 and 1997 by (i) Hybrid's Chief Executive Officer and (ii) the three other most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers of Hybrid at December 31, 1997 (collectively, the "HYBRID NAMED EXECUTIVE OFFICERS").

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                                                                COMPENSATION
                                                        ANNUAL COMPENSATION                       AWARD
                                          ------------------------------------------------      ----------
                                                                                  OTHER         SECURITIES
                                                                                 ANNUAL         UNDERLYING
NAME AND PRINCIPAL POSITIONS              YEAR     SALARY        BONUS         COMPENSATION     OPTIONS(#)
----------------------------------------  -----  ----------   -----------      -----------      ----------
Carl S. Ledbetter.......................   1997  $  187,500   $    36,853      $ 77,924(1)(2)     170,000
  President and Chief Executive Officer    1996     175,000       --             61,299(1)        487,919

Gustavo Ezcurra(3)......................   1997     126,875        97,154(4)      1,129(2)         14,815
  Vice President, Sales                    1996      17,625        12,835(4)      --               77,876

William H. Fry..........................   1997     131,250        34,501         2,252(2)         --
  Vice President, Operations               1996      70,000       --              --               89,815

Dan E. Steimle(5).......................   1997      68,750        86,250         --              111,111
  Vice President, Finance and
  Administration and Chief Financial
  Officer

------------------------

(1) Includes temporary living expenses paid by Hybrid of $72,000 and $61,299 to Mr. Ledbetter in 1996 and 1997, respectively.

(2) Includes value of stock bonuses of $5,924, $1,129 and $2,252 for Messrs. Ledbetter, Ezcurra and Fry, respectively.

(3) Mr. Ezcurra joined Hybrid in September 1996.

(4) Includes commissions of $94,904 in 1997 and $12,835 in 1996.

(5) Mr. Steimle joined Hybrid in July 1997.

    The following table sets forth further information regarding option grants pursuant to Hybrid's Executive Officer Plan and Hybrid's 1996 Equity Incentive Plan during 1997 to each of the Hybrid Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective five or ten year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term.

                             OPTION GRANTS IN 1997

                                                                                                RATES OF STOCK PRICE
                                                                                                  APPRECIATION FOR
                                       NUMBER OF    PERCENTAGE OF                               POTENTIAL REALIZABLE
                                      SECURITIES    TOTAL OPTIONS                             VALUE AT ASSUMED ANNUAL
                                      UNDERLYING     GRANTED TO      EXERCISE                      OPTION TERM(2)
                                        OPTIONS     EMPLOYEES IN     PRICE PER   EXPIRATION   ------------------------
NAME                                  GRANTED(1)        1997           SHARE        DATE          5%          10%
------------------------------------  -----------  ---------------  -----------  -----------  ----------  ------------
Carl S. Ledbetter...................     170,000          19.59      $   11.04     09/16/02   $  518,526  $  1,145,805
Gustavo Ezcurra.....................      14,815           1.71           1.08     01/28/02        4,421         9,768
William H. Fry......................      --             --             --           --           --           --
Dan E. Steimle......................     111,111          12.81           5.40     07/16/02      165,769       366,306

------------------------

(1) Options granted pursuant to the Hybrid Executive Officer Plan and Hybrid's 1996 Equity Incentive Plan in 1997 generally have been incentive stock options or non-qualified stock options that were granted at fair market value and vest over a four-year period so long as the individual is employed by Hybrid. Options granted to executive officers generally expire five years from the date of grant.

(2) The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Hybrid's estimate or projection of future Common Stock prices.

    The following table sets forth the number of shares acquired upon the exercise of stock options during 1997 and the number of shares covered by both exercisable and unexercisable stock options held by each of the Hybrid Named Executive Officers as of December 31, 1997. Also reported are values of "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of Hybrid's Common Stock as of December 31, 1997 ($11.12) as determined by the Hybrid Board.

            AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END VALUES

                                                                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                        UNDERLYING EXERCISED      IN-THE- MONEY OPTIONS AT
                                                                        OPTIONS AT YEAR-END               YEAR-END
                                 SHARES ACQUIRED ON       VALUE      --------------------------  ---------------------------
NAME                                 EXERCISE(#)        REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------------------------------  -------------------  -------------  -----------  -------------  ------------  -------------
Carl S. Ledbetter..............              --                --       219,750        438,168   $  2,324,955   $ 2,850,817
Gustavo Ezcurra................          --                --            27,730         64,961        278,409       652,208
William H. Fry.................          --                --            40,219         47,744        425,517       505,132
Dan E. Steimle.................          --                --            --            111,111        --            635,555

EMPLOYMENT AGREEMENTS

    In January 1996, Hybrid entered into a two year employment agreement with Mr. Ledbetter in which he agreed to serve as Hybrid's Chief Executive Officer during that period. The agreement provides for Mr. Ledbetter to receive a base salary of $175,000 per year and to be eligible for up to $75,000 in bonuses during the first year, based on achieving certain milestones, as well as regular employee benefits, relocation costs of up to $97,500 and five year options to purchase up to 353,104 shares of Hybrid's Common Stock at $0.54 per share, vesting as to 12.5% six months after commencement of employment and 2.0833% per month for 42 months thereafter. The stock option grant provides for accelerated vesting in the event of a "Change of Control Transaction" (as defined in the Executive Officer Plan). Hybrid is prohibited from terminating Mr. Ledbetter's employment except for "Cause" (as defined in the employment agreement).

    Pursuant to a July 1997 employment letter, Mr. Steimle received an option to purchase 111,111 shares of Hybrid Common Stock, which provides for accelerated vesting in the event of a "Change of Control Transaction" (as defined in Hybrid's Executive Officer Plan) and is entitled to severance equal to three (3) months of his base salary if he is terminated without cause.

    In January, 1998, the Hybrid Board approved the 12-month acceleration of vesting for options held by Mr. Fry if Hybrid hires certain senior management and Mr. Fry's employment is terminated within 12 months. In addition, Mr. Fry is entitled to severance equal to three months of his base salary if he is terminated by Hybrid without cause.

INCENTIVE BASED COMPENSATION PROGRAM

    In July 1997, Hybrid adopted a bonus plan for Hybrid's officers and certain managers with respect to the three quarters ending December 31, 1997. Under the bonus plan, Hybrid's Compensation Committee has assigned a target bonus for each participant, expressed as a percentage of the participant's annual salary (10% to 40% for the 12-month period). The extent to which participants receive their target bonuses for any quarter depends upon Hybrid's net sales and operating income for the quarter as well as Hybrid's results in a third category which varies from participant to participant. Actual bonuses may be greater or less than the target amount, depending on whether Hybrid's financial results exceed or fall short of specified goals. Bonus awards under the bonus plan are to be paid 50% in cash and 50% in stock for the two quarters ended June 30, 1997 and September 30, 1997 and entirely in cash for the quarter ended December 31, 1997. For the quarters ended September 30, 1997 and December 31, 1997, Hybrid made no cash payments and issued no shares pursuant to the bonus plan.

DIRECTOR COMPENSATION

    Directors of Hybrid do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses in attending meetings of the Hybrid Board. In September 1997, the Hybrid Board adopted Hybrid's 1997 Directors Stock Option Plan (the "DIRECTORS PLAN") and reserved a total of 100,000 shares of Hybrid's Common Stock for issuance thereunder. Hybrid's stockholders approved the Directors Plan in October 1997. Members of the Board who are not employees of Hybrid, or any parent, subsidiary or affiliate of Hybrid, are eligible to participate in the Directors Plan. Each eligible director who first becomes a member of the Hybrid Board on or after Hybrid's initial public offering in November 1997 will initially be granted an option for 15,000 shares (an "INITIAL GRANT") on the later of the effective date of the initial public offering or the date such director first becomes a director. At each annual meeting of stockholders thereafter, each eligible director will automatically be granted an additional option to purchase 5,000 shares if such director has served continuously as a member of the Board since the date of such director's Initial Grant (or since the effective date of the initial public offering if such director did not receive an Initial Grant). All options issued under the Directors Plan will vest as to 25% of the shares on each anniversary of the date of grant, provided the optionee continues as a member of the Board or as a consultant to Hybrid. The exercise price of all options granted under the Directors Plan will be the fair market value of the Common Stock on the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the Compensation Committee of the Board was an officer or employee of Hybrid during 1997. No executive officer of Hybrid serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Hybrid's Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Since January 1, 1997, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which Hybrid was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of Hybrid Common Stock had or will have a direct or indirect interest other than (i) compensation arrangements, which are described where required under "Management" and (ii) the transactions described below.

    In April 1997, London Pacific Life & Annuity Company ("LONDON PACIFIC") and Hybrid entered into a senior secured convertible debenture agreement pursuant to which London Pacific loaned $5.5 million to Hybrid in exchange for a senior secured convertible debenture due 2002. In connection with the issuance of the $5.5 Million Debenture, Hybrid paid a fee of $500,000 to London Pacific International Limited, a subsidiary of London Pacific. The loan accrues interest at a rate of 12% per annum, payable quarterly, and its term ends in April 2002, at which time the full principal amount is due. The loan is secured by substantially all of Hybrid's assets, and Hybrid is subject to certain restrictive covenants while the $5.5 Million Debenture is outstanding. In August 1997, the $5.5 Million Debenture was transferred to BG Services Limited, an affiliate of London Pacific. The $5.5 Million Debenture is convertible into 513,423 shares of Hybrid Common Stock, assuming a conversion price of $10.71 per share, at the option of BG Services Limited at any time.

    In September 1997, Dan Steimle, Hybrid's Vice President, Finance and Administration and Chief Financial Officer and Sequoia Partnerships loaned Hybrid $500,000 and $300,000, respectively, under a demand note exchangeable for subordinated notes. In September 1997, Hybrid entered into an agreement to issue the subordinated notes at a face value of $6,882,201 and related warrants to acquire 252,381 shares of Common Stock at a price of $10.91 per share. The following affiliates of Hybrid participated in the subordinated notes and related warrant transaction:

                                                                           NUMBER OF ISSUES OF
                                                             SUBORDINATED     COMMON STOCK
NAME                                                            NOTES      SUBJECT TO WARRANTS
-----------------------------------------------------------  ------------  -------------------
Sequoia Partnerships.......................................   $  300,000           11,001
Accel Partnerships.........................................      250,000            9,167
OSCCO......................................................      200,000            7,334
Gary M. Lauder.............................................      100,000            3,667
Dan E. Steimle.............................................      500,000           18,335

COMPENSATION COMMITTEE REPORT

    This Report of the Compensation Committee is required by the Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that Hybrid specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

To the Hybrid Board:

    Final decisions regarding executive compensation and stock option grants to executives are made by the Compensation Committee of the Hybrid Board (the "COMMITTEE"). The Committee is composed of two independent non-employee directors, none of whom have any interlocking relationships as defined by the Commission.

    GENERAL COMPENSATION POLICY

    The Committee acts on behalf of the Hybrid Board to establish the general compensation policy of Hybrid for all employees of Hybrid. The Committee typically reviews base salary levels and target bonuses for the Chief Executive Officer ("CEO") and other executive officers and employees of Hybrid at or about the beginning of each year. The Committee administers Hybrid's incentive and equity plans, including the 1997 Equity Incentive Plan (the "INCENTIVE PLAN").

    The Committee's philosophy in compensating executive officers, including the CEO, is to relate compensation to corporate performance. Consistent with this philosophy, the incentive component of the compensation of the executive officers of Hybrid is contingent on gross margin, operating expenses, sales performance and cash management. Each executive's incentive compensation is based on the executive's quarterly performance with respect to the two of these factors most closely. Long-term equity incentives for executive officers are effected through the granting of stock options under the Incentive Plan (and, prior to their termination, the 1993 Equity Incentive Plan, the 1996 Equity Incentive Plan and the Executive Incentive Plan). Stock options generally have value for the executive only if the price of Hybrid's stock increases above the fair market value on the grant date and the executive remains in Hybrid's employ for the period required for the shares to vest.

    The base salaries, incentive compensation and stock option grants of the executive officers are determined in part by the Committee reviewing data on prevailing compensation practices in companies with whom Hybrid competes for executive talent and by their evaluating such information in connection with Hybrid's corporate goals. The Committee's goal is to maintain base salary, target bonuses, and stock option awards in the range of 50% to 75% of those paid by other companies in the industry.

    In preparing the performance graph for this Joint Proxy Statement/Prospectus, Hybrid used the Hambrecht & Quist Technology Index and the Nasdaq Stock Market Composite Index. The compensation practices of most of the companies in these indices were not reviewed by the Company when the Committee reviewed the compensation information described above because such companies were determined not to be competitive with Hybrid for executive talent.

    1997 EXECUTIVE COMPENSATION

    BASE COMPENSATION. The Committee reviewed the recommendations and performance and market data outlined above and established a base salary level for each executive officer, including the CEO. Prior to Hybrid's initial public offering the Committee did not consult market surveys in establishing base salaries. After Hybrid's initial public offering, using the Radford Executive Compensation Survey as a guide, the Committee set base salaries for officers in a range of 50% to 75% of salaries paid by San Francisco Bay Area companies with sales of less than or equal to $40 million. To that end, the Committee awarded salary increases to executive officers and other employees in January 1998.

    INCENTIVE COMPENSATION. For 1997, Hybrid did not rely on market data as the basis for determining incentive compensation for the CEO and the other executives. The target amount of bonus for each executive and the CEO was established by the Company at the beginning of the fiscal year. The actual amount of bonus paid was based on Hybrid's achievement of Company-wide specified financial performance targets. For 1997, executive officers and other employees received approximately 20% of the annual target bonus. Bonuses are paid 50% in cash and 50% in stock. For 1998, Hybrid will review performance and the market data as the basis for determining incentive compensation.

    STOCK OPTIONS. In 1997, stock options were granted to certain executive officers as incentives for them to become employees or to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins Hybrid, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The Committee may, however, grant additional stock options to executives for other reasons. The number of shares subject to each stock option granted is within the discretion of the Committee and is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive's peer group. In 1998, the Committee considered these factors, as well as the number of options held by such executive officers as of the date of grant that remained unvested. In the discretion of the Committee, executive officers may also be granted stock options under the Incentive Plan to provide greater incentives to continue their employment with Hybrid and to strive to increase the value of Hybrid's Common Stock. The stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of Hybrid's Common Stock on the date of grant. In keeping with this general approach, the Committee made option grants to Dan E. Steimle, Vice President of Finance, and Carl S. Ledbetter, President and Chief Executive Officer of the Company.

    COMPANY PERFORMANCE AND EXECUTIVE COMPENSATION. Based upon the criteria set forth above, Mr. Ledbetter received an incentive bonus of $11,853 in 1997 as well as a special bonus of $25,000, pursuant to the terms of his employment, for accomplishing a specific task. Mr. Ledbetter's incentive bonus represents approximately 20% of his annual target bonus established by the Committee prior to the beginning of the fiscal year.

    COMPLIANCE WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE OF 1986. Hybrid intends to comply with the requirements of Section 162(m) of the Code. The Incentive Plan is already in compliance with Section 162(m) by limiting stock awards to named executive officers. Hybrid does not expect cash compensation for 1998 to be in excess of $1,000,000 or consequently affected by the requirements of Section 162(m).

                                          COMPENSATION COMMITTEE

                                          James R. Flach
                                          Douglas Leone

                         HYBRID STOCK PRICE PERFORMANCE

    The stock price performance graph below is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Joint Proxy Statement/ Prospectus into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Hybrid specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

    The graph below compares the cumulative total stockholder return on the Common Stock of Hybrid from the first day of trading of Hybrid's Common Stock upon Hybrid's initial public offering (November 12, 1997) to December 31, 1997 with the cumulative total return on the Nasdaq Stock Market and the Hambrecht & Quist Technology Index (assuming the investment of $100 in Hybrid's Common Stock and in each of the indexes on the date of Hybrid's initial public offering, and reinvestment of all dividends).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             HYBRID      NASDAQ         HAMBRECHT
            NETWORKS    COMPOSITE        & QUIST
                          INDEX     TECHNOLOGY INDEX
11/12/97      $100.00      $100.00            $100.00
12/31/97       $69.80      $101.90             $96.60

    The above graph was plotted using the following data:

                                                                   NASDAQ STOCK MARKET       HAMBRECHT & QUIST
                                        HYBRID NETWORKS, INC.        COMPOSITE INDEX         TECHNOLOGY INDEX
                                      -------------------------  -----------------------  -----------------------
                                                    INVESTMENT               INVESTMENT               INVESTMENT
                                      MARKET PRICE     VALUE       INDEX        VALUE       INDEX        VALUE
                                      ------------  -----------  ----------  -----------  ----------  -----------
11/12/97............................   $   15.938    $  100.00    1,541.720   $  100.00    1,202.510   $  100.00
12/31/97............................       11.125        69.80    1,570.350      101.90    1,161.790       96.60

                  SELECTED INFORMATION WITH RESPECT TO PACIFIC

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information regarding the executive officers and directors of Pacific as of April 30, 1998 who will be serving as executive officers and directors of Hybrid, upon the closing of the Merger.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Executive Officers
  Richard B. Gold....................................          43   President, Chief Executive Officer and Director
Other Director
  Matthew D. Miller..................................          50   Chairman of the Board of Directors

    RICHARD B. GOLD joined Pacific as Vice President, Engineering in November 1991 and was promoted to Chief Operating Officer in March of 1994 and to his current position as President and Chief Executive Officer in January 1997. Mr. Gold holds a B.S. in Engineering Physics from Cornell University, an M.B.A. from Northeastern University, and an M.S.E.E. and Ph.D.E.E. from Stanford University.

    MATTHEW D. MILLER has been a Director of Pacific since 1994 and Chairman since January 1997. Since November 1997, Mr. Miller has served as President and Chief Executive Officer of Sarnoff Digital Communications, a digital video technology development company. Mr. Miller currently also serves as President of M-Squared Media and Technology, an investing and consulting firm he founded in August 1994 focusing on emerging digital multimedia hardware, software, communications and service markers. Prior to founding M-Squared, Mr. Miller was Vice President of Technology at General Instrument Corporation, the world's leading supplier of broadband communications equipment. Mr. Miller is a director of Lumisys, LogicVision and Faroudja Images. Mr. Miller holds a B.A. degree in Physics from Harvard University and an M.A. and Ph.D. in Physics from Princeton University.

BOARD COMMITTEES

    The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for Pacific's officers and employees and administers Pacific's 1986 Stock Option Plan and 1996 Equity Plan. See "SELECTED INFORMATION WITH RESPECT TO PACIFIC--COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION" below. The Audit Committee reviews the results and scope of the audit and other accounting related services and reviews and evaluates Pacific's internal audit and control functions. The Audit Committee currently consists of Alan S. Dishlip.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Pacific's Compensation Committee was formed to review and approve the compensation and benefits for Pacific's executive officers, administer Pacific's stock option plans and make recommendations to the Board of Directors regarding such matters. The Compensation Committee of the currently consists of Messrs. Dishlip and Miller, neither of whom is an officer or employee of Pacific. No member of the Compensation Committee or executive officer of Pacific has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

DIRECTOR COMPENSATION

    No directors of Pacific receive cash remuneration for serving on the Board of Directors. Directors are entitled to participate in Pacific's 1986 Incentive Stock Option Plan and 1996 Equity Plan. See "SELECTED INFORMATION WITH RESPECT TO PACIFIC--STOCK PLANS--1986 INCENTIVE STOCK OPTION PLAN" and "--1996 EQUITY PLAN" below.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Pacific in all capacities during the fiscal year ended September 30, 1997 to Pacific's Chief Executive Officer in the 1997 fiscal year (the "PACIFIC NAMED EXECUTIVE OFFICER").

                           SUMMARY COMPENSATION TABLE

                                                                      ANNUAL COMPENSATION               LONG-TERM
                                                               ----------------------------------  COMPENSATION AWARD
                                                                               COMPENSATION(1)         SECURITIES
                                                                            ---------------------  UNDERLYING OPTIONS
NAME AND PRINCIPAL POSITION                                    FISCAL YEAR    SALARY      BONUS            (#)
-------------------------------------------------------------  -----------  ----------  ---------  -------------------
Richard B. Gold .............................................        1997   $  148,159  $  10,800         140,000(2)
  President and Chief Executive Officer

------------------------

(1) Excludes certain perquisites and other personal benefits, such as life insurance premiums paid by Pacific. These amounts reflect salary and bonus paid for the full fiscal year 1997. These amounts, in the aggregate, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the Pacific Named Executive Officer.

(2) Shares granted January 21, 1997 under Pacific's 1996 Equity Incentive Plan. The shares are immediately exercisable. The shares vested 25% on January 21, 1998 and vest an additional 2.083% each full calendar month thereafter. On February 21, 1997 Mr. Gold exercised his option for 140,000 shares.

    OPTION GRANTS AND EXERCISES IN LAST FISCAL YEAR

    The following tables set forth information regarding stock options granted to and exercised by the Pacific Named Executive Officer during the last fiscal year, as well as options held by such officer as of September 30, 1997, the last day of Pacific's 1997 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    NUMBER OF        PERCENTAGE OF TOTAL
                                                    SECURITIES       OPTIONS GRANTED TO    EXERCISE PRICE    EXPIRATION
NAME                                            UNDERLYING OPTIONS    EMPLOYEES IN 1997       PER SHARE         DATE
----------------------------------------------  ------------------  ---------------------  ---------------  -------------
Richard B. Gold...............................         140,000(1)              15.2%          $    0.25             N/A

------------------------

(1) The option listed in the table was granted pursuant to Pacific's 1996 Equity Incentive Plan, is immediately exercisable and is subject to the terms of such plan as described herein. The shares purchasable thereunder are subject to repurchase by Pacific at the original exercise price paid per share upon the optionee's cessation of service prior to the vesting in such shares. The repurchase right lapses and the optionee vests as to 25% of the option shares on January 21, 1998 and the balance in a series of equal monthly installments over the next 48 months of service thereafter.

                     AGGREGATE UNEXERCISED OPTIONS IN 1997

                                                                  NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                 UNDERLYING OPTIONS AT      IN-THE-MONEY OPTIONS AT
                                                                    FISCAL YEAR END          FISCAL YEAR END ($)(1)
                                 SHARES ACQUIRED     VALUE     --------------------------  --------------------------
NAME                               ON EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------------------  ---------------  -----------  -----------  -------------  -----------  -------------
Richard B. Gold................       140,000(2)      --          495,312        39,688     $  96,875     $   7,125

------------------------

(1) Market value at underlying securities price as determined by the Board of Directors as of September 1997 of $0.25 minus exercise price.

(2) All shares subject to repurchase rights in favor of Pacific. The shares vested 25% on January 21, 1998 and an additional 2.083% vest each calendar month thereafter.

STOCK PLANS

1986 INCENTIVE STOCK OPTION PLAN

    Pacific's 1986 Incentive Stock Option Plan (the "1986 PLAN") provides for the granting to employees of incentive stock options within the meaning of
Section 422 of the Code and for the granting to employees and consultants of nonstatutory stock options. The 1986 Plan was approved by the Board of Directors in October 1986 and by the shareholders in November 1986. The 1986 Plan terminated in October 1996, and no further option grants will be made thereunder. A total of 3,500,000 shares of Common Stock were reserved for issuance under the 1986 Plan, and a total of 3,017,140 shares of Common Stock were actually issued thereunder.

    The 1986 Plan may be administered by the Board of Directors or a committee of the Board (the "COMMITTEE"). The Committee has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Committee has the authority to amend, suspend or terminate the 1986 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1986 Plan.

    Options granted under the 1986 Plan are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1986 Plan must generally be exercised within three months of the end of optionee's status as an employee of Pacific, or within six months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term. The exercise price of all incentive stock options granted under the 1986 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options granted under the 1986 Plan must be at least equal to 85% of the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of Pacific's outstanding capital stock, the exercise price of an option granted under the 1986 Plan must equal at least 110% of the fair market value on the date of grant. The term of options granted under the 1986 Plan generally may not exceed ten years; provided that the term of an incentive stock option granted to a participant who owns more than 10% of the voting power of all classes of Pacific's outstanding capital stock may not exceed five years.

    The 1986 Plan provides that in the event of a merger of Pacific with or into another corporation, a sale of substantially all of Pacific's assets or a like transaction involving Pacific as a result of which Pacific is not the surviving corporation or as a result of which the outstanding shares of Pacific are exchanged for or converted into cash, property or securities not of Pacific, each outstanding option shall be assumed by the successor corporation or, if not assumed, shall terminate as of a date fixed by the Committee.

1996 EQUITY INCENTIVE PLAN

    Pacific's 1996 Equity Incentive Plan (the "1996 PLAN") provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Code, and for the granting to employees, officers, directors and consultants of nonstatutory stock options, rights to purchase Common Stock ("PURCHASE RIGHTS") and stock bonuses. The 1996 Plan was approved by the Board of Directors in March 1996 and by the shareholders in April 1996. Unless terminated sooner, the 1996 Plan will terminate automatically in March 2006. A total of 3,000,000 shares of Common Stock were reserved for issuance pursuant to the 1996 Plan. As of March 19, 1998, 1,935,500 shares of Common Stock are subject to outstanding awards under the 1996 Plan and 460,000 shares of Common Stock were issued pursuant to awards thereunder.

    The 1996 Plan may be administered by the Board of Directors or a committee of the Board (the "COMMITTEE"). The Committee has the power to determine the terms of the awards granted, including the exercise price, the number of shares subject to each award, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Committee has the authority to amend, suspend or terminate the 1996 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any award previously granted under the 1996 Plan.

    Awards granted under the 1996 Plan are not generally transferable by the optionee, and each award is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1996 Plan must generally be exercised within three months of the end of optionee's status as an employee or consultant of Pacific, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term. In the case of Purchase Rights and stock bonuses, the Restricted Stock Purchase Agreement or Stock Bonus Agreement shall impose such restrictions on the shares of Common Stock acquired pursuant thereto as the Committee shall determine. The exercise price of all incentive stock options granted under the 1996 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options granted under the 1996 Plan must be at least equal to 85% of the fair market value on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of Pacific's outstanding capital stock, the exercise price of an option granted under the 1996 Plan must equal at least 110% of the fair market value on the date of grant. The term of options granted under the 1996 Plan generally may not exceed ten years; provided that the term of an incentive stock option granted to a participant who owns more than 10% of the voting power of all classes of Pacific's outstanding stock may not exceed five years. The exercise price of Purchase Rights granted under the 1996 Plan must equal at least 85% of the fair market value on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of Pacific's outstanding capital stock, the exercise price of Purchase Rights must be at least equal to the fair market value of the common stock on the date of grant.

    The 1996 Plan provides that in the event of a merger of Pacific with or into another corporation, a dissolution or liquidation of Pacific, a sale of substantially all of Pacific's assets or a like transaction involving Pacific, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding awards are not assumed or substituted for as described in the preceding sentence, they will terminate upon the expiration of such period thereafter as the Committee determines.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Pacific's Amended and Restated Articles of Incorporation limit the liability of Pacific's directors for monetary damages to the maximum extent permitted by California law. Such limitation of liability has no effect on the availability of equitable remedies, such as injunctive relief or recision.

    Pacific's By-laws provide that Pacific shall indemnify its officers and directors, it may indemnify its employees and other agents to the fullest extent provided by California law. Pacific has entered into indemnification agreements with each of its current officers and directors that provide for indemnification of, and advancement of expenses to, such person to the maximum extent provided by California law.

    At the present time, there is no pending litigation or proceeding involving any director or officer, employee, or agent of Pacific where indemnification will be required or permitted. Pacific is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

    Pacific has granted options to certain of its executive officers. SEE "--OPTION GRANTS IN LAST FISCAL YEAR" above and "SECURITY OWNERSHIP OF PACIFIC."

    Pacific has entered into indemnification agreements with each of its officers and directors. SEE "--LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS" ABOVE.

    Pacific has, in past and currently does, retain the services of M-Squared Media and Technology, an investment and consulting firm, which Mr. Matthew D. Miller, the Chairman of the Board of Pacific, serves as President. In fiscal year 1997, Pacific paid consulting fees totaling $40,000 to the consulting firm and in fiscal 1998 Pacific is paying it $5,000 per month for consulting services. Such agreement is on a month to month basis.

    In June 1996 and September   , 1997, Pacific entered into bridge loan
agreements with, and issued promissory notes and warrants to purchase Pacific Common Stock to, certain 5% or greater shareholders of Pacific including Accel IV L.P., Accel Investors '94 L.P., Accel Keiretsu L.P., Ellmore C. Patterson Partners, Prosper Partners, Institutional Venture Partners III, Institutional Venture Management III, Jafco, Oak Investment Partners III and certain of their affiliates (collectively, the "INVESTORS"), whereby the Investors loaned an aggregate amount of $1.0 million and $750,000, respectively, to Pacific and were issued an aggregate of 450,000 warrants by Pacific. In connection with the Merger, the promissory notes are expected to be repaid in full, together with accrued interest. See "PROPOSAL NO. 1: THE MERGER--APPROVAL OF THE MERGER--INTERESTS OF CERTAIN PERSONS IN THE MERGER."

    Pacific believes that all of the transactions set forth above were made on terms no less favorable to Pacific than could have been obtained from unaffiliated third parties. All future transactions, including loans, between Pacific and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to Pacific than could be obtained from unaffiliated third parties.

                   SECURITY OWNERSHIP OF THE COMBINED COMPANY

    The following table sets forth certain information with respect to beneficial ownership of Hybrid's Common Stock after giving effect to the Merger, as of April 30, 1998 by (i) each Hybrid stockholder and Pacific Shareholder expected to be the beneficial owner of more than 5% of Hybrid's Common Stock,
(ii) each person expected to be a director of the Combined Company, (iii) each of the Hybrid Named Executive Officers and Pacific Named Executive Officers and
(iv) all persons expected to be executive officers and directors as a group.

                                                  NUMBER OF SHARES
                                                    BENEFICIALLY         PERCENTAGE OF SHARES
NAME OF BENEFICIAL OWNER                            OWNED(1)(2)        BENEFICIALLY OWNED(1)(2)
---------------------------------------------  ----------------------  -------------------------
Intel Corporation (3)........................          1,207,020                    10.0%
James R. Flach
  Accel Partners (4).........................          1,107,152                     9.0
Strachman Family Revocable Trust (5).........            916,710                     7.6
Douglas M. Leone
  Sequoia Capital (6)........................            870,691                     7.1
Eduardo J. Moura (7).........................            687,532                     5.7
Carl S. Ledbetter (8)........................            313,711                     2.6
Gary M. Lauder (9)...........................            294,570                     2.4
Richard B. Gold (10).........................             73,367                   *
William H. Fry (11)..........................             56,260                   *
Dan E. Steimle (12)..........................             48,795                   *
Gustavo Ezcurra (13).........................             39,531                   *
Matthew D. Miller (14).......................             38,418                   *
Stephen E. Halprin (15)......................              1,543                   *
All executive officers and directors as a
  group (11 persons) (16)....................          2,882,086                    21.7%
                                                      ----------                   -----

------------------------

* Represents less than 1% of the outstanding Hybrid Common Stock expected to be outstanding after consummation of the Merger.

(1) Reflects beneficial ownership as of April 30, 1998 and is based on the Assumed Exchange Ratio of 0.0894714 shares of Hybrid Common Stock for each outstanding share of Pacific Common Stock and Pacific Preferred Stock, resulting in an aggregate of approximately 12,023,518 shares of Hybrid Common Stock after the Merger.

(2) Based upon information supplied by Hybrid and Pacific officers, directors and principal shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting power or investment power with respect to such shares. Unless otherwise power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Hybrid Common Stock that will be issuable to the identified person or entity pursuant to stock options and warrants that are either immediately exercisable or exercisable within sixty days of April 30, 1998 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3) Intel's address is 2200 Mission College Boulevard, Santa Clara, CA 95052.

(4) Represents ownership by the following entities associated with Accel Partners some of which owned shares of Hybrid and some of which owned shares of Pacific before the Merger: 729,078 shares and 275,264 shares subject to warrants held by Accel IV, L.P., 25,594 shares and 11,769 shares subject to warrants held by Accel Investors '95 L.P., 17,511 shares and 6,613 shares subject to warrants held by

    Ellmore C. Patterson Partners, 15,123 shares and 5,712 shares subject to warrants held by Accel Keiretsu L.P., 7,432 shares and 990 shares subject to warrants held by Accel Investors, '94 L.P and 1,204 shares and 161 shares subject to warrants held by Prosper Partners. Also includes 10,701 shares subject to options exercisable within 60 days of April 30, 1998 held by Mr. Flach granted in connection with services performed by Mr. Flach for Hybrid. Mr. Flach, a director of Hybrid, is an executive partner of Accel Partners and holds no voting or dispositive power with respect to any of these shares. The address of Mr. Flach and the Accel partnerships is 428 University Ave., Palo Alto, CA 94301.

(5) Mr. Strachman, a trustee of the Strachman Family Revocable Trust, was a co-founder of Hybrid and served as its President and Chief Executive Officer from June 1990 until his resignation in July 1995. Mr. Strachman resigned as a director of Hybrid in February 1998. Mr. Strachman's address is c/o Ultracom Communications, Inc., 21580 Stevens Creek Blvd., Cupertino, CA 95014.

(6) Represents 541,621 shares and 250,703 shares subject to warrants held by Sequoia Capital VI, 29,761 shares and 13,776 shares subject to warrants held by Sequoia Technology Partners VI, ("STP VI"), 16,932 shares and 440 shares subject to warrants held by Sequoia XXIV and 6,877 shares and 10,581 shares subject to warrants held by Sequoia 1995. Mr. Leone, a director of Hybrid, is a general partner of STP VI and of the general partner of Sequoia Capital
    VI. The address of Mr. Leone and the Sequoia funds is 3000 Sand Hill Road, Menlo Park, CA 94025. Mr. Leone is expected to resign from the Board of Hybrid immediately after the Merger.

(7) Mr. Moura was a co-founder of Hybrid and served as its Vice President, Network Systems from June 1990 until his resignation in November 1996 and as a director until his resignation in January 1996. Mr. Moura's address is 3509 Mt. Davidson Court, San Jose, CA 95124.

(8) Includes 312,614 shares subject to options exercisable within 60 days of April 30, 1998. Mr. Ledbetter is expected to remain as the Chief Executive Officer and Chairman of the Board of Directors of Hybrid after the Merger.

(9) Includes 83,018 shares subject to warrants and 18,519 shares subject to options exercisable within 60 days of April 30, 1998. Mr. Lauder is a director of Hybrid.

(10) Includes 47,420 shares subject to options exercisable within 60 days of April 30, 1998 to be assumed by Hybrid. Mr. Gold is expected to be appointed President and Chief Operating Officer and a director of Hybrid after the Merger.

(11) Includes 51,215 shares subject to options exercisable within 60 days of April 30, 1998. Mr. Fry is Vice President, Operations of Hybrid.

(12) Represents 25,460 shares subject to options exercisable within 60 days of April 30, 1998 and 18,335 shares subject to currently exercisable warrants, half of which were issued to Mr. Steimle's spouse. Mr. Steimle is Vice President, Finance and Administration and Chief Financial Officer of Hybrid.

(13) Includes 39,316 shares subject to options exercisable within 60 days of April 30, 1998. Mr. Ezcurra is Vice President, Sales of Hybrid.

(14) Includes 16,050 shares subject to options exercisable within 60 days of April 30, 1998. Mr. Miller is expected to be appointed a director of Hybrid after the Merger.

(15) Represents shares subject to options exercisable within 60 days of April 30, 1998. Does not include 429,852 shares of Common Stock and 66,553 shares subject to warrants held by OSCCO III, L.P., an entity which Mr. Halprin is affiliated with. Mr. Halprin is a director of Hybrid, but is expected to resign immediately after the Merger.

(16) Includes 677,364 shares subject to warrants and 559,950 shares subject to options exercisable within 60 days of April 30, 1998 held by executive officers and directors of Hybrid.

    The following table sets forth certain information known to Hybrid with respect to beneficial ownership of Hybrid's Common Stock as of April 30, 1998 by
(i) each stockholder known by Hybrid to be the beneficial owner of more than 5% of Hybrid's Common Stock, (ii) each director of Hybrid, (iii) each of the Hybrid Named Executive Officers and (iv) all executive officers and directors as a group.

                          SECURITY OWNERSHIP OF HYBRID

                                                                           NUMBER OF SHARES
                                                                             BENEFICIALLY      PERCENTAGE OF SHARES
NAME OF BENEFICIAL OWNER                                                       OWNED(1)         BENEFICIALLY OWNED
-----------------------------------------------------------------------  --------------------  ---------------------
Intel Corporation (2)..................................................         1,207,020                 11.6%
Strachman Family Revocable Trust (3)...................................           916,710                  8.8
James R. Flach
  Accel Partners (4)...................................................           879,562                  8.2
Douglas M. Leone
  Sequoia Capital (5)..................................................           870,691                  8.2
Eduardo J. Moura (6)...................................................           687,532                  6.6
Carl S. Ledbetter (7)..................................................           313,711                  2.9
Gary M. Lauder (8).....................................................           294,570                  2.8
William H. Fry (9).....................................................            56,260                    *
Dan E. Steimle (10)....................................................            48,795                    *
Gustavo Ezcurra (11)...................................................            39,531                    *
Stephen E. Halprin (12)................................................             1,543                    *
All executive officers and directors as a group (9 persons) (13).......         2,542,712                 22.0

------------------------

*   Represents less than 1% of Hybrid's Common Stock.

(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Hybrid's Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of April 30, 1998, are deemed to be outstanding and to be beneficially owned by the person holding such options warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Intel's address is 2200 Mission College Boulevard, Santa Clara, CA 95052.

(3) Mr. Strachman, a trustee of the Strachman Family Revocable Trust, was a co-founder of Hybrid and served as its President and Chief Executive Officer from June 1990 until his resignation in July 1995. Mr. Strachman resigned as a director of Hybrid in February 1998. Mr. Strachman's address is c/o Ultracom Communications, Inc., 21580 Stevens Creek Blvd., Cupertino, CA 95014.

(4) Represents ownership by the following entities associated with Accel
    Partners: 545,193 shares and 250,677 shares subject to warrants held by Accel IV, L.P., 25,594 shares and 11,769 shares subject to warrants held by Accel Investors '95 L.P., 13,095 shares and 6,022 shares subject to warrants held by Ellmore C. Patterson Partners, 11,309 shares and 5,202 shares subject to warrants held by Accel Keiretsu L.P. Also includes 10,701 shares subject to options exercisable within 60 days of April 30, 1998 held by Mr. Flach granted in connection with services performed by Mr. Flach for Hybrid. Mr. Flach, a director of Hybrid, is an executive partner of Accel Partners and holds no voting or dispositive power with respect to any of these shares. The address of Mr. Flach and the Accel partnerships is 428 University Ave., Palo Alto, CA 94301.

(5) Represents 541,621 shares and 250,703 shares subject to warrants held by Sequoia Capital VI, 29,761 shares and 13,776 shares subject to warrants held by STP VI, 16,932 shares and 440 shares subject to warrants held by Sequoia XXIV and 6,877 shares and 10,581 shares subject to warrants held by Sequoia 1995. Mr. Leone, a director of Hybrid, is a general partner of STP VI and of the general partner of Sequoia Capital VI. The address of Mr. Leone and the Sequoia funds is 3000 Sand Hill Road, Menlo Park, CA 94025.

(6) Mr. Moura was a co-founder of Hybrid and served as its Vice President, Network Systems from June 1990 until his resignation in November 1996 and as a director until his resignation in January 1996. Mr. Moura's address is 3509 Mt. Davidson Court, San Jose, CA 95124.

(7) Includes 312,614 shares subject to options exercisable within 60 days of April 30, 1998. Mr. Ledbetter is the President, Chief Executive Officer and Chairman of the Board of Directors of Hybrid.

(8) Includes 83,018 shares subject to warrants and 18,519 shares subject to options exercisable within 60 days of April 30, 1998. Mr. Lauder is a director of Hybrid.

(9) Includes 51,215 shares subject to options exercisable within 60 days of April 30, 1998. Mr. Fry is Vice President, Operations of Hybrid.

(10) Represents 25,460 shares subject to options exercisable within 60 days of April 30, 1998 and 18,335 shares subject to currently exercisable warrants, half of which were issued to Mr. Steimle's spouse. Mr. Steimle is Vice President, Finance and Administration and Chief Financial Officer of Hybrid.

(11) Includes 39,316 shares subject to options exercisable within 60 days of April 30, 1998. Mr. Ezcurra is Vice President, Sales of Hybrid.

(12) Represents shares subject to options exercisable within 60 days of April 30, 1998. Does not include 429,852 shares and 66,553 shares subject to warrants held by OSCCO III, L.P., an entity which Mr. Halprin is affiliated with. Mr. Halprin is a director of Hybrid.

(13) Includes 650,523 shares subject to warrants and 496,480 shares subject to options exercisable within 60 days of April 30, 1998 held by executive officers and directors of Hybrid.

                         SECURITY OWNERSHIP OF PACIFIC

    The following table sets forth certain information with respect to the beneficial ownership of Pacific Capital Stock as of April 30, 1998, by (i) each person (or group of affiliated persons) who is known by Pacific to own beneficially 5% or more of Pacific Common Stock, (ii) each of Pacific's directors, (iii) each of the Pacific Named Executive Officers, and (iv) all directors and officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Pacific Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                                        PERCENTAGE OF
                                                           NUMBER OF      PREFERRED    PERCENTAGE OF  PERCENTAGE OF
                                                             SHARES         STOCK      COMMON STOCK   CAPITAL STOCK
5% BENEFICIAL OWNERS, DIRECTORS                           BENEFICIALLY  BENEFICIALLY   BENEFICIALLY   BENEFICIALLY
AND NAMED EXECUTIVE OFFICERS                                OWNED(1)      OWNED(1)       OWNED(1)       OWNED(1)
--------------------------------------------------------  ------------  -------------  -------------  -------------
Oak Investment Partners III(2)                               3,050,813         21.4%           7.0%          16.6%
Institutional Venture Partners III(3)...................     2,925,353         21.4            4.9           16.0
Accel Partners(4).......................................     2,506,102         18.2            4.4           13.7
Shaw Venture Partners IV, L.P. (5)......................     1,440,092         11.7         --                8.0
U.S. Information Technology Investment
  Enterprise Partnership(6).............................     1,366,595         10.4            1.6            7.5
Vanguard Associates II(7)...............................     1,194,728          9.1            1.4            6.6

OFFICERS
Allen F. Podell(8)......................................     1,117,200       --               19.6            6.2
Richard B. Gold(9)......................................       820,000       --               13.1            4.4

DIRECTORS
Reid W. Dennis(3).......................................     2,925,353         21.4            4.9           16.0
Christopher J. Weseloh(10)..............................     1,424,065       --               25.0            7.9
Matthew D. Miller.......................................       250,000       --                4.4            1.4
Alan S. Dishlip(11).....................................       109,450       --                1.9          *
James F. Gibbons........................................       100,000       --                1.8          *
All Directors and Executive Officers as a
  group(12 persons)(12).................................     7,327,056         21.4%          67.4%          38.0%

------------------------

*   Less than 1%

 (1) In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 30, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name.

 (2) Represents 125,123 shares of Pacific Common Stock, 2,632,965 shares of Pacific Preferred Stock and warrants exercisable within 60 days of April 30, 1998 to purchase 292,725 Pacific Common Stock shares. The address for Oak Investment Partners is 525 University Avenue, Suite 1300, Palo Alto, California 94301.

 (3) Represents ownership by the following entities affiliated with Institutional Venture Partners; 2,593,469 shares of Pacific Preferred Stock and warrants exercisable within 60 days of April 30, 1998 to purchase 288,000 shares of Pacific Common Stock held by Institutional Venture Partners III; and 39,496 shares of Pacific Preferred Stock and warrants exercisable within 60 days of April 30, 1998 to purchase 4,388 shares of Pacific Common Stock held by Institutional Venture Management
     III. Mr. Reid W. Dennis, a director of Pacific is a General Partner of Institutional Venture Management. Mr. Dennis disclaims beneficial ownership of the shares held by the above listed entities. The address for Institutional Ventures Partners is 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, California 94025.

 (4) Represents ownership by the following entities affiliated with Accel Partners; 2,055,242 shares of Pacific Preferred Stock and warrants exercisable within 60 days of April 30, 1998 to purchase 240,338 shares of Pacific Common Stock held by Accel IV, L.P.; 83,018 shres of Pacific Preferred Stock and warrants exercisable within 60 days of April 30, 1998 to purchase 9,600 shares of Pacific Common Stock held by Accel Investors 94, L.P.; 42,630 shares of Pacific Preferred Stock and warrants exercisable within 60 days of April 30, 1998 to purchase 4,875 shares of Pacific Common Stock held by Accel Keiretsu L.P.; 49,362 shares of Pacific Preferred Stock and warrants exercisable within 60 days of April 30, 1998 to purchase 6,000 shares of Pacific Common Stock held by Elmore C. Patterson Partrners; and 13,462 shares of Pacific Preferred Stock and warrants exercisable within 60 days of April 30, 1998 to purchase 1,575 shares of Pacific Common Stock held by Prosper Partners. The address for Accel Partners is 428 University Avenue, Palo Alto, California 94301.

 (5) Represents 1,440,092 shares of Pacific Preferred Stock. The address for Shaw Venture Partners IV, L.P. is 400 Southwest 6th Avenue, Suite 1100, Portland, Oregon 97204.

 (6) Represents ownership by the following entities affiliated with U.S. Information Technology Investment Enterprise Partnership: 1,021,276 shares of Pacific Preferred Stock and warrants exercisable within 60 days of April 30, 1998 to purchase 72,000 shares of Pacific Common Stock held by U.S. Information Technology Investment Enterprise Partnership; 204,255 shares of Pacific Preferred Stock and warrants exercisable within 60 days of April 30, 1998 to purchase 14,400 shares of Pacific Common Stock held by JAFCO G5 Partnership; and 51,064 shares of Pacific Preferred Stock and warrants exercisable within 60 days of April 30, 1998 to purchase 3,600 shares of Pacific Common Stock held by Japan Associated Finance Co. Ltd. The address for U.S. Information Technology Investment Enterprise Partnership is 505 Hamilton Avenue, Suite 310, Palo Alto, California 94301.

 (7) Represents 77,982 shares of Pacific Common Stock and 1,116,746 shares of Pacific Preferred Stock. The address for Vanguard Associates II is 325 Distal Circle, Suite 100, Los Altos, California 94022.

 (8) Mr. Podell is Chief Technical Officer and a director of Pacific. Correspondence should be sent c/o Pacific Monolithics, Inc., 1308 Moffett Park Drive, Sunnyvale, California 94089.

 (9) Includes 530,000 shares subject to options exercisable within 60 days of April 30, 1998, and 140,000 shares that were purchased pursuant to a Restricted Stock Purchase Agreement of which 49,583 shares will be vested within 60 days of April 30, 1998. Mr. Gold is President, Chief Executive Officer and a director of Pacific.

(10) Correspondence should be sent c/o Pacific Monolithics, Inc., 1308 Moffett Park Drive, Sunnyvale, California 94089.

(11) Includes 58,323 shares subject to options exercisable within 60 days of April 30, 1998. Mr. Dishlip is a General Partner of Utah Venture Partners.

(12) Includes 1,247,999 shares subject to options and warrants exercisable within 60 days of April 30, 1998.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

    Hybrid Common Stock is traded on the Nasdaq National Market under the symbol "HYBR." The following table sets forth the range of high and low sale prices reported on the Nasdaq National Market for Hybrid Common Stock for the periods indicated:

                                                                                                    HIGH        LOW
                                                                                                  ---------  ---------
FISCAL YEAR ENDING DECEMBER 31, 1998
  Second Quarter (through May 1, 1998)..........................................................  $    7.38  $    6.00
  First Quarter.................................................................................      13.00       3.88
FISCAL YEAR ENDED DECEMBER 31, 1997
  Fourth Quarter (beginning November 12, 1997)..................................................  $   24.25  $    9.25

    The Pacific Common Stock and Pacific Preferred Stock are not listed on any exchange and do not trade publicly.

    The following table sets forth the closing sales prices per share of Hybrid Common Stock on the Nasdaq National Market on March 19, 1998, the last trading day before the announcement of the proposed Merger and on May 1, and the equivalent per share price for Pacific Capital Stock. The "equivalent per share price" for Pacific Common Stock and Pacific Preferred Stock as of such dates equal the closing sale price per share of Hybrid Common Stock on such dates multiplied by the Assumed Exchange Ratio of 0.0894714. See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER--MERGER CONSIDERATION."

                                                                     HYBRID COMMON     PACIFIC
                                                                         STOCK       EQUIVALENT
                                                                    ---------------  -----------
March 19, 1998....................................................     $    7.81      $    0.70
May 1, 1998.......................................................     $    6.13      $    0.55

    At March 31, 1998, the closing price per share of Hybrid Common Stock, book value per share of Pacific Capital Stock, pro forma combined book value per share and book value per share of Pacific Capital Stock based on the application of the Assumed Exchange Ratio to the closing price per share of Hybrid Common Stock were as follows:

                                         HYBRID COMMON   PACIFIC CAPITAL   PRO FORMA     PACIFIC
                                             STOCK            STOCK        COMBINED    EQUIVALENT
                                        ---------------  ---------------  -----------  -----------
March 31, 1998........................     $    7.13        $    0.24      $    2.68    $    0.24

    Pacific shareholders are advised to obtain current market quotations for Hybrid Common Stock. No assurance can be given as to the market prices of Hybrid Common Stock at any time before the Effective Time or as to the market price of Hybrid Common Stock at any time thereafter. In the event the market price of Hybrid Common Stock decreases or increases prior to the Effective Time, the value at the Effective Time of the Hybrid Common Stock to be received in the Merger in exchange for the Pacific Capital Stock would correspondingly increase or decrease, subject to the range described on the cover page of this Joint Proxy Statement/Prospectus. See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER-- MERGER CONSIDERATION."

    Hybrid and Pacific have never paid cash dividends on their respective shares of Common Stock or Preferred Stock. Pursuant to the Reorganization Agreement, each of Hybrid and Pacific have agreed not to pay cash dividends pending the consummation of the Merger without the written consent of the other. Subject to the completion of the Merger, the Hybrid Board intends to continue a policy of retaining all earnings to finance the expansion of its business. The terms of an outstanding $5.5 Million Debenture prevent Hybrid from paying any cash dividends for so long as the $5.5 Million Debenture remains outstanding. In addition, in October 1997, Hybrid entered into the $4.0 Million Credit Facility, the terms of which prohibit the declaration of dividends. The Pacific Board currently intends to retain all earnings for use in the business of the combined companies and has no present intention to pay cash dividends.

                      DESCRIPTION OF HYBRID CAPITAL STOCK

    The authorized capital stock of Hybrid consists of 100,000,000 shares of Hybrid Common Stock, $0.001 par value per share, and 5,000,000 shares of Hybrid Preferred Stock, $0.001 par value per share. Based on the Assumed Exchange Ratio of approximately 0.0894714, and on the shares, options and warrants of Hybrid and Pacific outstanding as of April 30, 1998, immediately following the consummation of the Merger there will be outstanding approximately 12,023,518 shares of Hybrid Common Stock, options and warrants to purchase approximately 3,915,018 shares of Hybrid Common Stock and the $5.5 Million Debenture which will be convertible into 851,393 shares of Hybrid Common Stock, assuming the Merger is consummated and Hybrid Common Stock is valued at $6.46 per share at the closing of the Merger.

COMMON STOCK

    Subject to preferences that may apply to shares of Hybrid Preferred Stock outstanding at the time, the holders of outstanding shares of Hybrid Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Hybrid Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of Hybrid Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in Hybrid's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Hybrid Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up of Hybrid, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Hybrid Common Stock and any participating Hybrid Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Hybrid Preferred Stock and payment of other claims of creditors. Each outstanding share of Hybrid Common Stock is, and all shares of Hybrid Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of additional shares of Hybrid Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and rights of the shares of each wholly unissued series and designate any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The issuance of Hybrid Preferred Stock with voting or conversion rights could adversely affect the voting power or other rights of the holders of Hybrid Common Stock and may have the effect of delaying, deferring or preventing a change in control of Hybrid. Hybrid has no current plan to issue any shares of Hybrid Preferred Stock.

WARRANTS

    As of April 30, 1998, Hybrid had outstanding exercisable warrants to purchase 1,340,649 shares of Common Stock at a weighted average exercise price of $7.59 per share. Such warrants expire between June 2001 and August 2006.

CONVERTIBLE $5.5 MILLION DEBENTURE

    Hybrid has outstanding a senior secured convertible debenture due 2002 in the principal amount of $5.5 million to BG Services Limited. The loan accrues interest at a rate of 12% per annum, payable quarterly and its term ends in April 2002, at which time the full principal amount is due. The debenture is convertible, at the option of the holder, at any time, into common stock at $10.71 per share. The debenture contains "full ratchet" antidilution provisions under which the number of shares of the Company's Common Stock into which the debenture will be convertible may be increased if the Company issues any shares (with certain exceptions for employee stock options and the like) prior to October 1998 for consideration less than $10.71 per share. Commencing with October 1998, any such issuance would be subject to certain "weighted average" antidilution provisions. The $5.5 Million Debenture is currently convertible into 513,423 shares of Hybrid Common Stock, assuming a conversion price of approximately $10.71 per share, at the option of the holder at any time. Due to the antidilution provisions of the $5.5 Million Debenture, if the Merger is consummated and closes before October 1998, the $5.5 Million Debenture would be convertible into 851,393 shares of Hybrid Common Stock assuming that Hybrid Common Stock is valued at the closing of the Merger at $6.46 per share (the ten day average prior to the execution of the Reorganization Agreement). The $5.5 Million Debenture is collateralized by substantially all of Hybrid's assets, and as long as the $5.5 Million Debenture is outstanding Hybrid is subject to certain restrictive covenants, including limitations on the amount of capital expenditures it may incur in any 12 month period, and may not declare dividends, retire any subordinated debt other than in accordance with its terms, or distribute its assets to any stockholder.

ANTI-TAKEOVER PROVISIONS

    DELAWARE LAW

    Section 203 ("SECTION 203") of the of the Delaware General Corporation Law (the "DGCL") is applicable to corporate takeovers of Delaware corporations. Subject to certain exceptions set forth therein, Section 203 provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203, an interested stockholder is generally defined to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation any time within three years immediately prior to the relevant date, and the affiliates and associates of such person. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption. Hybrid's certificate of incorporation and the bylaws do not exclude Hybrid from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring Hybrid to negotiate in advance with the Hybrid Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of Hybrid, which could depress the market price of the Hybrid Common Stock and which could deprive the stockholders of opportunities to realize a premium on shares of the Hybrid Common Stock held by them.

    CHARTER AND BYLAW PROVISIONS

    Hybrid's certificate of incorporation and bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The certificate of incorporation and the bylaws provide for a classified Board of Directors and permit the Hybrid Board to create new directorships and to elect new directors to serve for the full term of the class of director in which the new directorship was created. The terms of the directors are staggered to provide for the election of approximately one-third of the Hybrid Board members each year, with each director serving a three-year term. The Hybrid Board (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the Hybrid Board occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Stockholders may remove a director or the entire Hybrid Board, and such removal requires the affirmative vote of a majority of the outstanding voting stock. Hybrid's certificate of incorporation provides that stockholders may not take action by written consent but only at a stockholders' meeting, and that special meetings of the stockholders of Hybrid may only be called by the Chairman of the Hybrid Board or a majority of the Hybrid Board.

REGISTRATION RIGHTS

    Beginning in May 1998, the holders of 6,164,823 shares of Hybrid Common Stock, the holders of warrants to purchase 1,340,656 shares of Hybrid Common Stock and the holder of the $5.5 Million Debenture currently convertible into 513,423 shares of Hybrid Common Stock (collectively, the "REGISTRABLE SECURITIES") will have certain rights with respect to the registration of those shares under the Securities Act. If Hybrid proposes to register any of its shares of Common Stock under the Securities Act other than in connection with a Hybrid employee benefit plan or certain corporate acquisitions, mergers or reorganizations, the holders of the Registrable Securities may require to include all or a portion of their shares in such registration, subject to certain rights of the managing underwriter to limit the number of shares in any such offering.

    Further, holders of Registrable Securities holding at least 30% of the outstanding shares of Registrable Securities may require Hybrid to register all or any portion of their Registrable Securities on Form S-3 when such form becomes available to Hybrid, subject to certain conditions and limitations. Hybrid may be required to effect up to one such registration per year. In addition certain holders of warrants may require Hybrid to register one time all or any portion of the shares issuable upon exercise of such warrants on Form S-3 commencing one year after the offering and, subject to certain limitations, to keep the registration effective for no less than 180 days.

    All expenses incurred in connection with such registrations (other than underwriters' discounts and commissions) will be borne by Hybrid. The registration rights expire in November 2003. In addition, no holder of Registrable Securities shall be entitled to registration rights if an so long as such holder can sell the Registrable Securities in compliance with Rule 144 of the Securities Act.

    In addition, certain individuals and entities receiving Hybrid Common Stock in the Merger will enter into an Investor Rights Agreement with respect to the shares they are to receive in the Merger. See "PROPOSAL NO. 1: THE MERGER--TERMS OF THE MERGER--INVESTOR RIGHTS AGREEMENTS".

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for Hybrid's Common Stock in Boston EquiServe.

       COMPARATIVE RIGHTS OF HYBRID STOCKHOLDERS AND PACIFIC SHAREHOLDERS

    If the Merger is consummated, holders of Pacific Capital Stock will become holders of Hybrid Common Stock and the rights of the former Pacific shareholders will be governed by the DGCL and by the Certificate of Incorporation of Hybrid (the "HYBRID CERTIFICATE OF INCORPORATION" ) and the Bylaws of Hybrid

(the "HYBRID BYLAWS"). The rights of Hybrid stockholders under the DGCL and the Hybrid Certificate of Incorporation and Bylaws differ in certain limited respects from the rights of Pacific shareholders under the California Code and the Amended and Restated Articles of Incorporation of Pacific (the "PACIFIC ARTICLES") and the Bylaws of Pacific (the "PACIFIC BYLAWS" ). Certain differences between the rights of Hybrid stockholders and Pacific shareholders are summarized below. This summary is qualified in its entirety by reference to the full text of such documents. For information as to how such documents may be obtained, see "AVAILABLE INFORMATION."

SIZE OF THE BOARD OF DIRECTORS

    Under the California Code, although changes in the number of directors must in general be approved by a majority of the outstanding shares, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if that stated range has been approved by the shareholders. The DGCL permits the board of directors alone to change the authorized number, or the range, of directors by amendment to the bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation following approval of such change by the stockholders. The Hybrid Certificate of Incorporation and the Hybrid Bylaws provide, consistent with the DGCL, that the size of the Board of Directors may be changed by amending the Bylaws either with the approval of the Board of Directors acting alone or by Hybrid's stockholders. While the Pacific Bylaws provide for a Board of Directors consisting of between four and seven members, the Hybrid Bylaws specify a five member Board.

POWER TO CALL SPECIAL STOCKHOLDERS' MEETINGS

    Under the California Code, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% percent of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the bylaws. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The Hybrid Certificate of Incorporation and the Hybrid Bylaws do not grant stockholders the right to call a special meeting of stockholders. The Hybrid Certificate of Incorporation and the Hybrid Bylaws authorize only the Board of Directors or the Chairman of the Board to call a special meeting of stockholders. Former Pacific shareholders would thus not retain their right to call a special meeting.

REMOVAL OF DIRECTORS; CLASSIFIED BOARD OF DIRECTORS

    Under the California Code, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. Under the DGCL, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote. However, a director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. The Hybrid Certificate of Incorporation and the Hybrid Bylaws provide for a classified board of directors and provide for the removal of a director by the affirmative vote of at least a majority of all shares of Hybrid. Consequently, members of the Hybrid Board of Directors can be removed for any reason.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Under the California Code, any vacancy on the board of directors other than one created by removal of a director may be filled by the board of directors. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of a director may be filled by the board of directors only if the board is so authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders.

    Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office, even if less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws, and unless the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy. The Hybrid Bylaws are in accord, and contain no provision for the allocation of directors between classes of stock.

DIRECTORS' COMMITTEES

    Under the Hybrid Bylaws, the Board of Directors may, by resolution passed by a majority of the whole Board, delegate certain limited powers normally held only by the Board in its entirety to a committee comprised of one or more members of the Board. Such committees may exercise any power normally held by the entire Board, but may not adopt an agreement of merger or consolidation under Section 251 or 252 of the DGCL, recommend to the stockholders the sale, lease, or exchange of all or substantially all of the corporation's property and assets, recommend to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amend the Bylaws. Neither can such a committee amend the Certificate of Incorporation, except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the board of directors as provided in Section 151(a) of the DGCL, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series.

    The Pacific Bylaws contain provisions for the delegation of authority by the Board of Directors to a committee of members of the Board.

DIVIDENDS AND REPURCHASES OF SHARES

    The California Code dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus are retained under the DGCL.

    Under the California Code, a corporation may not make any distribution unless either the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). Such tests are applied to California corporations on a consolidated basis.

    The DGCL permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

STOCKHOLDER VOTING

    Both the California Code and the DGCL generally require that a majority of the stockholders of acquiring and target corporations approve statutory mergers. The DGCL does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. The California Code contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

INTERESTED DIRECTOR TRANSACTIONS

    Under both the California Code and the DGCL, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under the California Code and the DGCL. Under the California Code and the DGCL, (a) either the stockholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts, and in the case of board approval the contract or transaction must also be "just and reasonable" (in California) or "fair" (in Delaware) to the corporation, or (b) the contract or transaction must have been just and reasonable or fair as to the corporation at the time it was approved. In the latter case, the California Code explicitly places the burden of proof on the interested director. Under the California Code, if shareholder approval is sought, the interested director is not entitled to vote his shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum). Under the DGCL, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors, even though less than a majority of a quorum.

STOCKHOLDER DERIVATIVE SUITS

    The California Code provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. Under the DGCL, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. The California Code also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

APPRAISAL RIGHTS

    Under both the California Code and the DGCL, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under the DGCL, such appraisal rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange, or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

    The limitations on the availability of appraisal rights under the California Code are different from those under the DGCL. Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have appraisal rights unless the holders of at least 5% percent of the class of outstanding shares claim the right or unless the corporation or any law restricts the transfer of such shares. Appraisal rights are unavailable, however, if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five sixths of the voting power of the surviving or acquiring corporation or its parent entity, and if the shares of the surviving corporation have the same rights, preferences, privileges and restrictions as the shares of the disappearing corporation that are surrendered in exchange.

"BLANK CHECK" PREFERRED STOCK AND COMMON STOCK RIGHTS

    The Hybrid Certificate of Incorporation permits the Board of Directors to determine the rights, preferences, privileges and restrictions of authorized but unissued Preferred Stock, commonly referred to as "blank check" Preferred Stock. The issuance of Preferred Stock with extraordinary rights may be used to deter hostile takeover attempts. Although Hybrid's Board of Directors has no present intention of issuing such Preferred Stock, it could do so in the future without stockholder approval. The Pacific Articles also permit its Board of Directors to issue "blank check" Preferred Stock.

                    ADDITIONAL MATTERS FOR CONSIDERATION OF
                              HYBRID STOCKHOLDERS
                    PROPOSAL NO. 2 FOR HYBRID STOCKHOLDERS:
                          ELECTION OF HYBRID DIRECTORS

    At the Hybrid Annual Meeting, stockholders will elect two (2) Class I directors to hold office from the time of election and qualification until the third annual meeting of stockholders following election and until their respective successors have been elected and qualified or until such directors' earlier resignation or removal. Hybrid's Certificate of Incorporation provides for a classified Board of Directors (the "HYBRID BOARD") composed of five (5) directors. The terms of office of the Hybrid Board are divided into three classes. Class I will expire at the Hybrid Annual Meeting; Class II will expire at the annual meeting of the stockholders of Hybrid to be held in 1999; and Class III will expire at the annual meeting of the stockholders of Hybrid to be held in 2000. Stephen E. Halprin and Douglas M. Leone are designated as Class I directors. Accordingly, two nominees will be elected at the Annual Meeting to be Class I directors of Hybrid. If any nominee for any reason is unable to serve, or for good cause, will not serve as a director, the proxies may be voted for such substitute nominee as the proxy holder may determine. Hybrid is not aware of any nominee who will be unable to or, for good cause, will not serve as a director.

DIRECTORS/NOMINEES

    The names of the nominees, and certain information about them, are set forth below:

                                                                                                            DIRECTOR
NAME OF NOMINEE                    AGE                         PRINCIPAL OCCUPATION                         SINCE
---------------------------------  ---   -----------------------------------------------------------------  -------
Stephen E. Halprin...............  60    Venture Capitalist                                                  1992

Douglas M. Leone.................  40    Venture Capitalist                                                  1995

    STEPHEN E. HALPRIN. Mr. Halprin has been a director of Hybrid since September 1992. He has been a general partner of OSCCO Management Partners, a venture capital firm since 1984 and a general partner of OSCCO Management Partners III since 1989. He currently serves as a director of Landec Corporation, a materials science company. He holds a B.S. in Industrial Management from the Massachusetts Institute of Technology and an M.B.A. from the Stanford University Graduate School of Business.

    DOUGLAS M. LEONE. Mr. Leone has been a director of Hybrid since May 1995. He has been associated with Sequoia Capital, a venture capital firm, since June 1988 and has been a general partner of that firm since April 1993. Mr. Leone holds a B.S. from Cornell University, an M.S. from Columbia University and an M.S. in Management from the Massachusetts Institute of Technology.

    Pursuant to the Reorganization Agreement, Hybrid has agreed that in the event that the Reorganization Agreement is adopted and approved and the Merger is approved, upon the Effective Time of the Merger Richard B. Gold and Matthew
D. Miller will be appointed to the Hybrid Board as Class I directors and Messrs. Halprin and Leone will resign as directors assuming that they are elected to the Hybrid Board at the Hybrid Annual Meeting.

    Executive officers are chosen by, and serve at the discretion of, the Hybrid Board. There are no family relationships among any of the directors and executive officers of Hybrid.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

    The Hybrid Board met ten times, including telephone conference meetings, during 1997. No director attended fewer than 75% of the aggregate of the total number of meetings of the Hybrid Board (held during the period for which such director was a director) and the total number of meetings held by all committees of the Hybrid Board on which such director served (during the period that such director served).

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    Standing committees of the Hybrid Board include an Audit Committee and a
Compensation Committee. The Hybrid Board does not have a nominating committee or a committee performing similar functions.

    The Audit Committee of the Hybrid Board consists of Mr. Flach and Mr. Halprin. The Audit Committee did not meet during 1997 and has met on several occasions during 1998. The Audit Committee reviews Hybrid's financial statements and accounting practices, makes recommendations to the Hybrid Board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by Hybrid's independent auditors.

    The Compensation Committee of the Hybrid Board consists of Mr. Flach and Mr. Leone. The Compensation Committee met once during 1997 and has met on several occasions during 1998. The Compensation Committee makes recommendations to the Hybrid Board concerning salaries and incentive compensation for Hybrid's officers and employees and administers Hybrid's employee benefit plans.

DIRECTOR COMPENSATION

    See "SELECTED INFORMATION WITH RESPECT TO HYBRID--DIRECTOR COMPENSATION" for a description of Hybrid director compensation.

    THE HYBRID BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

                    PROPOSAL NO. 3 FOR HYBRID STOCKHOLDERS:
                  AMENDMENT OF THE 1997 EQUITY INCENTIVE PLAN

    Stockholders are being asked to approve an amendment to Hybrid's 1997 Equity Incentive Plan (the "INCENTIVE PLAN") to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares, from 2,267,101 shares (which includes 517,101 shares automatically added to the Incentive Plan on January 1, 1998, pursuant to the terms of the Incentive Plan) to 2,767,101 shares.

    The Hybrid Board believes that the increase in the number of shares reserved for issuance under the Incentive Plan is in the best interests of Hybrid because of the large increase in employees that it is expecting to hire in connection with the acquisition of Pacific. The granting of equity incentives under the Incentive Plan plays an important role in Hybrid's efforts to attract and retain employees of outstanding ability. Competition for skilled engineers and other key employees is intense and the use of significant stock options for retention and motivation of such personnel is pervasive in the high technology industries. The Hybrid Board believes that the additional reserve of shares with respect to which equity incentives may be granted will provide Hybrid with adequate flexibility to ensure that Hybrid can continue to meet those goals and facilitate Hybrid's expansion of its employee base.

    The Hybrid Board approved the proposed amendment on March 18, 1998, to be effective upon stockholder approval. Below is a summary of the principal provisions of the Incentive Plan, assuming stockholder approval of the amendment. The summary is not necessarily complete, and reference is made to the full text of the Incentive Plan.

INCENTIVE PLAN HISTORY

    The Incentive Plan was adopted by the Hybrid Board in September 1997 and approved by the stockholders of Hybrid in October 1997. The purpose of the Incentive Plan is to offer eligible persons an opportunity to participate in Hybrid's future performance through awards of stock options, restricted stock and stock bonuses.

    From inception of the Incentive Plan in November 1997 to April 30, 1998, options to purchase an aggregate of 303,438 shares of Hybrid's Common Stock were granted under the Incentive Plan. Of these,

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options to purchase a total of 213,438 shares were granted to all employees as a group (including all current officers who are non-executive officers. Options to purchase 90,000 shares were granted to executive officers and directors of Hybrid.

SHARES SUBJECT TO THE INCENTIVE PLAN

    The stock subject to issuance under the Incentive Plan consists of shares of Hybrid's authorized but unissued Common Stock. The Board has reserved an aggregate of 2,767,101 shares of Common Stock for issuance under the Incentive Plan (taking into account the amount of shares automatically added to the Incentive Plan on January 1, 1998 and the proposed amendment). In addition, any shares remaining unissued under Hybrid's 1992 Stock Issuance Plan, the Executive Officer Incentive Plan, the 1993 Equity Incentive Plan and the 1996 Equity Incentive Plan (the "PRIOR PLANS") on the effective date of the Incentive Plan, and any shares issuable upon exercise of options granted pursuant to the Prior Plans that expire or become unexercisable for any reason without having been exercised in full, will no longer be available for distribution under the Prior Plans but shall be available for distribution under the Incentive Plan. Shares subject to an option granted pursuant to the Incentive Plan that expires or terminates for any reason without being exercised or shares subject to an award granted pursuant to the Incentive Plan that are forfeited or are repurchased by Hybrid at the original issue price or are subject to an award granted pursuant to the Incentive Plan that otherwise terminates without shares being issued, will again become available for grant and issuance pursuant to awards under the Incentive Plan. On the first business day of each fiscal year of Hybrid during the term of the Incentive Plan, the aggregate number of shares reserved and available for issuance pursuant to the Incentive Plan will be increased automatically by a number of shares equal to 5% of the total outstanding shares of Hybrid, unless the Board determines prior to the commencement of any fiscal year that such increase will not occur for such fiscal year. The number of shares subject to issuance under the Incentive Plan is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

ELIGIBILITY

    Employees, officers, directors, consultants, independent contractors and advisors of Hybrid (and of any subsidiaries and affiliates) are eligible to receive awards under the Incentive Plan (the "PARTICIPANTS"). No Participant is eligible to receive more than 700,000 shares of Common Stock in any calendar year under the Incentive Plan, other than new employees of Hybrid (including directors and officers who are also new employees) who are eligible to receive up to a maximum of 1,000,000 shares of Common Stock in the calendar year in which they commence their employment with Hybrid. As of April 30, 1998, approximately 100 persons were in the class of persons eligible to participate in the Incentive Plan, no shares had been issued upon exercise of options, 293,780 shares were subject to outstanding options and 500 shares had been issued pursuant to stock bonus awards. As of that date, 2,693,534 shares were available for future grant, after taking into account the proposed amendment to the Incentive Plan and any shares issuable upon exercise of options granted pursuant to the Prior Plans that have expired or become unexercisable without having been exercised in full and that have become available for distribution under the Incentive Plan. The closing price of Hybrid's Common Stock on the Nasdaq National Market was $6.13 per share as of April 29, 1998, the last trading day before the Record Date.

ADMINISTRATION

    The Incentive Plan is administered by the Compensation Committee (the "COMMITTEE"), the members of which are appointed by the Board. The Committee currently consists of James R. Flach and Douglas M. Leone, both of whom are "non-employee directors," as defined in Rule 16b-3 promulgated under the Exchange Act and "outside directors," as defined pursuant to Section 162(m) of the Code.

    Subject to the terms of the Incentive Plan, the Committee determines the persons who are to receive awards, the number of shares subject to each such award, and the terms and conditions of such awards.

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The Committee also has the authority to construe and interpret any of the provisions of the Incentive Plan or any awards granted thereunder.

STOCK OPTIONS

    The Incentive Plan permits the granting of options that are intended to qualify either as Incentive Stock Options ("ISOS") or Nonqualified Stock Options ("NQSOS"). ISOs may be granted only to employees (including officers and directors who are also employees) of Hybrid or any parent or subsidiary of Hybrid. The option exercise price for each ISO share must be no less than 100% of the "fair market value" (as defined in the Incentive Plan) of a share of Common Stock at the time the ISO is granted. The per share exercise price of an ISO granted to a 10% stockholder must be no less than 110% of the fair market value of a share of Common Stock at the time the ISO is granted. The total number of shares issued under the Incentive Plan upon exercising ISOs will in no event exceed 2,750,000 shares (subject to adjustment for stock splits and similar events). The option exercise price for each NQSO share must be no less than 85% of the fair market value of a share of Common Stock at the time of grant.

    The exercise price of options granted under the Incentive Plan may be paid as approved by the Committee at the time of grant: (1) in cash (by check); (2) by cancellation of indebtedness of Hybrid to the Participant; (3) by surrender of shares of Hybrid's Common Stock owned by the Participant for at least six months and having a fair market value on the date of surrender equal to the aggregate exercise price of the option; (4) by tender of a full recourse promissory note: (5) by waiver of compensation due to or accrued by the Participant for services rendered; (6) by a "same-day sale" commitment from the Participant and a National Association of Securities Dealers, Inc. ("NASD") broker; (7) by a "margin" commitment from the Participant and a NASD broker; or
(8) by any combination of the foregoing.

RESTRICTED STOCK AWARDS

    The Committee may grant Participants restricted stock awards to purchase stock either in addition to, or in tandem with, other awards under the Incentive Plan, under such terms, conditions and restrictions as the Committee may determine. The purchase price for such awards must be no less than 85% of the fair market value of Hybrid's Common Stock on the date of the award (and in the case of an award granted to a 10% stockholder, the purchase price shall be 100% of fair market value) and can be paid for in any of the forms of consideration listed in items (1) through (5) in "Stock Options" above, as are approved by the Committee at the time of grant. A total of 300,000 shares (subject to adjustment for stock splits and similar events) may be issued as Restricted Stock and Stock Bonus Awards.

MERGERS, CONSOLIDATIONS, CHANGE OF CONTROL

    In the event of a merger, consolidation, dissolution or liquidation of Hybrid, the sale of substantially all of the assets of Hybrid or any other similar corporate transaction, the successor corporation may assume, replace or substitute equivalent awards in exchange for those granted under the Incentive Plan or provide substantially similar consideration, shares or other property as was provided to stockholders of Hybrid (after taking into account provisions of the awards). In the event that the successor corporation does not assume or substitute awards, such awards will expire upon the closing of such transaction at the time and upon the conditions as the Board determines; provided, however, that the Committee may, in its sole discretion, provide that the vesting of any and all awards will accelerate.

AMENDMENT OF THE INCENTIVE PLAN

    The Board may at any time terminate or amend the Incentive Plan, including amending any form of award agreement or instrument to be executed pursuant to the Incentive Plan. However, the Board may not without stockholder approval amend the Incentive Plan in any manner that requires stockholder

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approval pursuant to the Code or the regulations promulgated thereunder, or pursuant to the Exchange Act or Rule 16b-3 (or its successor) promulgated thereunder.

TERM OF THE INCENTIVE PLAN

    Unless terminated earlier as provided in the Incentive Plan, the Incentive Plan will expire in September 2007, ten years from the date the Incentive Plan was adopted by the Board.

FEDERAL INCOME TAX INFORMATION

    THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO HYBRID AND PARTICIPANTS UNDER THE INCENTIVE PLAN. FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPANT HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE INCENTIVE PLAN.

    INCENTIVE STOCK OPTIONS. A Participant will recognize no income upon grant of an ISO and incur no tax on its exercise (unless the Participant is subject to the alternative minimum tax ("AMT")). If the Participant holds shares acquired upon exercise of an ISO (the "ISO SHARES") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the Participant generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

    If the Participant disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term, mid-term or short-term capital gain, depending upon the amount of time the ISO Shares were held by the Participant.

    ALTERNATIVE MINIMUM TAX. The difference between the fair market value of the ISO Shares on the date of exercise and the exercise price is an adjustment to income for purposes of AMT. The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is 26% of that portion of an individual taxpayer's alternative minimum taxable income that would otherwise be taxable as ordinary income (28% in the case of alternative minimum taxable income in excess of $175,000). A maximum 20% AMT rate applies to the portion of alternative minimum taxable income that would otherwise be taxable as net capital gain. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items (including the difference between the fair market value of the ISO Shares on the date of exercise and the exercise price), and reducing this amount by the applicable exemption amount ($45,000 in case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

    NONQUALIFIED STOCK OPTIONS. A Participant will not recognize any taxable income at the time an NQSO is granted. However, upon exercise of an NQSO, the Participant must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the Participant's exercise price. The included amount must be treated as ordinary income by

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the Participant and may be subject to withholding by Hybrid (either by payment in cash or withholding out of the Participant's salary). Upon resale of the shares by the Participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

    RESTRICTED STOCK AND STOCK BONUS AWARDS. Restricted stock and stock bonus awards will generally be subject to tax at the time of receipt, unless there are restrictions that enable the Participant to defer tax. At the time the tax is incurred, the tax treatment will be similar to that discussed above for NQSOs.

    MAXIMUM TAX RATES. The maximum tax rate applicable to ordinary income is 39.6%. Long-term capital gain will be taxed at a maximum rate of 20%. For this purpose, in order to receive long-term capital gain treatment, the shares must be held for more than eighteen months. Mid-term capital gain will be taxed at a maximum rate of 28%. For this purpose, in order to receive mid-term capital gain treatment, the shares must be held for more than one year but not more than eighteen months. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

    TAX TREATMENT OF HYBRID. Hybrid generally will be entitled to a deduction in connection with the exercise of an NQSO by a Participant or the receipt of restricted stock or stock bonuses by a Participant to the extent that the Participant recognizes ordinary income and Hybrid withholds tax. Hybrid will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the Participant recognizes ordinary income on a disqualifying disposition of the ISO Shares.

    ERISA. The Incentive Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and is not qualified under Section 401(a) of the Code.

    THE HYBRID BOARD RECOMMENDS A VOTE FOR THE AMENDMENT OF THE 1997 EQUITY INCENTIVE PLAN

                    PROPOSAL NO. 4 FOR HYBRID STOCKHOLDERS:
               AMENDMENT OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN

    Stockholders are being asked to approve an amendment to Hybrid's 1997 Employee Stock Purchase Plan (the "STOCK PURCHASE PLAN") to increase the number of shares of Common Stock reserved for issuance thereunder by 100,000 shares, from 225,000 shares to 325,000 shares. The Board believes that the increase in the number of shares reserved for issuance under the Stock Purchase Plan is in the best interests of Hybrid because of the large increase in employees that it is expecting to hire in connection with the acquisition of Pacific. The Stock Purchase Plan plays an important role in Hybrid's efforts to attract and retain employees of outstanding ability.

    The Board approved the proposed amendment on March 18, 1998, to be effective upon stockholder approval. Below is a summary of the principal provisions of the Stock Purchase Plan, assuming stockholder approval of the amendment. The summary is not necessarily complete, and reference is made to the full text of the Stock Purchase Plan.

STOCK PURCHASE PLAN HISTORY

    The Board adopted the Stock Purchase Plan in September 1997 and it was approved by the stockholders of Hybrid in October 1997. The purpose of the Stock Purchase Plan is to provide employees of Hybrid and its subsidiaries and affiliates designated by the Board as eligible to participate in the Stock Purchase Plan ("PARTICIPATING EMPLOYEES") with a convenient means to acquire an equity interest in Hybrid through payroll deductions and to provide an incentive for continued employment. Hybrid intends that the Stock Purchase Plan will qualify as an "employee stock purchase plan" under Section 423 of the Code.

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
SHARES SUBJECT TO THE STOCK PURCHASE PLAN

    The stock subject to issuance under the Stock Purchase Plan consists of shares of Hybrid's authorized but unissued Common Stock. An aggregate of 325,000 shares of Common Stock has been reserved by the Board for issuance under the Stock Purchase Plan (taking into account the proposed amendment). This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

ADMINISTRATION

    The Stock Purchase Plan is administered by the Committee. The interpretation or construction by the Committee of any provisions of the Stock Purchase Plan or of any option granted under it will be final and binding on all Participating Employees.

ELIGIBILITY

    All employees of Hybrid, or any parent or subsidiary, are eligible to participate in an Offering Period (as defined below) under the Stock Purchase Plan, except the following:

        (a) employees who are not employed by Hybrid five days before the beginning of such Offering Period;

        (b) employees who are customarily employed for 20 hours or less per week;

        (c) employees who are customarily employed for five months or less in a calendar year; and

        (d) employees who own stock or hold options to purchase stock or who, as a result of participation in the Stock Purchase Plan, would own stock or hold options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of Hybrid.

    As of April 30, 1998, approximately 80 persons were eligible to participate in the Stock Purchase Plan and no shares had been issued pursuant to the Stock Purchase Plan. On April 30, 1998, no shares were issued pursuant to the Stock Purchase Plan. As of that date, 225,000 shares were available for future issuance under the Stock Purchase Plan, not including the proposed amendment to the Stock Purchase Plan. As of April 29, 1998 (the last trading day prior to the Record Date), the closing price of Hybrid's Common Stock on the Nasdaq National Market was $6.13 per share.

    Participating Employees participate in the Stock Purchase Plan through payroll deductions. A Participating Employee sets the rate of such payroll deductions, which may not be less than 2% nor more than 15% of the Participating Employee's W-2 compensation, including, but not limited to, base salary, wages, commissions, shift premiums and bonuses not to exceed $250,000 before any deductions from the Participating Employee's salary pursuant to Sections 125 or 401(k) of the Code. No Participating Employee is permitted to purchase shares under the Stock Purchase Plan at a rate which, when aggregated with such employee's rights to purchase stock under all similar purchase plans of Hybrid, exceeds $25,000 in fair market value determined as of the Offering Date for each calendar year.

OFFERING PERIODS

    Each offering of Common Stock under the Stock Purchase Plan is for a period of 24 months (the "OFFERING PERIOD"). Offering Periods are planned to commence on February 1 and August 1 of each year and end on January 31 and July 31 of each year, respectively; provided, however, that the initial Offering Period commenced on November 12, 1997 and will expire on July 31, 1999. Each Offering Period shall consist of four six-month purchase periods (individually, a "PURCHASE PERIOD") during which payroll deductions of the Participating Employees are accumulated under the Stock Purchase Plan. The Board has the power to set the beginning of any Offering Period and to change dates or the duration of Offering Periods or Purchase Periods without stockholder approval if such change is announced at least 15 days

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before the scheduled beginning of the first Offering Period or Purchase Period to be affected. The first day of each Offering Period is the "Offering Date" for such Offering Period and the last business day of each Purchase Period is the "Purchase Date" for such Purchase Period.

    Participating Employees will participate in the Stock Purchase Plan during each Offering Period through regular payroll deductions as described above. Participating Employees may elect to participate in any Offering Period by enrolling as provided under the terms of the Stock Purchase Plan. Once enrolled, a Participating Employee will automatically participate in each succeeding Offering Period unless the Participating Employee withdraws from the Offering Period or the Stock Purchase Plan is terminated. After the rate of payroll deductions for an Offering Period has been set by a Participating Employee, that rate will continue to be effective for the remainder of the Offering Period (and for all subsequent Offering Periods in which the Participating Employee is automatically enrolled) unless otherwise changed by the Participating Employee. The Participating Employee may increase or lower the rate of payroll deductions for any subsequent Offering Period, but may only lower the rate of payroll deductions for an ongoing Offering Period. No more than one change may be made during a single Offering Period.

PURCHASE PRICE

    The purchase price of shares that may be acquired in any Purchase Period under the Stock Purchase Plan is 85% of the lesser of: (i) the fair market value of the shares on the Offering Date; or (ii) the fair market value of the shares on the Purchase Date. The fair market value of a share of Hybrid's Common Stock is deemed to be the closing price of Hybrid's Common Stock on the Nasdaq National Market on the date of determination as reported in THE WALL STREET JOURNAL, except that the fair market value of a share of Hybrid's Common Stock on the Offering Date of the first Offering Period was the price per share at which shares of Hybrid's Common Stock were offered for sale to the public in Hybrid's initial public offering of shares of its Common Stock pursuant to a registration statement filed with the SEC under the Securities Act.

PURCHASE OF STOCK UNDER THE STOCK PURCHASE PLAN

    The number of whole shares a Participating Employee will be able to purchase in any Purchase Period will be determined by dividing the total payroll amount withheld from the Participating Employee during the Purchase Period pursuant to the Stock Purchase Plan by the purchase price for each share determined as described above. The purchase will take place automatically on the Purchase Date of such Purchase Period.

WITHDRAWAL

    A Participating Employee may withdraw from any Offering Period. Upon withdrawal, the accumulated payroll deductions will be returned to the withdrawn Participating Employee, without interest, provided that the withdrawal occurs at least 15 days before the related Purchase Date. If the withdrawal occurs less than 15 days before such Purchase Date, payroll deductions will continue for the remainder of that Purchase Period. No further payroll deductions for the purchase of shares will be made for the succeeding Offering Period unless the Participating Employee enrolls in the new Offering Period at least 15 days before the Offering Date.

AMENDMENT OF THE STOCK PURCHASE PLAN

    The Board may at any time amend, terminate or extend the term of the Stock Purchase Plan, except that any such termination cannot affect the terms of shares previously granted under the Stock Purchase Plan, nor may any amendment make any change in the terms of shares previously granted which would adversely affect the right of any participant, nor may any amendment be made without stockholder approval if such amendment would: (a) increase the number of shares that may be issued under the Stock

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Purchase Plan; (b) change the designation of the employees (or class of employees) eligible for participation in the Stock Purchase Plan; or (c) constitute an amendment for which stockholder approval is required in order to comply with Rule 16b-3 (or any successor rule) of the Exchange Act.

TERM OF THE STOCK PURCHASE PLAN

    The Stock Purchase Plan will continue until the earlier to occur of: (i) termination of the Stock Purchase Plan by the Board; (ii) the issuance of all the shares of Common Stock reserved for issuance under the Stock Purchase Plan; or (iii) September 2007, ten years after the date the Stock Purchase Plan was adopted by the Board.

FEDERAL INCOME TAX INFORMATION

    THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO HYBRID AND EMPLOYEES PARTICIPATING IN THE STOCK PURCHASE PLAN. FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPATING EMPLOYEE WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPATING EMPLOYEE HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE STOCK PURCHASE PLAN.

    The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code.

    TAX TREATMENT OF THE PARTICIPATING EMPLOYEE. Participating Employees will not recognize income for federal income tax purposes either upon enrollment in the Stock Purchase Plan or upon the purchase of shares. All tax consequences are deferred until a Participating Employee sells the shares, disposes of the shares by gift or dies.

    If shares are held for more than one year after the date of purchase and more than two years from the beginning of the applicable Offering Period, or if the Participating Employee dies while owning the shares, the Participating Employee realizes ordinary income on a sale (or a disposition by way of gift or upon death) to the extent of the lesser of: (i) 15% of the fair market value of the shares at the beginning of the Offering Period; or (ii) the actual gain (the amount by which the market value of the shares on the date of sale, gift or death exceeds the purchase price). All additional gain upon the sale of shares is treated as mid-term or long-term capital gain. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the Participating Employee has a capital loss for the difference between the sale price and the purchase price.

    If the shares are sold or are otherwise disposed of including by way of gift (but not death, bequest or inheritance) (in any case, a "DISQUALIFYING DISPOSITION") within either the one-year or the two-year holding periods described above, the Participating Employee realizes ordinary income at the time of sale or other disposition, taxable to the extent that the fair market value of the shares at the date of purchase is greater than the purchase price. This excess will constitute ordinary income (not currently subject to withholding) in the year of the sale or other disposition even if no gain is realized on the sale or if a gratuitous transfer is made. The difference, if any, between the proceeds of sale and the aggregate fair market value of the shares at the date of purchase is a capital gain or loss. Capital gains may be offset by capital losses, and up to $3,000 of capital losses may be used annually against ordinary income.

    TAX TREATMENT OF HYBRID. Hybrid will be entitled to a deduction in connection with the disposition of shares acquired under the Stock Purchase Plan only to the extent that the Participating Employee recognizes ordinary income on a disqualifying disposition of the shares. Hybrid will treat any transfer of record ownership of shares as a disposition, unless it is notified to the contrary. In order to enable Hybrid

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to learn of disqualifying dispositions and ascertain the amount of the deductions to which it is entitled, Participating Employees will be required to notify the Company in writing of the date and terms of any disposition of shares purchased under the Stock Purchase Plan.

    ERISA. The Stock Purchase Plan is not subject to any of the provisions of ERISA nor is it qualified under Section 401(a) of the Code.

    THE HYBRID BOARD RECOMMENDS A VOTE FOR THE AMENDMENT OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN

                               NEW PLAN BENEFITS

                                                                STOCK PURCHASE
                                          INCENTIVE PLAN(1)         PLAN(1)
                                          -----------------   -------------------
                                          DOLLAR  NUMBER OF   DOLLAR    NUMBER OF
NAME AND POSITIONS                        VALUE    SHARES     VALUE      SHARES
----------------------------------------  ------  ---------   ------    ---------
Carl S. Ledbetter.......................  $ --      --        $ --        --

Gustavo Ezcurra.........................    --      --          --        --

William H. Fry..........................    --      --          --        --

Dan E. Steimle..........................    --      --          --        --

All current executive officers as a
  group (4 persons).....................    --      --          --        --

All current directors who are not
  executive officers as a group (4
  persons)..............................    --      --          --        --

All employees, including all current
  officers who are not executive
  officers, as a group..................    --      --          --        --

------------------------

(1) The amounts of future option grants under the Incentive Plan and future purchases under the Stock Purchase Plan to (i) the Named Executive Officers;
    (ii) all current executive officers as a group; (iii) all current directors who are not executive officers as a group; and (iv) all employees, including all officers who are not executive officers, as a group are not determinable because, under the terms of the Incentive Plan, such grants are made in the discretion of the Committee or its designees and under the terms of the Stock Purchase Plan, such purchases are based on participant contributions. Future option exercise prices under the Incentive Plan are not determinable because they are based upon the fair market value of Hybrid's Common Stock on the date of grant, and future purchase prices under the Stock Purchase Plan are not determinable because they are based on the fair market value of Hybrid's Common Stock at the beginning and end of each Purchase Period.

                    PROPOSAL NO. 5 FOR HYBRID STOCKHOLDERS:
              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    Hybrid has selected Coopers & Lybrand L.L.P. as its independent accountants to perform the audit of Hybrid's financial statement for the fiscal year ending December 31, 1998, and the stockholders are being asked to ratify such selection. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Hybrid Annual Meeting, will have the opportunity to make a statement at the Hybrid Annual Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

    THE HYBRID BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND L.L.P. AS HYBRID'S INDEPENDENT ACCOUNTANTS.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders of Hybrid intended to be presented at Hybrid's 1999 Annual Meeting of Stockholders must be received by Hybrid at its principal executive offices no later than January 28, 1999 in order to be included in Hybrid's Proxy Statement and form of proxy relating to the meeting.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

    Section 16 of the Securities Exchange Act of 1934, as amended, requires Hybrid's directors and certain of its officers, and persons who own more than 10% of Hybrid's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Hybrid with copies of all Section 16(a) forms that they file.

    Based solely on its review of the copies of such forms furnished to Hybrid and written representations from the executive officers and directors, Hybrid believes that all Section 16(a) filing requirements for the year ended December 31, 1997 were met.

                                 OTHER BUSINESS

    The Hybrid Board does not presently intend to bring any other business before the Hybrid Annual Meeting and, so far as is known to the Hybrid Board, no matters are to be brought before the Hybrid Annual Meeting except as specified in the Notice of the Hybrid Annual Meeting. As to any business that may properly come before the Hybrid Annual Meeting, however, it is intended that proxies in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                                    EXPERTS

    The balance sheets of Hybrid Networks, Inc. as of December 31, 1997 and 1996, and the statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997, included in this Joint Proxy Statement/Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of that firm as experts in accounting and auditing.

    The financial statements of Pacific Monolithics, Inc. as of September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997 included in this Joint Proxy Statement/ Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the Hybrid Common Stock issuable pursuant to the Merger will be passed on by Fenwick & West LLP, Palo Alto, California. Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, is acting as counsel for Pacific in connection with certain legal matters relating to the Reorganization Agreement and the transactions contemplated thereby.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                         INDEX TO FINANCIAL STATEMENTS

Hybrid Networks, Inc.

  Report of Coopers & Lybrand L.L.P., Independent Accountants........................        F-2

  Balance Sheets as of December 31, 1997 and 1996....................................        F-3

  Statements of Operations for the Years Ended December 31, 1997, 1996 and 1995......        F-4

  Statements for Stockholders' Equity for the Years Ended December 31, 1997, 1996 and
    1995.............................................................................        F-5

  Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and 1995......        F-6

  Notes to Financial Statements......................................................        F-7

  Balance Sheets as of March 31, 1998 and December 31, 1997 (unaudited)..............       F-20

  Statements of Operations for the Three Months Ended March 31, 1998 and 1997
    (unaudited)......................................................................       F-21

  Statements of Cash Flows for the Three Months Ended March 31, 1998 and 1997
    (unaudited)......................................................................       F-22

  Notes to Unaudited Financial Statements............................................       F-23

Pacific Monolithics, Inc.

  Independent Auditors' Report--Deloitte & Touche LLP................................       F-25

  Balance Sheets as of September 30, 1997 and 1996 and March 31, 1998 (unaudited)....       F-26

  Statements of Operations for the Years Ended September 30, 1997, 1996 and 1995 and
    for the Three Months and Six Months Ended March 31, 1998 and 1997 (unaudited)....       F-27

  Statements of Shareholders' Equity for the Years Ended September 30, 1997, 1996 and
    1995 and for the Six Months Ended March 31, 1998 (unaudited).....................       F-28

  Statements of Cash Flows for the Years Ended September 30, 1997, 1996 and 1995 and
    for the Six Months Ended March 31, 1998 and 1997 (unaudited).....................       F-29

  Notes to Financial Statements......................................................       F-30

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Hybrid Networks, Inc.

    We have audited the accompanying balance sheets of Hybrid Networks, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hybrid Networks, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

San Jose, California
January 20, 1998, except for note 16,
for which the date is March 19, 1998

                             HYBRID NETWORKS, INC.

                                 BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
                                                      ASSETS
Current assets:
  Cash and cash equivalents...............................................................  $   26,167  $    6,886
  Short-term investments..................................................................         981      --
  Accounts receivable, net of allowance for doubtful accounts of $1,175 in 1997 and none
    in 1996...............................................................................       8,870       1,348
  Inventories.............................................................................       3,368         943
  Prepaid expenses and other current assets...............................................         362         125
                                                                                            ----------  ----------
    Total current assets..................................................................      39,748       9,302
Property and equipment, net...............................................................       1,808       1,178
Intangibles and other assets..............................................................       1,563          59
                                                                                            ----------  ----------
      Total assets........................................................................  $   43,119  $   10,539
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................................................  $    2,033  $    1,424
  Accrued liabilities.....................................................................       1,394         712
  Current portion of capital lease obligations............................................         410         222
                                                                                            ----------  ----------
    Total current liabilities.............................................................       3,837       2,358
Convertible debenture.....................................................................       5,500      --
Capital lease obligations, less current portion...........................................         618         438
Other liabilities.........................................................................      --              34
                                                                                            ----------  ----------
    Total liabilities.....................................................................       9,955       2,830
                                                                                            ----------  ----------

Commitments and contingencies (Note 10)
Stockholders' equity:
Convertible preferred stock, $.001 par value:
  Authorized: 5,000 shares in 1997 and 18,000 shares in 1996;
  Issued and outstanding: no shares in 1997 and 12,069 shares in 1996.....................      --              12
Common stock, $.001 par value:
  Authorized: 100,000 shares;
  Issued and outstanding: 10,342 shares in 1997 and 2,520 shares in 1996..................          10           2
Additional paid-in capital................................................................      64,086      25,037
Accumulated deficit.......................................................................     (30,932)    (17,342)
                                                                                            ----------  ----------
  Total stockholders' equity..............................................................      33,164       7,709
                                                                                            ----------  ----------
    Total liabilities and stockholders' equity............................................  $   43,119  $   10,539
                                                                                            ----------  ----------
                                                                                            ----------  ----------

   The accompanying notes are an integral part of these financial statements.

                             HYBRID NETWORKS, INC.

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   --------------------------------
                                                                                      1997       1996       1995
                                                                                   ----------  ---------  ---------
Net sales........................................................................  $   14,270  $   2,962  $     630
Cost of sales....................................................................      12,258      3,130        761
                                                                                   ----------  ---------  ---------
    Gross profit (loss)..........................................................       2,012       (168)      (131)
                                                                                   ----------  ---------  ---------

Operating expenses:
  Research and development.......................................................       7,108      5,076      3,862
  Sales and marketing............................................................       4,319      1,786        390
  General and administrative.....................................................       3,606      1,714        748
                                                                                   ----------  ---------  ---------
    Total operating expenses.....................................................      15,033      8,576      5,000
                                                                                   ----------  ---------  ---------
      Loss from operations.......................................................     (13,021)    (8,744)    (5,131)

Interest income and other expenses, net..........................................         399        257        166
Interest expense.................................................................        (968)       (28)      (304)
                                                                                   ----------  ---------  ---------
      Net loss...................................................................  $  (13,590) $  (8,515) $  (5,269)
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------
Basic and diluted loss per share.................................................  $    (3.84) $   (3.36) $   (2.37)
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------
Shares used in basic and diluted per share calculation...........................       3,541      2,535      2,223
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                             HYBRID NETWORKS, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                PREFERRED STOCK     COMMON STOCK
                                ---------------   ----------------     ADDITIONAL      ACCUMULATED
                                SHARES   AMOUNT   SHARES   AMOUNT    PAID-IN CAPITAL     DEFICIT      TOTAL
                                -------  ------   ------  --------   ---------------   -----------   --------
Balances, January 1, 1995.....    2,860  $   3     2,176   $   2         $ 2,845        $ (3,558)    $   (708)
  Exercise of common stock
    options...................    --      --           9    --                 3          --                3
  Exercise of stock purchase
    rights....................    --      --          44    --                24          --               24
  Grant of stock bonus
    awards....................    --      --           6    --                 3          --                3
  Issuance of common stock for
    technology license........    --      --         262    --               141          --              141
  Issuance of Series B and
    Series D preferred stock
    warrants..................    --      --        --      --                18          --               18
  Issuance of Series D
    preferred stock, net of
    issuance costs of $42.....    3,200      3      --      --             5,555          --            5,558
  Issuance of Series E
    preferred stock upon
    conversions of notes
    payable...................    1,316      1      --      --             1,999          --            2,000
  Additional paid-in capital
    in connection with accrued
    interest forgiven from
    conversion of notes
    payable to Series E
    preferred stock...........    --      --        --      --               402          --              402
  Issuance of Series F
    preferred stock from
    conversion of prepaid
    royalties, net of issuance
    costs of $11..............      987      1      --      --             1,488          --            1,489
  Net loss....................    --      --        --      --           --               (5,269)      (5,269)
                                -------  ------   ------     ---     ---------------   -----------   --------
Balances, December 31, 1995...    8,363      8     2,497       2          12,478          (8,827)       3,661
  Exercise of common stock
    options...................    --      --          65    --                34          --               34
  Repurchase of common
    stock.....................    --      --         (42)   --                (9)         --               (9)
  Issuance of Series B
    preferred stock upon net
    exercise of warrants......      248   --        --      --           --               --            --
  Issuance of Series G
    preferred stock for cash
    and conversion of notes
    payable, net of issuance
    costs of $704.............    3,458      4      --      --            12,534          --           12,538
  Net loss....................    --      --        --      --           --               (8,515)      (8,515)
                                -------  ------   ------     ---     ---------------   -----------   --------
Balances, December 31, 1996...   12,069     12     2,520       2          25,037         (17,342)       7,709
  Exercise of common stock
    options...................    --      --         150    --                85          --               85
  Repurchase of common
    stock.....................    --      --         (12)   --                (7)         --               (7)
  Grant of stock bonus
    awards....................    --      --          13    --                38          --               38
  Issuance of common stock for
    services rendered.........    --      --           6    --                34          --               34
  Issuance of Series H
    preferred stock...........      494      1      --      --             1,999          --            2,000
  Issuance of warrants in
    connection with
    convertible subordinated
    notes.....................    --      --        --      --               250          --              250
  Issuance of warrants in
    connection with technology
    license agreement.........    --      --        --      --             1,000          --            1,000
  Issuance of common stock,
    net of issuance costs of
    $1,280....................    --      --       2,836       3          35,642          --           35,645
  Conversion of preferred
    stock to common stock.....  (12,563)   (13)    4,653       5               8          --            --
  Issuance of common stock
    upon net exercise of
    warrants..................    --      --         176    --           --               --            --
  Net loss....................    --      --        --      --           --              (13,590)     (13,590)
                                -------  ------   ------     ---     ---------------   -----------   --------
Balances, December 31, 1997...    --     $--      10,342   $  10         $64,086        $(30,932)    $ 33,164
                                -------  ------   ------     ---     ---------------   -----------   --------
                                -------  ------   ------     ---     ---------------   -----------   --------

   The accompanying notes are an integral part of these financial statements.

                             HYBRID NETWORKS, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------
                                                                                     1997       1996       1995
                                                                                  ----------  ---------  ---------
Cash flows from operating activities:
  Net loss......................................................................  $  (13,590) $  (8,515) $  (5,269)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization...............................................         760        322        162
    Provision for doubtful accounts.............................................       1,175     --         --
    Provision for excess and obsolete inventory.................................         452        126        137
    Interest converted to Series E preferred stock..............................      --         --            402
    Common stock issued for technology license..................................      --         --            141
    Convertible Subordinated Note interest related to the issuance of
      warrants..................................................................         250     --         --
    Common Stock issued for services rendered...................................          72     --              3
  Change in assets and liabilities:
    Accounts receivable.........................................................      (8,697)    (1,061)      (224)
    Inventories.................................................................      (2,877)      (873)      (218)
    Prepaid expenses and other current assets...................................        (237)      (115)         7
    Accounts payable............................................................         609      1,144        102
    Accrued liabilities and other...............................................         648        395      1,418
                                                                                  ----------  ---------  ---------
      Net cash used in operating activities.....................................     (21,435)    (8,577)    (3,339)
                                                                                  ----------  ---------  ---------
Cash flows from investing activities:
  Purchase of property and equipment............................................        (643)      (321)      (295)
  Change in other assets........................................................         (76)       (26)       (22)
  Purchase of short-term investments............................................        (981)    --           (490)
  Proceeds from maturity of short-term investments..............................      --            490        199
                                                                                  ----------  ---------  ---------
      Net cash provided by (used in) investing activities.......................      (1,700)       143       (608)
                                                                                  ----------  ---------  ---------
Cash flows from financing activities:
  Repayment of capital lease obligations........................................        (307)      (106)       (20)
  Repayment of convertible subordinated note payable............................      (6,882)    --         --
  Proceeds from issuance of preferred stock warrants............................      --         --             18
  Proceeds from convertible subordinated note payable...........................       6,882     --         --
  Net proceeds from issuance of convertible debenture...........................       5,000      3,160     --
  Net proceeds from issuance of preferred stock.................................       2,000      9,378      5,558
  Net proceeds from issuance of common stock....................................      35,730         34         27
  Repurchase of common stock....................................................          (7)        (9)    --
                                                                                  ----------  ---------  ---------
      Net cash provided by financing activities.................................      42,416     12,457      5,583
                                                                                  ----------  ---------  ---------
Increase in cash and cash equivalents...........................................      19,281      4,023      1,636
Cash and cash equivalents, beginning of period..................................       6,886      2,863      1,227
                                                                                  ----------  ---------  ---------
Cash and cash equivalents, end of period........................................  $   26,167  $   6,886  $   2,863
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES:
  Conversion of notes payable into preferred stock..............................      --      $   3,160  $   2,000
  Conversion of prepaid royalties to Series F preferred stock...................      --         --          1,500
  Property and equipment acquired under capital leases..........................  $      675        472        314
  Capitalization of finance costs...............................................         500     --         --
  Issuance of warrants in connection with subordinated notes payable............         250     --         --
  Issuance of warrants in connection with technology license agreement..........       1,000     --         --
Supplemental disclosure of cash flow information:
  Interest paid.................................................................  $      718  $      28  $       5

   The accompanying notes are an integral part of these financial statements.

                             HYBRID NETWORKS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  FORMATION AND BUSINESS OF THE COMPANY

    The Company, which was incorporated in Delaware on June 6, 1990, is a broadband access equipment company that designs, develops, manufactures and markets wireless and cable systems that provide high speed access to the Internet and corporate intranets for both businesses and consumers. The Company's products remove the bottleneck over the "last mile" connection to the end user which causes slow response time for those accessing bandwidth-intensive information over the Internet and corporate intranets.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CHANGE IN FISCAL YEAR

    In 1997, the Company changed its fiscal year end from March 31 to December 31, effective January 1, 1992.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS, BUSINESS RISKS AND CREDIT CONCENTRATION

    The carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, short-term cash investments, accounts receivable, accounts payable, capital leases, subordinated debt and other accrued liabilities' approximate fair value due to their short maturities.

    The Company sells its products primarily to cable system operators, broadband wireless system operators, Internet Service Providers, third party distributors and other companies that provide broadband networking systems or services, principally in North America. The Company performs ongoing credit evaluations of its customers and does not require collateral. The Company also maintains allowances for potential losses on collectibility of accounts receivable and such losses have been within Management's expectations. As of December 31, 1997, one customer represented 21% of accounts receivable and as of December 31, 1996, two customers represented 51% and 10% of accounts receivable, respectively.

    The Company operates in the intensely competitive and rapidly changing communications industry which has been characterized by rapid technological change, evolving industry standards and federal, state and local regulation which may impede the Company's penetration of certain markets.

    The Company currently operates with one product line. The Company's future success depends upon its ability to develop, introduce and market new products, its ability to obtain components from key suppliers, obtaining sufficient manufacturing capacity, and the success of the broadband access business. The Company may experience future fluctuations in operating results and declines in selling prices.

CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers all highly liquid instruments with an original or remaining maturity of three months or less to be cash equivalents. Instruments with a maturity greater than three months at the date of

                             HYBRID NETWORKS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) purchase and maturing within one year from the balance sheet date are included in short-term investments. The Company's cash and cash equivalents as of December 31, 1997 are in three demand accounts with two major banks. Short-term investments as of December 31, 1997 are classified as available for sale and are carried at cost which approximates fair market value, and consists of corporate commercial paper maturing in April 1998.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out basis) or market.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets of three to five years. Leasehold improvements are amortized over their estimated useful lives or the remaining lease term, whichever is less.

INTANGIBLES AND OTHER ASSETS

    Intangibles and other assets include deferred financing costs relating to fees incurred in connection with the issuance of a senior convertible debenture in April 1997 and the value of the transfer of certain technologies relating to a technology support and development agreement signed in November 1997. The deferred financing costs are amortized over the five year life of the debenture (see Note 7) and the value of the technologies will be amortized on a straight line basis over a four year life. Total accumulated amortization as of December 31, 1997 was $20,833. The Company periodically assesses the recoverability of intangible assets by determining whether the amortization of the asset balance over the remaining life can be recovered through undiscounted future operating cash flows. The amount of impairment, if any, is measured based on projected discounted future operating cash flows and is recognized as a write down of the asset to a net realizable value.

REVENUE RECOGNITION

    The Company recognizes revenue and accrues for estimated warranty costs upon shipment of products. The Company's third party manufacturer provides a fifteen month warranty period on all cable modems manufactured by them. The warranty period begins on the date the modems are completely assembled. The Company provides a twelve month warranty on all headend equipment sold. Actual warranty costs incurred have not materially differed from those provided.

PRODUCT DEVELOPMENT COSTS

    Costs related to research, design and development of products are charged to research and development expenses as incurred.

STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which is effective for the Company's financial statements for the year ended December 31, 1996. SFAS No. 123 allows companies to either account for stock-based compensation under the new provisions of SFAS No. 123 or

                             HYBRID NETWORKS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) under the provisions of Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Company has continued to account for its stock based compensation in accordance with the provisions of APB 25 and provides the required pro forma disclosures (see Note 11).

COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE

    The Company adopted Financial Accounting Standards Board No. 128 "Earnings Per Share" and accordingly all prior periods have been restated. Basic and diluted loss per share are computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options and preferred stock are excluded from the computation of diluted loss per share as their effect is antidilutive. In February 1998, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 98, which addresses the computation of earnings per share in an initial public offering. The Company has determined that no incremental shares should be included in the computation of earnings per share in accordance with the SAB and basic and diluted loss per share has been restated accordingly. Stock Options to purchase 1,926,000 shares of Common Stock at prices ranging from $0.27 to $11.05 per share were outstanding at December 31, 1997, but were not included in the computation of diluted loss per share because they were antidilutive. Warrants to purchase 1,340,656 shares of Common Stock at prices ranging from $0.001 to $10.91 per share were outstanding at December 31, 1997, but were not included in the computation of diluted loss per share because they were antidilutive. The aforementioned stock options and Warrants could potentially dilute earnings per share in the future.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The impact of adopting SFAS No. 130, which is effective for the Company in 1998, has not been determined.

    In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments includes profit or loss, certain revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements would be provided. SFAS No. 131 is effective for the Company in 1998 and the impact of adoption has not been determined.

                             HYBRID NETWORKS, INC.

3.  INVENTORIES

    Inventories are comprised of the following (in thousands):

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1997       1996
                                                                             ---------  ---------
Raw materials..............................................................  $   1,952  $     526
Work in progress...........................................................        292        267
Finished goods.............................................................      1,124        150
                                                                             ---------  ---------
                                                                             $   3,368  $     943
                                                                             ---------  ---------
                                                                             ---------  ---------

4.  PROPERTY AND EQUIPMENT

    Property and equipment, including furniture and equipment under capital leases, (cost of $1,461,000 and $786,000 and accumulated amortization of $541,000 and $177,000 as of December 31, 1997 and 1996, respectively) consist of the following (in thousands):

                                                                                DECEMBER 31,
                                                                            --------------------
                                                                              1997       1996
                                                                            ---------  ---------
Machinery and equipment...................................................  $   2,780  $   1,440
Office furniture and fixtures.............................................        164        107
Leasehold improvements....................................................        110        189
                                                                            ---------  ---------
                                                                                3,054      1,736
Less accumulated depreciation and amortization............................     (1,246)      (558)
                                                                            ---------  ---------
                                                                            $   1,808  $   1,178
                                                                            ---------  ---------
                                                                            ---------  ---------

5.  CONVERTIBLE SUBORDINATED NOTE PAYABLE

    In September 1997, the Company entered into a Convertible Subordinated Promissory Note Purchase Agreement to issue $6,882,000 of subordinated notes at 10% interest (increasing to 18% after March 30, 1998 under certain circumstances). The principal amount of the notes was payable at the earliest of September 30, 1998 or the effective date of an initial public offering of the Company's common stock. In connection with the Convertible Subordinated Note Purchase Agreement, the Company issued warrants to purchase 252,381 shares of its common stock at $10.91 per share. The warrant becomes exercisable at the earliest of 180 days after issuance or the effective date of an initial public stock offering and expires in five years. The amount attributed to the value of the warrants is $250,000 which has been allocated to stockholders' equity and was charged to interest expense upon repayment of the note. At December 31, 1997 no amount was outstanding under the convertible subordinated note payable.

6.  SHORT TERM BORROWINGS

    In October 1997, the Company entered into a credit facility agreement with a bank which provides for borrowings up to a maximum of $4.0 Million. Borrowings under the credit facility, which expires in October 1998, bear interest at the prime rate (8.50% at December 31, 1997) and are collateralized by certain of the Company's assets. The agreement contains restrictive covenants including maintenance of certain financial ratios, limitations of quarterly losses and prohibits the Company from paying any cash dividends. The Company had no outstanding borrowings under this credit facility at December 31, 1997.

                             HYBRID NETWORKS, INC.

7.  CONVERTIBLE DEBENTURE

    On April 30, 1997, the Company issued a senior convertible debenture in the amount of $5,500,000, bearing interest at 12% per annum, payable quarterly, and maturing on April 30, 2002. An arrangement fee of $500,000 was paid by the Company, the arrangement fee has been capitalized and is being amortized over the life of the debenture through operations. The debenture is convertible, at the option of the holder, at any time, into common stock at $10.71 per share. The debenture contains "full ratchet" antidilution provisions under which the number of shares of the Company's Common Stock into which the debenture will be convertible may be increased if the Company issues any shares (with certain exceptions for employee stock options and the like) prior to October 1998 for consideration less than $10.71 per share. Commencing with October 1998, any such issuance would be subject to certain "weighted average" antidilution provisions.

    The debenture is collateralized by certain of the Company's assets. Subject to certain upgrade adjustments, the Company may not make capital expenditures in excess of $1,500,000, $2,500,000, $5,500,000 and $11,000,000 during the twelve months ending March 31, 1998, 1999, 2000 and 2001, respectively. Additionally, the Company may not declare dividends, retire any subordinated debt other than in accordance with its terms, or distribute its assets to any stockholder as long as the debenture remains outstanding.

8.  ACCRUED LIABILITIES

    Accrued liabilities consist of the following (IN THOUSANDS):

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1997       1996
                                                                             ---------  ---------
Accrued payroll and related accruals.......................................  $     795  $     425
Other liabilities..........................................................        599        287
                                                                             ---------  ---------
                                                                             $   1,394  $     712
                                                                             ---------  ---------
                                                                             ---------  ---------

9.  CAPITAL LEASE OBLIGATIONS

    Capital leases at December 31, 1997 expire at various dates through March 2001 and bear interest at rates ranging from 7.6% to 10.8%.

    Future minimum lease payments under all capital leases are as follows (IN THOUSANDS):

1998........................................................  $     474
1999........................................................        407
2000........................................................        244
2001........................................................         10
                                                              ---------
                                                                  1,135
Less amount representing interest...........................       (107)
                                                              ---------
                                                                  1,028
Less current portion........................................       (410)
                                                              ---------
                                                              $     618
                                                              ---------
                                                              ---------

                             HYBRID NETWORKS, INC.

10. COMMITMENTS AND CONTINGENCIES:

    The Company leases its facilities and equipment under operating leases expiring at various dates from May 1998 through March 2002. Under the terms of two of the facilities leases, the Company is responsible for its share of common area expenses.

    Future minimum lease payments are as follows (IN THOUSANDS):

1998.........................................................  $     362
1999.........................................................         56
2000.........................................................         57
2001.........................................................         57
2002.........................................................         11
                                                               ---------
                                                               $     543
                                                               ---------
                                                               ---------

    Rent expense for 1997, 1996, 1995 was approximately $494,000, $263,000, and $191,000 respectively.

    The Company is engaged in certain legal and administrative proceedings incidental to its normal business activities. While it is not possible to determine the ultimate outcome of these actions at this time, management believes that any liabilities resulting from such proceedings, or claims which are pending or known to be threatened, will not have a material adverse effect on the Company's financial position or results of operations.

    The Company initiated a civil action for patent infringement against Com21, Inc., and Celestica, Inc. on January 23, 1998 in the U.S. District Court for the Eastern District of Virginia. In response to the Company's action, Com21, Inc. initiated a declaratory judgment action on January 29, 1998 against the Company in the U.S. District Court for the Northern District of California to obtain a declaration of invalidity of the Company's patents and non-infringement of such patents. The action in the Eastern District of Virginia was subsequently transferred to the Northern District of California on February 23, 1998. The litigation is expected to be time consuming and costly, and, although no monetary claim is asserted against the Company, the action, if resolved adversely to the Company, could have a material adverse effect on the Company's business, operating results and financial condition.

11. STOCKHOLDERS' EQUITY

    REVERSE STOCK SPLIT

    In September 1997, the Company's Board of Directors approved a 1-for-2.7 reverse split of the Company's common stock and a corresponding change in the preferred stock conversion ratios. All common and preferred stock and per share amounts in these financial statements have been adjusted retroactively to give effect to the split. In addition, the Company's Board of Directors approved an Amended and Restated Certificate of Incorporation which eliminated the existing convertible preferred stock and changed the number of authorized shares of preferred stock to 5,000,000 shares, $0.001 par value, and increased the shares of common stock authorized to 100,000,000 shares. In October 1997, the stockholders of the Company approved the 1- for -2.7 reverse split of the Company's common stock and a corresponding change in the preferred stock conversion ratios.

                             HYBRID NETWORKS, INC.

11. STOCKHOLDERS' EQUITY (CONTINUED)
    INITIAL PUBLIC OFFERING AND CONVERSION OF PREFERRED STOCK

    In November 1997, the Company filed a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. In connection with the Initial Public Offering, all outstanding shares of Preferred Stock were converted into shares of common stock adjusted for the 1-for-2.7 reverse stock split.

    WARRANTS

    The Company has historically issued warrants in connection with its various rounds of financing, equipment lease lines, and transfers of technology. The value of the warrants has been assessed using the Black-Scholes Model and valued as appropriate for financial reporting purposes.

    In connection with the issuance of Series G preferred stock in July 1996, and the 1996 equipment lease line, the Company issued warrants to purchase 58,021 and 5,802 shares of common stock, respectively, at $10.34 per share. These warrants are exercisable at any time and expire in July 2001 and August 2006, respectively. The Company has reserved 63,823 shares of common stock for issuance upon exercise of these warrants.

    In connection with the issuance of convertible promissory notes in June 1996, which were later converted into Series G preferred stock, the Company issued warrants to purchase 167,037 shares of common stock at $4.73 per share. In connection with the issuance of Series D preferred stock May 1995, the Company issued warrants, at $.001 per warrant, to purchase 592,593 shares of common stock at $4.73 per share. In December 1997, a warrant to purchase 132,225 shares was exercised for a net exercise of 99,850 shares a common stock. The remaining warrants are exercisable at any time and expire in June 2001. The Company has reserved 627,405 shares of common stock for issuance upon exercise of these warrants.

    During 1996, the Company issued warrants, at $.001 per warrant, to purchase 76,245 shares of Common stock at $4.73 per share. In connection with the technology transfer discussed in Note 14 and the 1995 equipment lease line, the Company issued warrants to purchase 169,259 and 8,466 shares of common stock, respectively, at $4.73 per share. During 1996, a warrant to purchase 169,259 shares was exercised for a net exercise of 91,921 shares of common stock. The remaining warrants are exercisable at any time and expire in June 2001 and August 2005, respectively. The Company has reserved 84,710 shares of common stock for issuance upon exercise of these warrants.

    In September 1997, the Company issued warrants to purchase 252,381 shares of common stock in connection with their convertible subordinated note payable, at an exercise price of $10.91. In October 1997, the Company issued warrants to purchase 2,659 shares of common stock in connection with obtaining a bank credit facility at an exercise price of $10.91. In November 1997, warrants to purchase 148,617 shares of common stock were exercised for a net exercise of 76,096 shares of common stock. (See Note 5).

    In November 1997, the Company issued a five year warrant to purchase 458,295 shares of common stock at an exercise price of $10.91 per share, in connection with a technology support and development arrangement.

                             HYBRID NETWORKS, INC.

11. STOCKHOLDERS' EQUITY (CONTINUED)
    STOCK OPTION PLANS

    In September 1997, the Board of Directors approved the 1997 Equity Incentive Plan and reserved a total of 1,750,000 shares for issuance to employees, officers, directors, consultants, independent contractors, and advisors. In addition, any shares that, upon the effectiveness of the 1997 plan, were available for the grant of options under earlier plans are rolled over and are available for issuance under the 1997 plan; also, any shares that subsequently became available under the earlier plans, roll over and became available for issuance under the 1997 plan. The 1997 Equity Incentive Plan expires in September 2007. Also in September 1997, the Board of Directors adopted 1997 Directors' Stock Option Plan under which 100,000 shares of common stock have been reserved for issuance. The Directors' Plan provides for the grant of nonstatutory stock options to non-employee directors of the Company and expires in September 2007.

    In December 1996, the Company adopted the 1996 Equity Incentive Plan and reserved 185,185 shares of common stock for issuance to employees, officers, directors, consultants, independent contractors and advisors. In June 1997, the Company increased the number of shares reserved for issuance under the 1996 Equity Incentive Plan by 222,222. The 1996 Equity Incentive Plan expires in December 2006.

    In December 1995, the Company adopted the Executive Officer Incentive Plan and reserved 370,370 shares of common stock for issuance to the Company's chief executive officer and other senior executive officers. In 1996 and 1997, the Company increased the number of shares reserved under this plan by 129,630 and 271,111, respectively. In the event of a merger, consolidation, liquidation or similar change of control transaction as a result of which the participants' responsibilities and position with the Company are materially diminished, options granted under this plan become fully exercisable and remain so for one year thereafter. This plan will expire in December 2005.

    In October 1993, the Company adopted the 1993 Equity Incentive Plan, and reserved 185,185 shares of common stock for issuance to employees, officers, directors, consultants and advisors. In 1995, 1996 and 1997, the Company increased the number of shares reserved for issuance under the 1993 Equity Incentive Plan by 351,851, 425,925 and 66,340 shares, respectively. The 1993 Equity Incentive Plan expires in October 2003.

    Options, under all of the above plans, may be granted at prices not less than fair market value at the date of grant, as determined by the Board of Directors, in case of incentive options (110% in certain instances), and not less than 85% of fair market value at the date of grant, as determined by the Board of Directors, in case of nonqualified options, restricted stock awards and stock bonus awards (100% in certain instances). Options and stock awards generally vest 12.5% six months from date of grant and 2.0833% per month thereafter; stock options expire three months after termination of employment and five years from date of grant.

                             HYBRID NETWORKS, INC.

11. STOCKHOLDERS' EQUITY (CONTINUED)
    Activity under the Plans is set forth below (IN THOUSANDS, EXCEPT PER SHARE
DATA):

                                                                                               VALUE OF
                                                               OPTIONS AND                    OPTIONS AND   WEIGHTED
                                                                PURCHASE                       PURCHASE      AVERAGE
                                                   SHARES        RIGHTS      EXERCISE PRICE     RIGHTS      EXERCISE
                                                  AVAILABLE    OUTSTANDING      PER SHARE     OUTSTANDING     PRICE
                                                 -----------  -------------  ---------------  -----------  -----------
Balances, January 1, 1995......................         169           173      $0.27-$0.54     $      57    $    0.33
  Additional shares reserved...................         722        --              --             --           --
  Options granted..............................        (235)          235         0.54               127         0.54
  Purchase rights granted......................         (44)           44         0.54                24         0.54
  Purchase rights exercised....................      --               (44)        0.54               (24)        0.54
  Stock bonus awards...........................          (6)           --         0.54                --         0.54
  Options canceled.............................          90           (90)      0.27-0.54            (35)        0.39
  Options exercised............................      --                (9)      0.27-0.54             (3)        0.33
                                                 -----------        -----                     -----------

Balances, December 31, 1995....................         696           309       0.27-0.54            146         0.47
  Additional shares reserved...................         741        --              --             --           --
  Options granted..............................      (1,267)        1,267       0.54-1.08            865         0.68
  Stock repurchased............................          11        --             0.54            --           --
  Options canceled.............................          32           (32)      0.27-0.54            (14)        0.44
  Options exercised............................      --               (65)        0.54               (34)        0.65
                                                 -----------        -----                     -----------

Balances, December 31, 1996....................         213         1,479       0.27-1.08            963         0.65
  Additional shares reserved...................       2,409        --              --             --           --
  Options granted..............................        (862)          862      1.08-11.05          5,332         6.19
  Stock bonus awards...........................         (13)       --           1.08-5.40         --           --
  Stock repurchased............................          12        --             0.54            --           --
  Options canceled.............................         265          (265)      0.27-1.08           (316)        1.19
  Options exercised............................      --              (150)      0.27-1.08            (85)        0.57
                                                 -----------        -----                     -----------

Balances, December 31, 1997....................       2,024         1,926     $0.27-$11.05     $   5,894    $    3.06
                                                 -----------        -----                     -----------
                                                 -----------        -----                     -----------

    For the years ended December 31, 1997, 1996 and 1995, the weighted average fair value of options granted was $5.48, $0.81 and $0.42 per share, respectively.

                             HYBRID NETWORKS, INC.

11. STOCKHOLDERS' EQUITY (CONTINUED)
    STOCK OPTION PLANS

    As of December 31, 1997, the stock options outstanding were as follows (IN THOUSANDS, EXCEPT PER SHARE DATA):

                     OPTIONS OUTSTANDING
--------------------------------------------------------------
                            WEIGHTED AVERAGE                         OPTIONS EXERCISABLE
                                REMAINING         WEIGHTED      ------------------------------
 EXERCISE       NUMBER      CONTRACTUAL LIFE       AVERAGE         NUMBER      WEIGHED AVERAGE
   PRICE      OUTSTANDING        (YEARS)       EXERCISE PRICE    EXERCISABLE   EXERCISE PRICE
-----------  -------------  -----------------  ---------------  -------------  ---------------
 $    0.27            42             1.45         $    0.27              37       $    0.27
      0.54           887             3.15              0.54             398            0.54
      1.08           258             3.81              1.08              67            1.08
      2.16            46             4.23              2.16              11            2.16
      2.70           153             4.38              2.70              23            2.70
      5.40           195             4.54              5.40               3            5.40
      8.78           114             4.66              8.78          --                8.78
     11.04           170             4.71             11.04          --               11.04
     11.05            61             4.80             11.05          --               11.05
                   -----                                              -----
                   1,926                          $    3.06             539       $    0.76
                   -----                                              -----
                   -----                                              -----

    As of December 31, 1996 and 1995, options to purchase 294,000 and 125,000 shares were exercisable at an average weighted exercise price of $0.54 and $0.46 per share, respectively.

    The Company has elected to continue to follow the provisions of APB No. 25, "Accounting for Stock Issued to Employees," for financial reporting purposes and has adopted the disclosure-only provisions of SFAS No. 123 ("SFAS No. 123"). Accordingly, no compensation cost has been recognized for the Company's stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in years ended 1997, 1996 and 1995 consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per share for 1997, 1996, and 1995 would have been increased to the pro forma amounts indicated below (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS):

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1997       1996       1995
                                                                  ---------  ---------  ---------
Net loss as reported............................................  $  13,590  $   8,515  $   5,269
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------
Net loss--pro forma.............................................  $  13,733  $   8,548  $   5,275
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------
Net loss per share--as reported.................................  $   (3.84) $   (3.36) $   (2.37)
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------
Net loss per share--pro forma...................................  $   (3.88) $   (3.37) $   (2.37)
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    The above pro forma disclosures are not necessarily representative of the effects on reported net income or loss for future years.

                             HYBRID NETWORKS, INC.

11. STOCKHOLDERS' EQUITY (CONTINUED)
    In accordance with the provisions of SFAS No. 123, the fair value of each option is estimated using the following assumptions used for grants during 1997, 1996 and 1995; dividend yield of 0%, volatility of 0% for options issued prior to the Company's Initial Public Offering and 75% thereafter, risk-free interest rates of 5.18% to 7.68% at the date of grant and an expected term of four years.

    EMPLOYEE STOCK PURCHASE PLAN

    In September 1997, the Company's Board of Directors approved an Employee Stock Purchase Plan. Under this plan, employees of the Company can purchase Common Stock through payroll deductions. A total of 225,000 shares have been reserved for issuance under this plan. As of December 31, 1997, no shares have been purchased under the Employee Stock Purchase Plan.

12. INCOME TAXES

    There was no provision for income taxes for the years ended December 31, 1997, 1996 and 1995. The provision for income taxes differs from the amount computed by applying the federal statutory rate to the loss before income taxes as follows:

                                                                            YEAR ENDED DECEMBER 31,
                                                                        -------------------------------
                                                                          1997       1996       1995
                                                                        ---------  ---------  ---------
Federal tax at statutory rate.........................................       35.0%      35.0%      35.0%
State taxes, net of federal benefit...................................        5.9        6.2        6.2
Tax credits...........................................................       (2.8)      (3.7)      (2.4)
Other.................................................................         .5        1.0         .4
Change in valuation allowance.........................................      (38.6)     (38.5)     (39.2)
                                                                        ---------  ---------  ---------
Tax provision.........................................................     --    %    --    %    --    %
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    Temporary differences which gave rise to significant portions of deferred tax assets are as follows (IN THOUSANDS):

                                                                             1997       1996
                                                                          ----------  ---------
Net operating loss carryforwards........................................  $    6,279  $   4,119
Capitalized research expenditures.......................................       5,669      3,553
Tax credit carryforwards................................................       1,172        637
Inventory reserves......................................................         178        103
Other accrued liabilities...............................................         754        104
                                                                          ----------  ---------
    Total deferred assets...............................................      14,052      8,516
Valuation allowance.....................................................     (14,052)    (8,516)
                                                                          ----------  ---------
    Net deferred assets.................................................  $   --      $  --
                                                                          ----------  ---------
                                                                          ----------  ---------

    In accordance with generally accepted accounting principles, a valuation allowance must be established for a deferred tax asset if it is uncertain that a tax benefit may be realized from the asset in the future. Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation

                             HYBRID NETWORKS, INC.

12. INCOME TAXES (CONTINUED)
allowance has been recorded. These factors include the Company's history of losses, recent increases in expense levels, the fact that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology, the lack of carryback capacity to realize deferred tax assets, and the uncertainty regarding market acceptance of the Company's products. The Company will continue to assess the realizability of the deferred tax assets in future periods. The valuation allowance increased by $5,536,000, and $4,561,000 in 1997 and 1996, respectively. The Company had federal and state net operating loss carryforwards of approximately $16,589,000 and $10,945,000, respectively, as of December 31, 1997 available to offset future regular and alternative minimum taxable income. The Company's net operating loss carryforwards expire in 1997 through 2012, if not utilized.

                                                                         TAX      EXPIRATION
                                                                      REPORTING      DATES
                                                                      ----------  -----------
Research and development credit.....................................  $  768,000   2007-2012
State research and development credit...............................     404,000

    The Company's net operating loss and tax credit carryforwards are subject to a limitation of approximately $5,120,000 upon an ownership change, as defined by tax laws.

13. EMPLOYEE BENEFIT PLAN

    The Company adopted a defined contribution retirement plan (the "Plan"), which qualifies under Section 401(k) of the Internal Revenue Code of 1986. The Plan covers essentially all employees. Eligible employees may make voluntary contributions to the Plan up to 15% of their annual compensation and the employer is allowed to make discretionary contributions. In 1997, 1996, 1995, the Company made no employer contributions.

14. RELATED PARTY TRANSACTIONS

    During 1994, the Company entered into borrowing agreements with two parties. At the time of each borrowing, the Company was required to issue warrants to purchase its preferred stock. In December 1994, one of the lenders applied its outstanding balance of $1,250,000 to the exercise of its warrants. In December 1995, the second lender used its outstanding balance of $2,000,000 to exercise its warrants. Accrued interest on the note was forgiven. However, the Company recorded the related accrued interest of $402,000 as an additional capital contribution related to the issuance of the Series E preferred stock.

    In connection with these borrowing agreements the Company granted an exclusive royalty bearing license to certain technology to one of the lenders. In December 1995, advance royalties in the amount of $1,500,000 were converted into 365,517 shares of Series F preferred stock at $4.10 per share. At the same time, the above license became nonexclusive, and the Company received a nonexclusive license to certain technology, consideration for which was the issuance of 262,222 shares of the Company's common stock at $.54 per share.

    The Company had net sales to two stockholders of $578,000 and $534,000, respectively, for the year ending December 31, 1997.

    An executive officer of the Company contributed $500,000 or 7% of the proceeds received from the issuance of the $6,882,000 convertible subordinated note payable as referred to in Note 5.

                             HYBRID NETWORKS, INC.

14. RELATED PARTY TRANSACTIONS (CONTINUED)
    As per the terms of the convertible subordinated note payable, the entire $500,000 note was repaid to the executive officer out of the proceeds received from the initial public offering.

15. BUSINESS SEGMENT AND MAJOR CUSTOMERS

    The Company operates in a single industry segment and primarily sells its products to customers in North America. Products sold to customers in other geographic regions are insignificant.

    Individual customers that comprise 10% or more of the Company's net sales are as follows:

                                                                              1997         1996         1995
                                                                              -----        -----        -----
A........................................................................          14%      --           --
B........................................................................      --               21%          52%
C........................................................................      --               41%          28%

    The Company's export sales for 1997 and 1995 were less than 10%. In 1996 export sales to Europe and Asia were 7.3% and 2.8% respectively, of net sales.

16. SUBSEQUENT EVENTS

    In March 1998, the Company announced its intent to acquire Pacific Monolithics, Inc., a privately held Company, for approximately $12.5 million of the Company's common stock.

    In February 1998, the Company entered into a sublease agreement for approximately 55,000 square feet of office, research and development and manufacturing space in San Jose, CA. The new facility will become the Company's headquarters and principal facility, and will replace the existing facilities leases that expire in May 1998 through September 1998. The sublease provides for initial monthly lease payments of approximately $68,888 and expires in April 2004.

                             HYBRID NETWORKS, INC.

                           BALANCE SHEETS (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         MARCH 31,   DECEMBER 31,
                                                                                           1998          1997
                                                                                        -----------  ------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents...........................................................   $   7,248    $   26,167
  Short-term investments..............................................................      12,753           981
  Accounts receivable, net of allowance for doubtful accounts of $2,307 in 1998 and
    $1,175 in 1997....................................................................       9,846         8,870
  Inventories.........................................................................       5,582         3,368
  Prepaid expenses and other current assets...........................................         369           362
                                                                                        -----------  ------------
    Total current assets..............................................................      35,798        39,748
Property and equipment, net...........................................................       1,768         1,808
Intangibles and other assets..........................................................       1,628         1,563
                                                                                        -----------  ------------
      Total assets....................................................................   $  39,194    $   43,119
                                                                                        -----------  ------------
                                                                                        -----------  ------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................................................   $   2,080    $    2,033
  Accrued liabilities.................................................................       1,278         1,394
  Current portion of capital lease obligations........................................         455           410
                                                                                        -----------  ------------
    Total current liabilities.........................................................       3,813         3,837
Convertible debenture.................................................................       5,500         5,500
Capital lease obligations, less current portion.......................................         587           618
                                                                                        -----------  ------------
      Total liabilities...............................................................       9,900         9,955
Contingencies
Stockholders' equity:
  Convertible preferred stock, $.001 par value:
    Authorized: 5,000 shares;
    Issued and outstanding: no shares in 1998 or 1997.................................          --            --
  Common stock, $.001 par value:
    Authorized: 100,000 shares;
    Issued and outstanding: 10,364 shares in 1998 and 10,342 shares in 1997...........          10            10
Additional paid-in capital............................................................      63,916        64,086
Accumulated deficit...................................................................     (34,632)      (30,932)
                                                                                        -----------  ------------
    Total stockholders' equity........................................................      29,294        33,164
                                                                                        -----------  ------------
      Total liabilities and stockholders' equity......................................   $  39,194    $   43,119
                                                                                        -----------  ------------
                                                                                        -----------  ------------

   The accompanying notes are an integral part of these financial statements.

                             HYBRID NETWORKS, INC.

                      STATEMENTS OF OPERATIONS (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             THREE MONTHS ENDED
                                                                                                 MARCH 31,
                                                                                            --------------------
                                                                                              1998       1997
                                                                                            ---------  ---------
Net sales.................................................................................  $   3,528  $   1,852
Cost of sales.............................................................................      2,897      1,974
                                                                                            ---------  ---------
  Gross profit (loss).....................................................................        631       (122)
                                                                                            ---------  ---------
Operating expenses:
  Research and development................................................................      2,042      1,726
  Sales and marketing.....................................................................        977      1,274
  General and administrative..............................................................      1,390      1,233
                                                                                            ---------  ---------
    Total operating expenses..............................................................      4,409      4,233
                                                                                            ---------  ---------
      Loss from operations................................................................     (3,778)    (4,355)
Interest income and other expenses, net...................................................        302         87
Interest expense..........................................................................       (224)       (12)
                                                                                            ---------  ---------
      Net loss............................................................................  $  (3,700) $  (4,280)
                                                                                            ---------  ---------
                                                                                            ---------  ---------
Basic and diluted loss per share..........................................................  $   (0.36) $   (1.67)
                                                                                            ---------  ---------
                                                                                            ---------  ---------
Shares used in basic and diluted per share calculation....................................     10,353      2,561
                                                                                            ---------  ---------
                                                                                            ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                             HYBRID NETWORKS, INC.

                      STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
Cash flows from operating activities:
  Net loss................................................................................  $   (3,700) $   (4,280)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization.........................................................         304         131
    Provision for sales returns...........................................................         800          --
    Provision for doubtful accounts.......................................................         450         640
  Change in assets and liabilities:
    Accounts receivable...................................................................      (2,226)       (234)
    Inventories...........................................................................      (2,214)       (757)
    Prepaid expenses and other current assets.............................................          (7)         31
    Accounts payable......................................................................          47         397
    Accrued liabilities and other.........................................................        (116)          6
                                                                                            ----------  ----------
      Net cash used in operating activities...............................................      (6,662)     (4,066)
                                                                                            ----------  ----------
Cash flows from investing activities:
  Purchase of property and equipment......................................................         (51)       (228)
  Change in other assets..................................................................        (154)        (18)
  Purchase of short-term investments......................................................     (12,753)         --
  Proceeds from maturity of short-term investments........................................         981          --
                                                                                            ----------  ----------
      Net cash used in investing activities...............................................     (11,977)       (246)
                                                                                            ----------  ----------
Cash flows from financing activities:
  Repayment of capital lease obligations..................................................        (110)        (51)
  Net proceeds from issuance of preferred stock...........................................          --       2,000
  Net proceeds from issuance of common stock..............................................        (170)         30
                                                                                            ----------  ----------
      Net cash provided by (used in) financing activities.................................        (280)      1,979
                                                                                            ----------  ----------
Decrease in cash and cash equivalents.....................................................     (18,919)     (2,333)
Cash and cash equivalents, beginning of period............................................      26,167       6,886
                                                                                            ----------  ----------
Cash and cash equivalents, end of period..................................................  $    7,248       4,553
                                                                                            ----------  ----------
                                                                                            ----------  ----------
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES:
  Property and equipment acquired under capital leases....................................  $      124  $      268
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid...........................................................................  $      224  $       12

   The accompanying notes are an integral part of these financial statements.

                             HYBRID NETWORKS, INC.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

    The accompanying condensed financial statements of Hybrid Networks, Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. The balance sheet as of March 31, 1998, and the statements of operations for the three months ended March 31, 1998 and 1997, and the statement of cash flows for the three month periods ended March 31, 1998 and 1997 are unaudited but include all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such dates and the operating results and cash flows for those periods. Although the Company believes that the disclosures in these financial statements are adequate to make the information presented not misleading, certain information normally included in financial statements and related footnotes prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The December 31, 1997 condensed balance sheet data was derived from audited Financial Statements, but does not include all disclosures required by generally accepted accounting principals. The accompanying financial statements should be read in conjunction with the financial statements as contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

    Results for any interim period are not necessarily indicative of results for any other interim period or for the entire year.

COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE

    The Company adopted Financial Accounting Standards Board No. 128 "Earnings Per Share" and accordingly all prior periods have been restated. Basic and diluted loss per share are computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options and preferred stock are excluded from the computation of diluted loss per share as their effect is antidilutive. In February 1998, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 98, which addresses the computation of earnings per share in an initial public offering. The Company has determined that no incremental shares should be included in the computation of earnings per share in accordance with the SAB and basic and diluted loss per share has been restated accordingly. Stock options and warrants to purchase 3,493,885 shares of common stock at prices ranging from $0.01 to $11.05 per share were outstanding as of March 31, 1998, but were not included in the computation of diluted loss per share because they were antidilutive. The aforementioned stock options and warrants could potentially dilute earnings per share in the future.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Such items may include foreign currency translation adjustments, unrealized gains/losses from investing and hedging activities, and other transactions. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement was adopted in the Company's first quarter of 1998, and its effect on the financial statements was not material.

                             HYBRID NETWORKS, INC.

    In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement is required to be adopted for fiscal years beginning after December 15, 1997. The Company has yet to determine the affect of adoption of this statement.

INVENTORIES

    INVENTORIES COMPRISE THE FOLLOWING:

                                                                                           MARCH 31,   DECEMBER 31,
                                                                                             1998          1997
                                                                                          -----------  -------------
Raw materials...........................................................................   $   2,467     $   1,952
Work in progress........................................................................         469           292
Finished goods..........................................................................       2,646         1,124
                                                                                          -----------       ------
                                                                                           $   5,582     $   3,368
                                                                                          -----------       ------
                                                                                          -----------       ------

CONTINGENCIES

    The Company is engaged in certain legal and administrative proceedings incidental to its normal business activities. While it is not possible to determine the ultimate outcome of these actions at this time, management believes that any liabilities resulting from such proceedings, or claims which are pending or known to be threatened, will not have a material adverse effect on the Company's financial position or results of operations.

    The Company initiated a civil action for patent infringement against Com21, Inc., and Celestica, Inc. on January 23, 1998 in the U.S. District Court for the Eastern District of Virginia. In response to the Company's action, Com21, Inc. initiated a declaratory judgment action on January 29, 1998 against the Company in the U.S. District Court for the Northern District of California to obtain a declaration of invalidity, unenforceability and non-infringement of the Company's patents and the collection of attorneys fees. The action in the Eastern District of Virginia was subsequently transferred to the Northern District of California on February 23, 1998. The litigation is expected to be time consuming and costly, and, although no monetary claim other than attorneys fees is asserted against the Company, the action, if resolved adversely to the Company, could have a material adverse effect on the Company's business, operating results or financial condition.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders

  of Pacific Monolithics, Inc.:

    We have audited the accompanying balance sheets of Pacific Monolithics, Inc. as of September 30, 1997 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of Pacific Monolithics, Inc. at September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California

November 28, 1997

(March 19, 1998 as to Note 10)

                           PACIFIC MONOLITHICS, INC.

                                 BALANCE SHEETS

                                                                         MARCH 31,    SEPTEMBER 30,  SEPTEMBER 30,
                                                                           1998           1997           1996
                                                                       -------------  -------------  -------------
                                                                       (UNAUDITED)

                                                      ASSETS
Current assets:
  Cash and equivalents...............................................  $     162,000   $ 1,506,000    $   475,000
  Restricted short-term investments..................................       --             425,000        425,000
  Accounts receivable (net of allowances for $532,000 at March 1998,
    $489,000 at September 1997 and $1,419,000 at September 1996).....      7,119,000     4,908,000      8,150,000
  Inventories........................................................      6,498,000     6,426,000      6,718,000
  Prepaid expenses and other assets..................................        281,000       172,000        163,000
  Employee and other receivables.....................................         66,000       284,000         43,000
                                                                       -------------  -------------  -------------
      Total current assets...........................................     14,126,000    13,721,000     15,974,000
Property and equipment--net..........................................      2,583,000     2,816,000      2,893,000
Deposits and other assets............................................        110,000       132,000        124,000
                                                                       -------------  -------------  -------------
Total assets.........................................................  $  16,819,000   $16,669,000    $18,991,000
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Line of credit.....................................................  $   4,298,000   $ 1,730,000    $ 2,991,000
  Notes payable to shareholders......................................      1,750,000     1,750,000      1,000,000
  Accounts payable...................................................      4,407,000     4,465,000      4,795,000
  Accrued liabilities................................................      1,045,000       946,000        951,000
  Provision for losses on contracts..................................       --             --             134,000
  Current portion of long-term obligations...........................        465,000       583,000        624,000
  Deferred revenue...................................................         24,000        66,000         71,000
  Deferred rent......................................................         18,000        18,000         18,000
                                                                       -------------  -------------  -------------
      Total current liabilities......................................     12,007,000     9,558,000     10,584,000
                                                                       -------------  -------------  -------------
Long-term obligations................................................        458,000       442,000        383,000
Deferred revenue.....................................................       --             --              30,000
Deferred rent........................................................         90,000        99,000        118,000
Commitments and contingencies (Note 6)
Shareholders' equity
  Convertible preferred stock--no par value; 12,510,722 shares authorized (aggregate liquidation preference of $14,264,000):
    Series A, 7,249,269 shares designated;
      7,249,269 shares outstanding...................................      4,273,000     4,273,000      4,273,000
    Series B, 2,861,453 shares designated;
      2,861,453 shares outstanding...................................      4,642,000     4,642,000      4,642,000
    Series C, 2,400,000 shares designated;
      2,209,959 shares outstanding...................................      5,153,000     5,153,000      5,153,000
  Common stock--no par value; 25,000,000 shares authorized; shares outstanding: March 31, 1998, 5,692,668; September 1997, 5,554,046
    and September 1996, 4,835,381....................................     15,591,000    15,577,000     15,381,000
  Notes receivable from sale of stock................................       (150,000)     (145,000)       (50,000)
  Accumulated deficit................................................    (25,245,000)  (22,930,000)   (21,523,000)
                                                                       -------------  -------------  -------------
      Total shareholders' equity.....................................      4,264,000     6,570,000      7,876,000
                                                                       -------------  -------------  -------------
Total liabilities and shareholders' equity...........................  $  16,819,000   $16,669,000    $18,991,000
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                       See notes to financial statements.

                           PACIFIC MONOLITHICS, INC.

                            STATEMENTS OF OPERATIONS

                                 THREE MONTHS ENDED MARCH   SIX MONTHS ENDED MARCH
                                           31,                       31,                   YEARS ENDED SEPTEMBER 30,
                                 ------------------------  ------------------------  -------------------------------------
                                    1998         1997         1998         1997         1997         1996         1995
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                       (UNAUDITED)               (UNAUDITED)
Revenue:
  Product sales................  $ 5,003,000  $ 8,235,000  $11,951,000  $21,270,000  $35,081,000  $28,065,000  $18,867,000
  Development contracts and
    licensing revenue..........       15,000      115,000       30,000      230,000      288,000    1,076,000    6,058,000
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues.............    5,018,000    8,350,000   11,981,000   21,500,000   35,369,000   29,141,000   24,925,000
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
Cost of revenues:
  Cost of product sales........    4,140,000    5,938,000    9,686,000   15,467,000   25,824,000   22,078,000   13,891,000
  Cost of development
    contracts..................      --           (34,000)     --            66,000      190,000    1,168,000    2,073,000
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total cost of revenues.....    4,140,000    5,904,000    9,686,000   15,533,000   26,014,000   23,246,000   15,964,000
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit...................      878,000    2,446,000    2,295,000    5,967,000    9,355,000    5,895,000    8,961,000
Operating expenses:
  Research and development.....    1,059,000    1,319,000    2,021,000    2,639,000    4,824,000    5,421,000    3,169,000
  Sales and marketing..........      633,000      917,000    1,306,000    1,907,000    3,690,000    3,104,000    2,514,000
  General and administrative...      453,000      228,000      874,000      966,000    1,649,000    2,839,000    2,434,000
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total operating expenses...    2,145,000    2,464,000    4,201,000    5,512,000   10,163,000   11,364,000    8,117,000
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) from operations..   (1,267,000)     (18,000)  (1,906,000)     455,000     (808,000)  (5,469,000)     844,000
Other income (expense), net:
  Interest income..............        6,000        6,000       12,000       11,000       25,000       37,000       28,000
  Interest expense.............     (201,000)    (131,000)    (348,000)    (259,000)    (554,000)    (462,000)    (400,000)
  Other........................      (34,000)     (26,000)     (73,000)     (44,000)     (70,000)     (49,000)      72,000
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Other income (expense),
      net......................     (229,000)    (151,000)    (409,000)    (292,000)    (599,000)    (474,000)    (300,000)
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before income
  taxes........................   (1,496,000)    (169,000)  (2,315,000)     163,000   (1,407,000)  (5,943,000)     544,000
Income taxes...................      --           --           --           --           --           --             3,000
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net (loss) income..............  $(1,496,000) $  (169,000) $(2,315,000) $   163,000  $(1,407,000) $(5,943,000) $   541,000
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
Earnings (loss) per share:
  Basic........................  $      (.28) $      (.04) $      (.45) $       .04  $     (0.29) $     (1.42) $      0.15
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
  Diluted......................  $      (.28) $      (.04) $      (.45) $       .01  $     (0.29) $     (1.42) $      0.03
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
Shares used in per share
  calculations:
  Basic........................    5,285,000    4,619,000    5,186,000    4,600,000    4,866,000    4,184,000    3,701,000
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
  Diluted......................    5,285,000    4,619,000    5,186,000   19,142,000    4,866,000    4,184,000   15,553,000
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------

                       See notes to financial statements.

                           PACIFIC MONOLITHICS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                       PREFERRED STOCK         COMMON STOCK                                      TOTAL
                                    ---------------------  ---------------------     NOTES     ACCUMULATED   SHAREHOLDERS'
                                     SHARES      AMOUNT     SHARES      AMOUNT    RECEIVABLE     DEFICIT        EQUITY
                                    ---------  ----------  ---------  ----------  -----------  ------------  -------------
Balances, October 1, 1994.........  7,249,269  $4,277,000  4,131,882  $15,303,000  $ (59,000)  ($16,121,000)  $ 3,400,000
Issuance of common stock to
  director........................                           150,000      22,000                                   22,000
Sales of Series B preferred stock
  (net of issuance costs of
  $100,000).......................  2,861,453   4,642,000                                                       4,642,000
Exercise stock options............                            97,874       5,000                                    5,000
Common stock repurchased..........                           (25,000)     (1,000)                                  (1,000)
Series A preferred stock legal
  expenses........................                 (4,000)                                                         (4,000)
Collection of notes receivable....                                                     6,000                        6,000
Interest on notes receivable......                                                    (3,000)                      (3,000)
Net income........................                                                                 541,000        541,000
                                    ---------  ----------  ---------  ----------  -----------  ------------  -------------
Balances, September 30, 1995......  10,110,722  8,915,000  4,354,756  15,329,000     (56,000)  (15,580,000)     8,608,000
Issuance of Series C preferred
  stock (net of issuance costs of
  $33,000)........................  2,209,959   5,153,000                                                       5,153,000
Exercise of stock options.........                           480,625      33,000                                   33,000
Forgiveness of notes receivable...                                                     7,000                        7,000
Interest on notes receivable......                                                    (1,000)                      (1,000)
Common stock warrants issued in
  connection with notes payable to
  stockholders....................                                        19,000                                   19,000
Net loss..........................                                                              (5,943,000)    (5,943,000)
                                    ---------  ----------  ---------  ----------  -----------  ------------  -------------
Balances, September 30, 1996......  12,320,681 14,068,000  4,835,381  15,381,000     (50,000)  (21,523,000)     7,876,000
Sales of common stock.............                           480,000     120,000     (83,000)                      37,000
Exercise stock options............                           238,665      32,000                                   32,000
Interest on notes receivable......                                                   (12,000)                     (12,000)
Common stock warrants issued in
  connection with notes payable to
  stockholders....................                                        38,000                                   38,000
Stock options issued to
  consultants.....................                                         6,000                                    6,000
Net loss..........................                                                              (1,407,000)    (1,407,000)
                                    ---------  ----------  ---------  ----------  -----------  ------------  -------------
Balances, September 30, 1997......  12,320,681 14,068,000  5,554,046  15,577,000    (145,000)  (22,930,000)     6,570,000
Exercise of stock options*........                           138,622      14,000                                   14,000
Interest on notes receivable*.....                                                    (5,000)                      (5,000)
Net loss*.........................                                                              (2,315,000)    (2,315,000)
                                    ---------  ----------  ---------  ----------  -----------  ------------  -------------
Balances, March 31, 1998..........  12,320,681 $14,068,000 5,692,668  $15,591,000  $(150,000)  ($25,245,000)  $ 4,264,000
                                    ---------  ----------  ---------  ----------  -----------  ------------  -------------
                                    ---------  ----------  ---------  ----------  -----------  ------------  -------------

------------------------------

*   Unaudited

                       See notes to financial statements.

                           PACIFIC MONOLITHICS, INC.

                            STATEMENTS OF CASH FLOWS

                                                               SIX MONTHS ENDED
                                                                  MARCH 31,             YEARS ENDED SEPTEMBER 30,
                                                            ----------------------  ----------------------------------
                                                               1998        1997        1997        1996        1995
                                                            ----------  ----------  ----------  ----------  ----------
                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).......................................  $(2,315,000) $  163,000 $(1,407,000) $(5,943,000) $  541,000
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization.........................     597,000     591,000   1,234,000     934,000     806,000
    Provision for anticipated losses on contracts.........                (134,000)   (134,000)    134,000    (199,000)
    (Gain) loss on sale of equipment......................                  --         (21,000)      7,000     (13,000)
    Noncash interest (income) expense--net................      (5,000)     (1,000)    (13,000)     (1,000)     (3,000)
    Noncash compensation expense..........................                  --          --           8,000      --
    Bad debt expense......................................                  --        (930,000)    761,000     334,000
    Fair value of warrants and options issued.............                  --          44,000      19,000      --
    Changes in operating assets and liabilities:
      Receivables.........................................  (2,211,000)    371,000   3,931,000  (3,840,000)    435,000
      Inventories.........................................     (72,000) (2,773,000)    292,000    (132,000) (2,124,000)
      Prepaid expenses and other assets...................     109,000    (104,000)    (10,000)    202,000    (243,000)
      Accounts payable....................................     (58,000)    513,000    (330,000)  2,840,000    (665,000)
      Accrued liabilities.................................      99,000     200,000      (5,000)     54,000     (48,000)
      Income taxes payable................................      --          --          --          (2,000)    (31,000)
      Deferred rent.......................................      (9,000)   (136,000)    (19,000)    136,000      --
      Deferred revenue....................................     (42,000)    941,000     (35,000)   (350,000) (1,085,000)
      Deposits and other assets...........................      --          --         (14,000)     (6,000)    (81,000)
                                                            ----------  ----------  ----------  ----------  ----------
        Net cash provided by (used in) operating
          activities......................................  (3,907,000)   (369,000)  2,583,000  (5,179,000) (2,376,000)
                                                            ----------  ----------  ----------  ----------  ----------
  Cash flows from investing activities:
    Equipment purchases...................................    (125,000)    (88,000)   (375,000) (1,858,000)   (765,000)
    Proceeds from sale of fixed assets....................      --          --          27,000     629,000      60,000
    Decrease in deposits and other assets.................      22,000      (2,000)     --          --        (425,000)
    Maturity of restricted short term investments.........     425,000                  --          --          --
                                                            ----------  ----------  ----------  ----------  ----------
        Net cash (used in) provided by investing
          activities......................................     322,000     (86,000)   (348,000) (1,229,000) (1,130,000)
                                                            ----------  ----------  ----------  ----------  ----------
  Cash flows from financing activities:
    Proceeds from shareholder loans.......................      --          --         750,000   1,000,000      --
    Repayment of capital lease obligations and notes......    (341,000)   (344,000)   (763,000)   (566,000)   (563,000)
    Repayment of notes payable to shareholder.............      --          --          --        (958,000)   (469,000)
    Proceeds from sale of common stock....................      14,000      41,000      70,000      33,000      28,000
    Repurchase of common stock............................      --          --          --          --          (1,000)
    Collection of notes receivable from sale of stock.....      --          --          --          --           6,000
    Proceeds from sales of preferred stock................      --          --          --       5,153,000   4,637,000
    Line of credit borrowings (repayments), net...........   2,568,000     337,000  (1,261,000)  1,091,000     300,000
                                                            ----------  ----------  ----------  ----------  ----------
        Net cash (used in) provided by financing
          activities......................................   2,241,000      34,000  (1,204,000)  5,753,000   3,938,000
                                                            ----------  ----------  ----------  ----------  ----------
  Increase (decrease) in cash and equivalents.............  (1,344,000)   (421,000)  1,031,000    (655,000)    432,000
  Cash and equivalents, beginning of period...............   1,506,000     475,000     475,000   1,130,000     698,000
                                                            ----------  ----------  ----------  ----------  ----------
  Cash and equivalents, end of period.....................  $  162,000  $   54,000  $1,506,000  $  475,000  $1,130,000
                                                            ----------  ----------  ----------  ----------  ----------
                                                            ----------  ----------  ----------  ----------  ----------
  Supplemental cash flow information:
    Interest paid.........................................  $  240,000  $  180,000  $  434,000  $  533,000  $   --
                                                            ----------  ----------  ----------  ----------  ----------
                                                            ----------  ----------  ----------  ----------  ----------
    Income taxes paid.....................................  $   --      $   --      $    1,000  $    1,000  $   --
                                                            ----------  ----------  ----------  ----------  ----------
                                                            ----------  ----------  ----------  ----------  ----------
  Noncash investing and financing activities:
    Equipment acquired under capital leases...............  $   --      $  709,000  $  781,000  $  110,000  $  992,000
                                                            ----------  ----------  ----------  ----------  ----------
                                                            ----------  ----------  ----------  ----------  ----------
    Issuance of common stock for notes receivable.........  $   --      $   --      $   83,000  $   --      $   --
                                                            ----------  ----------  ----------  ----------  ----------
                                                            ----------  ----------  ----------  ----------  ----------

                       See notes to financial statements.

                           PACIFIC MONOLITHICS, INC.

                         NOTES TO FINANCIAL STATEMENTS

 FOR THE THREE AND SIX MONTH PERIODS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
             AND THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION--Pacific Monolithics, Inc. (the Company) markets wireless cable television subsystem products and other products for wireless communications.

    ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as of the dates and for the periods presented. Actual results could differ from those estimates.

    CASH EQUIVALENTS--Cash equivalents consist of certificates of deposit with a maturity of 90 days or less.

    RESTRICTED SHORT-TERM INVESTMENTS--Investments consist of certificates of deposit with remaining maturities of less than one year and are carried at cost which approximates market. Such investments are classified as held-to-maturity.

    INVENTORIES--Inventories are stated at the lower of cost (first-in, first-out) or market.

    PROPERTY--Property is stated at cost. Depreciation and amortization are computed using the straight-line method based on estimated useful lives of three to five years or the lease term, if shorter.

    REVENUE RECOGNITION--Revenues from product sales are recognized upon shipment. Estimated future warranty costs are accrued at the time of the sale.

    Revenues from cost reimbursement and fixed-price development contracts are recognized using the percentage of completion method of accounting under which revenues are recorded based on the relationship of actual costs incurred to total estimated costs at completion. Estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Losses on contracts are recorded in full as they are identified.

    Licensing revenue is recognized in accordance with the terms of the licensing agreement.

    CYPHERPOINT DEVELOPMENT--Operating expenses for the year ended September 30, 1996 include an unusual charge of $2,051,000 associated with a design change of CypherPoint products.

    INCOME TAXES--The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement requires an asset and liability approach for financial accounting and reporting of income taxes and requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities, net operating losses and tax credit carryforwards.

    CONCENTRATION OF CREDIT RISK--The Company sells its principal products to customers in many different geographic locations. As of September 30, 1997, approximately 60% of receivables were concentrated with three customers, one of whom (30% of receivables) is based in Mexico. To reduce credit risk, the Company performs periodic credit evaluations of its customers' financial condition. Collateral is generally not required.

                           PACIFIC MONOLITHICS, INC.

 FOR THE THREE AND SIX MONTH PERIODS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
             AND THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FISCAL PERIOD--The Company's fiscal year ends on the Sunday nearest September 30. The Company's fiscal years in the accompanying financial statements have been shown as ending on September 30. Fiscal years 1997, 1996 and 1995 each include 52 weeks.

    STOCK-BASED AWARDS TO EMPLOYEES--The Company accounts for stock-based awards to employees using the intrinsic value method under Accounting Principles Board Opinion No. 25. The Company adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, which requires the disclosure of pro forma net income and earnings per share as if the Company adopted the fair value-based method in measuring compensation expense as of the beginning of fiscal 1997.

    BASIC AND DILUTED EARNINGS (LOSS) PER SHARE--Basic earnings (loss) per share is computed using the weighted average number of common shares outstanding during the period, excluding shares subject to repurchase. Diluted earnings
(loss) per share is computed assuming the conversion of potentially dilutive securities such as convertible preferred stock (using the "if converted" method) and common stock options and warrants (using the treasury stock method). Potentially dilutive securities are excluded from the computation if their effect is antidilutive.

    UNAUDITED FINANCIAL INFORMATION--The financial information as of March 31, 1998 and 1997 and for the three- and six-month periods then ended are unaudited but include all adjustments that the Company considers necessary for the fair presentation of its financial position as of such dates and the results of operations and cash flows for these periods. Results for the 1998 interim period are not necessarily indicative of results to be expected from the entire fiscal year.

2. TRADE RECEIVABLES

    Receivables consist of:

                                                                          SEPTEMBER 30,
                                                      MARCH 31,    ---------------------------
                                                         1998          1997          1996
                                                     ------------  ------------  -------------
                                                     (UNAUDITED)
Billed--commercial.................................  $  7,651,000  $  5,397,000  $   9,469,000
Less allowance.....................................      (532,000)     (489,000)    (1,419,000)
                                                     ------------  ------------  -------------
Net billed.........................................     7,119,000     4,908,000      8,050,000
Unbilled--commercial...............................       --            --             100,000
                                                     ------------  ------------  -------------
                                                     $  7,119,000  $  4,908,000  $   8,150,000
                                                     ------------  ------------  -------------
                                                     ------------  ------------  -------------

                           PACIFIC MONOLITHICS, INC.

 FOR THE THREE AND SIX MONTH PERIODS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
             AND THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

3. INVENTORIES

    Inventories consist of:

                                                                          SEPTEMBER 30,
                                                       MARCH 31,    --------------------------
                                                          1998          1997          1996
                                                      ------------  ------------  ------------
                                                      (UNAUDITED)
Raw materials.......................................  $  2,958,000  $  2,592,000  $  1,951,000
Work in process.....................................       946,000     1,615,000     3,837,000
Finished goods......................................     2,594,000     2,219,000       930,000
                                                      ------------  ------------  ------------
Total inventories...................................  $  6,498,000  $  6,426,000  $  6,718,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

4. PROPERTY AND EQUIPMENT, NET

    Property and equipment, net, consist of:

                                                                         SEPTEMBER 30,
                                                     MARCH 31,    ----------------------------
                                                       1998           1997           1996
                                                   -------------  -------------  -------------
                                                    (UNAUDITED)
Machinery and equipment..........................  $   8,832,000  $   8,468,000  $   7,712,000
Furniture and fixtures...........................        233,000        233,000        231,000
Leasehold improvements...........................         64,000         64,000         64,000
Deposits for equipment...........................        259,000        259,000       --
                                                   -------------  -------------  -------------
Total property...................................      9,388,000      9,024,000      8,007,000
Accumulated depreciation and amortization........     (6,805,000)    (6,208,000)    (5,114,000)
                                                   -------------  -------------  -------------
Property and equipment--net......................  $   2,583,000  $   2,816,000  $   2,893,000
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

5. ACCRUED LIABILITIES

    Accrued liabilities consist of:

                                                                           SEPTEMBER 30,
                                                          MARCH 31,    ----------------------
                                                             1998         1997        1996
                                                         ------------  ----------  ----------
                                                         (UNAUDITED)
Compensation and related benefits......................  $    638,000  $  707,000  $  787,000
Other..................................................       407,000     239,000     164,000
                                                         ------------  ----------  ----------
Total accrued liabilities..............................  $  1,045,000  $  946,000  $  951,000
                                                         ------------  ----------  ----------
                                                         ------------  ----------  ----------

6. BORROWING AND LEASE ARRANGEMENTS

    At September 30, 1997, the Company had $1,730,000 outstanding under a $5,000,000 revolving bank line of credit which expires January 31, 1998. Borrowings bear interest at the bank's prime rate (8.5% at September 30, 1997) plus 1.5%, cannot exceed 80% of eligible trade receivables and are collateralized by

                           PACIFIC MONOLITHICS, INC.

 FOR THE THREE AND SIX MONTH PERIODS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
             AND THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

6. BORROWING AND LEASE ARRANGEMENTS (CONTINUED) receivables, inventories and equipment. The agreement includes covenants regarding profitability, leverage, working capital and minimum net worth. The Company was not in compliance with these established debt covenants at September 30, 1997.

    On November 17, 1997, the Company entered into a new $8,000,000 revolving line of credit with Coast Business Credit. The term of the line of credit expires in November 2000. Advances on the line of credit are limited to a percentage of certain current assets (i.e., accounts receivables and inventory). The interest rate on the new line is at the bank's reference rate (8.5% at November 17, 1997) plus 2.25%. In connection with this new financing, the line of credit outstanding as of September 30, 1997 was repaid and canceled.

    As of September 30, 1997, the Company had $1,750,000 of demand notes payable to shareholders which bear interest at 10% per annum. The shareholders' rights to repayment and interest are subordinate to all bank borrowings.

    In conjunction with obtaining $1,000,000 in notes payable in fiscal year 1996, the Company agreed to issue the shareholders warrants to purchase 50,000 shares of common stock of the Company for $.25 per share for each month that the notes are outstanding up to a maximum of 600,000 shares. During the years ended September 30, 1997 and 1996, the Company issued warrants to purchase 400,000 and 200,000, respectively, shares of common stock to the noteholders. The value of the issued warrants was estimated to be $38,000 and $19,000 in fiscal 1997 and 1996, respectively, which has been included as an addition to shareholders' equity in the respective year.

    In conjunction with obtaining additional $750,000 in notes payable in September 1997, the Company agreed to issue the shareholders warrants to purchase 37,500 shares of common stock of the Company for $.25 per share for each month that the notes are outstanding up to a maximum of 450,000 shares. During the year ended September 30, 1997, the Company did not issue any of these warrants to noteholders.

    Long-term obligations consist of the following:

                                                                         SEPTEMBER 30,
                                                       MARCH 31,   --------------------------
                                                         1998          1997          1996
                                                      -----------  ------------  ------------
                                                      (UNAUDITED)
Capital lease obligations...........................   $ 923,000   $  1,025,000  $  1,007,000
Current portion.....................................    (465,000)      (583,000)     (624,000)
                                                      -----------  ------------  ------------
Long-term portion...................................   $ 458,000   $    442,000  $    383,000
                                                      -----------  ------------  ------------
                                                      -----------  ------------  ------------

    Included in equipment and leasehold improvements is equipment with a net book value of $1,101,000 and $1,006,000 at September 30, 1997 and 1996 (net of accumulated amortization of $1,292,000 and $567,000, respectively), leased under capital leases and purchased through equipment notes. In addition, the Company leases its facilities under a noncancelable operating lease expiring in September 2000. This facilities lease provides for escalating rental payments over the lease period. Rent expense is to be recognized on a straight-line basis over the term of the lease.

                           PACIFIC MONOLITHICS, INC.

 FOR THE THREE AND SIX MONTH PERIODS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
             AND THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

6. BORROWING AND LEASE ARRANGEMENTS (CONTINUED)
    Cash paid for interest related to capital leases in fiscal 1997, 1996 and 1995 was $138,000, $139,000 and $196,000, respectively.

    Future minimum annual payments under operating and capital lease obligations and equipment notes as of September 30, 1997 are as follows:

                                                                                    CAPITAL
                           YEAR ENDING                               OPERATING     LEASES AND
                          SEPTEMBER 30,                                LEASES        NOTES
------------------------------------------------------------------  ------------  ------------
  1998............................................................  $    945,000  $    654,000
  1999............................................................       954,000       320,000
  2000............................................................       873,000       171,000
  2001............................................................        49,000       --
                                                                    ------------  ------------
Total.............................................................  $  2,821,000     1,145,000
                                                                    ------------
                                                                    ------------
Amount representing interest for capital leases...................                    (120,000)
                                                                                  ------------
Present value of minimum lease payments and equipment notes.......                   1,025,000
Less current portion..............................................                    (583,000)
                                                                                  ------------
Long-term portion.................................................                $    442,000
                                                                                  ------------
                                                                                  ------------

    Rent expense was $331,000, $331,000, $657,000, $689,000 and $293,000 for the
six months ended March 31, 1998 and 1997 (unaudited) and for the years ended September 30, 1997, 1996 and 1995, respectively.

7. SHAREHOLDERS' EQUITY

    At March 31, 1998, the Company has reserved shares of common stock for issuance as follows:

Conversion of Series A preferred
  stock.................................      7,249,269
Conversion of Series B preferred
  stock.................................      2,861,453
Conversion of Series C preferred
  stock.................................      2,209,959
Warrants................................      1,075,000
Stock option plan.......................      4,530,749
                                          -------------
Total                                        17,926,430
                                          -------------
                                          -------------

CONVERTIBLE PREFERRED STOCK

    Significant terms of the Series A, B and C convertible preferred stock are as follows:

    - Each share is convertible at the option of the holder at any time into one share of common stock (subject to adjustments for events of dilution) and has the same voting rights as the number of

                           PACIFIC MONOLITHICS, INC.

 FOR THE THREE AND SIX MONTH PERIODS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
             AND THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

7. SHAREHOLDERS' EQUITY (CONTINUED)
     shares of common stock into which it is convertible. Shares will automatically be converted upon a public offering of common stock meeting specified criteria.

    - Dividend declarations are at the discretion of the Board of Directors and are noncumulative. Annual dividends per share of $.03 for Series A, $.0825 for Series B, and $.1175 for Series C may be paid; however, no dividends shall be paid to common shareholders in any year unless the preferred shareholders have received their full dividend per share. No dividends have been declared.

    - In the event of liquidation, dissolution or winding up of the Company, the preferred shareholders shall receive a preference amount of $.60 per share for Series A, $1.65 per share for Series B, and $2.35 per share for Series C preferred stock prior to any distribution to the common shareholders. Any remaining assets will be shared by common shareholders on a pro rata basis.

RESTRICTED COMMON STOCK

    Certain directors and employees purchased stock with cash or full recourse notes. The related shares of common stock continue to vest in accordance with the terms of the stock purchase agreement. The related notes bear interest at 8% and are due on various dates during fiscal years 1998 and 2002. At March 1998, 366,000 outstanding shares of such stock were subject to repurchase. In addition, the Company has a right of first refusal on any sale of common stock with the terms specified by the purchase agreement. These rights expire upon the Company's initial public offering, or upon merger or consolidation with another company subject to specified criteria.

WARRANTS

    As of September 30, 1997, the Company has outstanding warrants to purchase 600,000 shares of common stock in conjunction with certain notes payable at $.25 per share which expire in 2001. The fair value of these warrants issued in the years ended September 30, 1997 and 1996 was recorded as interest expense as the warrants were issued. The Company also has outstanding warrants to purchase 25,000 shares of common stock at $2.40 per share which expire in 2001 and were issued in connection with an expired bank line of credit.

                           PACIFIC MONOLITHICS, INC.

 FOR THE THREE AND SIX MONTH PERIODS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
             AND THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

7. SHAREHOLDERS' EQUITY (CONTINUED)

EMPLOYEE STOCK PLANS

    Under the Company's 1986 and 1996 Stock Option Plans, incentive and nonstatutory options to purchase 6,500,000 shares of common stock may be granted to employees, officers, directors, independent contractors and consultants to the Company. Incentive stock options may not be granted at less than fair market value (as determined by the Board of Directors) at the date of grant. Terms for exercising options are determined by the Board of Directors and options generally vest over four years and expire at the earlier of ten years from date of grant or upon termination of employment. The Company has a right of first refusal to repurchase shares issued under the plan. Under the 1996 stock option plan, nonqualified options totaling 64,250 at $.25 per share were granted to consultants during fiscal year 1997, which resulted in compensation of $6,000. The options were fully vested.

    Option activity under the two plans is as follows:

                                                                                   WEIGHTED
                                                                    NUMBER OF       AVERAGE
                                                                      SHARES    EXERCISE PRICE
                                                                    ----------  ---------------
Outstanding, October 1, 1994......................................   2,425,383     $    0.06

Granted...........................................................     707,500          0.18
Exercised.........................................................     (97,874)         0.05
Canceled..........................................................    (613,335)         0.08
                                                                    ----------
Outstanding, September 30, 1995...................................   2,421,674          0.08

Granted...........................................................     937,323          0.25
Exercised.........................................................    (480,625)         0.07
Canceled..........................................................    (251,127)         0.16
                                                                    ----------
Outstanding, September 30, 1996 (1,143,002 exercisable at a
  weighted average price of $.08).................................   2,627,245          0.14

Granted...........................................................     985,750           .25
Exercised.........................................................    (668,665)         0.14
Canceled..........................................................    (335,073)         0.20
                                                                    ----------
Outstanding, September 30, 1997 (1,705,709 exercisable at a
  weighted average price of $.12).................................   2,609,257          0.16

Granted...........................................................     136,000          0.25
Exercised.........................................................    (138,622)         0.19
Canceled..........................................................     (68,133)         0.19
                                                                    ----------
Outstanding, March 31, 1998 (1,735,614 exercisable at a weighted
  average price of $.13)..........................................   2,538,502          0.16
                                                                    ----------
                                                                    ----------

                           PACIFIC MONOLITHICS, INC.

 FOR THE THREE AND SIX MONTH PERIODS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
             AND THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

7. SHAREHOLDERS' EQUITY (CONTINUED)
    Additional information regarding options outstanding as of September 30, 1997 is as follows:

                        OPTIONS OUTSTANDING
             -----------------------------------------    OPTIONS EXERCISABLE
                             WEIGHTED                   -----------------------
                              AVERAGE       WEIGHTED                 WEIGHTED
 RANGE OF                    REMAINING       AVERAGE                  AVERAGE
 EXERCISE      NUMBER       CONTRACTUAL     EXERCISE      NUMBER     EXERCISE
  PRICES     OUTSTANDING   LIFE (YEARS)       PRICE     EXERCISABLE   PRICES
-----------  -----------  ---------------  -----------  ----------  -----------
$.05 - .10    1,269,198           6.28      $     .06    1,160,298   $     .06
    .25       1,761,673           8.90            .25      601,631         .25
-----------  -----------           ---            ---   ----------         ---
$.05 - .25    3,030,871           7.80      $     .17    1,761,929   $     .12
-----------  -----------           ---            ---   ----------         ---
-----------  -----------           ---            ---   ----------         ---

    The weighted average fair value at the date of grant for options granted during the years ended September 30, 1997, 1996 and 1995 was $.03, $.05 and $.05, respectively.

    At September 30, 1997, 2,058,500 shares were available for future grants under the option plans.

ADDITIONAL STOCK PLAN INFORMATION

    As discussed in Note 1, the Company continues to follow the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations; accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements with an option exercise price equal to the fair market value of common stock at the date of grant. Compensation expense has been recognized for stock options in the period granted to consultants in accordance with APB No. 25.

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), requires disclosure of pro forma net loss had the Company adopted the fair value method as of the beginning of fiscal 1997. Under SFAS 123, the fair value of stock-based awards to employees are calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 1.6 to 3.9 years; stock volatility, 0%; risk free interest rate, approximately 10% in fiscal 1997; and no dividend payments during the expected term. Forfeitures are recognized as they occur. If the computed fair value of the fiscal 1997 awards had been amortized to expense over the vesting period of the awards, the effect upon pro forma net loss would have been insignificant.

8. INCOME TAXES

    No federal income taxes were provided for the six months ended March 31, 1998 or for the years ended September 30, 1997 or 1996 due to Pacific Monolithic, Inc.'s net losses. The provision for income

                           PACIFIC MONOLITHICS, INC.

 FOR THE THREE AND SIX MONTH PERIODS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
             AND THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

8. INCOME TAXES (CONTINUED)
taxes differs from the amount computed by applying the federal statutory income tax rate to the loss before income taxes as follows:

                                                           SIX MONTHS              YEARS ENDED
                                                              ENDED               SEPTEMBER 30,
                                                            MARCH 31,    -------------------------------
                                                              1998         1997       1996       1995
                                                          -------------  ---------  ---------  ---------
                                                           (UNAUDITED)
Taxes computed at federal statutory rate................         35.0%        35.0%      35.0%      35.0%
State income taxes, net of federal effect...............          6.1          6.1        6.1        6.1
Research tax credits and other permanent differences....          0.2          1.5        0.7        1.5
Change in valuation allowance...........................        (41.3)       (42.6)     (41.8)     (42.6)
                                                                -----    ---------  ---------  ---------
Total provision.........................................           --%          --%        --%        --%
                                                                -----    ---------  ---------  ---------
                                                                -----    ---------  ---------  ---------

    The tax effects of temporary differences that give rise to deferred taxes were as follows:

                                                                         SEPTEMBER 30,
                                                     MARCH 31,    ----------------------------
                                                       1998           1997           1996
                                                   -------------  -------------  -------------
                                                    (UNAUDITED)
Deferred tax assets:
  Expenses not currently deductible for tax
    purposes.....................................  $     549,000  $     570,000  $   1,720,000
  Tax net operating loss and credit
    carryforwards................................      7,714,000      6,666,000      6,448,000
  Research and development expenses capitalized
    for tax purposes.............................      1,456,000      1,584,000        197,000
                                                   -------------  -------------  -------------
Total deferred tax assets........................      9,719,000      8,820,000      8,365,000
Valuation allowance on deferred tax assets.......     (9,719,000)    (8,820,000)    (8,365,000)
                                                   -------------  -------------  -------------
Net deferred income taxes........................  $    --        $    --        $    --
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

    At March 31, 1998, net operating loss carryforwards of approximately $19,717,000 and $4,877,000 were available to offset future federal and state taxable income, respectively. These carryforwards expire beginning in 2002 and 2000.

    At March 31, 1998, research and development credit carryforwards of $284,000 and $151,000 were available to offset future federal and state taxable income, respectively. These carryforwards expire beginning in 2009 for federal purposes.

    The extent to which federal and state carryforwards can be used in any one year to offset future taxable income may be significantly limited because of changes in ownership within any three-year period as provided by the Tax Reform Act of 1986. Such limitations could result in the expiration of carryforwards prior to their utilization.

                           PACIFIC MONOLITHICS, INC.

 FOR THE THREE AND SIX MONTH PERIODS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
             AND THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

8. INCOME TAXES (CONTINUED)
    As a result of the Company's history of recent operating losses, management believes that recognition of the deferred tax assets is considered less likely than not. Accordingly, the Company has recorded a valuation allowance against its net deferred tax assets.

9. MAJOR CUSTOMERS, SEGMENT INFORMATION, AND RELATED PARTIES

    One customer accounted for 30%, 36%, 17% of revenues for the years ended September 30, 1997, 1996 and 1995, respectively, and 28% and 49% for the three months and six months ended March 31, 1997, respectively. Another customer accounted for 21% of revenues for the year ended September 30, 1997, 12% and 19% of revenues for the six months ended March 31, 1998 and 1997, respectively, and 23% for the three months ended March 31, 1997. Another customer accounted for 12% of revenues for each of the years ended September 30, 1996 and 1995. In addition, one customer accounted for 19% of revenues for the year ended September 30, 1995 and 36% and 31% of revenues for the three months and six months ended March 31, 1998, respectively. Two customers accounted for 14% and 10% of revenues for the six months ended March 31, 1998. One customer accounted for 12% of revenue for the three months ended March 31, 1997. There were no other customers in the fiscal years ended September 30, 1997, 1996 or 1995 or for the three months and six months ended March 31, 1998 and 1997 who accounted for over 10% of revenues for the respective years.

    The Company operates in one industry segment. All revenues are denominated in U.S. dollars and revenues from product exports were as follows:

                                                           YEARS ENDED SEPTEMBER 30,
                                                  -------------------------------------------
                                                      1997           1996           1995
                                                  -------------  -------------  -------------
United States...................................  $  24,607,000  $  20,834,000  $  15,780,000
Central America.................................      4,434,000      1,223,000      4,810,000
South America...................................      2,677,000      2,847,000      1,137,000
South Pacific/Asia..............................      3,222,000      3,616,000      3,104,000
Other...........................................        429,000        621,000         94,000
                                                  -------------  -------------  -------------
    Total revenues..............................  $  35,369,000  $  29,141,000  $  24,925,000
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

10. AGREEMENT AND PLAN OF REORGANIZATION WITH HYBRID NETWORKS, INC.

    On March 19, 1998, the Company signed an Agreement and Plan of Reorganization with Hybrid Networks, Inc. (the Agreement). The Agreement contains an Agreement of Merger under which all outstanding shares of convertible preferred stock and common stock of the Company will be converted into the common stock of Hybrid Networks, Inc. based upon the conversion ratio defined in such Agreement. The Agreement also contains a provision for the conversion of the options and warrants of Hybrid Networks, Inc. The Agreement is subject to the approval of the shareholders of the Company and of Hybrid Networks, Inc.

                                   * * * * *

                                                                    APPENDIX A-1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                             HYBRID NETWORKS, INC.,

                           PACIFIC MONOLITHICS, INC.

                                      AND

                              HN ACQUISITION CORP.

                                 MARCH 19, 1998

                               TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                  ---------
1.         PLAN OF REORGANIZATION............................................................................         A-1-1
                1.1   The Merger................................................................................      A-1-1
                1.2   Fractional Shares.........................................................................      A-1-2
                1.3   Escrow Agreement..........................................................................      A-1-3
                1.4   Effects of the Merger.....................................................................      A-1-3
                1.5   Further Assurances........................................................................      A-1-4
                1.6   Registration on Form S-4..................................................................      A-1-4
                1.7   Tax-Free Reorganization...................................................................      A-1-4
                1.8   Pooling of Interests......................................................................      A-1-5

2.         REPRESENTATIONS AND WARRANTIES OF PACIFIC.........................................................         A-1-5
                2.1   Organization and Good Standing............................................................      A-1-5
                2.2   Power, Authorization and Validity.........................................................      A-1-5
                2.3   Capitalization............................................................................      A-1-6
                2.4   Subsidiaries..............................................................................      A-1-6
                2.5   No Violation of Existing Agreements.......................................................      A-1-6
                2.6   Litigation................................................................................      A-1-6
                2.7   Pacific Financial Statements..............................................................      A-1-7
                2.8   Taxes.....................................................................................      A-1-7
                2.9   Title to Properties.......................................................................      A-1-7
                2.10  Absence of Certain Changes................................................................      A-1-8
                2.11  Agreements and Commitments................................................................      A-1-9
                2.12  Intellectual Property.....................................................................     A-1-10
                2.13  Compliance with Laws......................................................................     A-1-10
                2.14  Certain Transactions and Agreements.......................................................     A-1-10
                2.15  Employees.................................................................................     A-1-11
                2.16  Corporate Documents.......................................................................     A-1-12
                2.17  No Brokers................................................................................     A-1-12
                2.18  Disclosure................................................................................     A-1-12
                2.19  Books and Records.........................................................................     A-1-13
                2.20  Insurance.................................................................................     A-1-13
                2.21  Environmental Matters.....................................................................     A-1-13
                2.22  Government Contracts......................................................................     A-1-14
                2.23  Information Supplied......................................................................     A-1-14
                2.24  Board Approval............................................................................     A-1-14
                2.25  Pooling of Interests......................................................................     A-1-14

3.         REPRESENTATIONS AND WARRANTIES OF HYBRID AND NEWCO................................................        A-1-14
                3.1   Organization and Good Standing............................................................     A-1-14
                3.2   Power, Authorization and Validity.........................................................     A-1-15
                3.3   No Violation of Existing Agreements or Laws...............................................     A-1-15
                3.4   SEC Documents.............................................................................     A-1-15
                3.5   Authorized/Outstanding Capital Stock......................................................     A-1-16
                3.6   No Material Change........................................................................     A-1-16
                3.7   Pooling of Interests......................................................................     A-1-16
                3.8   Litigation................................................................................     A-1-16
                3.9   Board Approval............................................................................     A-1-16

                                     A-1-i

                                                                                                                    PAGE
                                                                                                                  ---------
4.         PACIFIC PRECLOSING COVENANTS......................................................................        A-1-16
                4.1   Advice of Changes.........................................................................     A-1-16
                4.2   Maintenance of Business...................................................................     A-1-16
                4.3   Conduct of Business.......................................................................     A-1-17
                4.4   Certain Agreements........................................................................     A-1-18
                4.5   Shareholder Approval......................................................................     A-1-18
                4.6   Employment and Noncompetition Agreements..................................................     A-1-18
                4.7   Prospectus/Proxy Statement................................................................     A-1-18
                4.8   Regulatory Approvals......................................................................     A-1-19
                4.9   Necessary Consents........................................................................     A-1-19
                4.10  Litigation................................................................................     A-1-19
                4.11  No Other Negotiations.....................................................................     A-1-19
                4.12  Access to Information.....................................................................     A-1-19
                4.13  Satisfaction of Conditions Precedent......................................................     A-1-19
                4.14  Blue Sky Laws.............................................................................     A-1-19
                4.15  Notification of Employee Problems.........................................................     A-1-20
                4.16  Pacific Affiliates Agreement..............................................................     A-1-20
                4.17  Principal Shareholder Representation Letters..............................................     A-1-20
                4.18  Tax Opinion...............................................................................     A-1-20
                4.19  Pacific Dissenting Shares.................................................................     A-1-20
                4.20  Pooling Accounting........................................................................     A-1-20

5.         HYBRID PRECLOSING COVENANTS.......................................................................        A-1-20
                5.1   Advice of Changes.........................................................................     A-1-20
                5.2   Satisfaction of Conditions Precedent......................................................     A-1-20
                5.3   Regulatory Approvals......................................................................     A-1-20
                5.4   Hybrid Affiliates Agreements..............................................................     A-1-20
                5.5   Tax Opinions..............................................................................     A-1-21
                5.6   NMS Listing...............................................................................     A-1-21
                5.7   Voting Agreements.........................................................................     A-1-21
                5.8   Maintenance of Business...................................................................     A-1-21
                5.9   Stockholder Approval......................................................................     A-1-21
                5.10  Prospectus/Proxy Statement................................................................     A-1-21
                5.11  Necessary Consents........................................................................     A-1-21
                5.12  Blue Sky Laws.............................................................................     A-1-21
                5.13  Pooling Accounting........................................................................     A-1-21
                5.14  Filing of Form S-8........................................................................     A-1-22

6.         CLOSING MATTERS...................................................................................        A-1-22
                6.1   The Closing...............................................................................     A-1-22
                6.2   Exchange of Certificates..................................................................     A-1-22
                6.3   Assumption of Options and Warrants........................................................     A-1-23

7.         CONDITIONS TO OBLIGATIONS OF PACIFIC..............................................................        A-1-23
                7.1   Accuracy of Representations and Warranties................................................     A-1-23
                7.2   Covenants.................................................................................     A-1-23
                7.3   Compliance with Law.......................................................................     A-1-23
                7.4   Government Consents.......................................................................     A-1-23
                7.5   Documents.................................................................................     A-1-24
                7.6   Form S-4..................................................................................     A-1-24

                                     A-1-ii

                                                                                                                    PAGE
                                                                                                                  ---------
                7.7   Opinion of Hybrid's Counsel...............................................................     A-1-24
                7.8   Investor Rights Agreement.................................................................     A-1-24
                7.9   Shareholder and Stockholder Approval......................................................     A-1-24
                7.10  Employment and Noncompetition Agreements..................................................     A-1-24
                7.11  Board Seats...............................................................................     A-1-24

8.         CONDITIONS TO OBLIGATIONS OF HYBRID...............................................................        A-1-24
                8.1   Accuracy of Representations and Warranties................................................     A-1-24
                8.2   Covenants.................................................................................     A-1-25
                8.3   Compliance with Law.......................................................................     A-1-25
                8.4   Government Consents.......................................................................     A-1-25
                8.5   Documents.................................................................................     A-1-25
                8.6   Form S-4..................................................................................     A-1-25
                8.7   Opinion of Pacific's Counsel..............................................................     A-1-25
                8.8   Requisite Approvals; Dissenting Shares....................................................     A-1-25
                8.9   No Litigation.............................................................................     A-1-25
                8.10  Pooling Opinion...........................................................................     A-1-25
                8.11  Escrow....................................................................................     A-1-25
                8.12  Employment and Noncompetition Agreements..................................................     A-1-25
                8.13  Pacific Affiliates Agreement..............................................................     A-1-26

9.         TERMINATION OF AGREEMENT..........................................................................        A-1-26
                9.1   Termination...............................................................................     A-1-26
                9.2   Extension of Final Date in Event of Injunction............................................     A-1-26
                9.3   Termination Payment.......................................................................     A-1-26
                9.4   Certain Continuing Obligations............................................................     A-1-27

           SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS...................
10.                                                                                                                  A-1-27
               10.1   Survival of Representations...............................................................     A-1-27
               10.2   Pacific Agreement to Indemnify............................................................     A-1-28

11.        MISCELLANEOUS.....................................................................................        A-1-29
               11.1   Governing Law; Dispute Resolution.........................................................     A-1-29
               11.2   Assignment; Binding Upon Successors and Assigns...........................................     A-1-30
               11.3   Severability..............................................................................     A-1-30
               11.4   Counterparts..............................................................................     A-1-30
               11.5   Other Remedies............................................................................     A-1-30
               11.6   Amendment and Waivers.....................................................................     A-1-30
               11.7   No Waiver.................................................................................     A-1-30
               11.8   Expenses..................................................................................     A-1-30
               11.9   Notices...................................................................................     A-1-31
               11.10  Construction of Agreement.................................................................     A-1-31
               11.11  No Joint Venture..........................................................................     A-1-31
               11.12  Further Assurances........................................................................     A-1-32
               11.13  Absence of Third Party Beneficiary Rights.................................................     A-1-32
               11.14  Public Announcement.......................................................................     A-1-32
               11.15  Confidentiality...........................................................................     A-1-32
               11.16  Time is of the Essence....................................................................     A-1-32
               11.17  Entire Agreement..........................................................................     A-1-33

                                    A-1-iii

EXHIBITS:
------------

Exhibit A     Form of Agreement of Merger
Exhibit B     Form of Escrow Agreement
Exhibits C    Forms of Officer Certificates
  and D
Exhibit E     Form of Pacific Intellectual Property Agreement
Exhibit F     Parties to Sign Pacific Affiliate Agreement and Pacific Voting Agreement
Exhibit G     Form of Employment Agreement
Exhibit H     Form of Noncompetition Agreement
Exhibit I     Form of Pacific Affiliate Agreement
Exhibit J     Form of Hybrid Affiliate Agreement
Exhibit K     Parties to Sign Hybrid Affiliate Agreement and Voting Agreement
Exhibit L     Form of Hybrid Voting Agreement
Exhibit M     Form of Fenwick & West LLP Opinion
Exhibit N     Form of Investor Rights Agreement
Exhibit O     Form of Opinion of Wilson Sonsini Goodrich & Rosati Professional Corporation
Exhibit P     List of Consents
Exhibit Q     Form of Pacific Voting Agreement

                                     A-1-iv

                      AGREEMENT AND PLAN OF REORGANIZATION

    THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is entered into as of March 19, 1998, by and among Hybrid Networks, Inc., a Delaware corporation ("HYBRID"), Pacific Monolithics, Inc., a California corporation ("PACIFIC"), and HN Acquisition Corp., a Delaware corporation that is a wholly-owned subsidiary of Hybrid ("NEWCO").

                                    RECITALS

    A. The parties intend that, subject to the terms and conditions hereinafter set forth, Newco will merge with and into Pacific in a reverse triangular merger (the "MERGER"), with Pacific to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and an Agreement of Merger substantially in the form of EXHIBIT A (the "AGREEMENT OF MERGER") and the applicable provisions of the laws of Delaware and California. Upon the effectiveness of the Merger, all the outstanding Common Stock and Preferred Stock of Pacific will be converted into Common Stock of Hybrid, in the manner and on the basis determined herein and as provided in the Agreement of Merger.

    B. The Merger is intended to be treated as a "pooling of interests" for accounting purposes and a tax-free reorganization pursuant to the provisions of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "CODE"), by virtue of the provisions of Section 368(a)(2)(E) of the Code.

    NOW, THEREFORE, the parties hereto agree as follows:

    1.  PLAN OF REORGANIZATION

        1.1 THE MERGER. The Agreement of Merger will be filed with the Secretaries of State of the States of Delaware and California as soon as practicable after the Closing (as defined in Section 6.1 below). The effective time of the Merger as specified in the Agreement of Merger (the "EFFECTIVE TIME") will occur upon the filing of the Agreement of Merger with the California Secretary of State, or on such other date as the parties hereto may mutually agree upon. Subject to the terms and conditions of this Agreement and the Agreement of Merger, Newco will be merged with and into Pacific (or, at Hybrid's option, Pacific will be merged with and into Hybrid in a straight in merger or with and into Newco in a forward-triangular merger) in a statutory merger pursuant to the Agreement of Merger and in accordance with applicable provisions of Delaware and California laws as follows:

           1.1.1 CONVERSION OF PACIFIC SHARES. Each share of Pacific Common Stock, no par value (the "PACIFIC COMMON STOCK"), and each share of Pacific Preferred Stock, no par value (the "PACIFIC PREFERRED STOCK", and, together with the Pacific Common Stock, the "PACIFIC CAPITAL STOCK"), that is issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which dissenters rights have been or will be perfected in compliance with applicable law, will, by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the Applicable Number (determined in accordance with Section 1.1.3 hereof) of fully paid and nonassessable shares of Hybrid Common Stock, $0.001 par value ("HYBRID COMMON STOCK").

           1.1.2 CONVERSION AND ASSUMPTION OF OPTIONS AND WARRANTS. Each option or warrant to purchase shares of Pacific Capital Stock that is outstanding immediately prior to the Effective Time (a "PACIFIC OPTION" or a "PACIFIC WARRANT," as the case may be) will, by virtue of the Merger at the Effective Time and without further action on the part of any holder thereof, be converted and assumed by Hybrid into an option or warrant (a "HYBRID OPTION" or "HYBRID WARRANT," as the case may be) to purchase that number of shares of Hybrid Common Stock which equals the Applicable Number (as defined below) multiplied by the number of shares of Pacific Capital Stock purchasable immediately prior to the Effective Time under the Pacific Option or Pacific Warrant, rounded down to the nearest whole share. The exercise price per share of Hybrid Common Stock purchasable under each such Hybrid Option or Hybrid Warrant will be equal to

                                     A-1-1
       the exercise price of the Pacific Option or Pacific Warrant (per share of Pacific Capital Stock) divided by the Applicable Number, rounded up to the nearest whole cent. All of the other terms of each Hybrid Option or Hybrid Warrant will be the same in all material respects as the corresponding Pacific Option or Pacific Warrant that is being replaced and converted.

           1.1.3 DEFINITIONS. Unless there is an adjustment to the shares to be issued in the Merger pursuant to Section 1.1.4 below, the "APPLICABLE NUMBER" shall equal (i) the total number of shares of Pacific Capital Stock outstanding at the Effective Time plus the total number of shares of Pacific Capital Stock issuable upon exercise of all Pacific Options and Pacific Warrants outstanding at the Effective Time divided into (ii) the total number of shares of Hybrid Common Stock obtained by dividing
       (A) $12,500,000 by (B) the "CLOSING PRICE." The "CLOSING PRICE" shall equal the average of the closing sale prices of one share of Hybrid Common Stock reported in the WALL STREET JOURNAL, on the basis of information provided by the Nasdaq Stock Market for each of the ten trading days ending two (2) trading days preceding the Closing Date; provided, however, that in no event shall the Closing Price be greater than $8.40 or less than $5.17.

           1.1.4 ADJUSTMENTS FOR CAPITAL CHANGES. If prior to the Merger, Hybrid or Pacific recapitalizes either through a split-up of its outstanding shares into a greater number, or through a combination of its outstanding shares into a lesser number, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the calculation of the Applicable Number governing the conversion of Pacific Capital Stock will be adjusted appropriately.

           1.1.5 CONVERSION OF NEWCO SHARES. Each share of Newco Common Stock, $0.001 par value ("NEWCO COMMON STOCK"), that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Newco, be converted into and become one (1) share of Pacific Common Stock that is issued and outstanding immediately after the Effective Time, and the shares of Pacific Common Stock into which the shares of Newco Common Stock are so converted shall be the only shares of Pacific capital stock that are issued and outstanding immediately after the Effective Time.

           1.1.6 DISSENTING SHARES. Holders of shares of Pacific Capital Stock which are outstanding on the date of the determination of the Pacific shareholders entitled to vote on the Merger and which were not voted in favor of the Merger (the "ELIGIBLE DISSENTING SHARES"), will be entitled to exercise dissenters' rights, pursuant to Sections 1300 through 1304 of the California Corporations Code, with respect to such Eligible Dissenting Shares, provided that such holders meet the requirements of those sections with respect to such shares. (Any Eligible Dissenting Shares as to which such dissenters' rights are duly exercised are referred to hereinafter as "PACIFIC DISSENTING SHARES.")

           1.1.7 STRAIGHT IN OR FORWARD-TRIANGULAR MERGER. The parties agree that, upon Hybrid's request, they will amend these documents to cause Pacific to merge with and into Hybrid or Newco.

        1.2 FRACTIONAL SHARES. No fractional shares of Hybrid Common Stock will be issued in connection with the Merger, but in lieu thereof, the holder of any shares of Pacific Capital Stock who would otherwise be entitled to receive a fraction of a share of Hybrid Common Stock will receive from Hybrid, promptly after the Effective Time, an amount of cash equal to the Closing Price multiplied by the fraction of a share of Hybrid Common Stock to which such holder would otherwise be entitled. Holders of Pacific Options or Pacific Warrants that would otherwise be converted into Hybrid Options or Hybrid Warrants to purchase a fraction of a share of Hybrid Common Stock will receive from Hybrid, promptly at the time of any exercise of such Pacific Option or Pacific Warrant, an amount of

                                     A-1-2
    cash equal to the Closing Price multiplied by the fraction of a share of Pacific Capital Stock to which such holder would otherwise be entitled upon exercise of the Pacific Option, less the exercise price per fractional share of the Pacific Option.

        1.3 ESCROW AGREEMENT. Pursuant to an Escrow Agreement to be entered into on or before the Closing Date in substantially the form of EXHIBIT B (the "ESCROW AGREEMENT"), among Hybrid, Alan Dishlip as representative for the holders of outstanding shares of Pacific Capital Stock immediately before the Effective Time who are entitled to receive shares of Hybrid Common Stock issued upon the Merger and who do not exercise dissenters rights, and State Street Bank and Trust Company, as Escrow Agent, Hybrid will withhold from the shares of Hybrid Common Stock that would otherwise be delivered to such holders (the "PACIFIC HOLDERS"), 10% of the total number of shares of Hybrid Common Stock issued to them in the Merger. Promptly after the Closing Date, Hybrid will deposit or cause to be deposited in escrow pursuant to the Escrow Agreement certificates representing the shares thus withheld. The shares of Hybrid Common Stock represented by the certificates deposited in escrow as provided above in this Section 1.3 (the "ESCROW SHARES") will be held as collateral for the indemnification obligations of the Pacific Holders under section 10.2 below and pursuant to the Escrow Agreement pending their release from escrow pursuant to the Escrow Agreement.

    In the event that the Merger is approved by the Pacific shareholders, as provided herein, the Pacific shareholders shall, without any further act of any Pacific shareholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral for the Pacific Holder's indemnification obligations under Section 10.2 in the manner set forth in the Escrow Agreement,
(ii) the appointment of Alan Dishlip as the representative of the Pacific Holders (the "REPRESENTATIVE") under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each Pacific Holder (other than holders of Dissenting Shares) and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under the Escrow Agreement (including, without limitation, the exercise of the power to: (a) authorize delivery to Hybrid of Escrow Shares in satisfaction of claims by Hybrid; (b) agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (c) resolve any claim made by Indemnified Persons pursuant to Section 10.2; and (d) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing) and (iii) to all of the other terms, conditions and limitations in the Escrow Agreement.

    The Representative shall not be liable for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment. The Pacific Holders on whose behalf the Escrow Shares were contributed to the escrow shall severally indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative.

    A decision, act, consent or instruction of the Representative shall constitute a decision of all the shareholders for whom a portion of the Escrow Shares otherwise issuable to them are deposited in the escrow and shall be final, binding and conclusive upon each of such shareholders, and the Escrow Agent and Hybrid may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each such shareholder of the Company. The Escrow Agent and Hybrid are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Representative.

        1.4 EFFECTS OF THE MERGER. At the Effective Time: (a) the separate existence of Newco will cease and Newco will be merged with and into Pacific and Pacific will be the surviving corporation pursuant to the terms of the Agreement of Merger; (b) the Articles of Incorporation of Pacific will be amended in substantially the form attached to the Agreement of Merger as Exhibit A thereto and the Bylaws of

                                     A-1-3

    Pacific will continue unchanged as the Bylaws of the surviving corporation;
    (c) each share of Pacific Capital Stock outstanding immediately prior to the Effective Time will be converted as provided in this Article 1; (d) each share of Newco Common Stock outstanding immediately prior to the Effective Time will be converted into one (1) outstanding share of Pacific Common Stock; (e) Richard B. Gold and Matt Miller will be appointed to the Board of Directors of Hybrid as Class I directors, with the current Class I directors resigning effective as of the Effective Time and Richard B. Gold will be appointed the President and Chief Operating Officer of Hybrid and the remaining directors and executive officers of Hybrid otherwise remaining unchanged and the sole director of Newco immediately prior to the Effective Time will become the sole director of the surviving corporation and the officers of Newco immediately prior to the Effective Time will become the officers of the surviving corporation; and (f) the Merger will, at and after the Effective Time, have all of the effects provided by applicable law.

        1.5 FURTHER ASSURANCES. Pacific agrees that if, at any time after the Effective Time, Hybrid considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Hybrid title to any property or rights of Pacific as provided herein, Hybrid and any of its officers are hereby authorized by Pacific to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Hybrid and otherwise to carry out the purposes of this Agreement, in the name of Pacific or otherwise.

        1.6 REGISTRATION ON FORM S-4. The Hybrid Common Stock to be issued in the Merger shall be registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), on a Form S-4 Registration Statement to be filed by Hybrid (the "FORM S-4"). As promptly as practicable after the date of this Agreement, Hybrid shall prepare and file with the United States Securities and Exchange Commission (the "SEC") a prospectus/proxy statement (the "PROSPECTUS/PROXY STATEMENT") together with the Form S-4 and any other documents required by the Securities Act or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), in connection with the Merger. Each of Hybrid and Pacific will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Form S-4 or the Prospectus/Proxy Statement or for additional information and will promptly supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Form S-4, the Prospectus/Proxy Statement or the Merger, as the case may be. Hybrid and Pacific shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and/or to resolve any stop orders or proceedings initiated by the SEC with respect to the Merger. Hybrid shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the Hybrid Common Stock in the Merger. Pacific shall furnish to Hybrid all information concerning Pacific and the security holders of Pacific as may be reasonably requested in connection with any action contemplated by this Section 1.6.

        1.7 TAX-FREE REORGANIZATION. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Code, by virtue of the provisions of Section 368(a)(2)(E) of the Code. For purposes of this Section 1.7, Hybrid and Pacific agree to report the transactions contemplated in this Agreement in a manner consistent with the reorganization treatment they intend and will not take any position inconsistent therewith in any tax return, refund claim, litigation or otherwise unless required to do so by any governmental authority. The shares of Hybrid Common Stock issued in the Merger will be issued solely in exchange for the issued and outstanding shares of Pacific Capital Stock pursuant to this Agreement, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the Pacific Capital Stock. Except for

                                     A-1-4
    cash paid in lieu of fractional shares, no consideration that could constitute "OTHER PROPERTY" within the meaning of Section 356 of the Code will be paid by Hybrid for shares of Pacific Capital Stock in the Merger. In addition, Hybrid represents that it presently intends, and that at the Effective Time it will intend, to continue Pacific's historic business or use a significant portion of Pacific's business assets in a business. At the Closing (as defined in Section 6.1 hereof), officers of Pacific and officers of Hybrid will execute and deliver officers' certificates in the forms of Exhibits C and D, respectively, and the representations and other statements set forth therein are incorporated in this Agreement by this reference to the same extent as if Pacific or Hybrid, respectively, had made such statements herein.

        1.8 POOLING OF INTERESTS. The parties intend that the Merger be treated as a "POOLING OF INTERESTS" for accounting purposes.

    2.  REPRESENTATIONS AND WARRANTIES OF PACIFIC

    Pacific hereby represents and warrants that, except as set forth in the Pacific disclosure letter (the "PACIFIC DISCLOSURE LETTER") delivered by Pacific to Hybrid herewith, including items in the Pacific Disclosure Letter referred to as "ITEMS" below:

        2.1 ORGANIZATION AND GOOD STANDING. Pacific is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted and is qualified as a foreign corporation in each jurisdiction listed on ITEM 2.1. Pacific is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be likely to have a Material Adverse Effect (as defined below) on its present or expected operations or financial condition. Pacific does not own or lease any real property, has no employees and does not maintain a place of business in any foreign country or in any state of the United States other than California, except as listed on ITEM 2.1. When used in connection with Pacific, the term "Material Adverse Effect" means any change, event or effect that is or reasonably likely to be materially adverse to the business (including, but not limited to the development, sales and marketing of Pacific's Downconverter and CypherPoint line of products), assets (including intangible assets), liabilities, financial condition or results of operations of Pacific; provided, however, that a Material Adverse Effect shall not include any adverse effect following the date of this Agreement on the business, financial condition or results of operations of Pacific, that is directly attributable to adverse reaction to the Merger contemplated by this Agreement or the announcement of the Merger or that is consistent with an economic downturn in the industry in which Pacific operates or a national economic downturn.

        2.2  POWER, AUTHORIZATION AND VALIDITY.

           2.2.1 Pacific has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which Pacific is or will be a party that are required to be executed pursuant to this Agreement (the "PACIFIC ANCILLARY AGREEMENTS"). This Agreement and the Pacific Ancillary Agreements have been duly and validly approved by the Pacific Board of Directors and, as required by applicable law and subject to approval by the shareholders of Pacific, will be duly and validly approved by the shareholders of Pacific prior to the Effective Date.

           2.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Pacific to enter into, and to perform its obligations under, this Agreement and the Pacific Ancillary Agreements, except for (a) the filing of the Agreement of Merger with the Secretaries of State of the States of Delaware and California, the filing of such officers' certificates and other documents as are required to effectuate the Merger under Delaware and California law and the filing of appropriate documents with the relevant authorities of the states other than California in which Pacific is qualified to do business, if any, (b) such filings as may be required to comply with

                                     A-1-5
       federal and state securities laws, (c) the approval of this Agreement and the Agreement of Merger by the shareholders of Pacific and (d) consents required under contracts disclosed in ITEM 2.5 as exceptions to the representation made in the last sentence of Section 2.5 below.

           2.2.3 This Agreement and the Pacific Ancillary Agreements are, or when executed and delivered by Pacific and the other parties thereto will be, valid and binding obligations of Pacific enforceable against Pacific and the Pacific affiliates (as applicable) in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Pacific Ancillary Agreements will not be effective until the earlier of the Effective Time or the date provided for therein.

        2.3  CAPITALIZATION.

        (a) AUTHORIZED/OUTSTANDING CAPITAL STOCK. The authorized capital stock of Pacific consists of 25,000,000 shares of Pacific Common Stock, no par value, and 12,510,722 shares of Pacific Preferred Stock, no par value, of which the following series and amounts are authorized Series A--7,249,269; Series B--2,861,453; and Series C--2,400,000. 5,653,857 shares of Pacific
    Common Stock are issued and outstanding as of this date. 12,320,681 shares of Pacific Preferred Stock are issued and outstanding in the following series and amounts: Series A--7,249,269; Series B--2,861,453; and Series C-- 2,209,959. All issued and outstanding shares of Pacific Common Stock and Pacific Preferred Stock, which are listed by holder on ITEM 2.3, have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission and have been offered, issued, sold and delivered by Pacific in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.

        (b) OPTIONS/RIGHTS. Except as set forth in ITEM 2.3, there are no stock appreciation rights, options, warrants, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of Pacific's authorized but unissued capital stock; there are no options, warrants, conversion privileges or preemptive or other rights or agreements to which Pacific is a party involving the purchase or other acquisition of any shares of Pacific Capital Stock; there is no liability for dividends accrued but unpaid; and there are no voting agreements, registration rights, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of Pacific's outstanding securities.

        2.4 SUBSIDIARIES. Pacific does not have any subsidiaries or any equity interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

        2.5 NO VIOLATION OF EXISTING AGREEMENTS. Except as set forth in ITEM 2.5, neither the execution and delivery of this Agreement or any Pacific Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or Bylaws of Pacific, as currently in effect, (b) any instrument or contract to which Pacific is a party or by which Pacific is bound, except where such conflict, termination, breach, impairment or violation would not have a Material Adverse Effect or
    (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Pacific or its assets or properties. The consummation of the Merger and succession by Hybrid to all rights, licenses, franchises, leases and agreements of Pacific in and of themselves will not require the consent of any third party and will not have a Material Adverse Effect other than as set forth in ITEM 2.5.

        2.6 LITIGATION. Except as set forth in ITEM 2.6, there is no action, proceeding or investigation pending or, to the best of Pacific's knowledge (as defined below), threatened against Pacific before any court or administrative agency that, if determined adversely to Pacific, is likely to have a Material

                                     A-1-6

    Adverse Effect or in which the adverse party or parties seek to recover in excess of $50,000 against Pacific. There is no basis for any person, firm, corporation or entity to assert a claim against Pacific or Hybrid as successor in interest to Pacific based upon: (a) ownership or rights to ownership of any shares of Pacific Capital Stock or other securities, (b) any rights as a Pacific securities holder, including, without limitation, any option or other right to acquire any Pacific securities, any preemptive rights or any rights to notice or to vote or (c) any rights under any agreement between Pacific and any Pacific securities holder or former Pacific securities holder in such holder's capacity as such. There is no action, suit, proceeding, claim, arbitration or investigation pending or as to which Pacific has received any notice of assertion against Pacific, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement. As used in this Agreement, "TO THE BEST OF PACIFIC'S KNOWLEDGE" or "TO PACIFIC'S KNOWLEDGE" shall mean to the actual knowledge of Pacific's directors and executive officers after reasonable inquiry.

        2.7  PACIFIC FINANCIAL STATEMENTS.  Pacific has delivered to Hybrid in
    Item 2.7 Pacific's unaudited balance sheet as of September 30, 1997 and unaudited balance sheet as of February 28, 1998 (the "BALANCE SHEET DATE") and Pacific's unaudited income statements for the years ended September 30, 1996 and 1997 and unaudited income statement for the period from October 1, 1997 through February 28, 1998 (collectively, the "PACIFIC FINANCIAL STATEMENTS"). The Pacific Financial Statements, in all material respects,
    (a) are in accordance with the books and records of Pacific, (b) fairly and accurately represent the financial condition of Pacific at the respective dates specified therein and the results of operations for the respective periods specified therein and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Pacific will deliver the audit September 30, 1997 Pacific Financial Statements to Hybrid as soon as possible after the date of this Agreement. Except as set forth in Item 2.7, Pacific has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the Pacific Financial Statements, except for those that may have been incurred after the Balance Sheet Date in the ordinary course of Pacific's business.

        2.8 TAXES. Pacific has filed all federal, state, local and foreign tax and material information returns required to be filed prior to the date hereof, has paid all taxes required to be paid in respect of all periods prior to the date hereof for which returns have been filed, has made all necessary estimated tax payments, and has no liability for taxes in excess of the amount so paid, except to the extent adequate reserves have been established in the Pacific Financial Statements. True, correct and complete copies of all such tax and information returns have been provided or made available by Pacific to Hybrid. Pacific is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed which have not been settled or paid. Except as set forth in ITEM 2.8, no tax return of Pacific has ever been audited by the Internal Revenue Service or any state taxing agency or authority. For the purposes of this Section 2.8, the terms "TAX" and "TAXES" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

        2.9 TITLE TO PROPERTIES. Except as set forth in ITEM 2.9, Pacific has good and marketable title to all of its assets as shown on the balance sheet as of the Balance Sheet Date included in the Pacific Financial Statements, free and clear of all liens, charges or encumbrances (other than for taxes not yet due and payable and Permitted Liens as defined below), other than such assets (i) that were sold by Pacific in the ordinary course of business since the Balance Sheet Date or (ii) which are subject to capitalized leases. "PERMITTED LIENS" means any lien, mortgage, encumbrance or restriction which is reflected in the Pacific Financial Statements and is not in excess of $50,000 and which does not

                                     A-1-7
    materially detract from the value or materially interfere with the use, as currently utilized, of the properties subject thereto or affected thereby or otherwise materially impair the business operations being conducted thereon. Except as set forth in ITEM 2.9, there are no UCC financing statements of record with the State of California naming Pacific as debtor and Pacific owns no property in any other state. The machinery and equipment included in such assets are in all material respects in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Pacific is a party are fully effective and afford Pacific peaceful and undisturbed possession of the subject matter of the lease, except to the extent that failure to have such peaceful and undisturbed possession would have a Material Adverse Effect. Pacific, to its knowledge, is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, and Pacific has not received any notice of such violation with which it has not complied or had waived, except to the extent such violation would not have a Material Adverse Effect.

        2.10 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, Pacific has carried on its business in the ordinary course substantially in accordance with the procedures and practices in effect on the Balance Sheet Date, and except as set forth in ITEM 2.10, since the Balance Sheet Date there has not been with respect to Pacific:

           (a) any change in the financial condition, properties, assets, liabilities, business, results of operations or prospects of Pacific, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, have had or is reasonably likely to have a Material Adverse Effect;

           (b) any contingent liability incurred by Pacific as guarantor or surety with respect to the obligations of others;

           (c) any mortgage, encumbrance or lien placed on any of the properties of Pacific;

           (d) any material obligation or liability incurred by Pacific other than in the ordinary course of business;

           (e) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of Pacific other than in the ordinary course of business;

           (f) any damage, destruction or loss, whether or not covered by insurance, would have or is reasonably likely to have a Material Adverse Effect;

           (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Pacific, any split, stock dividend, combination or recapitalization of the capital stock of Pacific or any direct or indirect redemption, purchase or other acquisition by Pacific of the capital stock of Pacific;

           (h) any significant labor dispute or material claim of unfair labor practices, any material change in the compensation payable or to become payable to any of Pacific's officers, employees or agents, or any material bonus payment or arrangement made to or with any of such officers, employees or agents;

           (i) any change with respect to the management, supervisory, development or other key personnel of Pacific (the management, supervisory, development and other key personnel of Pacific are listed on
       ITEM 2.10 hereof);

           (j) any payment or discharge of a material lien or liability thereof, which lien or liability was not either (i) shown on the balance sheet as of the Balance Sheet Date included in the Pacific

                                     A-1-8

       Financial Statements or (ii) incurred in the ordinary course of business after the Balance Sheet Date; or

           (k) any obligation or liability incurred by Pacific to any of its officers, directors, shareholders or affiliates, or any loans or advances made to any of its officers, directors, shareholders or affiliates, except normal compensation and expense allowances payable to officers.

        2.11 AGREEMENTS AND COMMITMENTS. Except as set forth in ITEM 2.11 delivered by Pacific to Hybrid herewith, or as listed in ITEM 2.12, ITEM
    2.15.3 or ITEM 2.15.6 as required by Section 2.12, Section 2.15.3 or Section 2.15.6, as the case may be, Pacific is not a party or subject to any oral or written executory agreement, obligation or commitment that is material to Pacific, its financial condition, business or prospects or which is described below and is not terminable within 60 days without cost or penalty to Pacific, including but not limited to the following:

           (a) Any contract, commitment, letter agreement, quotation or purchase order providing for payments by or to Pacific in an aggregate amount of
       (i) $50,000 or more in the ordinary course of business or (ii) $25,000 or more not in the ordinary course of business;

           (b) Any license agreement under which Pacific is licensor (except for any nonexclusive software license granted by Pacific to end-user customers where the form of the license, excluding standard immaterial deviations, has been provided to Hybrid's counsel); or under which Pacific is licensee (except for standard "shrink wrap" licenses for off-the-shelf software products);

           (c) Any agreement by Pacific to encumber, transfer or sell rights in or with respect to any Pacific Intellectual Property (as defined in Section 2.12 hereof);

           (d) Any agreement for the sale or lease of real or personal property involving more than $50,000 per year;

           (e) Any material dealer, distributor, sales representative, original equipment manufacturer, value added remarketer or other agreement for the distribution of Pacific's products;

           (f) Any material franchise agreement or financing statement;

           (g) Any stock redemption or purchase agreement;

           (h) Any joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons or the payment of royalties to any other person;

           (i) Any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness or any advance to any employee of Pacific incurred or made in the ordinary course of business, and except as disclosed in the Pacific Financial Statements; or

           (j) Any contract containing covenants purporting to limit Pacific's freedom to compete in any line of business in any geographic area.

    All agreements, obligations and commitments listed in ITEM 2.11, ITEM 2.12,
ITEM 2.15.3 or ITEM 2.15.6 as required by Section 2.11, Section 2.12, Section
2.15.3 or Section 2.15.6, as the case may be, are valid and in full force and effect, and except as expressly noted, a true and complete copy of each has been delivered to Hybrid or Hybrid's counsel. Except as noted on ITEM 2.11, neither Pacific nor, to the knowledge of Pacific, any other party is in breach of or default under any material term of any such agreement, obligation or commitment. Pacific is not a party to any contract or arrangement that it reasonably expects will have a Material Adverse Effect. Pacific has no liability for renegotiation of government contracts or subcontracts which are material to Pacific, its financial condition, business or prospects.

                                     A-1-9

        2.12 INTELLECTUAL PROPERTY. Pacific owns all right, title and interest in, or has the right to use, all patent applications, patents, trademark applications, trademarks, service marks, trade names, mask works, copyright applications, copyrights, trade secrets, know-how, technology and other intellectual property and proprietary rights used in or reasonably necessary to the conduct of its business as presently conducted, using such intellectual property and proprietary rights ("PACIFIC INTELLECTUAL PROPERTY"), except where the absence of such would not have a Material Adverse Effect. Pacific has taken reasonable measures to protect all material Pacific Intellectual Property, and, except as set forth on ITEM 2.12, Pacific is not aware of any infringement of any Pacific Intellectual Property by any third party. Set forth on ITEM 2.12 delivered to Hybrid herewith is a true and complete list of all copyright, mask work and trademark registrations and applications and all patents and patent applications for Pacific Intellectual Property owned by Pacific. Pacific is not aware of any material loss, cancellation, termination or expiration of any such registration or patent except as set forth on ITEM 2.12, considering Pacific Intellectual Property. Pacific has delivered to Hybrid copies of agreements entered into with its present and former employees and consultants with respect to assignments of copyright and other intellectual property rights; and except as set forth on ITEM 2.12, all present employees have entered into such agreements. Copies of all forms of nondisclosure or confidentiality agreements utilized to protect the Pacific Intellectual Property have been provided to Hybrid. To Pacific's knowledge, the business of Pacific as conducted as of the date hereof does not, and will not cause Pacific to, infringe or violate any of the patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, proprietary rights or other intellectual property of any other person, and Pacific has not received any written or oral claim or notice of infringement or potential infringement of the intellectual property of any other person which is reasonably likely to have a Material Adverse Effect. Except as set forth on Item 2.12, or as a result of U.S. Export Control laws, Pacific has the unrestricted, worldwide right to reproduce, manufacture, sell, license and distribute all of its products (such products being set forth in ITEM 2.12), as it currently does so, and the right to use all of its registered user lists, and is not using any confidential information or trade secrets of any former employer of any past or present employees.

        2.13 COMPLIANCE WITH LAWS. Pacific has complied, or prior to the Closing Date (as defined in Section 6.1 hereof) will have complied, and is or will be at the Closing Date (as defined in Section 6.1 hereof) in full compliance, in all respects material to Pacific, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to Pacific or to the assets, properties and business of Pacific, including, without limitation: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to
    (i) the sale, licensing, leasing, ownership or management of Pacific's owned, leased or licensed real or personal property, products or technical data, (ii) employment or employment practices, terms and conditions of employment, or wages and hours or (iii) safety, health, fire prevention, environmental protection (including toxic waste disposal and related matters described in Section 2.21 hereof), building standards, zoning or other similar matters, (c) the Export Administration Act and regulations promulgated thereunder or other laws, regulations, rules, orders, writs, injunctions, judgments or decrees applicable to the export or re-export of controlled commodities or technical data or (d) the Immigration Reform and Control Act, except as the noncompliance with (a) through (d) of this
    Section 2.13 would not as to any individual event of noncompliance, result in a Material Adverse Effect. Pacific has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary to the conduct of its business as presently conducted.

        2.14 CERTAIN TRANSACTIONS AND AGREEMENTS. No person who is an officer or director of Pacific has any direct or indirect ownership interest (excluding interests as a general partner or limited partner of an investment fund or personal holdings in mutual funds) in or any employment or consulting agreement with any firm or corporation that competes with Pacific or Hybrid (except with

                                     A-1-10
    respect to any interest in less than 3% of the outstanding voting shares of any corporation whose stock is publicly traded). Except as set forth in ITEM 2.14, no person who is an officer or director of Pacific, is directly or indirectly interested in any contract or informal arrangement with Pacific, including, but not limited to, any loan arrangements, except for compensation for services as an officer (listed in ITEM 2.15.3), director or employee of Pacific and except for the normal rights of a shareholder, warrantholder or optionholder. Except as set forth in ITEM 2.14, none of such officers or directors or family members has any interest in any property, real or personal, tangible or intangible, including, without limitation, inventions, patents, copyrights, trademarks, trade names or trade secrets, used in the business of Pacific, except for the normal rights of a shareholder.

        2.15  EMPLOYEES.

           2.15.1 Except as set forth in ITEM 2.15.1, (i) Pacific has no material employment contract or material consulting agreement currently in effect that is not terminable at will without material penalty or payment of compensation by Pacific (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions) and (ii) all employees and consultants of Pacific have executed Pacific's standard form of assignments of copyright and other intellectual property rights to Pacific.

           2.15.2 Pacific (a) has never been and is not now subject to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees, (c) is not subject to any other material contract, written or oral, with any trade or labor union, employees' association or similar organization and (d) has no material current labor dispute. Pacific has good labor relations, and Pacific has no knowledge of any facts indicating that the consummation of the transactions provided for herein (other than the contemplated reductions in force associated therewith) will have a Material Adverse Effect on its labor relations, and has no knowledge that any of its key development or other employees (each of whom is listed on Item 2.15.2) intends to leave its employ.

           2.15.3 ITEM 2.15.3 delivered by Pacific to Hybrid herewith contains a list of all material employment and consulting agreements, material pension, retirement, disability, medical, dental or other health plans, material life insurance or other death benefit plans, material profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, material vacation, sick, holiday or other paid leave plans, and material severance plans or other similar material employee benefit plans maintained by Pacific (the "EMPLOYEE PLANS"), including without limitation all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Pacific has delivered or made available copies or descriptions of all the Employee Plans to Hybrid and Hybrid's counsel. Except as set forth in ITEM 2.15.3, each of the Employee Plans, and its operation and administration, is, in all material respects, in compliance with each of the respective Employee Plans' terms and with all applicable, federal, state, local and other governmental laws and ordinances, orders, rules and regulations, including the requirements of ERISA and the Code. Except as set forth in ITEM 2.15.3, all such Employee Plans that are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) which are intended to qualify under Section 401(a) of the Code have received favorable determination opinion, notification or advisory letters with respect to such plans that consider the Tax Reform Act of 1986 or have remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified states of each such Employee Plan. In addition, Pacific has never been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which Pacific sponsors as employer or in which Pacific participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including, but not limited to, any individual exemption granted under

                                     A-1-11

       Section 408(a) of ERISA), or which could result in an excise tax under the Code. The group health plans, as defined in Section 4980B(g) of the Code, that benefit employees of Pacific are in material compliance with the continuation coverage requirements of subsection 4980B of the Code. There are no material outstanding violations of Section 4980B of the Code with respect to any Employee Plan, covered employees or qualified beneficiaries. Except as set forth in Item 2.15.3, no employee of Pacific and no person subject to any Pacific health plan has made medical claims through such health plan during the twelve months preceding the date hereof for more than $50,000 or more, in the aggregate.

           2.15.4 To Pacific's knowledge, no employee of Pacific is in violation of any material term of any employment contract, patent or trade secret disclosure agreement or noncompetition agreement or any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by Pacific or to use trade secrets or proprietary information of others, and, to Pacific's knowledge, the employment of any employee of Pacific does not subject Pacific to any liability to any third party.

           2.15.5 Except as set forth in ITEM 2.15.5, Pacific is not a party to any (a) agreement with any executive officer or other key employee of Pacific (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Pacific in the nature of any of the transactions contemplated by this Agreement and the Agreement of Merger, (ii) providing any term of employment or compensation guarantee or (iii) providing material benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) material agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Agreement of Merger. Pacific is not obligated to make any excess parachute payment, as defined in Section 280G(b)(1) of the Code as a result of the transactions contemplated by this Agreement and the Agreement of Merger.

           2.15.6 A list of all employees, officers and consultants of Pacific and their current compensation and benefits as of the date of this Agreement is set forth on ITEM 2.15.6.

           2.15.7 All material contributions due from Pacific with respect to any of the Employee Plans have been made or accrued on Pacific's financial statements, and no further material contributions will be due or will have accrued thereunder as of the Closing Date.

        2.16 CORPORATE DOCUMENTS. Pacific has made available to Hybrid for examination all documents and information listed in ITEMS 2.1 through 2.21 or other exhibits called for by this Agreement which have been reasonably requested by Hybrid's legal counsel, including, without limitation, the following: (a) copies of Pacific's Articles of Incorporation and Bylaws as currently in effect; (b) Pacific's minute book containing all records of all proceedings, consents, actions and meetings of Pacific's directors and shareholders; (c) Pacific's stock ledger, journal and other records reflecting all stock issuances and transfers; and (d) all permits, orders and consents issued by any regulatory agency with respect to Pacific, or any securities of Pacific, and all applications for such permits, orders and consents.

        2.17 NO BROKERS. Except as listed on ITEM 2.17, Pacific is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction provided for herein or therein.

        2.18 DISCLOSURE. This Agreement, its exhibits and schedules, and any of the certificates or documents to be delivered by Pacific to Hybrid under this Agreement, taken together, do not contain

                                     A-1-12
    any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

        2.19 BOOKS AND RECORDS. The books, records and accounts of Pacific (a) are in all material respects true and complete, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Pacific and (d) accurately and fairly reflect the basis for the Pacific Financial Statements.

        2.20 INSURANCE. Pacific maintains (as listed on Item 2.20) and at all times during the prior three years has maintained fire and casualty, workers compensation, general liability, business interruption and product liability insurance which it believes to be reasonably prudent for similarly sized and similarly situated business.

        2.21  ENVIRONMENTAL MATTERS.

           2.21.1 To the knowledge of Pacific, during the period that Pacific has leased or owned its properties or leased, owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under any such properties or facilities. Pacific has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Pacific having taken possession of any of such properties or facilities. For purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 ET SEQ., as amended ("CERCLA"). For the purposes of this Section 2.22, "HAZARDOUS MATERIALS" mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing Date (as defined in Section 6.1 hereof) regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 ET SEQ.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, ET SEQ.; (iv) the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 ET SEQ.; (vi) regulations promulgated under any of the above statutes; or (vii) any other applicable federal, state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

           2.21.2 None of the properties or facilities currently leased or owned by Pacific or any properties or facilities previously occupied by Pacific is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition.

           2.21.3 Except as set forth in ITEM 2.21, during Pacific's occupancy of any properties or facilities owned or leased at any time by Pacific, neither Pacific, nor to Pacific's knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties and facilities or transported to or from such properties and facilities any Hazardous Materials.

           2.21.4 To the knowledge of Pacific, during the time that Pacific has owned or leased the properties and facilities currently occupied by it or any properties and facilities previously occupied by Pacific, there has been no litigation, proceeding or administrative action brought or threatened against Pacific, or any settlement reached by Pacific with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

                                     A-1-13

           2.21.5 To the knowledge of Pacific, during Pacific's occupancy of any properties or facilities owned or leased at any time by Pacific, no Hazardous Materials have been transported from such premises to any site or facility now listed or proposed for listing on the National Priorities List, at 40 C.F.R. Part 300, or any list with a similar scope or purpose published by any state authority.

        2.22 GOVERNMENT CONTRACTS. All representations, certifications and disclosures made by Pacific to any Government Contract Party (as defined below) have been in all material respects current, complete and accurate at the times they were made. There have been no acts, omissions or noncompliance with regard to any applicable public contracting statute, regulation or contract requirement (whether express or incorporated by reference) relating to any of Pacific's contracts with any Government Contract Party (as defined below) in either case that have led to or is reasonably likely to lead to, either before or after the Closing Date (as defined in Section 6.1 hereof), (a) any material claim or dispute involving Pacific and/or Hybrid as successor in interest to Pacific and any Government Contract Party or (b) any suspension, debarment or contract termination, or proceeding related thereto. There has been no act or omission that relates to the marketing, licensing or selling to any Government Contract Party (as defined below) of any of Pacific technical data and products and that has led to or is reasonably likely to lead to, either before or after the Closing Date (as defined in Section 6.1 hereof), any material cloud on any of Pacific's rights in and to its technical data and products. All of Pacific's development of technical data and products was developed exclusively at private expense. For purposes of this Section 2.22, the term "GOVERNMENT CONTRACT PARTY" means any independent or executive agency, division, subdivision, audit group or procuring office of the federal government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

        2.23 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Pacific in writing for inclusion in the Form S-4 and the Prospectus/Proxy Statement, at the date such information is supplied and at the time of the vote of the Hybrid stockholders related to the Merger and the Pacific Shareholder Vote (as defined in Section 4.5), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they are made, not misleading.

        2.24 BOARD APPROVAL. The Board of Directors of Pacific has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of Pacific and its shareholders, and (ii) to recommend that the shareholders of Pacific approve and adopt this Agreement and approve the Merger.

        2.25 POOLING OF INTERESTS. To Pacific's knowledge, based on consultation with its independent accountants, neither Pacific nor any of its directors, officers or shareholders has taken any action which would interfere with Pacific's or Hybrid's ability to account for the Merger as a pooling of interests.

    3.  REPRESENTATIONS AND WARRANTIES OF HYBRID AND NEWCO

    Each of Hybrid and Newco, where applicable, hereby represents and warrants, that, except as set forth on the Hybrid disclosure letter delivered to Pacific herewith:

        3.1 ORGANIZATION AND GOOD STANDING. Each of Hybrid and Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the

                                     A-1-14
    corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

        3.2  POWER, AUTHORIZATION AND VALIDITY.

           3.2.1 Each of Hybrid and Newco has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Hybrid is or will be a party that are required to be executed pursuant to this Agreement (the "HYBRID ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Hybrid Ancillary Agreements have been duly and validly approved and authorized by Hybrid's Board of Directors and Newco's Board of Directors and as required by applicable law and subject to any required approval by the stockholders of Hybrid, such stockholder approval will be duly and validly obtained prior to the Effective Time.

           3.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Hybrid to enter into, and to perform its obligations under, this Agreement and the Hybrid Ancillary Agreements, except for (a) the filing of the Agreement of Merger with the Secretaries of State of the States of Delaware and California, the filing of such officers' certificates and other documents as are required to effectuate the Merger under Delaware and California law and the filing of appropriate documents with the relevant authorities of other states in which Hybrid is qualified to do business, if any, (b) such post-closing filings as may be required to comply with federal and state securities laws and (c) the approval of this Agreement and the Agreement of Merger by the stockholders of Hybrid.

           3.2.3 This Agreement and the Hybrid Ancillary Agreements are, or when executed and delivered by Hybrid and Newco (as applicable) and the other parties thereto will be, valid and binding obligations of Hybrid and Newco, enforceable against Hybrid and Newco in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Agreement of Merger and the Hybrid Ancillary Agreements will not be effective until the earlier of the Effective Time or the date provided for therein.

        3.3 NO VIOLATION OF EXISTING AGREEMENTS OR LAWS. Neither the execution nor delivery of this Agreement or any Hybrid Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of Hybrid, as currently in effect, or (b) any contract that is material to Hybrid's business or (c) any federal, state, local or foreign judgment, writ, decree, order, statute or regulation applicable to and that would have a Material Adverse Effect (as defined below) on Hybrid or its assets or properties. When used in connection with Hybrid, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement any change, event or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets),, liabilities, financial condition or results of operations of Hybrid except that a decline in Hybrid's stock price and its failure to meet its own or analysts' financial expectations for the quarter ended March 31, 1998 as described in Hybrid's press release dated March 12, 1998 shall not be deemed to be a Material Adverse Effect.

        3.4 SEC DOCUMENTS. Hybrid has furnished Pacific with its registration statement on Form S-1 and the final prospectus dated November 12, 1997 related to its initial public offering of Common Stock (the "FINAL PROSPECTUS"), and all other reports or documents required to be filed by Hybrid pursuant to Section 13(a) or 15(d) of the 1934 Act since the filing of its Final Prospectus (the "SEC DOCUMENTS"). As of their respective dates, the SEC Documents were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents. The Hybrid SEC Documents,

                                     A-1-15
    this Agreement, the exhibits and schedules hereto, and any certificates or documents to be delivered to Pacific pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

        3.5 AUTHORIZED/OUTSTANDING CAPITAL STOCK. The authorized capital stock of Hybrid consists of 100,000,000 shares of Hybrid Common Stock, $0.001 par value per share, of which 10,353,580 shares were issued and outstanding as of February 27, 1998, and 5,000,000 shares of preferred stock, $0.001 par value per share, of which no shares are issued and outstanding. The authorized capital stock of Newco consists of 1,000 shares of Common Stock, $0.001 par value, of which 1,000 shares are issued and outstanding and held by Hybrid.

        3.6 NO MATERIAL CHANGE. Since the issuance of Hybrid's press release related to its financial results on March 12, 1998, there has not been with respect to Hybrid any change in the financial condition, properties, assets, liabilities, business, results of operations or prospects of Hybrid, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, have had or is likely to have a Material Adverse Effect.

        3.7 POOLING OF INTERESTS. To Hybrid's knowledge, based on consultation with its independent accountants, neither Hybrid nor any of its directors, officers or stockholders has taken any action which would interfere with Hybrid's ability to account for the Merger as a pooling of interests.

        3.8 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending or as to which Hybrid has received any notice of assertion against Hybrid, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

        3.9 BOARD APPROVAL. The Board of Directors of Hybrid has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of Pacific and its stockholders, and (ii) to recommend that the stockholders of Hybrid approve and adopt this Agreement and approve the Merger.

    4.  PACIFIC PRECLOSING COVENANTS

    During the period from the date of this Agreement until the Effective Time, Pacific covenants to and agrees with Hybrid as follows:

        4.1  ADVICE OF CHANGES.  Pacific will promptly advise Hybrid in writing
    (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Pacific contained in this Agreement, if made on or as of the date of such event or the Closing Date (as defined in Section 6.1 hereof), untrue or inaccurate in any material respect and (b) the occurrence of any Material Adverse Effect. To ensure compliance with this Section 4.1, Pacific shall deliver to Hybrid within fifteen (15) days after the end of each monthly accounting period ending after the date of this Agreement and before the Closing Date, an unaudited balance sheet and statement of operations, which financial statements shall be prepared in the ordinary course of business, in accordance with Pacific's books and records and generally accepted accounting principles and shall fairly present the financial position of Pacific as of their respective dates and the results of Pacific's operations for the periods then ended.

        4.2 MAINTENANCE OF BUSINESS. Pacific will use reasonable efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If Pacific becomes aware of a material deterioration in the relationship with any material customer, supplier or key employee, it will promptly bring such

                                     A-1-16
    information to the attention of Hybrid in writing and, if requested by Hybrid, will exert all reasonable efforts to restore the relationship.

        4.3 CONDUCT OF BUSINESS. Except as provided otherwise herein or as approved or recommended by Hybrid, Pacific will not, without the prior written consent of the President of Hybrid, not to be unreasonably withheld:

           (a) borrow any money in excess of an aggregate of $50,000 (not including any amounts borrowed from Hybrid);

           (b) enter into any transaction or make any commitment involving an expense of Pacific or capital expenditure by Pacific in excess of $50,000 that is not in the ordinary course of business;

           (c) encumber or permit to be encumbered any of its assets except (i) in the ordinary course of its business consistent with past practice or
       (ii) encumbrances which are not in excess of $50,000;

           (d) dispose of any of its material assets except (i) in the ordinary course of business consistent with past practice or (ii) assets which are not in excess of $50,000;

           (e) enter into any material lease or contract for the purchase or sale of any property, real or personal, tangible or intangible, or enter into any agreement of the types described in Section 2.11, except in the ordinary course of business consistent with past practice;

           (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

           (g) pay any bonus, royalty, increased salary (except for annual increases in the ordinary course of business consistent with past practice and disclosed to Hybrid in writing) or special remuneration to any officer, employee or consultant (except pursuant to existing arrangements heretofore disclosed in writing to Hybrid) or enter into any new employment or consulting agreement with any such person, or enter into any new agreement or plan of the type described in Section 2.15.3;

           (h) change accounting methods;

           (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock, except for options granted to new hires for an aggregate of 50,000 shares of Pacific Common Stock;

           (j) amend or terminate any contract, agreement or license to which it is a party, except those amended or terminated in the ordinary course of business consistent with past practice or which are not material in amount or effect;

           (k) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount, which travel and expenses shall be reasonably documented by receipts for the claimed amounts consistent with past practice;

           (l) guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice or which are not material in amount;

           (m) waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

                                     A-1-17

           (n) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security, except for (i) the conversion of Pacific Preferred Stock or the exercise of Pacific Options or Pacific Warrants or (ii) the issuance of stock options under Pacific's stock option plans as provided in Section 4.3(i);

           (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

           (p) except for the Merger, merge, consolidate or reorganize with, or acquire any entity;

           (q) amend its Articles of Incorporation or Bylaws;

           (r) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Hybrid for its review prior to filing;

           (s) license any of Pacific's technology or any of Pacific's Intellectual Property, except in the ordinary course of business consistent with past practice;

           (t) change any insurance coverage or issue any certificates of insurance;

           (u) terminate the employment of any key employee listed in Item 2.10(i); or

           (v) agree to do any of the things described in the preceding clauses 4.3(a) through 4.3(u).

        4.4 CERTAIN AGREEMENTS. Pacific will use reasonable efforts to cause all present employees and consultants of Pacific who have not previously executed Pacific's forms of assignments of copyright and other intellectual property rights to Pacific to execute such forms, copies of which are attached hereto as EXHIBIT E.

        4.5 SHAREHOLDER APPROVAL. At the earliest practicable date after the effectiveness of the Form S-4, Pacific will duly call and hold a special shareholder meeting, whereby this Agreement, the Agreement of Merger and related matters will be submitted for the consideration and approval of Pacific's shareholders (the "PACIFIC SHAREHOLDER VOTE"), which approval will be recommended by Pacific's Board of Directors and management. Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law. Concurrently with execution of this Agreement, Pacific will cause the parties listed on EXHIBIT F to sign agreements in the form of EXHIBIT Q hereto that among other things bind such shareholders to vote in favor of the Merger.

        4.6 EMPLOYMENT AND NONCOMPETITION AGREEMENTS. Richard B Gold shall execute and deliver, and Pacific will use reasonable efforts to cause Mike Morganstern and Allen Podell to execute and deliver to Hybrid employment agreements (the "EMPLOYMENT AGREEMENTS") and noncompetition agreements (the "NONCOMPETITION AGREEMENTS") in the form attached as EXHIBIT G, with respect to Richard B. Gold, and Exhibit H in a form to be negotiated in good faith by Pacific and Hybrid, with respect to Messrs. Morganstern and Podell, which agreements will become effective upon the Effective Time of the Merger.

        4.7 PROSPECTUS/PROXY STATEMENT. Pacific will send to its shareholders in a timely manner, for the purpose of the Pacific Shareholder Vote, the Agreement of Merger and related matters and the Prospectus/Proxy Statement in the form filed by Hybrid with the SEC pursuant to Rule 424 under the Securities Act. Pacific will promptly provide all information relating to its business or operations necessary for inclusion in the Prospectus/Proxy Statement to satisfy the parties' respective obligations under applicable state and federal securities laws. Pacific will be solely responsible for any statement, information or omission in the Prospectus/Proxy Statement relating to Pacific or its affiliates and

                                     A-1-18
    based upon written information furnished by Pacific. Pacific will not provide or publish to its shareholders any material concerning Pacific or its affiliates that violates the Securities Act, the Exchange Act or any applicable state securities laws with respect to the transactions provided for herein.

        4.8 REGULATORY APPROVALS. Pacific will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Hybrid may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Pacific will use reasonable efforts to obtain or assist Hybrid in obtaining all such authorizations, approvals and consents.

        4.9 NECESSARY CONSENTS. Pacific will use reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate for Pacific, in addition to those set forth in Section 4.8, to facilitate and allow the consummation of the transactions provided for herein and to facilitate and allow Hybrid to carry on Pacific's business after the Closing Date (as defined in Section 6.1 hereof).

        4.10 LITIGATION. Pacific will notify Hybrid in writing promptly after learning of any action, suit, proceeding or investigation by or before any court, board or governmental agency, initiated by or against Pacific or threatened against it.

        4.11 NO OTHER NEGOTIATIONS. From the date hereof until the termination of this Agreement (provided such termination is not in breach of this Agreement) or the consummation of the Merger, Pacific will not, and will not authorize any officer, director, employee or affiliate of Pacific, or any other person, on its behalf, directly or indirectly, to (a) solicit, facilitate, discuss or encourage any offer, inquiry or proposal received from any party other than Hybrid, concerning the possible disposition of all or any substantial portion of Pacific's business, assets or capital stock by merger, sale or any other means or to otherwise solicit, facilitate, discuss or encourage any such disposition (other than the Merger), or (b) provide any confidential information to or negotiate with any third party other than Hybrid in connection with any offer, inquiry or proposal concerning any such disposition. Pacific will immediately notify Hybrid of any such offer, inquiry or proposal.

        4.12  ACCESS TO INFORMATION.  Until the Closing Date (as defined in
    Section 6.1 hereof) Pacific will provide Hybrid and its agents with reasonable access to the files, books, records and offices of Pacific, including, without limitation, any and all information relating to Pacific taxes, commitments, contracts, leases, licenses, real, personal and intangible property, and financial condition. Pacific will cause its accountants to cooperate with Hybrid and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants and will deliver the audited September 30, 1997 Pacific Financial Statements to Hybrid as soon as practicable after the date of this Agreement.

        4.13 SATISFACTION OF CONDITIONS PRECEDENT. Pacific will use reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Pacific will use reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

        4.14 BLUE SKY LAWS. Pacific shall use reasonable efforts to assist Hybrid to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions applicable in connection with the Merger.

                                     A-1-19

        4.15 NOTIFICATION OF EMPLOYEE PROBLEMS. Pacific will promptly notify Hybrid if any of Pacific's officers becomes aware that any of the key employees listed in ITEM 2.15.2 intends to leave its employ.

        4.16 PACIFIC AFFILIATES AGREEMENT. To ensure that the issuance of Hybrid Common Stock in the Merger complies with the Securities Act and that the Merger will be accounted for as a "POOLING OF INTERESTS," concurrently with the execution of this Agreement, Pacific will use reasonable efforts to deliver to Hybrid, a written agreement from each of its affiliates (as listed on EXHIBIT F) (the "PACIFIC AFFILIATES AGREEMENT") in substantially the form of EXHIBIT I.

        4.17 PRINCIPAL SHAREHOLDER REPRESENTATION LETTERS. To ensure that the Merger will qualify as a "TAX-FREE" reorganization for federal income tax purposes, Pacific will cause each shareholder who beneficially owns more than 10% of the capital stock of Pacific (the "PRINCIPAL SHAREHOLDER") to execute, at or before the Closing, the Pacific Affiliates Agreement in the form of EXHIBIT I.

        4.18 TAX OPINION. Pacific shall use reasonable efforts to obtain a written opinion from its counsel, Wilson Sonsini Goodrich & Rosati Professional Corporation, in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Pacific agrees to make reasonable representations as requested by such counsel for the purpose of rendering such opinion.

        4.19 PACIFIC DISSENTING SHARES. As promptly as practicable after the date of the Pacific Shareholder Vote and prior to the Closing Date, Pacific shall furnish Hybrid with the name and, to the extent of Pacific's knowledge, the address of each holder of Eligible Dissenting Shares.

        4.20 POOLING ACCOUNTING. Pacific shall use reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Pacific shall use reasonable efforts to cause its affiliates not to take any action that would adversely affect the ability of Hybrid to account for the business combination to be effected by the Merger as a pooling of interests.

    5.  HYBRID PRECLOSING COVENANTS

    During the period from the date of this Agreement until the Effective Time, Hybrid covenants to and agrees with Pacific as follows:

        5.1  ADVICE OF CHANGES.  Hybrid will promptly advise Pacific in writing
    (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Hybrid contained in this Agreement, if made on or as of the date of such event or the Closing Date (as defined in Section 6.1 hereof), untrue or inaccurate in any material respect and (b) the occurrence of any Material Adverse Effect.

        5.2 SATISFACTION OF CONDITIONS PRECEDENT. Hybrid will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and Hybrid will use all reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

        5.3 REGULATORY APPROVALS. Hybrid will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Pacific may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Hybrid will use all reasonable efforts to obtain all such authorizations, approvals and consents.

        5.4 HYBRID AFFILIATES AGREEMENTS. To ensure that the Merger will be accounted for as a "POOLING OF INTERESTS," concurrently with the execution of this Agreement, Hybrid will use reasonable efforts to

                                     A-1-20
    deliver to Pacific a written agreement from each of its affiliates (the "HYBRID AFFILIATES AGREEMENT") in substantially the form of EXHIBIT J.

        5.5 TAX OPINIONS. Hybrid shall use reasonable efforts to obtain a written opinion from its counsel, Fenwick & West LLP, in form and substance reasonably satisfactory to it to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn. Hybrid agrees to make reasonable representations as requested by such counsel for the purpose of rendering such opinion.

        5.6 NMS LISTING. Hybrid agrees to authorize for listing on the Nasdaq National Market the Hybrid Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

        5.7 VOTING AGREEMENTS. Hybrid will use reasonable efforts to deliver to Pacific a written agreement from each of the entities listed on EXHIBIT K (the "VOTING AGREEMENT") in substantially the form of EXHIBIT L providing that such persons will vote in favor of the Merger.

        5.8 MAINTENANCE OF BUSINESS. Hybrid will use reasonable efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. Promptly following the public dissemination of information related to a material deterioration in the relationship with any material customer, supplier or key employee, or material litigation related to the business operations of Hybrid, Hybrid will supply Pacific with a copy of such public dissemination.

        5.9 STOCKHOLDER APPROVAL. If required by law or the Nasdaq Stock Market, at the earliest practicable date after the effectiveness of the Form S-4, Hybrid will duly call and hold a stockholder meeting (the "HYBRID STOCKHOLDER VOTE"), whereby this Agreement, the Agreement of Merger and related matters will be submitted for the consideration and approval of Hybrid's stockholders, which approval will be recommended by Pacific's Board of Directors and management. Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law.

        5.10 PROSPECTUS/PROXY STATEMENT. Hybrid will send to its stockholders in a timely manner, for the purpose of the Hybrid Stockholder Vote, the Agreement of Merger and related matters and the Prospectus/Proxy Statement in the form filed by Hybrid with the SEC pursuant to Rule 424 under the Securities Act. Hybrid will use reasonable efforts to have the Form S-4 declared effective by the SEC. Hybrid will promptly provide all information relating to its business or operations necessary for inclusion in the Prospectus/Proxy Statement to satisfy the parties' respective obligations under applicable state and federal securities laws. Hybrid will be solely responsible for any statement, information or omission in the Prospectus/Proxy Statement relating to Hybrid or its affiliates and based upon written information furnished by Hybrid. Hybrid will not provide or publish to its shareholders any material concerning Hybrid or its affiliates that violates the Securities Act, the Exchange Act or any applicable state securities laws with respect to the transactions provided for herein.

        5.11 NECESSARY CONSENTS. Hybrid will use reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate for Hybrid to facilitate and allow the consummation of the transactions provided for herein.

        5.12 BLUE SKY LAWS. Hybrid shall use reasonable efforts to comply with the securities and Blue Sky laws of all jurisdictions applicable in connection with the Merger.

        5.13 POOLING ACCOUNTING. Hybrid shall use reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Hybrid shall use reasonable efforts to cause its affiliates not to take any action that would adversely affect the ability of Hybrid to account for the business combination to be effected by the Merger as a pooling of interests.

                                     A-1-21

        5.14 FILING OF FORM S-8. As soon as practicable after the Closing Date, Hybrid will use reasonable efforts to file a Form S-8 with the SEC to register the shares underlying the Pacific Options being assumed by Hybrid in the Merger.

    6.  CLOSING MATTERS

        6.1 THE CLOSING. Subject to termination of this Agreement as provided in Section 9 below, the closing of the transactions provided for herein (the "CLOSING") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m., Pacific Time on or before May 31, 1998, or, if all conditions to Closing have not been satisfied or waived by such date, such other place, time and date as Pacific and Hybrid may mutually select (the "CLOSING DATE"). The parties agree to use their best efforts to satisfy all conditions to closing on or before May 31, 1998. Prior to or concurrently with the Closing, the Agreement of Merger and such officers' certificates or other documents as may be required to effectuate the Merger will be filed in the office of the California Secretary of State and the Agreement of Merger and such certificates of approval or other documents as may be required to effectuate the Merger will be filed in the office of the Delaware Secretary of State. Accordingly, the Merger will become effective at the Effective Time.

        6.2  EXCHANGE OF CERTIFICATES.

           6.2.1 As of the Effective Time, all shares of Pacific Capital Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist, and all such shares will be converted into the right to receive from Hybrid the number of shares of Hybrid Common Stock determined as set forth in Section 1.1, subject to Section 1.2 and 1.3 hereof.

           6.2.2 At and after the Effective Time, each certificate representing outstanding shares of Pacific Capital Stock will represent the number of shares of Hybrid Common Stock into which such shares of Pacific Capital Stock have been converted, and such shares of Hybrid Common Stock will be deemed registered in the name of the holder of such certificate. As soon as practicable after the Effective Time, each holder of shares of Pacific Capital Stock will surrender (a) the certificates for such shares (the "PACIFIC CERTIFICATES") to Hybrid for cancellation or (b) an affidavit of lost certificate (or nonissued) and a bond in form reasonably satisfactory to Hybrid (a "BOND"). Promptly following the Effective Time and receipt of the Pacific Certificates and/or the Bonds, Hybrid will cause its transfer agent to mail to each holder of record of Pacific Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Pacific Certificates shall pass, only upon delivery of the Pacific Certificates to the transfer agent and shall be in such form and have such other provisions as Hybrid and Pacific may reasonably specify) and (ii) instructions for use in effecting the surrender of the Pacific Certificates in exchange for certificate representing Hybrid Common Stock. Upon surrender of a Pacific Certificate for cancellation to the transfer agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the transfer agent, the transfer agent will issue to such surrendering holder certificate(s) for the number of shares of Hybrid Common Stock to which such holder is entitled pursuant to Section 1.1, subject to Section 1.2 hereof, less the shares of Hybrid Common Stock deposited into escrow pursuant to Section
       1.3 hereof, and Hybrid will distribute any cash payable under Section
       1.2.

           6.2.3 All shares of Hybrid Common Stock (and, if applicable, cash in lieu of fractional shares) delivered upon the surrender of Pacific Certificates in accordance with the terms hereof will be delivered to the registered holder or placed in escrow with the Escrow Agent, as applicable. After the Effective Time, there will be no further registration of transfers of the shares of Pacific Capital Stock on the stock transfer books of Pacific. If, after the Effective Time, Pacific Certificates are presented for transfer or for any other reason, they will be canceled and exchanged and certificates therefor will be delivered or placed in escrow as provided in this

                                     A-1-22

       Section 6.2. Notwithstanding anything herein to the contrary, except to the extent waived by Hybrid, any Pacific Certificate that is not properly submitted to Hybrid for exchange and cancellation within three years after the Effective Time shall no longer evidence ownership of or any right to receive shares of Hybrid Common Stock and all rights of the holder of such Pacific Certificate, with respect to the shares previously evidenced by such Pacific Certificate, shall cease.

           6.2.4 Until Pacific Certificates representing Pacific Capital Stock outstanding prior to the Merger are surrendered pursuant to Section 6.2.2 above, such certificates will be deemed, for all purposes, to evidence ownership of (a) the number of shares of Hybrid Common Stock into which the shares of Pacific Capital Stock will have been converted, subject to the obligation to place a portion thereof in escrow as required hereby, and (b) if applicable, cash in lieu of fractional shares.

        6.3 ASSUMPTION OF OPTIONS AND WARRANTS. Promptly after the Effective Time, Hybrid will notify in writing each holder of a Pacific Option or Pacific Warrant of the assumption of such Pacific Option or Pacific Warrant by Hybrid, and the number of shares of Hybrid Common Stock that are then subject to such option or warrant and the exercise price of such option or warrant, as determined pursuant to Sections 1.1 and 1.2 hereof.

    7.  CONDITIONS TO OBLIGATIONS OF PACIFIC

    Pacific's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Pacific, but only in a writing signed on behalf of Pacific by its President or Chief Financial Officer):

        7.1 (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Hybrid contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. The representations and warranties of Hybrid hereunder shall be deemed not to be true and correct in all material respects on the date of this Agreement only if the aggregate amount of losses or damages reasonably related to, arising out of or expected to arise out of any breach of such representations and warranties (without regard to any limitations for materiality that are contained in the individual representations and warranties) are reasonably expected to have a Material Adverse Effect on Hybrid. In addition, the representations and warranties of Hybrid contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Closing Date, except in such cases where the failure to be so true and correct would not have a Material Adverse Effect on Hybrid. Pacific shall have received a certificate with respect to the foregoing signed on behalf of Hybrid by the Chief Executive Officer and the Chief Financial Officer of Hybrid.

           (b) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to Hybrid shall have occurred since the date of this Agreement.

        7.2 COVENANTS. Hybrid shall have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing Date, and Pacific shall have received a certificate to such effect executed on behalf of Hybrid by its President or Chief Financial Officer.

        7.3 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

        7.4 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the

                                     A-1-23
    actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

        7.5 DOCUMENTS. Pacific shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by Pacific's legal counsel to consummate the transactions provided for herein.

        7.6 FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Prospectus/Proxy Statement shall on the Closing Date not be subject to any proceedings commenced or threatened by the SEC unless withdrawn.

        7.7 OPINION OF HYBRID'S COUNSEL. Pacific shall have received from Fenwick & West LLP, counsel to Hybrid, an opinion substantially in the form of EXHIBIT M.

        7.8 INVESTOR RIGHTS AGREEMENT. Certain Pacific Holders will have received registration rights under an Investor Rights Agreement in the form attached as EXHIBIT N, executed and delivered by Hybrid.

        7.9 SHAREHOLDER AND STOCKHOLDER APPROVAL. The principal terms of this Agreement and the Agreement of Merger shall have been approved and adopted by the Pacific shareholders, as required by applicable law and Pacific's Articles of Incorporation and Bylaws, and by the Hybrid stockholders, as required by applicable law and Hybrid's Certificate of Incorporation and Bylaws.

        7.10 EMPLOYMENT AND NONCOMPETITION AGREEMENTS. Hybrid shall have executed and delivered the Employment Agreements and the Noncompetition Agreements.

        7.11 BOARD SEATS. Richard B. Gold and Matt Miller shall have been appointed to the Board of Directors of Hybrid and Hybrid shall have executed its standard form of indemnity agreement with Messrs. Gold and Miller as Hybrid directors.

    8.  CONDITIONS TO OBLIGATIONS OF HYBRID

    The obligations of Hybrid hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Hybrid, but only in a writing signed on behalf of Hybrid by its President or Chief Financial Officer):

        8.1 (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Pacific contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. The representations and warranties of Pacific hereunder shall be deemed not to be true and correct in all material respects on the date of this Agreement only if the aggregate amount of losses or damages reasonably related to, arising out of or expected to arise out of any breach of such representations and warranties (without regard to any limitations for materiality that are contained in the individual representations and warranties) are reasonably expected to have a Material Adverse Effect on Pacific. In addition, the representations and warranties of Pacific contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Closing Date, except in such cases where the failure to be so true and correct would not have a Material Adverse Effect on Pacific. Hybrid shall have received a certificate with respect to the foregoing signed on behalf of Pacific by the Chief Executive Officer and the Chief Financial Officer of Pacific.

           (b) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to Pacific shall have occurred since the date of this Agreement.

                                     A-1-24

        8.2 COVENANTS. Pacific shall have performed and complied in all material respects with all of its covenants contained in Section 4 on or before the Closing and Hybrid shall have received a certificate to such effect signed on behalf of Pacific by its President and Chief Financial Officer.

        8.3 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions provided for in this Agreement.

        8.4 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the Closing Date such permits or authorizations and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

        8.5 DOCUMENTS. Hybrid shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by Hybrid's legal counsel, as listed on Exhibit P, to provide for the continuation in full force and effect of any and all material contracts and leases of Pacific.

        8.6 FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and the prospectus/Proxy Statement shall on the Closing not be subject to any proceedings commenced or threatened by the SEC unless withdrawn.

        8.7 OPINION OF PACIFIC'S COUNSEL. Hybrid shall have received from Wilson Sonsini Goodrich & Rosati Professional Corporation, counsel to Pacific, an opinion substantially in the form of EXHIBIT O.

        8.8 REQUISITE APPROVALS; DISSENTING SHARES. The principal terms of this Agreement and the Agreement of Merger shall have been approved and adopted by the Pacific shareholders, as required by applicable law and Pacific's Articles of Incorporation and Bylaws, and by the Hybrid stockholders, as required by applicable law and Hybrid's Certificate of Incorporation and Bylaws. Pacific shall comply with the California Corporations Code with respect to any Pacific dissenting shares. No more than five percent (5%) of Pacific's Capital Stock shall be Eligible Dissenting Shares.

        8.9 NO LITIGATION. No litigation or proceeding shall be pending which will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a Material Adverse Effect that has not been previously disclosed to Hybrid herein.

        8.10 POOLING OPINION. Hybrid shall have received from Coopers & Lybrand L.L.P. an opinion, in form and substance satisfactory to Hybrid, that the Merger will be treated as a "pooling of interests" for accounting purposes; provided that the failure of Coopers & Lybrand L.L.P. to deliver such opinion shall not constitute a failure of this condition if Coopers & Lybrand L.L.P. shall refuse to issue such an opinion because of actions taken by Hybrid (unless with Pacific's consent) between the signing of this Agreement and the Closing Date.

        8.11 ESCROW. Hybrid shall have received the Escrow Agreement, substantially in the form attached hereto as Exhibit B, executed by the Representative of the Pacific Holders, which agreement provides for the escrow of the Escrow Shares on the terms and conditions of the Escrow Agreement.

        8.12 EMPLOYMENT AND NONCOMPETITION AGREEMENTS. Richard B. Gold, Mike Morganstern and Allen Podell will have executed and delivered to Hybrid the Employment Agreements, which agreements will become effective upon the Effective Time of the Merger. Richard B. Gold, Mike Morganstern and Allen Podell will have executed and delivered to Hybrid the Noncompetition Agreements, which agreements will become effective upon the Effective Time of the Merger.

                                     A-1-25

    8.13 PACIFIC AFFILIATES AGREEMENT. Each of the affiliates of Pacific will have executed and delivered to Hybrid the Pacific Affiliates Agreement in the form of Exhibit I.

    9.  TERMINATION OF AGREEMENT

        9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Pacific:

           (a) by the mutual written consent of Hybrid and Pacific;

           (b) Unless otherwise specifically provided herein or agreed in writing by Hybrid and Pacific, upon notice by either party, this Agreement will be terminated if all the conditions to Closing have not been satisfied or waived on or before July 31, 1998 (the "FINAL DATE") other than as a result of a breach of this Agreement by the terminating party, or a breach by any of the affiliates of the terminating party of the Affiliate Agreements.

           (c) by Pacific, if there has been a breach by Hybrid of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Hybrid, or if any representation of Hybrid will have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on Hybrid and which Hybrid fails to cure within a reasonable time, not to exceed thirty (30) days, after written notice thereof (except that no cure period will be provided for a breach by Hybrid which by its nature cannot be cured);

           (d) by Hybrid, if there has been a breach by Pacific of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Pacific, or if any representation of Pacific will have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on Pacific and which Pacific fails to cure within a reasonable time not to exceed thirty (30) days after written notice thereof (except that no cure period will be provided for a breach by Pacific which by its nature cannot be cured);

           (e) by either party if the required approvals of the shareholders of Pacific or the stockholders of Hybrid will not have been obtained by reason of the failure to obtain the required vote; or

           (f) by either party, if a permanent injunction or other order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger will have been issued and will have become final and nonappealable.

    Any termination of this Agreement under this Section 9.1 will be effective by the delivery of written notice of the terminating party to the other party hereto.

        9.2 EXTENSION OF FINAL DATE IN EVENT OF INJUNCTION. Notwithstanding the foregoing, if a temporary, preliminary or permanent injunction or other order by any federal or state court which would prohibit or otherwise restrain consummation of the Merger will have been issued and will remain in effect on the Final Date, and such injunction will not have become final and nonappealable, either party, by giving the other written notice thereof on or prior to such date, may extend the time for consummation of the Merger up to and including the earlier of the date such injunction will become final and non-appealable or 45 days after the Final Date, so long as such party will, at its own expense, use reasonable efforts to have such injunction dissolved.

        9.3  TERMINATION PAYMENT.

           9.3.1  In the event that this Agreement is terminated pursuant to
       Section 9.1(d) above solely because (a) Pacific fails to satisfy Section
       8.8 because more than 5% of Pacific's Capital Stock constitutes Eligible Dissenting Shares; or (b) Pacific fails to satisfy Section 8.10 because of actions taken by Pacific after the date of this Agreement, then Pacific shall pay to Hybrid, within 15 days after the date of such termination, a termination payment of $375,000 plus expenses incurred in connection with the Merger, including attorneys fees. In the event that this Agreement is

                                     A-1-26
       terminated pursuant to 9.1(c) above solely because Hybrid fails to receive a pooling opinion from Coopers & Lybrand L.L.P. because of actions taken by Hybrid after the date of this Agreement, then Hybrid shall pay to Pacific, within 15 days after the date of such termination, a termination payment of $375,000 plus expenses incurred in connection with the Merger, including attorneys fees. Any payment made pursuant to this Section 9.3.1 shall hereinafter be designated a "TERMINATION PAYMENT." Neither party shall be obligated to make a Termination Payment if this Agreement is terminated for any other reason.

           9.3.2 If this Agreement is terminated under circumstances that a party believes entitles it ("THE RECEIVING PARTY") to receive the Termination Payment and the other party (the "TERMINATING PARTY") indicates that it does not intend to pay the Receiving Party the Termination Payment, then such party, by written notice delivered to the Terminating Party, will have the right to submit the issue of whether the Receiving Party is entitled to receive the Termination Payment to arbitration under Section 11.1 hereof. In such event, each of Pacific and Hybrid will either agree on a mutually acceptable arbitrator within ten business days of the Terminating Party's receipt of the Receiving Party's notice, or if agreement has not been reached by that date, each party will deliver to the other by that date the name of their designated arbitrator. If any party fails to deliver the name of such designated arbitrator to the other, then the arbitrator selected by the party that complied with the terms of this Section 9.3.3 will be the sole arbitrator of the dispute. If Hybrid and Pacific deliver the name of their designated arbitrator to each other as required hereunder, such designated arbitrators will, within ten business days after being so designated, appoint a third, mutually acceptable arbitrator. The arbitrator (if one arbitrator is selected hereunder) or a majority of the arbitrators (if three arbitrators are selected hereunder) will, within the next thirty days solicit such information from Hybrid and Pacific such that it or they, as appropriate, can render their judgment within ten days thereafter as to whether or not the Termination Payment is due hereunder.

        9.4 CERTAIN CONTINUING OBLIGATIONS. Following any termination of this Agreement pursuant to this Section 9, the parties hereto will continue to perform their respective obligations under Sections 9 and 11 but will not be required to continue to perform their other covenants under this Agreement.

    10. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

        10.1  SURVIVAL OF REPRESENTATIONS.

           10.1.1 REPRESENTATIONS OF PACIFIC. All representations, warranties and covenants of Pacific contained in this Agreement will remain operative and in full force and effect after the Closing, regardless of any investigation made by or on behalf of the parties to this Agreement; PROVIDED, HOWEVER, that

               (a) no claim for violations of representations and warranties contained in Section 2.7 shall be made unless Hybrid gives written notice to Pacific no later than the date of issuance of Hybrid's press release regarding its audited financial results for the fiscal year ending December 31, 1998.

               (b) no claim for violations of representations and warranties other than those contained in Section 2.7 shall be made unless Hybrid gives written notice to Pacific on or prior to twelve months after the Closing; and

    The applicable date after which claims are barred under Section 10.1.1(a) or
(b) shall be referred to as the "APPLICABLE EXPIRATION DATE."

    Except for the obligations of Pacific under Sections 9 and 11, the representations, warranties and covenants of Pacific contained in this Agreement will terminate as of the termination of this Agreement in

                                     A-1-27
accordance with its terms. Any judgment or settlement of a claim against Pacific for a breach of its obligations hereunder brought after the Effective Time will be settled in Hybrid Common Stock, valued at the Closing Price.

           10.1.2 REPRESENTATIONS OF HYBRID. Except for Hybrid's obligations pursuant to Sections 9 and 11, Hybrid's representations, warranties and covenants contained in this Agreement will terminate as of the termination of this Agreement in accordance with its terms or, if the Closing occurs, such representations, warranties and covenants will terminate upon the Closing.

        10.2  PACIFIC AGREEMENT TO INDEMNIFY.

           10.2.1 GENERAL INDEMNIFICATION BY PACIFIC HOLDERS. Subject to the limitations set forth in this Section 10.2, the Pacific Holders will indemnify and hold harmless Hybrid and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Hybrid within the meaning of the Securities Act (hereinafter in this Section 10.2 referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (collectively, "DAMAGES"):

               (a) Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties or covenants given or made by Pacific in this Agreement or any certificate, document or instrument delivered by or on behalf of Pacific or by one of the Pacific Holders pursuant hereto; or

               (b) Resulting from any failure of any Pacific Holders to have good, valid and marketable title to the issued and outstanding Pacific capital stock held by such shareholders, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such Pacific capital stock in favor of the Merger and the other transactions contemplated by the Agreement of Merger.

           10.2.2  LIMITATIONS.  Except as provided under Section 10.2.3, this
       Section 10.2 sets forth the sole and exclusive remedies of the Indemnified Persons for misrepresentation or breach of or default in connection with any of the representations, warranties or covenants given by or on behalf of Pacific or by one of the Pacific Shareholders pursuant hereto. The Pacific Holders shall not incur liability under Section
       10.2.1 beyond the Escrow Shares and the Indemnified Persons shall exercise their remedies only with respect to the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement. The Pacific Holders shall settle any claims for indemnification by returning to Hybrid shares of Hybrid Common Stock valued at the Closing Price. The indemnification provided for in Section 10.2.1 will not apply unless and until the aggregate Damages for which one or more Indemnified Persons seeks indemnification under Section 10.2 exceeds $100,000, in which event the indemnification provided for in Section 10.2 will include all Damages.

           10.2.3  EXCEPTIONS TO LIMITATIONS.  None of the provisions of this
       Section 10 or of the Escrow Agreement shall in any manner limit the liability or indemnification obligations of the Pacific Holders with respect to (i) claims of intentional misrepresentation or fraud and (ii) any criminal matters.

           10.2.4 SURVIVAL OF CLAIMS. Notwithstanding anything to the contrary, if, prior to the expiration of a particular representation or warranty, an Indemnified Person makes a claim for indemnification under either this Agreement or the Escrow Agreement with respect to a misrepresentation or breach of such representation or warranty, then the Indemnified Person's rights to indemnification under this Section 10.2 for such claim shall survive any expiration of such representation or warranty.

                                     A-1-28

           10.2.5 INDEMNIFICATION PROCEDURES. Alan Dishlip, who shall act as representative (the "REPRESENTATIVE") of the Pacific Holders for purposes of the Escrow Agreement and the indemnifications provisions of this
       Section 10.2, is duly authorized to be such Representative and may bind the Pacific Holders. Promptly after the receipt by Hybrid of notice or discovery of any claim, damage, legal action or proceeding (a "CLAIM") giving rise to indemnification rights under this Agreement, Hybrid will give the Representative and the Escrow Agent written notice of such Claim in accordance with Section 3 of the Escrow Agreement. Hybrid may assert a Claim at any time prior to the Applicable Expiration Date.

    11.  MISCELLANEOUS

        11.1 GOVERNING LAW; DISPUTE RESOLUTION. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any dispute hereunder ("DISPUTE") shall be settled by arbitration in Santa Clara County, California, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.

           11.1.1 COMPENSATION OF ARBITRATOR. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

           11.1.2 SELECTION OF ARBITRATOR. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with California contract law; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. In the event that the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

           11.1.3 PAYMENT OF COSTS. Hybrid and Pacific after the Closing will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined by the arbitrator, all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.

           11.1.4 BURDEN OF PROOF. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

           11.1.5 AWARD. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis

                                     A-1-29
       and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

           11.1.6 TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

           11.1.7 EXCLUSIVE REMEDY. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.

        11.2 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        11.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

        11.4 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of both parties reflected hereon as signatories.

        11.5 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

        11.6 AMENDMENT AND WAIVERS. This Agreement may be amended by the parties hereto at any time before approval of the Pacific Holders. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

        11.7 NO WAIVER. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provision on any other occasion.

        11.8 EXPENSES. Each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby. If the Merger is consummated, Hybrid will pay at the Closing the reasonable accounting and attorneys' fees and expenses and other fees and expenses incurred by Pacific in connection with the Merger. Pacific estimates that Merger expenses will be approximately $175,000 for fees and expenses of lawyers, accountants and other professionals, other than UBS Securities. Unless any fees or expenses incurred by Pacific in excess of the applicable amount set forth above are paid by the Pacific Holders on or before the Closing, Hybrid will pay such excess fees or expenses, but in which event Hybrid will be entitled to be reimbursed by the Pacific Holders for such

                                     A-1-30
    payment and, if not so reimbursed, Hybrid will be entitled to treat the amount of payment as Damages recoverable under Section 10.2 and as an Uncontested Claim under the Escrow Agreement.

        11.9 NOTICES. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

           (i) If to Hybrid:

               Hybrid Networks, Inc.
               10161 Bubb Road
               Cupertino, CA 95104
               Attention: Carl S. Ledbetter, Chief Executive Officer

               with a copy to:

               Fenwick & West LLP
               Two Palo Alto Square
               Palo Alto, CA 94306
               Attention: Edwin N. Lowe, Esq.
               Phone: (650) 494-0600
               Fax: (650) 494-1417

           (ii) If to Pacific:

               Pacific Monolithics, Inc.
               1308 Moffett Park Drive
               Sunnyvale, CA 94089
               Attention: Richard B. Gold, Chief Executive Officer

               with a copy to:

               Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Rd
               Palo Alto, CA 94304
               Attention: James N. Strawbridge, Esq.
               Phone: (650) 493-9300
               Fax: (650) 493-6811

or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 11.9.

        11.10 CONSTRUCTION OF AGREEMENT. The language hereof will not be construed for or against either party. A reference to an article, section or exhibit will mean an article or section in, or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

        11.11 NO JOINT VENTURE. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

                                     A-1-31

        11.12 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other party to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

        11.13 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

        11.14 PUBLIC ANNOUNCEMENT. Hybrid and Pacific will issue a press release approved by both parties announcing the Merger as soon as practicable following the execution of this Agreement. Hybrid may issue such press releases, and make such other disclosures regarding the Merger, as it determines to be required or appropriate under applicable securities laws or Nasdaq Stock Market rules after reasonable consultation, where possible, with Pacific. Pacific will not make any other public announcement or disclosure of the transactions contemplated by this Agreement. Pacific will take all reasonable precautions to prevent any trading in the securities of Hybrid by officers, directors, employees and agents of Pacific, (a) having knowledge of any material information regarding Hybrid provided hereunder until the information in question has been publicly disclosed or (b) to the extent that such trading would adversely affect the treatment of the Merger as a "pooling of interests" for accounting purposes.

        11.15 CONFIDENTIALITY. Except as expressly authorized by Hybrid in writing, Pacific will not directly or indirectly divulge to any person or entity or use any Hybrid Confidential Information, except as required for the performance of its duties under this Agreement. Except as expressly authorized by Pacific in writing, Hybrid will not directly or indirectly divulge to any person or entity or use any Pacific Confidential Information, except as required for the performance of its duties under this Agreement. As used herein, "HYBRID CONFIDENTIAL INFORMATION" consists of (a) any information designated by Hybrid as confidential whether developed by Hybrid or disclosed to Hybrid by a third party, (b) the source code to any Hybrid software and any trade secrets relating to any of the foregoing, and (c) any information relating to Hybrid's product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research development or know-how. As used herein, "PACIFIC CONFIDENTIAL INFORMATION" consists of (x) any information designated by Pacific as confidential whether developed by Pacific or disclosed to Pacific by a third party, (y) the source code to any Pacific software and any trade secrets related to any of the foregoing, and (z) any information relating to Pacific product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research, development or know-how. "Hybrid Confidential Information" and "Pacific Confidential Information" also include the terms and conditions of this Agreement, except as disclosed in accordance with Section 11.14 above. The foregoing restriction will apply to information about a party whether or not it was obtained from such party's employees, acquired or developed by the other party during such other party's performance under this Agreement, or otherwise learned. The foregoing restrictions will not apply to information that (i) has become publicly known through no wrongful act of the receiving party, (ii) has been rightfully received from a third party authorized by the party which is the owner, creator or compiler to make such disclosure without restriction,
    (iii) has been approved or released by written authorization of the party which is the owner, creator or compiler, or (iv) is being or has therefore been disclosed pursuant to a valid court order after a reasonable attempt has been made to notify the party which is the owner, creator or compiler.

        11.16 TIME IS OF THE ESSENCE. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement, and that they will each utilize reasonable efforts to satisfy all the conditions to Closing on or before May 31, 1998.

                                     A-1-32

        11.17 ENTIRE AGREEMENT. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

  HYBRID NETWORKS, INC.                     PACIFIC MONOLITHICS, INC.

              /s/ CARL S. LEDBETTER                      /s/ RICHARD B. GOLD
       -----------------------------------       -----------------------------------
        Carl S. Ledbetter, PRESIDENT AND           Richard B. Gold, PRESIDENT AND
             CHIEF EXECUTIVE OFFICER                   CHIEF EXECUTIVE OFFICER
  By:                                       By:

  HN ACQUISITION CORP.

              /s/ DANIEL E. STEIMLE
       -----------------------------------
                Daniel E. Steimle
             PRESIDENT AND SECRETARY
  By:

                               SIGNATURE PAGE TO
                      AGREEMENT AND PLAN OF REORGANIZATION

                                     A-1-33

                                                                    APPENDIX A-2

                              AGREEMENT OF MERGER
                                       OF
                              HN ACQUISITION CORP.
                                 WITH AND INTO
                           PACIFIC MONOLITHICS, INC.

    This Agreement of Merger ("AGREEMENT") is entered into as of            ,
1998 by and between HN Acquisition Corp., a Delaware corporation ("NEWCO") (nonsurvivor) that is a wholly-owned subsidiary of Hybrid Networks, Inc., a Delaware corporation ("Hybrid"), and Pacific Monolithics, Inc., a California corporation ("PACIFIC") (survivor).

     1. EFFECTIVE TIME OF MERGER. Pursuant to the California Corporations Code and the Law of the State of Delaware, Newco will be merged with and into Pacific in a reverse triangular merger (the "MERGER"), with Pacific to be the surviving corporation of the Merger. The Merger will be effective (the "EFFECTIVE TIME")
on       , 1998, the date on which a copy of this Agreement and all required officers' certificates and other appropriate documents are filed with the Secretary of State of California.

     2.  CONVERSION OF SECURITIES.

        (a) CONVERSION OF PACIFIC SHARES. At the Effective Time, each share of Pacific Common Stock, no par value ("PACIFIC COMMON STOCK") and each share of Pacific Preferred Stock, no par value ("PACIFIC PREFERRED STOCK", and together with the Pacific Common Stock, the "PACIFIC CAPITAL STOCK"), issued and outstanding immediately prior to the Effective Time other than shares, if any, for which dissenters rights have been or will be perfected in compliance with applicable law, will, by virtue of the Merger and without further action on the part of any holder thereof, be converted into (the "APPLICABLE NUMBER") shares of fully paid and nonassessable shares of Hybrid Common Stock, $0.001 par value ("HYBRID COMMON STOCK"). No fractional shares of Hybrid Common Stock will be issued in connection with the Merger, but in lieu thereof, Hybrid will pay an amount of cash equal to $
    (the "CLOSING PRICE") multiplied by the fraction of a share of Hybrid Common Stock to which such holder would otherwise be entitled.

        (b) CONVERSION AND ASSUMPTION OF OPTIONS AND WARRANTS. Each option or warrant to purchase shares of Pacific Capital Stock that is outstanding immediately prior to the Effective Time (a "PACIFIC OPTION" or a "PACIFIC WARRANT," as the case may be) will, by virtue of the Merger at the Effective Time and without further action on the part of any holder thereof, be converted and assumed by Hybrid into an option or warrant (a "HYBRID OPTION" or "HYBRID WARRANT," as the case may be) to purchase that number of shares of Hybrid Common Stock which equals the Applicable Number multiplied by the number of shares of Pacific Capital Stock purchasable immediately prior to the Effective Time under the Pacific Option or Pacific Warrant, rounded down to the nearest whole share. The exercise price per share of Hybrid Common Stock purchasable under each such Hybrid Option or Hybrid Warrant will be equal to the exercise price of the Pacific Option or Pacific Warrant (per share of Pacific Common Stock) divided by the Applicable Number, rounded up to the nearest whole cent. All of the other terms of each Hybrid Option or Hybrid Warrant will be the same in all material respects as the corresponding Pacific Option or Pacific Warrant that is being replaced and converted.

        (c) ESCROW SHARES. Pursuant to the Escrow Agreement, at the closing of the Merger, Hybrid or its exchange agent will (i) deduct, pro rata, from the shares of Hybrid Common Stock that would otherwise be delivered to former holders of Pacific Capital Stock (the "SHAREHOLDERS") that number of shares representing ten percent (10%) of the total number of shares of Hybrid Common Stock issued to them in the Merger, and (ii) deliver on behalf of the Shareholders, certificates representing the shares thus withheld to State Street Bank and Trust Company, as escrow agent (the "ESCROW AGENT"). The shares of Hybrid Common Stock withheld pursuant to this Section 2(c) at the closing of the

                                     A-2-1

    Merger (the "ESCROW SHARES") will be held in escrow pursuant to a separate Escrow Agreement to secure the indemnification obligations of the Shareholders.

        (d) SURRENDER AND EXCHANGE OF OUTSTANDING CERTIFICATES. Each certificate which immediately before the Effective Time evidenced shares of Pacific Capital Stock will, from and after the Effective Time until such certificate is surrendered to Hybrid or its transfer agent, be deemed, for all corporate purposes, to evidence the right to receive the consideration described above (subject to the terms and conditions of the Escrow Agreement); provided, however, that until such certificate is so surrendered by a Shareholder, no dividend or other distribution payable to such Shareholder after the Effective Time will be paid in respect of the shares of Hybrid Common Stock represented by such certificate. Upon surrender, all dividends and distributions, if any, therefore declared and accrued but unpaid in respect of such shares, will be paid. The Shareholders will be requested to surrender to Hybrid or its transfer agent, as soon as practicable after the Effective Time, the certificate or certificates representing all the shares of Pacific Capital Stock issued and outstanding immediately prior to the Effective Time. Upon such surrender, the Shareholders will be entitled to receive certificate(s) evidencing ownership of the shares of Hybrid Common Stock which are deemed to be represented by the certificate or certificates surrendered (which do not include the Escrow Shares). As soon as practicable following such surrender Hybrid or its transfer agent will issue to the Shareholders such certificate(s).

        (e) ASSUMPTION OF OPTIONS AND WARRANTS. Promptly after the Effective Time, Hybrid will notify in writing each holder of a Pacific Option or Pacific Warrant of the assumption of such Pacific Option or Pacific Warrant by Hybrid, and the number of shares of Hybrid Common Stock that are then subject to such option or warrant and the exercise price of such option or warrant.

     3. CONVERSION OF NEWCO SHARES. Each share of Newco Common Stock, $0.001 par value ("NEWCO COMMON STOCK"), that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Newco, will be converted into and become one (1) share of Pacific Common Stock that is issued and outstanding immediately after the Effective Time, and the shares of Pacific Common Stock into which the shares of Newco Common Stock are so converted shall be the only shares of Pacific Capital Stock that are issued and outstanding immediately after the effective time.

     4. PLAN. Hybrid and Pacific are parties to the Agreement and Plan of Reorganization dated as of March 19, 1998 (the "PLAN"). The Plan and this Agreement are intended to be construed together in order to effectuate their purposes.

     5. EFFECTS OF MERGER. At the Effective Time: (a) the separate existence of Newco will cease and Newco will be merged with and into Pacific and Pacific will be the surviving corporation pursuant to the terms of this Agreement; (b) the Articles of Incorporation of Pacific will be amended as attached hereto as EXHIBIT A and the Bylaws of Pacific will continue unchanged as the Bylaws of the surviving corporation; (c) each share of Pacific Capital Stock outstanding immediately prior to the Effective Time will be converted as provided in Section 2 of this Agreement; (d) each share of Newco Common Stock outstanding immediately prior to the Effective Time will be converted into one (1) outstanding share of Pacific Common Stock; (e) Richard B. Gold and Matt Miller will be appointed to the Board of Directors of Hybrid as Class I directors, with the current Class I directors resigning as of the Effective Time and Richard B. Gold will be appointed the President and Chief Operating Officer of Hybrid and the remaining directors and executive officers of Hybrid otherwise remaining unchanged, and the sole director of Newco immediately prior to the Effective Time will become the sole director of the surviving corporation and the officers of Newco immediately prior to the Effective Time will become the officers of the surviving corporation; and (f) the Merger will, at and after the Effective Time, have all of the effects provided by applicable law.

                                     A-2-2

     6. FURTHER ASSIGNMENTS. After the Effective Time, Pacific and its officers and directors may execute and deliver such deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to Newco's property or rights in Pacific and otherwise to carry out the purposes of the Plan in the name of Newco or otherwise.

     7. TERMINATION. This Agreement may be terminated and the proposed Merger abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement by the Shareholders of Pacific or the stockholders of Hybrid, by either party hereto upon termination of the Plan or by the mutual consent of the Boards of Directors of Hybrid and Pacific.

     8. DISSENTING SHARES. Holders of Pacific Capital Stock who have complied with all requirements for perfecting the rights of dissenting shareholders as set forth in Section 1300, et. seq., of the California Corporations Code (the "CALIFORNIA CODE") shall be entitled to their rights under the California Code.

     9. ASSIGNMENT. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, personal representatives and permitted assigns.

    10. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed wholly within the State of California without regard to principles of conflict of laws.

    11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

  HN ACQUISITION CORP.              PACIFIC MONOLITHICS, INC.

  By:                               By:
       ---------------------------       ---------------------------
       Daniel E. Steimle,                Richard B. Gold, President
       President and Secretary           and Secretary

                                     A-2-3

                                                                       EXHIBIT A

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                           PACIFIC MONOLITHICS, INC.

                                   ARTICLE I

    The name of the corporation is Pacific Monolithics, Inc.

                                   ARTICLE II

    The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the California Corporations Code other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

    The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Unless applicable law otherwise provides, any amendment, repeal or modification of this
Article III shall not adversely affect any right of any director under this
Article III that existed at or prior to the time of such amendment, repeal or modification.

                                   ARTICLE IV

    The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, by agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits on such excess indemnification set forth in Section 204 of the California Corporations Code. Unless applicable law otherwise provides, any amendment, repeal or modification of any provision of this Article IV shall not adversely affect any contract or other right to indemnification of any agent of the corporation that existed at or prior to the time of such amendment, repeal or modification.

                                   ARTICLE V

    The corporation is authorized to issue only one class of shares of stock, which shall be designated "Common Stock" and which shall have no par value. The total number of shares of Common Stock the corporation is authorized to issue is 1,000 shares.

                                     A-2-4

                                                                      APPENDIX B

                                 March 19, 1998

Board of Directors
Hybrid Networks, Inc.
10161 Bubb Road
Cupertino, CA 95014

Gentlemen:

    We understand that Pacific Monolithics, Inc., a California corporation ("Seller"), and Hybrid Networks, Inc., a Delaware corporation ("Buyer"), propose to enter into an Agreement and Plan of Reorganization to be dated March 19, 1998 (the "Merger Agreement"), pursuant to which a wholly-owned subsidiary of Buyer will be merged with and into Seller, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in an undated draft Merger Agreement provided to us by management of Buyer and as further described to us by management of Buyer, we understand that all of the outstanding capital stock and options and warrants to purchase capital stock of Seller will be converted into and exchangeable for shares or options or warrants to purchase shares of the common stock, $.001 par value per share ("Buyer Common Stock") of Buyer, with an aggregate Closing Price (as defined in the Merger Agreement) of $12,500,000, provided that the Closing Price of Buyer Common Stock will not be less than $5.17 per share or more than $8.40 per share, subject to certain adjustments (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the draft Merger Agreement.

    You have asked for our opinion as investment bankers as to whether the Consideration to be paid by Buyer pursuant to the Merger is fair to Buyer from a financial point of view, as of the date hereof.

    In connection with our opinion, we have, among other things: (i) reviewed certain financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and interim periods to February 28, 1998 for Seller and Buyer and certain other relevant financial and operating data relating to Seller and Buyer made available to us from the internal records of Seller and Buyer; (ii) reviewed the financial terms and conditions of the draft Merger Agreement; (iii) compared Seller and Buyer from a financial point of view with certain other companies in the wireless telecommunications industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the telecommunications industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and financial nature regarding Seller and Buyer, furnished to us by them, including financial forecasts and related assumptions of Seller and Buyer; (vii) made inquiries regarding and discussed the Merger and the draft Merger Agreement and other matters related thereto with Buyer's counsel; and
(viii) performed such other analyses and examinations as we have deemed appropriate.

    In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller and Buyer provided to us by their respective managements, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts (including the assumption regarding cost savings in operations and manufacturing, research and development, sales and marketing and general and administrative expenses) have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of

Board of Directors
Hybrid Networks, Inc.
March 19, 1998

preparation as to the future financial performance of Seller and Buyer and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to Seller and Buyer as to all legal and financial reporting matters with respect to Seller and Buyer, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

    We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the draft Merger Agreement, without any further amendments thereto, and without waiver by Buyer of any of the conditions to its obligations thereunder.

    We have acted as financial advisor to Buyer in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with an offering of securities of Buyer and performed various investment banking services for Buyer.

    Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be paid by Buyer pursuant to the Merger is fair to Buyer from a financial point of view, as of the date hereof.

    This opinion is directed to the Board of Directors of Buyer in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to Buyer and does not address the relative merits of the Merger and any alternatives to the Merger, Buyer's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by Buyer, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the

Board of Directors
Hybrid Networks, Inc.
March 19, 1998

Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of
Section 11 of the Securities Act.

                                          Very truly yours,
                                          NATIONSBANC MONTGOMERY
                                           SECURITIES LLC

                                                                      APPENDIX C

                 CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE
                               DISSENTERS' RIGHTS

SECTION 1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301.  DEMAND FOR PURCHASE.

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subparagraph (A) or (B) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302.  ENDORSEMENT OF SHARES.

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.  AGREED PRICE--TIME FOR PAYMENT.

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304.  DISSENTER'S ACTION TO ENFORCE PAYMENT.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305.  APPRAISERS' REPORT--PAYMENT--COSTS.

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306.  DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.  TERMINATION OF DISSENTING SHAREHOLDER STATUS.

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the share, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
    (i) of Section 1110 was mailed to the shareholder.

        (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310.  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311.  EXEMPT SHARES.

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312.  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except for an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that this transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF LIABILITY

    As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors to the fullest extent permitted by the Delaware General Corporation Law; (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors in connection with defending a civil or criminal action, suit or proceeding (except if the agent is a party to an action, suit or proceeding brought by the corporation and approved by a majority of the Board of Directors which alleges willful misappropriation of corporate assets by such agent, disclosure of confidential information in violation of such agent's fiduciary or contractual obligations to the corporation or any willful and deliberate breach in bad faith of such agent's duty to the corporation or its stockholders; and (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnity agreements with its directors, officers and employees and agents.

    The Registrant's policy is to enter into indemnity agreements with each of its directors and executive officers. The indemnity agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims (i) initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification under the indemnity agreement, the charter documents or any other statute or law or otherwise although indemnification may be provided by the Company in specific cases if the Board of Directors finds it appropriate,
(ii) for any amounts paid in settlement of a proceeding unless the Registrant consents in advance in writing to such settlement, (iii) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and related laws, (iv) on account of conduct by a director which is finally adjudged to have been in bad faith or conduct that the director did not reasonably believe to be in, or not opposed to, the best interests of the Registrant, (v) on account of any criminal action or proceeding arising out of conduct that the director had reasonable cause to believe was unlawful or
(vi) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

    The indemnity agreement requires a director or executive officer to reimburse the Registrant for all expenses advanced only to the extent it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Certificate of Incorporation, the Bylaws, the indemnity agreement or otherwise, to be indemnified for such expenses. The indemnity agreement provides that it is not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, the Delaware law or otherwise.

    The indemnification provision in the Bylaws, and the indemnity agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

    As authorized by the Registrant's Bylaws, the Registrant, with approval by the Board, has purchased director and officer liability insurance to the fullest extent permitted by the Delaware General Corporation Law.

    See also the undertakings in response to Item 22.

    Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                                                                  EXHIBIT
DOCUMENT                                                                                          NUMBER
----------------------------------------------------------------------------------------------  -----------
Registrant's Amended and Restated Certificate of Incorporation................................        3.01
Registrant's Amended and Restated Bylaws......................................................        3.02
Amended and Restated Investors Rights Agreement, dated as of September 18, 1997, between
  Registrant and certain investors, as amended October 13, 1997 and as amended November 6,
  1997........................................................................................       10.01
Form of Indemnity Agreement...................................................................       10.08

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following exhibits are filed herewith:

 EXHIBIT
 NUMBER    EXHIBIT TITLE
---------  -------------------------------------------------------------------------------------------------------
     2.01  Agreement and Plan of Reorganization by and among the Registrant, Pacific Monolithics, Inc. and HN
           Acquisition Corp., dated March 19, 1998 (included as Appendix A-1 to the Joint Proxy
           Statement/Prospectus).

     2.02  Agreement of Merger of HN Acquisition Corp. with and into Pacific Monolithics, Inc. (included as
           Appendix A-2 to the Joint Proxy Statement/Prospectus).

  (1)3.01  Registrant's Amended and Restated Certificate of Incorporation.

     3.02  Registrant's Amended and Restated Bylaws.

  (2)4.01  Form of Specimen Certificate for the Registrant's Common Stock.

     5.01  Opinion of Fenwick & West LLP regarding legality of the securities being registered.

     8.01  Opinion of Fenwick & West LLP regarding taxation.

 (2)10.01  Amended and Restated Investors Rights Agreement, dated as of September 18, 1997, between the Registrant and certain investors, as amended October 31, 1997 and as amended November 6, 1997.

 (2)10.02  The Registrant's 1993 Equity Incentive Plan.

 (2)10.03  The Registrant's 1996 Equity Incentive Plan.

 (2)10.04  The Registrant's Executive Officer Incentive Plan.

 (2)10.05  The Registrant's 1997 Equity Incentive Plan.

 (2)10.06  The Registrant's 1997 Directors Stock Option Plan.

 EXHIBIT
 NUMBER    EXHIBIT TITLE
---------  -------------------------------------------------------------------------------------------------------
 (2)10.07  The Registrant's 1997 Employee Stock Purchase Plan.

 (2)10.08  Form of Indemnity Agreement entered into by the Registration with each of its directors and executive officers.

 (2)10.09  Net Lease Agreement between Devcon/Bubb Road Investors and the Registrant dated May 25, 1995.

 (2)10.10  Sublease between Norian Corporation and the Registrant dated October 24, 1996.

 (2)10.11  Employment Agreement between the Registrant and Carl S. Ledbetter dated January 15, 1996.

 (2)10.12  Senior Secured Convertible $5.5 Million Debenture Purchase Agreement between the Registrant and London
           Pacific Life & Annuity Company dated April 30, 1997 and related Senior Convertible $5.5 Million
           Debenture Due 2002 and Security Agreement and Senior Secured Convertible $5.5 Million Debenture Due
           2002 transferred to BG Services Limited.

 (2)10.14  Commitment Letter between the Registrant and Venture Banking Group, a division of Cupertino National
           Bank ("Venture Banking Group"), dated September 16, 1997.

 (2)10.15  Collaboration Agreement among the Registrant, Sharp Corporation and Itochu Corporation dated November
           29, 1996 and Addendum No. 1 thereto dated November 25, 1996.

 (2)10.16  Sales and Purchase Agreement between the Registrant and Itochu Corporation dated January 10, 1997.*

 (2)10.17  Value Added Reseller Agreement between the Registrant and Internet Ventures, Inc. dated July 1, 1996.*

 (2)10.18  Value Added Reseller Agreement between the Registrant and Network System Technologies dated November
           25, 1996.*

 (2)10.19  The Registrant's Incentive Based Compensation Program.

 (2)10.20  Loan and Security Agreement between Venture Banking Group and Registrant dated October 16, 1997, Form of Common Stock Purchase Warrant and Subordination Agreements among the Registrant and certain security holders of the Registrant dated October 16, 1997.

 (2)10.21  Warrant Purchase Agreement by and between the Registrant and Alcatel dated as of November 3, 1997.

 (3)10.22  Employment Letter between the Registrant and Dan E. Steimle dated July 27, 1997.

 (3)10.23  Employment Letter between the Registrant and William H. Fry dated May 8, 1996 and Terms of Severance
           Arrangement with William H. Fry dated January 21, 1998.

    10.24  Sublease by and between Viking Freight, Inc. and the Registrant dated February 9, 1998.

    10.25  Volume Purchase Agreement between the Registrant and 3D Communications dated as of May 1997.

    10.26  Loan and Security Agreement by and between Pacific Monolithics, Inc. and Coast Business Credit, a
           division of Southern Pacific Bank dated November 14, 1997.

    10.27  Employment Agreement between the Registrant and Richard B. Gold dated March 31, 1998.

    10.28  Noncompetition Agreement between the Registrant and Richard B. Gold dated March 31, 1998.

    10.29  Pacific Monolithics, Inc. 1986 Incentive Stock Option Plan.

    10.30  Pacific Monolithics, Inc. 1996 Equity Incentive Plan.

 EXHIBIT
 NUMBER    EXHIBIT TITLE
---------  -------------------------------------------------------------------------------------------------------
    10.31  Lease Agreement by and between Aetna Life Insurance Company and Pacific Monolithics, Inc. dated June
           12, 1995.

    21.01  List of the Registrant's subsidiaries.

    23.01  Consent of Fenwick & West LLP (included in Exhibits 5.01 and 8.01).

    23.02  Consent of Coopers & Lybrand L.L.P., independent accountants.

    23.03  Consent of Deloitte & Touche LLP.

    23.04  Consent of Richard B. Gold to serve as a director.

    23.05  Consent of Matthew D. Miller to serve as a director.

    24.01  Power of Attorney (see Page II-6 of this Registration Statement).

    27.01  Financial Data Schedule

------------------------

(1) Incorporated by reference to exhibit 3.03 of the Registrant's Registration Statement on Form S-1 (File No. 333-36001) declared effective by the Commission on November 10, 1997 (the "Form S-1").

(2) Incorporated by reference to the same exhibit number of the Form S-1.

(3) Incorporated by reference to the same exhibit number of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

* Confidential treatment has been granted with respect to certain portions of this agreement.

    (b) The following financial statement schedule is filed herewith:

    Financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS

    (1) The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately proceeding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (4) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on this 6th day of May, 1998.

                                HYBRID NETWORKS, INC.

                                By:  /s/ CARL S. LEDBETTER
                                     ------------------------------------------
                                     Carl S. Ledbetter,
                                     PRESIDENT, AND CHIEF EXECUTIVE OFFICER AND
                                     CHAIRMAN OF THE BOARD OF DIRECTORS

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Carl S. Ledbetter and Dan E. Steimle, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

PRINCIPAL EXECUTIVE OFFICER:

/s/ CARL S. LEDBETTER           President, Chief Executive      May 6, 1998
------------------------------    Officer and Chairman of
Carl S. Ledbetter                 the Board of Directors

PRINCIPAL FINANCIAL OFFICER
AND
PRINCIPAL ACCOUNTING OFFICER:

/s/ DAN E. STEIMLE              Vice President, Finance         May 6, 1998
------------------------------    and Administration,
Dan E. Steimle                    Chief Financial Officer
                                  and Secretary

ADDITIONAL DIRECTORS:

/s/ JAMES R. FLACH              Director                        May 6, 1998
------------------------------
James R. Flach

/s/ STEPHEN E. HALPRIN          Director                        May 6, 1998
------------------------------
Stephen E. Halprin

/s/ GARY M. LAUDER              Director                        May 6, 1998
------------------------------
Gary M. Lauder

/s/ DOUGLAS M. LEONE            Director                        May 6, 1998
------------------------------
Douglas M. Leone

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER    EXHIBIT TITLE
---------  -------------------------------------------------------------------------------------------------------
     2.01  Agreement and Plan of Reorganization by and among the Registrant, Pacific Monolithics, Inc. and HN
           Acquisition Corp., dated March 19, 1998 (included as Appendix A-1 to the Joint Proxy
           Statement/Prospectus).

     2.02  Agreement of Merger of HN Acquisition Corp. with and into Pacific Monolithics, Inc. (included as
           Appendix A-2 to the Joint Proxy Statement/Prospectus).

  (1)3.01  Registrant's Amended and Restated Certificate of Incorporation.

     3.02  Registrant's Amended and Restated Bylaws.

  (2)4.01  Form of Specimen Certificate for the Registrant's Common Stock.

     5.01  Opinion of Fenwick & West LLP regarding legality of the securities being registered.

     8.01  Opinion of Fenwick & West LLP regarding taxation.

 (2)10.01  Amended and Restated Investors Rights Agreement, dated as of September 18, 1997, between the Registrant and certain investors, as amended October 31, 1997 and as amended November 6, 1997.

 (2)10.02  The Registrant's 1993 Equity Incentive Plan.

 (2)10.03  The Registrant's 1996 Equity Incentive Plan.

 (2)10.04  The Registrant's Executive Officer Incentive Plan.

 (2)10.05  The Registrant's 1997 Equity Incentive Plan.

 (2)10.06  The Registrant's 1997 Directors Stock Option Plan.

 (2)10.07  The Registrant's 1997 Employee Stock Purchase Plan.

 (2)10.08  Form of Indemnity Agreement entered into by the Registration with each of its directors and executive officers.

 (2)10.09  Net Lease Agreement between Devcon/Bubb Road Investors and the Registrant dated May 25, 1995.

 (2)10.10  Sublease between Norian Corporation and the Registrant dated October 24, 1996.

 (2)10.11  Employment Agreement between the Registrant and Carl S. Ledbetter dated January 15, 1996.

 (2)10.12  Senior Secured Convertible $5.5 Million Debenture Purchase Agreement between the Registrant and London
           Pacific Life & Annuity Company dated April 30, 1997 and related Senior Convertible $5.5 Million
           Debenture Due 2002 and Security Agreement and Senior Secured Convertible $5.5 Million Debenture Due
           2002 transferred to BG Services Limited.

 (2)10.14  Commitment Letter between the Registrant and Venture Banking Group, a division of Cupertino National
           Bank ("Venture Banking Group"), dated September 16, 1997.

 (2)10.15  Collaboration Agreement among the Registrant, Sharp Corporation and Itochu Corporation dated November
           29, 1996 and Addendum No. 1 thereto dated November 25, 1996.

 (2)10.16  Sales and Purchase Agreement between the Registrant and Itochu Corporation dated January 10, 1997.*

 (2)10.17  Value Added Reseller Agreement between the Registrant and Internet Ventures, Inc. dated July 1, 1996.*

 (2)10.18  Value Added Reseller Agreement between the Registrant and Network System Technologies dated November
           25, 1996.*

 (2)10.19  The Registrant's Incentive Based Compensation Program.

 EXHIBIT
 NUMBER    EXHIBIT TITLE
---------  -------------------------------------------------------------------------------------------------------
 (2)10.20  Loan and Security Agreement between Venture Banking Group and Registrant dated October 16, 1997, Form of Common Stock Purchase Warrant and Subordination Agreements among the Registrant and certain security holders of the Registrant dated October 16, 1997.

 (2)10.21  Warrant Purchase Agreement by and between the Registrant and Alcatel dated as of November 3, 1997.

 (3)10.22  Employment Letter between the Registrant and Dan E. Steimle dated July 27, 1997.

 (3)10.23  Employment Letter between the Registrant and William H. Fry dated May 8, 1996 and Terms of Severance
           Arrangement with William H. Fry dated January 21, 1998.

    10.24  Sublease by and between Viking Freight, Inc. and the Registrant dated February 9, 1998.

    10.25  Volume Purchase Agreement between the Registrant and 3D Communications dated as of May 1997.

    10.26  Loan and Security Agreement by and between Pacific Monolithics, Inc. and Coast Business Credit, a
           division of Southern Pacific Bank dated November 14, 1997.

    10.27  Employment Agreement between the Registrant and Richard B. Gold dated March 31, 1998.

    10.28  Noncompetition Agreement between the Registrant and Richard B. Gold dated March 31, 1998.

    10.29  Pacific Monolithics, Inc. 1986 Incentive Stock Option Plan.

    10.30  Pacific Monolithics, Inc. 1996 Equity Incentive Plan.

    10.31  Lease Agreement by and between Aetna Life Insurance Company and Pacific Monolithics, Inc. dated June
           12, 1995.

    21.01  List of the Registrant's subsidiaries.

    23.01  Consent of Fenwick & West LLP (included in Exhibits 5.01 and 8.01).

    23.02  Consent of Coopers & Lybrand L.L.P., independent accountants.

    23.03  Consent of Deloitte & Touche LLP.

    23.04  Consent of Richard B. Gold to serve as a director.

    23.05  Consent of Matthew D. Miller to serve as a director.

    24.01  Power of Attorney (see Page II-6 of this Registration Statement).

    27.01  Financial Data Schedule.

------------------------

(1) Incorporated by reference to exhibit 3.03 of the Registrant's Registration Statement on Form S-1 (File No. 333-36001) declared effective by the Commission on November 10, 1997 (the "Form S-1").

(2) Incorporated by reference to the same exhibit number of the Form S-1.

(3) Incorporated by reference to the same exhibit number of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

* Confidential treatment has been granted with respect to certain portions of this agreement.